Exhibit 10.79

SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION
CREDIT AGREEMENT
dated as of April 21, 2009
by and among
ABITIBIBOWATER INC., BOWATER INCORPORATED and BOWATER CANADIAN
FOREST PRODUCTS INC.,
as Debtors and Debtors in Possession,
as Borrowers,
the Lenders from time to time party hereto,
and
FAIRFAX FINANCIAL HOLDINGS LTD.
as Initial Lender, Initial Administrative Agent and Initial Collateral Agent

TABLE OF CONTENTS
		Page
ARTICLE I

DEFINITIONS

SECTION 1.01.	Certain Defined Terms	3
SECTION 1.02.	Interpretation	23

ARTICLE II

THE FACILITY

SECTION 2.01.	The Facility	23
SECTION 2.02.	Repayment of the Advances	23
SECTION 2.03.	Voluntary Prepayment of the Advances	24
SECTION 2.04.	Mandatory Prepayment of the Advances	24
SECTION 2.05.	Scheduled Interest	24
SECTION 2.06.	Conversion of Advances	24
SECTION 2.07.	Default Interest	25
SECTION 2.08.	Payments and Computations; Additional Amounts	25
SECTION 2.09.	Evidence of Debt	26
SECTION 2.10.	Incremental Facility; ABL Facility	26
SECTION 2.11.	Use of Proceeds	28
SECTION 2.12.	Fees	28
SECTION 2.13.	Increased Costs, Etc.	29
SECTION 2.14.	Taxes	29
SECTION 2.15.	Sharing of Payments, Etc.	31

ARTICLE III

CONDITIONS TO EFFECTIVENESS

SECTION 3.01.	Conditions Precedent to the Closing Date	31

		Page

SECTION 3.02.	Conditions Precedent to each Borrowing	33

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Credit Parties	34

ARTICLE V

COVENANTS OF THE CREDIT PARTIES

SECTION 5.01.	Affirmative Covenants	37
SECTION 5.02.	Negative Covenants	43
SECTION 5.03.	Reporting Requirements	51
SECTION 5.04.	Financial Covenants	54

ARTICLE VI

GUARANTY

SECTION 6.01.	Guaranty; Limitation of Liability	55
SECTION 6.02.	Guaranty Absolute	56
SECTION 6.03.	Waivers and Acknowledgments	57
SECTION 6.04.	Subrogation	57
SECTION 6.05.	Guaranty Supplements	58
SECTION 6.06.	Subordination	58
SECTION 6.07.	Continuing Guaranty; Assignments	59

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.	Events of Default	59

ARTICLE VIII

THE AGENTS

SECTION 8.01.	Authorization and Action	62
SECTION 8.02.	Agents Individually	63

		Page

SECTION 10.12.	Governing Law	78
SECTION 10.13.	WAIVER OF JURY TRIAL	78

Schedules

Schedule I	-	Commitments and Lending Offices
Schedule II	-	Guarantors
Schedule III	-	Catawba Acre
Schedule 1.01(a)	-	List of Officers
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(m)	-	Existing Facilities
Schedule 5.02(a)(vii)	-	Existing Liens
Schedule 5.02(b)	-	Existing Debt
Schedule 5.02(h)	-	Investments
Schedule 5.02(n)	-	Sale and Lease Backs

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Interim Order
Exhibit D	-	Form of Initial CCAA Order
Exhibit E	-	Form of Guaranty Supplement
Exhibit F	-	Form of Note

SENIOR SECURED SUPERPRIORITY
DEBTOR-IN-POSSESSION CREDIT AGREEMENT
          SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION CREDIT AGREEMENT (this "Agreement"), dated as of April 21, 2009, by and among ABITIBIBOWATER INC., a Delaware corporation ("Parent"), BOWATER INCORPORATED, a Delaware corporation ("Bowater"), BOWATER CANADIAN FOREST PRODUCTS INC. a Nova Scotia company ("Bowater Canada", and together with the Parent and Bowater, "Borrowers") and each Guarantor, each as debtors and debtors in possession under Chapter 11 of the Bankruptcy Code (as hereinafter defined) and as debtor companies under the CCAA (as hereinafter defined), AVENUE INVESTMENTS, L.P. ("Avenue Investments"), as a Lender, FAIRFAX FINANCIAL HOLDINGS LTD., as a Lender, ("FFH" and together with Avenue Investments, the "Initial Lenders"), the other Lenders party hereto from time to time, and FFH, as administrative agent (in such capacity, the "Administrative Agent") and collateral agent (in such capacity, the "Collateral Agent").
          PRELIMINARY STATEMENTS:
          WHEREAS, on April 16, 2009 (the "Bankruptcy Petition Date"), the Borrowers and the Guarantors each filed a voluntary petition for relief (collectively, the "Chapter 11 Cases") under Chapter 11 of title 11 of the United States Code (the "U.S. Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "US Bankruptcy Court");
          WHEREAS, on April 17, 2009 (the "CCAA Filing Date"), Bowater Canada and certain of its Subsidiaries and Affiliates filed a voluntary petition in the Superior Court of Quebec (Commercial Division) (the "Canadian Bankruptcy Court") for relief, and commenced proceedings (together with the voluntary petitions filed with the Canadian Bankruptcy Court by other Credit Parties from time to time after the CCAA Filing Date, collectively, the "CCAA Case"; together with the Chapter 11 Cases, the "Cases") under the Companies' Creditors Arrangement Act (Canada) (the "CCAA") and have continued in the possession of their assets and in the management of their business pursuant to the CCAA and the Initial CCAA Order (as defined below);
          WHEREAS, the Borrowers and the Guarantors are continuing to operate their respective businesses and manage their respective properties as debtors in possession pursuant to sections 1107(a) and 1108 of the US Bankruptcy Code;
          WHEREAS, the Borrowers have requested that the Lenders provide a senior secured superpriority term loan facility (the "Term Facility" and, together with any Incremental Facility provided as set forth below, the "DIP Facility") for the following purposes (as further described in Section 2.11): (i) to pay transaction costs, fees and expenses which are incurred in connection with the DIP Facility, (ii) for working capital purposes, (iii) to pay adequate protection to holders of Debt under the Existing Facilities and (iv) for other general corporate purposes;
          WHEREAS, the Lenders are willing to make available to the Borrowers such DIP Facility upon the terms and subject to the conditions set forth herein and in the DIP Financing Orders (as defined below); and
          WHEREAS, each of the Guarantors has agreed, to the extent set forth in Article VI hereof, to guaranty the obligations of the Borrowers hereunder and each Borrower and each Guarantor has agreed to secure its obligations to the Lenders hereunder with, inter alia, security interests in, and liens on, all of its property and assets, whether real or personal, tangible or intangible, now existing or hereafter acquired or arising, all as more fully provided herein, in the DIP Financing Orders and in the Collateral Documents;
          NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and such other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such terms to be equally applicable to both the singular and plural forms of the terms defined):
          "Abitibi Entities" means, collectively, (a) Abitibi-Consolidated Inc. and its Subsidiaries and (b) AbitibiBowater US Holding LLC and its Subsidiaries.
          "ABL Facility" means a debtor in possession asset-backed revolving credit facility in an amount not to exceed $600,000,000 minus the outstanding principal amount of the DIP Facility at any time, which may be entered into after the Final Order has been entered, on terms reasonably acceptable to the Required Lenders, and subject to intercreditor arrangements on terms acceptable to the Initial Lenders, the proceeds of which are to be used, first, to refinance the Existing Facilities and, after the Existing Facilities have been repaid in full, for working capital and general corporate purposes.
          "Accounts" has the meaning set forth in the UCC and, in the case of the Canadian Guarantors, in the PPSA.
          "Account Collateral" has the meaning specified in Section 9.01(f).
          "Advance" means a Term Advance or an advance under the Incremental Facility.
          "Affiliate" means:
     (a) as to any Agent or Lender, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person; and
     (b) as to any Person other than an Agent or Lender, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this clause (b), the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.
          "Agents" means, collectively, the Administrative Agent and the Collateral Agent.
          "Agreement Value" means, for each Hedge Agreement, on any date of determination, an amount equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the

"Master Agreement"), the amount, if any, that would be payable by any Credit Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (a) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss or gain on such Hedge Agreement to the Credit Party or Subsidiary of a Credit Party to such Hedge Agreement based on the settlement price of such Hedge Agreement on such date of determination; or (b) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss or gain on such Hedge Agreement to the Credit Party or Subsidiary of a Credit Party to such Hedge Agreement determined as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Credit Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Credit Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.
          "Applicable Margin" means, in the case of a Base Rate Advance, 6.50% and in the case of a LIBOR Advance, 7.50%; provided that if all obligations hereunder shall not have been repaid in full within 12 months following the Closing Date, "Applicable Margin" shall mean, in the case of a Base Rate Advance, 7.0% and in the case of a LIBOR Advance, 8.0%.
          "Applicable Law" means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions or decrees of the United States, any state, Canada, any provinces, any foreign country or any other Governmental Authority.
          "Approved Fund" means any fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          "Asset Disposition" means the disposition of any or all of the assets (including, without limitation, any Equity Interest owned thereby) of Parent or any of its Subsidiaries, in one transaction or a series of transactions, whether by sale, lease, transfer or otherwise. The term "Asset Disposition" shall not include any Insurance and Condemnation Event.
          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, and, if required, the Borrowers, in accordance with Section 10.07 and in substantially the form of Exhibit A hereto.
          "Assuming Lender" has the meaning specified in Section 2.10(d).
          "Avoidance Actions" shall mean avoidance actions of the Borrowers under Chapter 5 or Section 724(a) of the Bankruptcy Code (and proceeds thereof other than proceeds of avoidance actions under Section 547 of the Bankruptcy Code). The term does not include an action to avoid a transfer under Section 549 of the Bankruptcy Code.
          "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
          "Bankruptcy Courts" means, collectively, the US Bankruptcy Court and the Canadian Bankruptcy Court, or any other court having jurisdiction over the Cases from time to time.
          "Bankruptcy Petition Date" has the meaning specified in Preliminary Statement.

          "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of (a) 1/2 of 1% per annum above the Federal Funds Rate and (b) 2.50%.
          "Base Rate Advance" means an Advance bearing interest at the Base Rate.
          "BIA" means the Bankruptcy and Insolvency Act (Canada) or any successor statute, as amended.
          "Borrowers" shall have the meaning set out in the preamble.
          "Borrowing" means a Term Borrowing or a borrowing under an Incremental Facility.
          "Borrowing Date" means the date on which the Term Advance is made.
          "Bowater D&O Charge" means the Canadian court-ordered charge for directors and officers in an aggregate amount not to exceed $25,000,000 Canadian Dollars securing the Canadian Credit Parties' obligation to indemnify the directors and officers of the Canadian Credit Parties for certain liabilities arising after entry of the Initial CCAA Order or in connection with the Canadian Credit Parties' failure to make payments in respect of employee obligations (as set forth more fully in paragraphs 51 and 53 of the Initial CCAA Order).
          "Bowater Entities" means Bowater, Newsprint South and each of their respective Subsidiaries. For the avoidance of doubt, "Bowater Entities" shall not include the Abitibi Entities.
          "Budget Variance Report" means a report, in each case certified by a Responsible Officer of the Parent, in form reasonably satisfactory to the Required Lenders, delivered in accordance with Section 5.03(g), showing actual cash flows and the aggregate maximum amount of utilization of the Advances for each such week as of the end of the week immediately preceding the week during which such Budget Variance Report is delivered and the variance (as a percentage) of such amounts from the corresponding anticipated amounts therefor set forth in the DIP Budget.
          "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York, New York.
          "Canadian Bankruptcy Court" has the meaning specified in the Preliminary Statements.
          "Canadian Credit Parties" means Bowater Canada and the Canadian Guarantors.
          "Canadian DIP Recognition Order" means a recognition order made by the Canadian Bankruptcy Court pursuant to section 18.6 of the CCAA, in form and substance acceptable to the Required Lenders in their sole discretion, recognizing and giving full force and effect to the Interim Order.
          "Canadian Dollars" means lawful money of Canada.
          "Canadian Guarantors" means each direct and indirect wholly-owned Subsidiary of Bowater and Newsprint South organized under the laws of Canada and which is a debtor in the CCAA Cases, as listed on Schedule II hereto and, as of the date of such requirement, each other Subsidiary organized under the laws of Canada that shall be required to execute and deliver a guaranty pursuant to Section 6.01.

          "Canadian Pension Plan" means any "registered pension plan" as defined under the Income Tax Act (Canada) administered or contributed to by (or to which there is or may be an obligation to contribute by) Bowater Canada or any Subsidiary of Bowater Canada incorporated under the Applicable Laws of Canada or any applicable province or territory thereof, in respect of any Person's employment in Canada or a province or territory thereof with Bowater Canada or any Subsidiary of Bowater Canada incorporated under the Applicable Laws of Canada or any applicable province or territory thereof, all related funding agreements and all related agreements, arrangement and understandings in respect of, or related to, any benefits to be provided thereunder.
          "Canadian Pension Plan Event" means the occurrence of any of the following events other than the failure to pay the special amortization payments in relation to a Canadian Pension Plan (the "Special Amortization Payments"): (a) any default or violation under a Canadian Pension Plan by any Credit Party or by any other party to any Canadian Pension Plan or the failure to pay any contribution or premium required to be paid to or in respect of any Canadian Pension Plan in a timely fashion in accordance with the terms thereof and all applicable law or any taxes, penalties or fees are owing or eligible under any Canadian Pension Plan beyond the date permitted for payment of same; (b) the receipt by a Credit Party of any notice from any Person questioning or challenging the establishment, registration, qualification, administration or investment of a Canadian Pension Plan in compliance with the terms thereof and all applicable law (other than in respect of any claim related solely to that Person); (c) any proceeding, action, suit or claim (other than routine claims for benefits) pending or threatened involving any Canadian Pension Plan or its assets, or the existence of facts which could reasonably be expected to give rise to any such proceeding, action, suit or claim (other than routine claims for benefits); (d) any event respecting any Canadian Pension Plan which would entitle any Person (without the consent of the applicable Credit Party) to wind-up or terminate any Canadian Pension Plan, in whole or in part, or which could reasonably be expected to adversely affect the tax status thereof; (e) a material going concern unfunded actuarial liability, past service unfunded liability or solvency deficiency in excess of $200,000,000 exists with respect to any single Canadian Pension Plan to the best of the Credit Party's knowledge or as revealed in actuarial valuation reports filed with applicable Governmental Authorities; or (f) the occurrence of an improper withdrawal or transfer of assets from any Canadian Pension Plan.
          "Canadian Second DIP Recognition Order" means a recognition order made by the Canadian Bankruptcy Court pursuant to section 18.6 of the CCAA, in form and substance acceptable to the Required Lenders in their sole discretion recognizing and giving full force and effect to the Final Order.
          "Canadian Term Advance" has the meaning specified in Section 2.01.
          "Capital Expenditures" means, for any Person for any period, the sum (without duplication) of all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person.
          "Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
          "Carve-Out" means (x) with respect to the US Borrowers, the US Guarantors and their respective Cases and assets (i) all fees required to be paid to the Clerk of the Bankruptcy Court and the Office of the US Trustee pursuant to 28 U.S.C. §1930, (ii) after the occurrence and during the continuance of an Event of Default, an amount not to exceed $7,500,000 plus all accrued and unpaid professional fees and disbursements incurred prior to the occurrence of an Event of Default to the extent allowed by the US Bankruptcy Court at any time, which amount may be used subject to the terms of the Interim Order (or the Final Order, when applicable) to pay any fees or expenses incurred by the Bowater Entities and any statutory committee appointed in the Cases prior to and after an Event of Default in respect of compensation for services rendered or reimbursement of expenses allowed by the Bankruptcy Court to professionals of the Bowater Entities or any statutory committee appointed in the Cases and (iii) in the event of the conversion of the Cases to cases under Chapter 7 of the US Bankruptcy Code, an amount not to exceed $50,000 in respect of allowances of compensation for services rendered and reimbursement of expenses awarded by the US Bankruptcy Court to the Chapter 7 trustee or any professional retained by such trustee; and (y) with respect to the Canadian Credit Parties and their respective Cases and assets (i) the administration charge provided for in the Initial CCAA Order in an aggregate amount not to exceed $2,000,000 Canadian Dollars for the payment of (A) allowed and unpaid professional fees and disbursements incurred by professionals and advisers retained by the Canadian Credit Parties in the CCAA Cases and (B) allowed and unpaid professional fees and disbursements of the monitor in the CCAA Cases, including allowed and unpaid fees and expenses of its counsel and (ii) the Bowater D&O Charge in an aggregate amount not to exceed $7,500,000 Canadian Dollars; provided, however, that the dollar limitation set forth in clause (x)(ii) of this definition shall not be reduced by the amount of any compensation or reimbursement of expenses incurred but unpaid, or paid (to the extent ultimately allowed by an order of the Bankruptcy Court) prior to the occurrence of an Event of Default in respect of which the Carve-Out is invoked or by any fees, expenses, indemnities or other amounts paid to the Administrative Agent, any Lender, any Prepetition Lender or their respective attorneys and agents hereunder or otherwise; provided further, however, that nothing in this definition shall be construed to impair the ability of any party to object, pursuant to Section 330 of the US Bankruptcy Code, to the reasonableness of the fees, expenses, reimbursement or compensation described in clauses (A) and (B) above.
          "Cases" has the meaning specified in the Preliminary Statements.
          "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (f) tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's.
          "Cash Management Order" means the "first day order" pertaining to the Borrowers' cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
          "Catawba Acre" refers to the parcel of real property described in Schedule III.
          "Catawba Acre Lien" means any Lien evidenced by a mortgage registration on the Catawba Acre in favor of the secured party of record indicated in Schedule III.

          "CCAA" has the meaning specified in the Preliminary Statements.
          "CCAA Case" has the meaning specified in the Preliminary Statements.
          "Change of Control" means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) other than FFH shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 35% or more of the issued and outstanding Equity Interests of the Parent having the right to vote for the election of directors of the Parent under ordinary circumstances; or (b) any Person or two or more Persons acting in concert other than FFH shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Equity Interests of the Parent (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of the Parent; or (c) any Person or two or more Persons acting in concert other than FFH shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent representing 35% or more of the combined voting power of all Equity Interests of the Parent; or (d) during any period of twenty-four consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of any Borrower (together with any new directors whose election by the Board of Directors of such Borrower or whose nomination for election by the stockholders of such Borrower was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (e) any one or more of the officers specified in Schedule 1.01(a) shall no longer hold the position specified in Schedule 1.01(a), unless such Person is replaced with an officer reasonably acceptable to the Required Lenders within 45 days thereafter; or (f) the Parent shall cease, to directly or indirectly, own 100% of the Equity Interests in Bowater, Newsprint South or Bowater Canada (other than the Exchangeable Shares).
          "Chief Restructuring Officer" means an officer of the Parent responsible for managing the restructuring of the Bowater Entities and the Abitibi Entities in the Cases.
          "Closing Date" has the meaning specified in Section 3.01.
          "Collateral" has the meaning specified in Section 9.01.
          "Collateral Agent" has the meaning set forth in the Preamble hereto.
          "Collateral Documents" means, collectively, the DIP Financing Orders and any other security agreement, pledge agreement, mortgage or other documents delivered pursuant to Section 5.01(l) or otherwise that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
          "Commitment" means, with respect to any Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Commitment" or, if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07 as such Lender's "Commitment."
          "Commitment Assumption Agreement" has the meaning specified in Section 2.10(d)(B).

          "Commitment Letter" means the commitment letter, dated as of April 11, 2009, between the Parent, Bowater, Newsprint South and FFH.
          "Computer Software" has the meaning specified in Section 9.01(g)(iv).
          "Confidential Information" means any and all material non-public information delivered or made available by any Credit Party or any Subsidiary relating to any Credit Party or any Subsidiary or their respective businesses, other than any such information that is or has been made available publicly by a Credit Party or any Subsidiary.
          "Confirmation Order" means collectively, an order of the US Bankruptcy Court confirming a Reorganization Plan in the Chapter 11 Cases and an order of the Canadian Bankruptcy Court confirming a Reorganization Plan in the CCAA Case, which orders shall be in form and substance reasonably satisfactory to the Required Lenders.
          "Consolidated" refers to the consolidation of accounts in accordance with GAAP.
          "Consolidated EBITDA" means, for any period, the sum for the Bowater Entities (determined on a combined basis, without duplication, in accordance with GAAP) of the following:
          (a) Consolidated Net Income for such period,
          plus
          (b) the sum of the following to the extent deducted in determining Consolidated Net Income for such period:
          (i) income taxes for such period (or minus, to the extent added in determining Consolidated Net Income for such period, income tax benefit for such period);
          (ii) amortization, depreciation, depletion and other non-cash charges for such period;
          (iii) Consolidated Interest Expense for such period;
          (iv) any extraordinary charges for such period;
          (v) any unusual or non-recurring charges for such period up to an amount not to exceed five percent (5%) of the Consolidated EBITDA of the Parent and its Subsidiaries (as calculated without giving effect to this clause (v) or clause (vi) below); and
          (vi) any net loss on any Asset Disposition during such period, less
          (c) the sum of the following to the extent included in determining Consolidated Net Income for such period:
          (i) the aggregate amount of interest income for such period;
          (ii) any extraordinary gains during such period;
          (iii) any unusual or non-recurring gains during such period; and

          (iv) any net gain on any Asset Disposition during such period;
provided that, for purposes of this Agreement, Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner consistent with Regulation S-X of the SEC or otherwise reasonably acceptable to the Required Lenders, to include or exclude, as applicable, as of the first day of any applicable period, any permitted Asset Disposition closed during such period.
          "Consolidated Fixed Charge Coverage Ratio" means, as of the last day of any Fiscal Quarter, with respect to the Bowater Entities for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date, taken as one accounting period, the ratio of (a) Consolidated EBITDA as of such last day of such Fiscal Quarter to (b) the sum of (i) interest payable on, and amortization of debt discount in respect of, all Debt for borrowed money, plus (ii) rentals payable under leases of real or personal, or mixed, property, plus (iii) principal amounts of all Debt for borrowed money payable, in each case, of or by the Bowater Entities for or during such period.
          "Consolidated Interest Expense" means, with respect to the Bowater Entities, for any period, the gross interest expense determined for such period on a combined basis without duplication, in accordance with GAAP.
          "Consolidated Net Income" means, with respect to the Bowater Entities, for any period, the net income (or loss) of the Bowater Entities for such period, determined on a combined basis and otherwise determined in accordance with GAAP.
          "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP, excluding, in the case of the Parent, the Abitibi Entities.
          "Conversion," "Convert" and "Converted" each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.06.
          "Copyrights" has the meaning specified in Section 9.01(g)(iii).
          "Credit Parties" means, collectively, the Borrowers and the Guarantors.
          "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person (other than pursuant to any employee benefit plan or incentive compensation plan) under acceptances, letter of credit or similar facilities, (g) all mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guarantee Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another

Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.
          "Debtor Relief Laws" means the Bankruptcy Code, the CCAA, the BIA and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
          "Default Interest" has the meaning specified in Section 2.07.
          "DIP Budget" means the Interim DIP Budget together with the Final DIP Budget.
          "DIP Financing Orders" means, collectively, Initial CCAA Order and, prior to the entry of the Final Order, the Interim Order and, following the entry of the Final Order, the Final Order.
          "Dollars" and "$" each mean lawful currency of the United States of America.
          "Eligible Assignee" means (i) the Initial Lenders; (ii) an Affiliate of the Initial Lenders; (iii) an Approved Fund of the Initial Lenders; and (iv) any other Person (other than an individual) approved by the Required Lenders; provided, however, that neither any Credit Party nor any Affiliate of a Credit Party shall qualify as an Eligible Assignee under this definition; and provided, further, that no Person that is a competitor or Affiliate of a competitor of the Bowater Entities in the paper or forest products industry shall qualify as an Eligible Assignee under this definition.
          "Environmental Action" means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, order or agreement (including any obligations to indemnify) relating in any way to any Environmental Law, any Environmental Permit, any Hazardous Material, or arising from alleged injury or threat to public health or safety or, employee health or safety, as such relates to exposure to Hazardous Material, or to natural resources or the environment, including, without limitation, (a) by any governmental or regulatory authority or third party for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
          "Environmental Law" means any applicable federal, state, provincial, municipal, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree, or legally binding judicial or agency interpretation, relating to pollution or protection of the environment, public health or safety, as such relates to exposure to Hazardous Material, employee health or safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
          "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          "Equipment" has the meaning specified in the UCC, and in the case of the Canadian Guarantors, in the PPSA.
          "Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized on any date of determination.
          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Credit Party, or under common control with any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.
          "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any ERISA Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an ERISA Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such ERISA Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to an ERISA Plan; (c) the provision by the administrator of any ERISA Plan of a notice of intent to terminate such ERISA Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Credit Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Credit Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any ERISA Plan; or (g) the institution by the PBGC of proceedings to terminate an ERISA Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such ERISA Plan.
          "ERISA Plan" means a Single Employer Plan or a Multiple Employer Plan.
          "Event of Default" has the meaning set forth in Section 7.01.
          "Exchangeable Shares" means those shares of capital stock issued by Bowater Canada and listed (or previously listed) on the Toronto Stock Exchange (under stock symbol BWX) which are exchangeable at any time at the option of the holder of such shares into common stock of the Parent and which entitle the holders thereof to similar voting rights and dividend payments (on a per share basis) as those granted to holders of the common stock of the Parent.
          "Excluded Deposit Account" means, collectively, (a) Deposit Accounts established solely for the purpose of funding payroll, payroll taxes and other compensation and benefits to employees or other similar items and any other Deposit Account in which a security interest would be unlawful under Applicable Law or in violation of any employee benefit plan or employee benefit agreement and (b) except as otherwise required by the Collateral Agent following the occurrence and during the continuance of a Default or Event of Default, Deposit Accounts with amounts on deposit that as of the close of business on any day, when aggregated with (i) the amounts on deposit in all other Deposit Accounts for which a control agreement has not been obtained (other than those specified in clause (a)) and (ii) the aggregate fair market value of all Excluded Investment Property, do not exceed $2,000,000; provided that notwithstanding anything to the contrary contained in this Agreement, any Deposit Account of a Credit Party which is a concentration account or collection account shall not be deemed to be an Excluded Deposit Account at any time.
          "Excluded Investment Property" means, collectively, (a) Investment Property held in a Securities Account established solely for the purpose of funding payroll, payroll taxes and other compensation and benefits to employees or other similar items and any other Investment Property held in a Securities Account in which a security interest would be unlawful under Applicable Law or in violation of any employee benefit plan or employee benefit agreement, and (b) except as otherwise required by the Collateral Agent following the occurrence and during the continuance of a Default or Event of Default, Investment Property with an aggregate fair market value that as of the close of any business day, when aggregated with (a) the fair market value of all other Investment Property held in a Securities Account for which a control agreement has not been obtained and (b) the aggregate amounts on deposit in all Excluded Deposit Accounts, does not exceed $2,000,000 at any time; provided that notwithstanding anything to the contrary contained in this Agreement, any Investment Property held in a Securities Account of a Credit Party which is a concentration account or collection account shall not be deemed to be Excluded Investment Property at any time.
          "Excluded Property" means:
     (i) assets owned by a Subsidiary if 100% of the Equity Interests of such Subsidiary are not owned by one or more Credit Parties, and Equity Interests issued by any such Subsidiary to the extent that agreements with one or more other shareholders of such Subsidiary would prohibit the pledge of such Equity Interests to the Collateral Agent;
     (ii) any assets to the extent that, and for so long as, taking a security interest in such assets would violate any applicable law or regulation;
     (iii) any leasehold interests in real property;
     (iv) any equipment or other asset owned by a Credit Party that is subject to a purchase money lien or a Capitalized Lease obligation, if the contract or other agreement in which the Lien is granted (or the documentation providing for such Capitalized Lease obligation) prohibits or requires the consent of any Person other than such Credit Party as a condition to the creation of any other security interest on such equipment or asset;
     (v) any shares of capital stock or other Equity Interests issued by any Foreign Subsidiary in excess of 65% of all issued and outstanding shares of all classes of capital stock or other Equity Interests of such Foreign Subsidiary;
     (vi) any rights under any lease, contract or agreement to the extent that the granting of a security interest therein is specifically prohibited in writing by, or would constitute an event of default under or would grant a party a termination right under any agreement governing such right unless such prohibition is not enforceable or is otherwise ineffective under Applicable Law;

provided, however, that this clause (vi) shall not affect, limit, restrict or impair the grant by any Credit Party of a security interest in any Account, money or other amounts due and payable to any Credit Party or to become due and payable to any Credit Party under such lease, contract or agreement unless such Security Interest in such Account, money or other amount due and payable is also specifically prohibited by the terms of such lease, contract or agreement or such security interest in such Account, money or other amount due and payable or would expressly constitute an event of default under or would expressly grant a party a termination right under any such lease contract or agreement, in each case unless such prohibition is not enforceable or is otherwise ineffective under Applicable Law; provided, further, that notwithstanding anything to the contrary contained in the foregoing proviso, the security interests granted herein shall immediately attach to and the term "Collateral" shall immediately include the rights under any such lease, contract, or agreement and in such Account, money, or other amounts due and payable to any Credit Party at such time as such prohibition, event of default or termination right shall terminate or shall be waived;
          (vii) any Excluded Deposit Accounts and Excluded Investment Property; and
          (viii) any Avoidance Actions.
          "Excluded Taxes" means (a) Income Taxes imposed directly on an Indemnified Party (or its members or shareholders) in respect of payments hereunder or under any other Loan Documents, and (b) any withholding or other taxes imposed or otherwise due in respect of such payments because the Indemnified Party fails to satisfy the requirements of Section 2.14(e).
          "Existing Facilities" has the meaning specified in Section 4.01(m).
          "Fee Letter" means the fee letter, dated as of April 11, 2009, between the Parent and FFH.
          "FFH" shall have the meaning set out in the Preamble.
          "Final DIP Budget" means the updated Interim DIP Budget delivered by the Borrower prior to or in connection with the entry of the Final Order.
          "Final Order" shall have the meaning given to such term in Section 5.01(n)(A).
          "Fiscal Quarter" means any fiscal quarter of any Fiscal Year, which quarter shall end on the last day of each March, June, September and December of such Fiscal Year in accordance with the fiscal accounting calendar of the Parent and its Subsidiaries.
          "Fiscal Year" means a fiscal year of the Parent and its Subsidiaries ending on December 31.
          "Foreign Subsidiary" means any Subsidiary that is not organized under the laws of any political subdivision of the United States.
          "GAAP" means applicable generally accepted accounting principles, consistently applied; provided, however, that for purposes of this Agreement and the other Loan Documents, any financial statements or other financial information shall not be regarded as not having been prepared in accordance with GAAP (a) in the case of Bowater and Newsprint South, solely by reason of such financial statements or financial information being made on a combined basis for Bowater and Newsprint

South or (b) in the case of AbitibiBowater US Holding LLC and Abitibi Consolidated Inc., solely by reason of (i) such financial statements or financial information being made on a combined basis for AbitibiBowater US Holding LLC and Abitibi Consolidated Inc. or (ii) such financial statements or financial information being prepared in accordance with generally accepted accounting principles as in effect in Canada.
          "GAAP Subsidiaries" means, with respect to Parent, all Persons which are required to be Consolidated with the Parent in accordance with GAAP, including, without limitation, the Bowater Entities and the Abitibi Entities.
          "General Intangibles" has the meaning specified in the UCC and, in the case of the Canadian Guarantors, has the meaning given to the term "intangible" in the PPSA.
          "Governmental Authority" means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.
          "Guarantee Obligation" means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the primary obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
          "Guaranteed Obligations" has the meaning specified in Section 6.01.
          "Guaranty Supplement" has the meaning specified in Section 6.05.
          "Guarantors" means, collectively, the US Guarantors and the Canadian Guarantors.
          "Hazardous Materials" means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, mold, greenhouse gases and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous, toxic, a contaminant or words of similar import under any Environmental Law.

          "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.
          "Immaterial Subsidiary" means any Subsidiary that is not a Material Subsidiary.
          "Income Taxes" means taxes that are imposed on the overall net income (and franchise taxes imposed in lieu thereof) of any Person by the United States or the state or foreign jurisdiction (or any political subdivision thereof) under the laws of which such Person is organized or in which it carries on business.
          "Increase Date" has the meaning specified in Section 2.10(a).
          "Increasing Lender" has the meaning specified in Section 2.10(b).
          "Incremental Commitment Date" has the meaning specified in Section 2.10(b).
          "Incremental Commitment" has the meaning specified in Section 2.10(a).
          "Incremental Facility" has the meaning specified in Section 2.10(a).
          "Indemnified Party" has the meaning specified in Section 2.14(a).
          "Initial CCAA Order" means the issued and entered order of the Canadian Bankruptcy Court in the CCAA Case containing customary provisions, inter alia, declaring that Bowater Canada and the Bowater Entities, which are debtor companies under the CCAA Case are proper debtor companies under the CCAA, providing all customary stays of proceedings against the debtor companies and their property, authorizing the debtor companies to reorganize, recognizing and providing for a stay of proceedings in Canada with respect to the US Borrowers and US Guarantors and granting a Lien in accordance with the terms and conditions of this Agreement, in favor of the Collateral Agent for and on behalf of the Secured Parties, as such order may be amended, varied, modified or restated from time to time.
          "Initial Lenders" means FFH and Avenue Investments.
          "Insurance and Condemnation Event" means the receipt by the Parent, Bowater, Newsprint South or any of their respective Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.
          "Intellectual Property" has the meaning specified in Section 9.01(g).
          "Intercompany Claims" means all intercompany debt payable to the Borrowers and the Guarantors arising after the Bankruptcy Petition Date.
          "Intercompany Subordination Agreement" means a master Intercompany Subordination Agreement to be entered into between the applicable Credit Parties and Subsidiaries thereof party thereto, in form and substance satisfactory to the Administrative Agent.
          "Interest Period" means the period commencing on the Borrowing Date and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, two or three months, as the Borrowers may designate by delivery of notice received by the Administrative Agent not later than 2:00 p.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, after the month in which the Borrowing Date occurs and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one month, two months or three months after the last day of the immediately preceding Interest Period; provided, however, that (A) if any Interest Period would end on a day that is not a LIBOR Business Day, such Interest Period shall be extended to the next succeeding LIBOR Business Day unless such next succeeding LIBOR Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, and (B) the final Interest Period shall end on or prior to the Maturity Date.
          "Interim DIP Budget" has the meaning specified in Section 3.01(a)(vii).
          "Interim Order" shall have the meaning given to such term in Section 3.01(b).
          "Inventory" has the meaning specified in the UCC and in the case of the Canadian Guarantors, in the PPSA.
          "Investment" means, with respect to any Person, (a) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of, or of a beneficial interest in, any Equity Interests or Debt of any other Person, (b) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of all or substantially all of the property and assets of any other Person or of any division, branch or other unit of operation of any other Person, (c) any direct or indirect loan, advance, other extension of credit or capital contribution by such Person to, or any other investment by such Person in, any other Person (including, without limitation, (i) any arrangement by which one Person pays expenses of another Person and (ii) any arrangement pursuant to which the investor incurs indebtedness of the types referred to in clause (i) or (j) of the definition of "Debt" set forth in this Section 1.01 in respect of such other Person) and (d) any written agreement to make any Investment.
          "IP Agreements" has the meaning specified in Section 9.01(g)(viii).
          "Lender Appointment Period" has the meaning specified in Section 8.06.
          "Lender Priority Collateral" means (i) the real property, physical plants, fixtures and equipment of Bowater and its wholly-owned Subsidiaries organized under the laws of the United States of America, including, but not limited to, their respective properties located in Catawba, South Carolina, and Calhoun, Tennessee and (ii) any Intercompany Claims.
          "Lenders" means the Initial Lenders, and any other Person that may become a Lender in accordance with Section 10.07 hereof for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.
          "Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.
          "LIBOR" means, an interest rate per annum equal to the higher of (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in US dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term "LIBOR" shall mean, for any Interest Period for all LIBOR Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters LIBOR01 Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period); provided, however, if more than one rate is specified on Reuters LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates) and (b) 3.50%.
          "LIBOR Advance" means an Advance bearing interest determined with reference to LIBOR.
          "LIBOR Business Day" means a Business Day on which dealings in Dollars are carried on in the London interbank market and on which commercial banks are open for business in London.
          "Lien" shall mean, with respect to any property of any Person, any mortgage, lien, deed of trust, hypothecation, fiduciary transfer of title, assignment by way of security, pledge, charge, lease, sale and lease-back arrangement, easement, servitude, trust arrangement, or security interest or encumbrance of any kind in respect of such property, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any property of any kind (and a Person shall be deemed to own subject to a Lien any property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property).
          "Loan Documents" means (i) this Agreement, (ii) the Notes, if any, (iii) the Collateral Documents, (iv) the DIP Financing Orders and (v) any other document, agreement or instrument executed and delivered by a Credit Party pursuant to the Loan Documents, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
          "Material Adverse Effect" means a material adverse effect on (a) the business, financial or other condition, operations or properties of the Borrowers and their Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (c) the ability of any Credit Party to perform its Obligations under any Loan Document to which it is or is to be a party; provided that events, developments and circumstances disclosed in public filings and press releases of the Parent and any other events of information made available in writing to the Administrative Agent, in each case at least three days prior to the Closing Date, shall not be considered in determining whether a Material Adverse Effect has occurred, although subsequent events, developments and circumstances relating thereto may be considered in determining whether or not a Material Adverse Effect has occurred.
          "Material Real Property" shall mean any contiguous parcels of real property owned by a Credit Party in fee simple and having a book value of $25,000,000 or more.
          "Material Subsidiary" means, at any time, a Subsidiary of any Borrower having assets in an amount equal to at least 5% of the amount of total Consolidated and combined assets of Bowater, Newsprint South and their respective Subsidiaries or revenues or net income in an amount equal to at least 5% of the amount of total combined revenues or net income of Bowater, Newsprint South and their respective Subsidiaries.

          "Maturity Date" means the earliest of (i) if the Final Order has not been entered by the US Bankruptcy Court, the 45th day following the Closing Date, (ii) twelve months following the Closing Date; provided, however, that such date shall be extended to fifteen months following the Closing Date if, as of the last day of the twelfth month following the Closing Date, the Credit Parties shall have filed Reorganization Plans in the Cases; provided, further, that such date shall be extended to eighteen months following the Closing Date if, as of the last day of the fifteenth month following the Closing Date, the Credit Parties shall be using best efforts to pursue confirmation of the Reorganization Plans described in the first proviso of this clause and seeking entry of the Confirmation Order, (iii) the effective date of the Reorganization Plans and (iv) the acceleration of the loans and termination of the commitments hereunder.
          "Moody's" shall mean Moody's Investors Service, Inc., or any successor organization thereto.
          "Mortgages" has the meaning specified in Section 5.01(n)(I)(i).
          "Mortgage Policies" has the meaning specified in Section 5.01(n)(I)(ii).
          "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Credit Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
          "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Credit Party or any ERISA Affiliate and at least one Person other than the Credit Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Credit Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
          "Net Cash Proceeds" means, as applicable;
          (a) with respect to any Asset Disposition, the gross cash proceeds received by the Parent or any of its Subsidiaries therefrom less the sum of the following, without duplication: (i) selling expenses incurred in connection with such Asset Disposition (including reasonable brokers' fees and commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Parent's reasonable good faith estimate of income taxes paid or payable in connection with such sale), (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Debt (including, without limitation, Debt under the Existing Facilities) secured by a Lien having priority to the Lien of the Collateral Agent on the assets (or a portion thereof) sold in such Asset Disposition, which Debt is repaid with such proceeds, (iii) reasonable reserves with respect to post-closing adjustments, indemnities and other contingent liabilities established in connection with such Asset Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iv) the Parent's reasonable good faith estimate of cash payments required to be made within ninety (90) days of such Asset Disposition with respect to retained liabilities directly related to the assets (or a portion thereof) sold in such Asset Disposition (provided that, to the extent that cash proceeds are not used to make payments in respect of such retained liabilities within ninety (90) days of such Asset Disposition, such cash proceeds shall constitute Net Cash Proceeds);
          (b) with respect to any Insurance and Condemnation Event, the gross cash proceeds received by the Parent or any of its Subsidiaries therefrom less the sum of the following, without duplication: (i) all fees and expenses in connection therewith and (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Debt secured by a first priority Lien on the assets (or a portion thereof) subject to such Insurance and Condemnation Event, which Debt is repaid in connection therewith; and
          (c) with respect to any issuance of Debt for borrowed money, the gross cash proceeds received by the Parent or any of its Subsidiaries therefrom less all legal, underwriting and other fees and expenses incurred in connection therewith.
          "Newsprint South" means Bowater Newsprint South LLC, a Delaware limited liability company.
          "Note" means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit F.
          "Notice of Borrowing" means a notice of a borrowing, which shall be by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) the Type of Advance, (iii) aggregate amount of such Advance and (iv) in the case of a LIBOR Advance, the initial Interest Period for each such Advance.
          "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Advances, and (b) all other fees and expenses (including reasonable attorneys' fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrowers or any of their respective Subsidiaries to the Lenders, the Collateral Agent or the Administrative Agent, in each case under any Loan Document, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any Note.
          "Patents" has the meaning specified in Section 9.01(g)(i).
          "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.
          "Permitted Liens" means Liens expressly permitted under Section 5.02(a).
          "Person" means any individual, partnership (whether general or limited), corporation (including a business trust), joint stock company, limited liability company, trust, estate, association, custodian, nominee, joint venture or other entity, or a government or any political subdivision or agency thereof.
          "Pledged Debt" has the meaning specified in Section 9.01(e)(iv).
          "Pledged Equity" has the meaning specified in Section 9.01(e)(iii).
          "Pledged Investment Property" has the meaning specified in Section 9.01(e)(v).
          "Post-Petition Interest" has the meaning specified in Section 6.06.

          "PPSA" means Personal Property Security Act (Ontario) or any successor statute or similar legislation of any other Canadian jurisdictions, including the provisions of the Civil Code of Quebec of general application of taking security in movable property in the province of Quebec.
          "Prepetition Debt" means (a) all Debt under the Existing Facilities and (b) all other Debt of the Credit Parties outstanding immediately prior to the commencement of the Cases.
          "Prepetition Lenders" means the lenders under the Existing Facilities.
          "Primary Guarantor" means each of the Guarantors listed in Part 1 of Schedule II.
          "QSPE" means each of the following: (a) Calhoun Note Holdings AT LLC, (b) Calhoun Note Holdings TI LLC, (c) Bowater Catawba Note Holdings I LLC, (d) Bowater Catawba Note Holdings II LLC, (e) Bowater Saluda Note Holdings LLC, (f) Timber Note Holding LLC and (g) any other qualified special purpose entity created to facilitate the sale and/or the monetization of receivables from the sale of timberlands.
          "Real Property Collateral" has the meaning specified in Section 9.01(h).
          "Recognition Orders" means the Canadian DIP Recognition Order and, following the entry of the Final Order, the Canadian Second DIP Recognition Order.
          "Related Parties" means, with respect to any Person, such Person's Affiliates and such Person's and such Person's Affiliates' respective partners, directors, officers, employees, agents and advisors.
          "Reorganization Plan" means a Chapter 11 plan of reorganization and/or a plan of compromise or arrangement under the CCAA in any of the Cases of the relevant Borrowers or Guarantors, in each case in form and substance reasonably acceptable to the Required Lenders.
          "Responsible Officer" means the chief executive officer, president, chief financial officer, controller or treasurer of a Credit Party or any Person exercising managerial responsibilities equivalent to the foregoing. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
          "Required Lenders" means, at any time, Lenders owed or holding at least a majority in interest of the sum of the aggregate principal amount of the Advances outstanding at such time.
          "Secondary Guarantor" means each of the Guarantors listed in Part 2 of Schedule II.
          "Secured Parties" means the Administrative Agent, the Collateral Agent and the Lenders.
          "Secured Obligations" has the meaning specified in Section 9.01.
          "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Credit Party or any ERISA Affiliate and no Person other than the Credit Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Credit Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
          "Standard & Poor's" or "S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor organization thereto.
          "Subordinated Obligations" has the meaning specified in Section 6.06.
          "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time Equity Interests of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries; provided, however, notwithstanding the foregoing, the terms "Subsidiary" and "Subsidiaries":
     (a) shall include all Subsidiaries of the Parent (other than those noted in clause (b) below), including without limitation Bowater, Newsprint South and any other Borrower party hereto; and
     (b) shall exclude (i) all QSPEs and (ii) all of the Abitibi Entities.
          "Superpriority Claim" means a claim against the Borrowers and any Guarantor in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the U.S. Bankruptcy Code.
          "Term Advance" has the meaning specified in Section 2.01.
          "Term Borrowing" means a borrowing consisting of the Term Advances made by the Lenders.
          "Thirteen Week Forecast" has the meaning set specified in Section 5.03(f).
          "Trademarks" has the meaning specified in Section 9.01(g)(ii).
          "Trade Secrets" has the meaning specified in Section 9.01(g)(v).
          "Type" refers to the distinction between Base Rate Advances and LIBOR Advances.
          "UCC" means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
          "U.S. Bankruptcy Code" shall have the meaning specified in the Preliminary Statements.

          "U.S. Bankruptcy Court" has the meaning specified in the Preliminary Statements.
          "U.S. Borrowers" means Parent and Bowater.
          "U.S. Guarantors" means Parent, Bowater, Newsprint South and each direct and indirect wholly-owned Subsidiary of Bowater and Newsprint South, respectively, organized under the laws of a state of the United States of America and which is a debtor in the Chapter 11 Cases, as listed on Schedule II hereto and, as of the date of such requirement, each other Subsidiary organized under the laws of a state of the United States of America that shall be required to execute and deliver a guaranty pursuant to Section 6.01.
          "U.S. Term Advance" has the meaning specified in Section 2.01.
          "Voting Interests" means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
          "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Interpretation. As used in this Agreement, the words "include", "includes" and "including" will be deemed to be followed by "without limitation". Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All other terms used herein but not specifically defined herein shall have their respective meanings specified in the UCC.
ARTICLE II
THE FACILITY
          SECTION 2.01. The Facility. The Lenders severally agree, on the terms and conditions hereinafter set forth, to make on the Closing Date (a) a single advance of $166,000,000 to the U.S. Borrowers (the "U.S. Term Advance") and (b) a single advance of $40,000,000 to Bowater Canada (the "Canadian Term Advance" and, collectively with the U.S. Term Advance, the "Term Advances"). Such Borrowing shall consist of Term Advances made simultaneously by the Lenders ratably according to their respective Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.
          SECTION 2.02. Repayment of the Advances. The U.S. Borrowers shall repay on the Maturity Date the principal amount of the U.S. Term Advance then outstanding in full, together with all interest and other amounts required to be paid with respect thereto pursuant to Sections 2.08(c) and 2.12 in connection with such repayment. Bowater Canada shall repay on the Maturity Date the principal amount of the Canadian Term Advance then outstanding in full, together with all interest and other amounts required to be paid with respect thereto pursuant to Sections 2.08(c) and 2.12 in connection with such repayment.
          SECTION 2.03. Voluntary Prepayment of the Advances. The Borrowers may, upon at least five Business Days' notice (or such shorter notice period agreed by the Lenders) to the Administrative Agent, stating the proposed date and the aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Advances in whole or in part, together with all interest and other amounts required to be paid pursuant to Sections 2.08(c) and 2.12 in connection with such prepayment.
          SECTION 2.04. Mandatory Prepayment of the Advances. Each Borrower shall, within three Business Days of receipt by the Parent or any Bowater Entity of Net Cash Proceeds arising from (i) any Asset Disposition in respect of a sale or other disposition of any property or assets of the Parent or any Bowater Entity (including any sale of any Equity Interests in the Abitibi Entities) but excluding any Asset Disposition permitted by clauses (i), (iii) - (v) or (vii) of Section 5.02(h), (ii) any Insurance and Condemnation Event with respect to any property of the Parent or any Bowater Entity to the extent resulting in the receipt of Net Cash Proceeds in excess of $5,000,000, or (iii) proceeds from the incurrence of Debt for borrowed money by the Parent or any Bowater Entity in excess of $5,000,000 (other than Debt permitted by Section 5.02(b)), immediately pay or cause to be paid to the Administrative Agent for the account of the Lenders an amount equal to 100% of such Net Cash Proceeds; provided, however, that, so long as no Event of Default shall be continuing, any Credit Party may (A) with respect to any Net Cash Proceeds received in connection with the sale of any equipment in the ordinary course of business, upon any such receipt, reinvest such Net Cash Proceeds to acquire replacement equipment and (B) with respect to any Net Cash Proceeds received in connection with any Insurance and Condemnation Event, upon any such receipt, reinvest such Net Cash Proceeds to replace or repair the property or assets lost or damaged, in each case, within the earlier of (i) the Maturity Date and (ii) 90 days following the date of receipt of such Net Cash Proceeds; provided, further, that no repayment shall be required hereunder as a result of any Net Cash Proceeds received by a Subsidiary that is not wholly-owned except to the extent such Net Cash Proceeds are distributed to a Borrower or a wholly-owned Subsidiary of a Borrower.
          SECTION 2.05. Scheduled Interest. The Borrowers shall pay interest on the unpaid principal amount of the Advances from the Borrowing Date until such principal amount shall be paid in full, in arrears monthly, and (with respect to LIBOR Advances) at the end of each Interest Period, and on the date that such Advances are Converted or repaid in full, at the following rates per annum:
     (a) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (i) the Base Rate in effect from time to time plus (ii) the Applicable Margin in effect from time to time.
     (b) LIBOR Advances. During such periods as such Advance is a LIBOR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) LIBOR for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period.
          SECTION 2.06. Conversion of Advances. (a) The Borrowers may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.05 and 2.13, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of LIBOR Advances into Base Rate Advances shall be effective only on the last day of an Interest Period for such

LIBOR Advances. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into LIBOR Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the applicable Borrower.
          (b) If a Borrower shall fail to select the duration of any Interest Period for any LIBOR Advance in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Lenders, whereupon each such LIBOR Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.
          (c) Upon the occurrence and during the continuance of an Event of Default, (x) each LIBOR Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, LIBOR Advances shall be suspended.
          SECTION 2.07. Default Interest. (a) Upon the occurrence and during the continuance of an Event of Default, the Borrowers shall pay interest ("Default Interest") on (i) the unpaid principal amount of the Advances, payable in arrears on the dates referred to in Section 2.05 and on demand, at a rate per annum equal at all times to 2% per annum above the applicable rate per annum required to be paid pursuant to Section 2.05 and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the applicable rate per annum required to be paid pursuant to Section 2.05.
          (b) Anything set forth in this Agreement to the contrary notwithstanding, in no event shall the rate of interest payable by the Borrower on any amount hereunder cause the total amount of interest payable on the principal amount of the Advances to exceed the maximum amount permitted by Applicable Law.
          SECTION 2.08. Payments and Computations; Additional Amounts.
          (a) Computations of Interest. All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on LIBOR and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (b) Agent's Account. The Borrowers shall make each payment hereunder no later than 11:00 A.M. (New York City time) on the day when due in immediately available Dollars, to such account of the Administrative Agent as the Administrative Agent shall have notified the Borrowers, for the ratable account of the Lenders.
          (c) Additional Amounts. All payments of principal with respect to the Advances under this Agreement (whether at maturity, on prepayment or otherwise) shall be made together with (without duplication) (i) all accrued interest thereon to the date of such payment or prepayment on the principal amount paid or prepaid and (ii) any expenses and break costs then due and owing hereunder pursuant to Section 10.04(c).
          (d) Notice. Each unscheduled payment under this Agreement shall be accompanied by written notice from the Borrowers identifying the nature of the payment.
          (e) Interest Act (Canada). With respect to Advances made to Bowater Canada, whenever a rate of interest hereunder is calculated on the basis of a year (the "deemed year") which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.
          SECTION 2.09. Evidence of Debt. The Administrative Agent shall maintain an account or accounts evidencing the indebtedness of the Borrowers to each Lender with respect to the Advance and this Agreement, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder; provided that the failure to so maintain any such account shall not impair any obligation of the Borrowers to such Lender. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Advances in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Advances and payments with respect thereto.
          SECTION 2.10. Incremental Facility; ABL Facility.
          (a) The Borrowers may, at any time and from time to time after the Closing Date and prior to the Maturity Date, by notice to the Administrative Agent, request the addition of one or more new term loan facilities or an increase in the Commitments (each of such commitment increases and any such new term loan facility being an "Incremental Facility") to be effective as of a date (the "Increase Date") specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of all Incremental Commitments exceed $360,000,000 minus the outstanding principal amount of the Term Advance; (ii) on the date of any request by a Borrower for an Incremental Commitment and on the related Increase Date, the applicable conditions set forth in Section 3.02 and in clause (d) of this Section 2.10 shall be satisfied; (iii) after giving effect to the incurrence of any Incremental Facility, the Borrowers shall be in pro forma compliance with all financial covenants set forth in Section 5.04; (iv) the terms of any such Incremental Facility shall be the same as the terms of the Term Facility (or may be on terms more favorable to the Secured Parties than those applicable to the Term Facility so long the Loan Documents are amended to apply such terms to the Term Facility) and such Incremental Facility shall form part of the Term Facility for all purposes; (v) each Lender shall have the right, but not the obligation, to commit to provide all or a portion of any Incremental Facility (the amount of such portion being subject to clause (b) below); (vi) subject to the DIP Financing Orders, the Loan Documents may be amended by the Administrative Agent, the Lenders and the Credit Parties, if necessary, to provide for terms applicable to each Incremental Commitment consistent with the terms hereof and (vii) the Required Lenders in their sole discretion shall be satisfied that the Lender Priority Collateral is sufficient to support the DIP Facility as increased by any such Incremental Facility.
          (b) The Administrative Agent shall promptly notify the Lenders of a request by a Borrower for an Incremental Facility, respectively, which notice shall include (i) the proposed amount of such requested Incremental Commitment, (ii) the proposed Increase Date and (iii) the date by which the relevant Lenders wishing to participate in the Incremental Commitment must commit to an increase in the amount of their respective Commitments (which shall in no event be less than ten Business Days from the date of delivery of such notice to the relevant Lenders) (the "Incremental Commitment Date"). Each relevant Lender that is willing, in its sole discretion, to participate in the requested Incremental Commitment (each an "Increasing Lender") shall give written notice to the Administrative Agent on or prior to the Incremental Commitment Date of the amount by which it is willing to commit to the Incremental Facility. Any Lender not responding within such time period shall be deemed to have declined to participate in the requested Incremental Commitment. If the relevant Lenders notify the Administrative Agent that they are willing to participate in an Incremental Commitment by an aggregate amount that exceeds the amount of the requested Incremental Commitment, the requested Incremental Commitment shall be allocated among the relevant Lenders willing to participate therein based on their ratable shares of the Advances under the Term Facility.
          (c) Promptly following the applicable Incremental Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the relevant Lenders are willing to participate in the requested Incremental Commitment. If the aggregate amount by which the Lenders are willing to participate in the requested Incremental Commitment on any such Incremental Commitment Date is less than the requested Incremental Commitment, then the Borrowers may extend offers to one or more Eligible Assignees to participate in any portion of the requested Incremental Commitment that has not been committed to by the relevant Lenders as of the Incremental Commitment Date; provided, however, that (i) the Commitment of each such Eligible Assignee shall be in an amount equal to at least $1,000,000 and (ii) each such Eligible Assignee shall be subject to the approval of the Administrative Agent and FFH (which approval shall not be unreasonably withheld or delayed).
          (d) On the applicable Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Incremental Commitment in accordance with Section 2.10(c) (each such Eligible Assignee, an "Assuming Lender") shall become a Lender to this Agreement as of the applicable Increase Date and the Commitment of each Increasing Lender for such Incremental Commitment shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.10(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before the Increase Date the following, each dated such date:
     (i) certified copies of resolutions of the board of directors of the Credit Parties approving the applicable Incremental Commitment and the corresponding modifications to this Agreement;
     (ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrowers and the Administrative Agent (each a "Commitment Assumption Agreement"), duly executed by such Eligible Assignee, the Administrative Agent and each Borrower;
     (iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent; and
     (iv) orders of the Bankruptcy Courts approving such Incremental Facility in form and substance acceptable to the Required Lenders in their sole discretion.
On the applicable Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.10(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrowers, on or before 1:00 p.m. (New York City time), by telecopier or telex, of the occurrence of the applicable Incremental Commitment to be effected on the related Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

          (e) The Borrowers may, at any time and from time to time after the Closing Date and prior to the Maturity Date, by notice to the Administrative Agent, request that an ABL Facility be incorporated into the DIP Facility. The approval of the addition of an ABL Facility to the DIP Facility shall be at the discretion of the Initial Lenders and, if so approved, shall be reflected in amendments to the Loan Documents adopted in accordance with Section 10.01.
          SECTION 2.11. Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) solely (i) to pay transaction costs, fees and expenses, which are incurred in connection with this Agreement, (ii) for working capital purposes, (iii) to pay adequate protection to holders of Debt under the Existing Facilities, as set forth in the DIP Financing Orders, and (iv) for other general corporate purposes of the Borrowers and their Subsidiaries, provided, however, that the proceeds of the Advances shall not be used to repay Prepetition Debt.
          SECTION 2.12. Fees.
          (a) Closing Fees. The Borrowers shall pay fees (the "Closing Fees") to each Lender, as fee compensation for the funding of such Lender's Term Advances, in an amount equal to 2.0% of the stated principal amount of such Lender's Term Advances, earned when funded and payable to such Lender out of the proceeds of its Term Advances; provided that (i) 50% of such Closing Fees shall be payable to such Lender upon entry of the Interim Order and (ii) 50% of such Closing Fees shall be deposited into an escrow account (on terms acceptable to the Initial Lenders) and funded to such Lender upon the earlier of (x) the Maturity Date and (y) the U.S. Bankruptcy Court entering the Final Order; provided however, that in the case of any Incremental Facility, 100% of the closing fees agreed in connection therewith shall be earned and payable upon the funding of such Incremental Facility. The Closing Fees, once paid, shall be non-refundable in all circumstances.
          (b) Upfront Fee. The Borrowers shall pay an upfront fee to the Administrative Agent for the account of the Lenders, on the Closing Date, in an amount equal to 3.0% of the stated principal amount of the Term Advance. Such upfront fee, once paid, shall be non-refundable in all circumstances.
          (c) Extension Fees. The Borrowers shall pay the following extension fees to the Administrative Agent for the account of the Lenders:
     (i) if the Maturity Date is extended past twelve months pursuant to the definition thereof, the Borrowers shall pay an extension fee equal to 0.5% of the aggregate amount of Advances made by each Lender hereunder payable on the date that is twelve months following the Closing Date; and
     (ii) in addition, if the Maturity Date is extended past fifteen months pursuant to the definition thereof, the Borrowers shall pay an extension fee equal to 0.5% of the aggregate amount of Advances made by each Lender hereunder payable on the date that is fifteen months following the Closing Date.
Each such extension fee, once paid, shall be non-refundable in all circumstances.
          (d) Exit Fees. The Borrowers shall pay fees (the "Exit Fees") to each Lender in an amount equal to 2.0% of the aggregate amount of Advances made by such Lender hereunder upon the earlier of (i) the Maturity Date and (ii) repayment in full of all Obligations hereunder. The Exit Fees, once paid, shall be non-refundable in all circumstances.

          SECTION 2.13. Increased Costs, Etc. If, after the date hereof, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining a LIBOR Advance (excluding, for purposes of this Section 2.13, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Lending Office or any political subdivision thereof), then the Borrowers shall from time to time, within 2 Business Days of demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that a Lender claiming additional amounts under this Section 2.13 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender; provided, further, that no Borrower or Credit Party shall be obligated to compensate any Lender for any such increased cost that accrued more than 12 months prior to the date such Lender notified by Borrowers of such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
          SECTION 2.14. Taxes. (a) Except as otherwise provided herein, any and all payments by any Credit Party to or for the account of any Lender or the Administrative Agent (each an "Indemnified Party") hereunder or under any other Loan Document shall be made, in accordance with Section 2.08 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Indemnified Party, Excluded Taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings being hereinafter referred to as "Taxes"). If any Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Indemnified Party (i) the sum payable by such Credit Party shall be increased as may be necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Indemnified Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make all such deductions and (iii) such Credit Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.
          (b) In addition, each Credit Party shall pay any present or future sales stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Credit Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as "Other Taxes").
          (c) The Credit Parties shall indemnify each Indemnified Party for and hold them harmless on an after-tax basis against the full amount of Taxes and Other Taxes (including, without limitation, Taxes of any kind imposed on or paid by such Indemnified Party) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor, which written demand shall be accompanied by copies of the applicable documentation evidencing the amount of such taxes.

          (d) Within 30 days after the date of any payment of Taxes, the appropriate Credit Party shall furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Initial Lenders. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Credit Party through an account or branch outside the United States or by or on behalf of a Credit Party by a payor that is not a United States person, if such Credit Party determines that no Taxes are payable in respect thereof, such Credit Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.14, the term "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of the Initial Lenders and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), provide the Administrative Agent, the Initial Lenders and the Borrowers with two original properly completed Internal Revenue Service Forms W-8BEN, W-8IMY or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the other Loan Documents or, in the case of a Lender that has certified that it is not a "bank" as described above, certifying that such Lender is a foreign corporation, partnership, estate or trust. Each Lender claiming exemption from withholding tax pursuant to the portfolio interest exception set forth in sections 871(h) and 881(c) of the Code shall provide the Administrative Agent, the Initial Lender and the Borrowers such forms, certificates or documents required by the Internal Revenue Service to establish entitlement to such exemption. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.14 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN, W-8IMY, W-8ECI or any successor, or the related certificate described above, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
          (f) For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to increased payment or indemnification under subsection (a) or (c) of this Section 2.14 with respect to taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to taxes because of its failure to deliver a form, certificate or other document required hereunder, the Credit Parties shall take such steps as such Lender shall reasonably request to assist such Lender to recover such taxes.
          (g) If any Lender determines, in its sole discretion, that it has actually and finally realized by reason of the refund or credit (but not any foreign tax credits) of any Taxes indemnified pursuant to this Section 2.14, a current monetary benefit that would result in the total payments under this Section 2.14 exceeding the amount needed to fully indemnify such Lender on an after-tax basis, such Lender shall pay to the Borrowers or other Credit Party, as appropriate, with reasonable promptness, an amount equal to the lesser of the amount of such benefit or the amount of such excess, net of all expenses in securing such refund.
          SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 10.07 other than to a Credit Party as assignee (i) on account of Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations due and payable to such Lender at such time to (y) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations owing to such Lender at such time to (y) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender's ratable share (according to the proportion of (x) the purchase price paid to such Lender to (y) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (x) the amount of such other Lender's required repayment to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Credit Parties agree that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Credit Parties in the amount of such interest or participating interest, as the case may be.
ARTICLE III
CONDITIONS TO EFFECTIVENESS
          SECTION 3.01. Conditions Precedent to the Closing Date. This Agreement shall become effective on and as of the first date (the "Closing Date") on which the following conditions precedent have been satisfied (and the obligation of each Lender to make the Advances hereunder is subject to the satisfaction of such conditions precedent before or concurrently with the Closing Date):

          (a) The Administrative Agent and FFH shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to FFH (unless otherwise specified) and in sufficient copies for each Lender:
     (i) Duly executed counterparts of this Agreement from each Credit Party.
     (ii) The Notes payable to the order of the Lenders to the extent requested in accordance with Section 2.09.
     (iii) Certified copies of the resolutions of the boards of directors or shareholder(s) of each of the Borrowers and each Primary Guarantor approving the execution and delivery of this Agreement and each other Loan Document to which it is, or is intended to be a party, and of all documents evidencing other necessary constitutive action and, if any, material governmental and other third party approvals and consents, if any, with respect to the Reorganization Plan, this Agreement and each other Loan Document.
     (iv) A copy of the charter or other constitutive document of each Borrower and each Primary Guarantor and each amendment thereto, certified (as of a date reasonably acceptable to FFH) by the Secretary of State of the jurisdiction (or other Governmental Authority, as applicable) of its incorporation or organization, as the case may be, thereof as being a true and correct copy thereof.
     (v) A certificate of each Borrower and each Primary Guarantor signed on behalf of such Credit Party by a Responsible Officer or its secretary, dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the accuracy and completeness of the charter (or other applicable formation document) of such Credit Party and the absence of any changes thereto; (B) the accuracy and completeness of the bylaws (or other applicable organizational document) of such Credit Party as in effect on the date on which the resolutions of the board of directors (or persons performing similar functions) of such Person referred to in Section 3.01(a)(iv) were adopted and the absence of any changes thereto (a copy of which shall be attached to such certificate); (C) the absence of any proceeding known to be pending for the dissolution, liquidation or other termination of the existence of such Credit Party; and (D) the absence of any event occurring and continuing, or resulting from the Advance or the application of proceeds, if any, therefrom, that would constitute a Default.
     (vi) A certificate of the Secretary or an Assistant Secretary or other appropriate officer or manager of each Borrower and each Primary Guarantor certifying the names and true signatures of the officers of such Credit Party authorized to sign this Agreement and the other documents to be delivered hereunder.
     (vii) The Administrative Agent and FFH shall have received (A) a weekly cash bankruptcy budget for the 13-week period from the commencement of the Cases, prepared by the Credit Parties and in form and substance acceptable to the FFH in its sole discretion (the "Interim DIP Budget") and (B) draft 2008 audited consolidated financial statements of Parent and its Subsidiaries.

     (viii) A Notice of Borrowing for the Borrowing to be made on the Closing Date.
          (b) The Administrative Agent and the Lenders shall have received (i) satisfactory evidence of the entry of an order of the U.S. Bankruptcy Court substantially in the form of Exhibit C (the "Interim Order") approving, among other things, the Loan Documents, granting the Superpriority Claim status and other Liens described in Section 4.01(m), providing for an intercreditor arrangement with the secured parties under the Existing Facilities and including granting of the adequate protection described therein and (ii) satisfactory evidence of the issuance of the Initial CCAA Order substantially in the form of Exhibit D.
          (c) The Credit Parties shall be in compliance with the orders described in clause (b) above, which shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld).
          (d) All of the "first day orders" (including the Interim Order and the Initial CCAA Order) entered by the Bankruptcy Courts at the time of the commencement of the Cases, related orders, and motions and other documents to be filed with and submitted to the U.S. Bankruptcy Court in connection with this Agreement shall be reasonably satisfactory in form and substance to FFH.
          (e) No examiner with increased powers to operate the Credit Parties' material businesses or trustee, receiver, interim receiver or receiver and manager shall have been appointed with respect to any or all of the Credit Parties or their respective properties.
          (f) The Borrowers shall have paid all fees of the Administrative Agent and the Lenders and all expenses of the Administrative Agent and the Lenders (including the accrued fees and expenses of counsel to the Administrative Agent and each Initial Lender) due and payable on or prior to the Closing Date.
          SECTION 3.02. Conditions Precedent to each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by a Borrower of the proceeds of such Borrowing, shall constitute a representation and warranty by such Borrower that both on the date of such notice and on the date of such Borrowing such statements are true):
     (a) the representations and warranties contained in each Loan Document, are correct in all material respects, only to the extent that such representation and warranty is not otherwise qualified by materiality or Material Adverse Effect on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing, in which case as of such specific date; and
     (b) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom that constitutes a Default.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01. Representations and Warranties of the Credit Parties. Each Credit Party represents and warrants as follows:
     (a) Each of the Borrowers and the Guarantors: (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified and in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect; (ii) subject to the entry of the DIP Financing Orders by the Bankruptcy Courts, has the requisite power and authority to effect the transactions contemplated hereby, and by other Loan Documents to which it is a party; and (iii) subject to the entry of the DIP Financing Orders and the Recognition Orders by the Bankruptcy Courts, has all requisite power and authority and the legal right to own, pledge or mortgage to the extent required by the Loan Documents and operate its properties, and to conduct its business as now or currently proposed to be conducted except where the failure thereof would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of the Parent, showing as of the Closing Date (as to each such Subsidiary) the jurisdiction of its incorporation or organization, as the case may be, the percentage of the Equity Interests owned (directly or indirectly) by the Parent or its Subsidiaries, and whether such Subsidiary is a Guarantor under this Agreement.
     (c) Upon the entry of the DIP Financing Orders by the Bankruptcy Courts, the execution, delivery and performance by each of the Borrowers and the Guarantors of each of the Loan Documents to which it is a party: (i) are within the respective powers of each of the Borrowers and the Guarantors, have been duly authorized by all necessary action including the consent of shareholders where required, and do not (A) contravene the charter or other organizational documents or by-laws of any of the Borrowers or the Guarantors, (B) violate any law or regulation, or any order or decree of any court or Governmental Authority, (C) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust entered into after the Bankruptcy Petition Date or any material lease, agreement or other instrument entered into after the Bankruptcy Petition Date binding on the Borrowers or the Guarantors or any of their properties, except to the extent that all such violations, conflicts or breaches would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, or (D) result in or require the creation or imposition of any Lien upon any of the property of any of the Borrowers or the Guarantors other than the Liens granted pursuant to this Agreement, other Loan Documents or the DIP Financing Orders, and (ii) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority other than the entry of the DIP Financing Orders (other than consents, authorizations, approvals, notices, filings or registrations the failure of which to have been obtained would not, in the aggregate, reasonably be expected to have a Material Adverse Effect). Upon the entry by the Bankruptcy Courts of the DIP Financing Orders, this Agreement has been duly executed and delivered by each of the Borrowers and the Guarantors. This Agreement is, and each of the other Loan Documents to which the Borrowers and each of the Guarantors is or will be a party, when delivered hereunder or thereunder, will be, a legal, valid and binding obligation of the Borrowers and each Guarantor, as the case may be, enforceable against the Borrowers and the Guarantors, as the case may be, in accordance with its terms and the DIP Financing Orders.

     (d) The applicable DIP Budget and all projected Consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries delivered to the Administrative Agent and FFH pursuant to Section 5.03 were prepared and will be prepared, as applicable, in good faith on the basis of the assumptions stated therein, which assumptions were fair and will be fair in the light of conditions existing at the time of delivery of such DIP Budget or projections, as the case may be, and represented and will represent, at the time of delivery, the Borrower's good faith estimate of its future financial performance (it being understood that such projections are not a guaranty or warranty of future financial performance).
     (e) There is no unstayed action, suit, or proceeding affecting any Credit Party or any of their Subsidiaries pending or, to the best knowledge of the Credit Parties, threatened before any court, governmental agency or arbitrator that (i) is reasonably expected to be determined adversely to the Credit Party and, if so adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document.
     (f) The Borrowers are not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
     (g) No ERISA Event has occurred or is reasonably expected to occur with respect to any ERISA Plan that has resulted in or is reasonably expected to result in a Material Adverse Effect.
     (h) The operations and properties of each Credit Party and each of its Subsidiaries comply and for the past four years, have complied with all applicable Environmental Laws and Environmental Permits except for non-compliance that could not be reasonably expected to have a Material Adverse Effect or materially impair the value of the Lender Priority Collateral, all past non compliance with such Environmental Laws and Environmental Permits has been resolved in a manner that could not be reasonably expected to have a Material Adverse Effect or materially impair the value of the Lender Priority Collateral, and, to the best knowledge of the Credit Parties, no circumstances exist that would be reasonably expected to (i) form the basis of an Environmental Action against any Credit Party or any of its Subsidiaries or any of their properties that could be reasonably expected to have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could be reasonably expected to have a Material Adverse Effect.
     (i) The DIP Financing Orders and the Loan Documents create a valid and perfected security interest in the Collateral having the priority set forth in the DIP Financing Orders securing the payment of the Secured Obligations. The Credit Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents. As of the Closing Date, no Liens exist in favor of the PBGC.
     (j) Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of the Investment Company Act of 1940, as amended, or any rule, regulation or order of the Securities and Exchange Commission thereunder.

     (k) Each Credit Party and each of its Subsidiaries has filed or caused to be filed all tax returns and reports (federal, state, local and foreign) which are required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, together with applicable interest and penalties, except (a) taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     (l) Prior to the Bankruptcy Petition Date, each Canadian Pension Plan is, and has been, established, registered, qualified, administered and invested, in material compliance with the terms thereof and all Applicable Law; and no Credit Party has received, within the last seven years, any notice from any Person questioning or challenging such compliance (other than in respect of any claim related solely to that Person), and no Credit Party has knowledge of any such notice from any Person questioning or challenging such compliance beyond the last seven years. All obligations under any Canadian Pension Plan (whether pursuant to the terms thereof or Applicable Law) prior to the Bankruptcy Petition Date have been satisfied, and there are no outstanding defaults or material violations thereunder by any Credit Party nor does any Credit Party have knowledge of any default or material violation by any other party to any Canadian Pension Plan. All contributions or premiums required to be paid to or in respect of each Canadian Pension Plan have been paid in a timely fashion in accordance with the terms thereof and all applicable law, and no taxes, penalties or fees are owing or exigible under any Canadian Pension Plan. There is no material proceeding, action, suit or claim (other than routine claims for benefits) pending or threatened involving any Canadian Pension Plan or its assets. No event has occurred prior to the Bankruptcy Petition Date respecting any Canadian Pension Plan which would entitle any Person (without the consent of applicable Credit Party) to wind-up or terminate any Canadian Pension Plan, in whole or in part, or which could, reasonably be expected to adversely affect the tax status thereof. Any prior withdrawals or transfers of assets from any Canadian Pension Plan have complied with the terms of the relevant Canadian Pension Plan, any funding arrangement in respect of the Canadian Pension Plan (including all predecessor documents thereto) and any Applicable law or regulatory requirement.
     (m) Each of the Borrowers hereby represents, warrants and covenants that, except as otherwise expressly provided in this paragraph, upon the entry of the Interim Order (or the Final Order, when applicable), the Initial CCAA Order and the Recognition Orders, the Secured Obligations will be secured by valid and enforceable security interests in the Collateral (subject to the Carve-Out), and that the DIP Facility and each Loan Document (x) shall at all times constitute a Superpriority Claim in the Cases of the Borrowers having priority, pursuant to Sections 364(c)(1) and 507(b) of the Bankruptcy Code (subject only to the Carve-Out), over all other claims of any entity, including without limitation any claims under Sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726 (to the extent permitted by law) 1113 and 1114 of the Bankruptcy Code, (y) pursuant to Section 364(d) of the Bankruptcy Code shall include a valid, binding, enforceable and perfected priming Lien upon that portion of the Lender Priority Collateral comprising the Catawba Acre, solely to the extent of the Catawba Acre Lien, and shall at all times be senior to the rights of the Borrowers, any successor trustee to the extent permitted by law, or any other creditor in the Case, (z) shall have the priority and all the other benefits provided in the Initial CCAA Order and (aa) pursuant to Sections 364(c)(2) and 364(c)(3) of the Bankruptcy Code, shall at all times be secured by (a) valid, enforceable and perfected second priority security interests in all assets securing the existing senior secured loan facilities of the Credit Parties described in Schedule 4.01(m) (the "Existing Facilities"), excluding Avoidance Actions and (b) valid, enforceable and perfected first priority security interests in the Lender Priority Collateral, excluding Avoidance Actions.

     (n) The Consolidated balance sheet of the Parent and its GAAP Subsidiaries as at December 31, 2007, and the related Consolidated statements of income and cash flows of the Parent and its GAAP Subsidiaries for the Fiscal Year then ended, and the interim Consolidated balance sheets of the Parent and its GAAP Subsidiaries as at September 30, 2008 and the related Consolidated statements of income and cash flows of the Parent and its GAAP Subsidiaries for the respective months then ended, which have been furnished to the Lenders present fairly the financial condition and results of operations of the Parent and its GAAP Subsidiaries as of such dates and for such periods all in accordance with GAAP (subject to year-end adjustments and in the case of unaudited financial statements, except for the absence of footnote disclosure).
     (o) There is no indebtedness or other outstanding obligations of the Credit Parties due to the secured party of record indicated in Schedule III in connection with the Catawba Acre Lien.
ARTICLE V
COVENANTS OF THE CREDIT PARTIES
          SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Credit Party will:
     (a) Corporate Existence. Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except (i)(A) if in the reasonable business judgment of the Borrowers or such Guarantor, as the case may be, it is in its best economic interest not to preserve and maintain such rights, privileges, qualifications, permits, licenses and franchises and the loss thereof is not materially disadvantageous to the Credit Parties, taken as a whole, and (B) such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) as otherwise permitted by Section 5.02(h).
     (b) Compliance with Laws. Comply with all laws, rules, regulations, orders and other requirements of any governmental authority applicable to it or its property, such compliance to include without limitation, ERISA, Environmental Laws and The Racketeer Influenced and Corrupt Organizations Chapter of The Organized Crime Control Act of 1970, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     (c) Insurance. Keep its insurable properties insured at all times, against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses (subject to deductibles and including provisions for self-insurance); and maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrowers or any Guarantor, as the case may be, in such amounts and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area and in each case with financially sound and reputable insurance companies (subject to provisions for self-insurance).

     (d) Taxes. Pay and discharge and cause each of its Subsidiaries to pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property arising, or attributed to the period, after the Bankruptcy Petition Date, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise arising after the Bankruptcy Petition Date which, if unpaid, would become a Lien or charge upon such properties or any part thereof; provided, however, that the Borrower and each Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the (i) payment or discharge thereof shall be stayed by the U.S. Bankruptcy Code or pursuant to the CCAA, or (ii) the validity or amount thereof shall be contested in good faith by appropriate proceedings, in each case, if the Borrower and the Guarantors shall have set aside on their books adequate reserves therefor in conformity with GAAP.
     (e) Access to Books and Records.
     (i) Maintain or cause to be maintained at all times true and complete books and records in accordance with GAAP of the financial operations of the Borrowers and the Guarantors; and provide the Lenders and their representatives access to all such books and records during regular business hours upon reasonable advance notice, in order that the Lenders may examine and make abstracts from such books, accounts, records and other papers for the purpose of verifying the accuracy of the various reports delivered by the Borrowers or the Guarantors to the Administrative Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement and to discuss the affairs, finances and condition of the Borrowers and the Guarantors with the officers and independent accountants of the Borrowers; provided that the Borrowers shall have the right to be present at any such visit or inspection.
     (ii) Grant the Lenders access to and the right to inspect all reports, audits and other internal information of the Borrowers and the Guarantors relating to environmental matters upon reasonable advance notice, but subject to appropriate limitations so as to preserve attorney-client privilege.
     (iii) At any reasonable time and from time to time during regular business hours, upon reasonable notice, permit the Lenders and/or any representatives designated by the Lenders (including any consultants, accountants, lawyers and appraisers retained by the Lenders) to visit the properties of the Borrowers and the Guarantors to conduct evaluations, appraisals, environmental assessments and ongoing maintenance and monitoring in connection with the Collateral and all related systems; provided that representatives of the Borrowers shall have the right to be present at any such visit and, unless an Event of Default has occurred and is continuing, such visits permitted under this clause (iii) shall be made no more frequently than once in any three-month period.
     (f) Use of Proceeds. Use the proceeds of the Advances solely for the purposes, and subject to the restrictions, set forth in Section 2.11.
     (g) Priority. Acknowledge, (i) in the case of the U.S. Cases, pursuant to Section 364(c)(1) of the U.S. Bankruptcy Code, that the Obligations of the Credit Parties hereunder and under the other Loan Documents constitute allowed Superpriority Claims in the U.S. Cases, pari passu to the Superpriority Claim granted to the holders of the Debt under the Existing Facilities in accordance with the DIP Financing Orders, and (ii) in the case of the Canadian Case, the Obligations of the Credit Parties which are subject to the Initial CCAA Order under the Loan Documents are secured by a Lien ranking as contemplated in the Initial CCAA Order.
     (h) Validity of Loan Documents. Object to any application made on behalf of any Credit Party or by any Person challenging the validity of any Loan Document or the applicability or enforceability of any Loan Document or which seeks to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any payment made pursuant thereto.
     (i) Cash Management Order. Comply with the Cash Management Order.
     (j) Additional Guarantors. Cause each Subsidiary that hereafter becomes party to a Case to execute a Guaranty Supplement within 10 days of becoming party thereto; provided, however, that notwithstanding the foregoing, no Subsidiary will be required to become or remain a Guarantor or provide or maintain a lien on any of its assets as security for any of the Obligations (i) if such Subsidiary is not a wholly-owned Subsidiary or does not otherwise fall within the definition of "Guarantor"; or (ii) to the extent doing so would (x) result in any material adverse tax consequences or (y) be prohibited by any Applicable Law.
     (k) Environmental Matters. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, in each case to the extent the failure to so comply, obtain renew, remove or clean up would result in a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.
     (l) Further Assurances.
     (i) Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.
     (ii) Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by Applicable Law, subject any Credit Party's properties, assets, rights or interests to the Liens now or hereafter required to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens required to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Credit Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
     (iii) Each of the Credit Parties hereby authorizes the Collateral Agent to file UCC financing statements and PPSA registration statements naming such Credit Party as debtor and describing the collateral covered thereby as "all assets", "all personal property", or using a similarly broad collateral description, in such jurisdictions that the Collateral Agent deems necessary or appropriate.
     (m) Maintenance of Properties, Etc. Maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof except where failure to do so would not have a Material Adverse Effect; provided that, this subsection (m) shall not prohibit the sale, transfer or other disposition of any such property consummated in accordance with the other terms of this Agreement.
     (n) Post-Closing Obligations.
     (i) Within 45 days following the Closing Date (or such later date as the Required Lenders may approve), the U.S. Bankruptcy Court shall have entered an order, in form and substance satisfactory to the Administrative Agent and the Lenders, authorizing and approving, on a final basis, this Agreement, the other Loan Documents, the Commitment Letter and the Fee Letter and all of their respective provisions and the priorities and liens granted under Sections 364(c) (and solely with respect to the Catawba Acre Lien, Section 364(d)) of the U.S. Bankruptcy Code, and containing such other terms and conditions as are acceptable to the Required Lenders in their sole discretion (the "Final Order"), which order shall not have been vacated, reversed or stayed or, without the consent of the Required Lenders, modified or amended; provided, however, that any such modification or amendment that is adverse to an Initial Lender shall be subject to the consent of such Initial Lender.
     (ii) The Borrowers shall be in compliance with the DIP Financing Orders and the Recognition Orders and each of the DIP Financing Orders and the Recognition Orders shall not have been reversed, modified, amended, stayed or vacated, in the case of any amendment or modification, without the prior written consent of the Required Lenders; provided, however, that any such modification or amendment that is adverse to an Initial Lender shall be subject to the consent of such Initial Lender.
     (iii) Within 45 days following the Closing Date (or such later date as the Required Lenders may approve), the Credit Parties shall have executed and delivered any security agreements, pledge agreements and any other documents and agreements relating thereto reasonably requested by FFH, in each case, in form and substance reasonably acceptable to FFH.

     (iv) Within 10 days following the Closing Date (or such later date as the Required Lenders may approve), the Collateral Agent shall have received a certificate from the Borrowers' insurance broker or other evidence satisfactory to it that all insurance required to be maintained by the Credit Parties hereunder is in full force and effect, together with endorsements naming the Collateral Agent as additional insured and loss payee thereunder.
     (v) Within 45 days following the Closing Date (or such later date as the Required Lenders may approve), the Borrowers shall have appointed a Chief Restructuring Officer reasonably acceptable to the Required Lenders.
     (vi) The Credit Parties shall provide written notice to the Administrative Agent and FFH in reasonable detail within two Business Days of (A) any purchase offer that any Credit Party or a Subsidiary may receive with respect to any material asset (including with respect to the Abitibi Entities), (B) any plan or proposal to sell or otherwise dispose of any material asset of the Credit Parties or their Material Subsidiaries (including with respect to the Abitibi Entities), and (C) any plan or proposal for the issuance of Debt or Equity Interests by any Credit Party or any Subsidiary thereof (excluding the Abitibi Entities), and, in each case, at the request of FFH, additional details with respect to any such offer, plan or proposal, to the extent not prohibited by confidentiality requirements.
     (vii) Within 45 days following the Closing Date, obtain private debt ratings on the Obligations under the DIP Facility from Moody's and Standard & Poor's.
     (viii) Within 10 days following the Closing Date, the Administrative Agent shall have received from each Secondary Guarantor duly executed counterparts of the closing documents described in Sections 3.01(a)(iii), (iv), (v) and (vi).
     (ix) Within 10 Business Days following the Closing Date, the Administrative Agent shall have received a complete and accurate list of (A) all Material Real Property owned by any Credit Party or any of its Subsidiaries, showing as of the date hereof the street address (if available), county or other relevant jurisdiction, state, record owner and book value thereof, (B) all leases of Material Real Property under which any Credit Party or any of its Subsidiaries is the lessee, showing as of the date hereof the street address, (if available) county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof and (C) all leases of Material Real Property under which any Credit Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.
     (x) Within 45 days following the Closing Date, as such time period may be extended by the Administrative Agent and FFH in their sole discretion (provided, that if substantially all of the items described in this Section 5.01(I) are not delivered by the date that is 90 days after the Closing Date, any additional extensions shall be subject to the approval of the Required Lenders), the Borrower shall deliver deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust in form and substance reasonably satisfactory to the Administrative Agent and FFH (the "Mortgages") with respect to the properties requested by FFH after the date hereof, duly executed by the appropriate Credit Party, together with:

     (A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered on or before the date that is 45 days after the Closing Date (or such later date as approved by the Administrative Agent and FFH in their sole discretion) and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid;
     (B) fully paid American Land Title Association Lender's Extended Coverage (or, with respect to properties located in Canada, a Canadian equivalent thereof reasonably acceptable to the Administrative Agent and FFH) title insurance policies (the "Mortgage Policies") in form and substance, with endorsements and in amount reasonably acceptable to the Administrative Agent and FFH, issued by Chicago Title or one or more other title insurers reasonably acceptable to the Administrative Agent and FFH, insuring the Mortgages to be valid and subsisting Liens on the real property described therein, free and clear of all defects (including, but not limited to, mechanics' and materialmen's Liens) and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics' and materialmen's Liens) as the Administrative Agent may reasonably deem necessary or desirable, and a zoning report from Planning and Zoning Resources Corporation (or, with respect to properties located in Canada, a Canadian equivalent thereof reasonably acceptable to the Administrative Agent and FFH) satisfactory to Administrative Agent and FFH;
     (C) American Land Title Association/American Congress on Surveying and Mapping form surveys (or, with respect to properties located in Canada, a Canadian equivalent thereof reasonably acceptable to the Administrative Agent and FFH), for which necessary fees (where applicable) have been paid, dated no more than the date that is 45 days after the Closing Date or, solely in the case of the property located in Calhoun, Tennessee, 60 days after the Closing Date (or, in each case, such later date approved by the Administrative Agent and FFH in their sole discretion), certified to the Administrative Agent, the Collateral Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent and FFH by a land surveyor duly registered and licensed in the States in which the real property described in such surveys is located and acceptable to the Administrative Agent and FFH, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent and FFH;
     (D) evidence of the insurance required by the terms of the Mortgages;
     (E) favorable opinions of local counsel for the Credit Parties (x) in states or provinces in which such properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance satisfactory to the Administrative Agent and FFH and (y) in states or provinces in which the Credit Parties party to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Credit Parties in the granting of the Mortgages, in form and substance satisfactory to the Administrative Agent and FFH; and
     (F) such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent and FFH may reasonably deem necessary or desirable and evidence that all other actions that the Administrative Agent and FFH may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.
     (xi) Within 45 days following the Closing Date (or such later date as the Required Lenders may approve), the Credit Parties and their respective Subsidiaries shall have executed and delivered the Intercompany Subordination Agreement to the Administrative Agent.
     (xii) Within 5 Business Days following the Closing Date, as such time period may be extended by the Administrative Agent and FFH in their sole discretion, each Credit Party located in the Province of Quebec or that has any real or personal property in the Province of Quebec shall deliver a duly executed hypothec agreement in favor of the Collateral Agent granting a hypothec in all of such Credit Party's property, assets and undertaking in the Province of Quebec in form and substance satisfactory to the Collateral Agent and shall take all other actions reasonably required by the Collateral Agent in connection with the registration of such hypothec agreement.
     (o) Abitibi Entities. Promptly notify FFH with respect to any purchase offer or any proposal received by the Parent or any Abitibi Entity to sell, transfer or otherwise dispose of all, substantially all or any significant portion of the assets of the Abitibi Entities (including, without limitation, any Equity Interests therein), and consult with FFH in good faith prior to entering into any agreement with respect thereto.
          SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, no Credit Party will, at any time:
     (a) Liens. Incur, create, assume or suffer to exist any Lien on any asset of the Borrowers or any of their respective Subsidiaries now owned or hereafter acquired by any of the Borrowers or the Guarantors, other than:
     (i) Liens in favor of the Collateral Agent and the Secured Parties;
     (ii) Liens in connection with Debt permitted to be incurred pursuant to Section 5.02(b)(vii) so long as such Liens extend solely to the property (and improvements and proceeds of such property) acquired with the proceeds of such Debt or subject to the applicable Capitalized Lease;
     (iii) Liens securing Debt in respect of any ABL Facility; provided that Liens against Lender Priority Collateral securing any ABL Facility shall be subordinated to the Lien in favor of the Collateral Agent hereunder pursuant to intercreditor arrangements on terms reasonably acceptable to the Initial Lenders;

     (iv) Liens securing the Carve-Out and other Liens contemplated under the DIP Financing Orders (including Liens securing the Existing Facilities);
     (v) (A) purchase money Liens (including precautionary Lien filings made under the Code of any jurisdiction) on equipment acquired or held by any Credit Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Debt incurred solely for the purpose of financing the acquisition of such equipment or (B) Liens existing on such equipment at the time of its acquisition; provided, however, that in the case of each of clauses (A) and (B), (x) no such Lien shall extend to or cover any other property of any Credit Party or any of its Subsidiaries, and (y) the aggregate principal amount of Debt secured by any or all such Liens shall not exceed at any one time outstanding $10,000,000;
     (vi) Liens arising from judgments, orders, or other awards not constituting an Event of Default;
     (vii) Liens in existence on the Closing Date with respect to each Credit Party or any Subsidiary of a Credit Party, in each case described on Schedule 5.02(a)(vii); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date;
     (viii) Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings promptly instituted and diligently conducted if adequate reserves are maintained to the extent required by GAAP;
     (ix) the claims of materialmen, mechanics, carriers, warehousemen, repairmen, processors or landlords for labor, materials, supplies, rentals or other similar Liens incurred in the ordinary course of business, unexercised rights of set off, in each case with respect to amounts not yet delinquent or that are bonded or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;
     (x) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation;
     (xi) bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Credit Party or Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Debt;
     (xii) (A) Liens securing Debt permitted pursuant to Section 5.02(b)(xvi); provided any such Lien shall encumber only the rights and interests under the insurance policy that secures such Debt, and (B) Liens securing Debt permitted pursuant to Section 5.02(b)(xviii); provided any such Lien shall encumber only the assets being acquired or shipped pursuant to such letter of credit;
     (xiii) purported Liens evidenced by the filing of precautionary UCC or PPSA financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
     (xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (xv) Liens constituting encumbrances in the nature of zoning restrictions, easements (including reciprocal easement agreements), rights-of-way, municipal building and zoning ordinances and similar charges, utility agreements, covenants, reservations, restrictions, encroachments, charges, encumbrances, or other similar restrictions, title defects or other irregularities that were not incurred in connection with and do not secure Debt and do not materially and adversely affect the use of the property encumbered thereby for the intended purposes and, which do not, in any case, impair (i) the use thereof in the ordinary conduct of business or (ii) the marketability or value of such property;
     (xvi) Liens on the Collateral granted as adequate protection pursuant to an order of the Bankruptcy Courts; provided, however that all such Liens on the Lender Priority Collateral shall be fully subordinated to the Liens of the Collateral Agent;
     (xvii) Liens created by any pension legislation applicable to the Canadian Pension Plans; and
     (xviii) Liens that do not, individually or in the aggregate, secure obligations (or encumber property with a fair market value) in excess of $5,000,000 at any one time outstanding.
     (b) Debt. Contract, create, incur, assume or suffer to exist any Debt, or permit any of its Subsidiaries to contract, create, incur, assume or suffer to exist any Debt, except for
     (i) Debt (including Guaranteed Obligations) under this Agreement and the other Loan Documents;
     (ii) Debt incurred prior to the Bankruptcy Petition Date and listed on Schedule 5.02(b) hereto (and in the case of the Debt set forth on such Schedule 5.02(b), the extension of maturity, refinancing or modification of the terms thereof; so long as (A) such extension, refinancing or modification is pursuant to terms that, taken as a whole, are not less favorable to the Credit Parties and the Lenders than the terms of the Debt being extended, refinanced or modified or are otherwise reasonably satisfactory to the Required Lenders and (B) after giving effect to such extension, refinancing or modification, the amount of such Debt is not greater than the amount of Debt outstanding immediately prior to such extension, refinancing or modification);
     (iii) Debt arising from Investments among and between the Credit Parties that are permitted hereunder;

     (iv) Debt in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;
     (v) Debt in respect of netting services, customary overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business;
     (vi) Debt in respect of any ABL Facility or the Existing Facilities;
     (vii) Debt with respect to Capitalized Leases and purchase money Debt (including any such Debt incurred to finance the acquisition, construction or improvement of any fixed or capital asset) in an aggregate amount not to exceed at any time $10,000,000; and any refinancings, renewals and extensions of any such purchase money Debt;
     (viii) Debt secured by a Lien permitted under Section 5.02(a)(v);
     (ix) Debt incurred in connection with a Hedge Agreement (A) which is entered into for interest rate, foreign currency or other business purposes and not for speculative purposes and (B) with a counterparty reasonably satisfactory to the Administrative Agent; provided that any counterparty that is a Lender or any Affiliate thereof shall be deemed satisfactory to the Administrative Agent;
     (x) Debt in respect of non-Credit Parties in existence on the Closing Date and set forth on Schedule 5.02(b);
     (xi) Debt arising from judgments, orders or other awards to the extent not constituting an Event of Default;
     (xii) other unsecured Debt in an aggregate principal amount outstanding not at any time exceeding $5,000,000;
     (xiii) Debt owed by any Credit Party to any other Credit Party (provided that, if requested by the Administrative Agent, such Debt shall be subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent);
     (xiv) Debt owed by any Subsidiary which is not a Credit Party to any other Subsidiary which is not a Credit Party;
     (xv) Debt owed by any Subsidiary which is not a Credit Party to a Credit Party (provided that such Debt shall be payable by such Subsidiary on demand by the Credit Party to the extent required pursuant to the Intercompany Subordination Agreement); provided that the aggregate amount of such Debt, together with any equity or capital investments permitted pursuant to Section 5.01(h)(vii) (without duplication), shall not exceed $25,000,000 outstanding on any date of determination (which amount shall be calculated as the net balance of such loans, advances and investments as reduced by any repayments or distributions made with respect thereto);
     (xvi) Debt in respect of insurance premium financing arrangements incurred in the ordinary course of business and provided that such Debt does not exceed the unpaid amount of such premiums;

     (xvii) Debt of non-U.S. Subsidiaries in an aggregate amount not to exceed at any time $15,000,000; and
     (xviii) Debt of the Parent or any of its Subsidiaries (but excluding, for the avoidance of doubt, the Abitibi Entities) as an account party in respect of trade letters of credit entered into in the ordinary course of business; provided that no such trade letter of credit shall be secured by any assets of the Parent or any of its Subsidiaries other than the assets being acquired or shipped pursuant to such letter of credit.
     (c) Chapter 11 Claims. Subject to the DIP Financing Orders, incur, create, assume, suffer to exist or permit any claim that is pari passu with or senior to the claims of the Secured Parties against the Borrowers and the Guarantors, other than in accordance with the applicable DIP Financing Orders.
     (d) Dividends; Capital Stock. Declare or pay, directly or indirectly, any dividends or make any other distribution, or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock (or any options, warrants, rights or other equity securities or agreements relating to any capital stock) of the Borrowers, or set apart any sum for the aforesaid purposes; provided that:
     (i) the Borrowers or any of their Subsidiaries may make cash distributions or equity repurchases pursuant to employee benefit plans or incentive compensation plans, in each case to the extent such distributions constitute compensation to executives or employees of such Borrower or of the applicable Subsidiary and in each case as approved by the applicable Bankruptcy Court (whether or not such repurchase constitutes compensation);
     (ii) any Subsidiary of the Parent may make distributions or pay dividends to the Parent or any other Subsidiary of the Parent that owns any Equity Interests in such Subsidiary and, in the case of a distribution or dividend by a Subsidiary that is not a wholly-owned Subsidiary, to each other owner of Equity Interests in such Subsidiary based on their relative ownership interests; and
     (iii) AbitibiBowater Canada Inc. may repurchase all or any portion of the Exchangeable Shares solely with either shares of common stock of the Parent, consideration received from the Abitibi Entities (including, but not limited to, any consideration received for the repurchase of the shares of Abitibi held by AbitibiBowater Canada Inc.) or any combination thereof, in each case as approved in the CCAA Case for the Abitibi Entities.
     (e) Equity Issuances. Except to the extent included as Debt and incurred in accordance with Section 5.02(b) hereof, issue, sell or otherwise dispose of any class or series of capital stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be (x) convertible or exchangeable into Debt unless such Debt is permitted at the time pursuant to Section 5.02(b) or (y) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due; provided, however, that a Credit Party shall not be prohibited from issuing, selling or otherwise disposing of any such class or series of capital stock pursuant to any employee benefit plan or incentive compensation plan as in effect on the Bankruptcy Petition Date up to a maximum value in excess of obligations to issue, sell or otherwise dispose of such capital stock existing on the Bankruptcy Petition Date of (i) $10,000,000 in the aggregate, for all such plans, and (ii) $2,000,000 in the aggregate per annum for all such plans.
     (f) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Credit Party, (iii) compensation, retirement, expense reimbursement, insurance and indemnification arrangements with directors, officers, employees or consultants in the ordinary course of business consistent with the DIP Budget; (iv) allocation of customer orders between the Abitibi Entities and the Bowater Entities determined in the ordinary course of business in a manner consistent with past practice; (v) payments in the ordinary course of business to Abitibi Entities of amounts received by the Credit Parties and representing payments on accounts receivable of the Abitibi Entities consistent with the Cash Management Order; (vi) allocation of selling, general and administrative expenses between Bowater Entities and Abitibi Entities in the ordinary course of business in a manner consistent with past practice; and (vii) joint purchasing agreements between or among the Credit Parties and the Abitibi Entities whereby the parties thereto agree to jointly purchase goods or services from third parties; provided that such agreements are on terms no less favorable than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate.
     (g) Investments. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except for:
     (i) Investments existing on the Closing Date, as set forth on Schedule 5.02(h) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other material modification of the terms thereof;
     (ii) Investments in cash and Cash Equivalents;
     (iii) Investments by (A) any Credit Party in any other Credit Party, (B) non-Credit Party in any other non-Credit Party and (C) any Credit Party or non-Credit Party in Bowater Canada and its Subsidiaries; provided that no such Investment may be made to any Abitibi Entity;
     (iv) Investments (A) received in satisfaction or partial satisfaction thereof from financially troubled account debtors or in connection with the settlement of delinquent accounts and disputes with customers and suppliers, or (B) received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary or in satisfaction of judgments;
     (v) Investments (A) in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with current market practices, (B) in the form of extensions of trade credit in the ordinary course of business, (C) in the form of prepaid expenses and deposits to other Persons in the ordinary course of business and (D) Investments constituting Hedge Agreements entered into for non-speculative purposes and permitted pursuant to Section 5.02(b);

     (vi) Investments made after the Closing Date in any Subsidiary formed after the Closing Date so long as (A) such Subsidiary is a Guarantor hereunder and (B) the Borrowers and their respective Subsidiaries comply with the applicable provisions of 5.02(i);
     (vii) Investments in the form of loans and advances to employees in the ordinary course of business, which, in the aggregate, do not exceed at any time $5,000,000;
     (viii) Investments in the form of intercompany Debt to the extent permitted by Section 5.02(b)(xv);
     (ix) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;
     (x) Investments in the form of payment of expenses to the extent permitted under Section 5.02(f)(vi); and
     (xi) other Investments in an aggregate amount not to exceed $500,000.
     (h) Fundamental Changes; Acquisitions; Asset Dispositions. Take any of the following actions, or permit any of its Subsidiaries to do any of the foregoing: (x) wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, (y) purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof), or (z) make any Asset Disposition; other than, with respect to this sub-clause (z):
     (i) the sale of inventory in the ordinary course of business;
     (ii) the sale of obsolete, worn-out or surplus assets in the ordinary course of business that are no longer used or usable in the business of the Parent or any of its Subsidiaries;
     (iii) the transfer of assets to the Borrowers or any wholly-owned Subsidiary (provided that, in the case of any such transfer of assets, (A) if the transferee of such assets is a Credit Party, such Credit Party shall not pay more than the fair market value of such assets (determined as of the date of the applicable transfer) and (B) if the transferor of such assets is a Credit Party, the transferee shall not pay less than the fair market value of such assets (determined as of the date of the applicable transfer);
     (iv) the Borrowers or any Subsidiary may write-off, discount, sell or otherwise dispose of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;
     (v) the disposition of any Hedge Agreement;
     (vi) the disposition of cash or Cash Equivalents;
     (vii) the sale of timberlands by the Borrowers or any of their Subsidiaries; and

     (viii) other asset dispositions in an aggregate amount not to exceed $3,000,000;
provided, however, that the foregoing limitations are not intended to prevent any Credit Party from rejecting unexpired leases or executory contracts as permitted pursuant to section 365 of the Bankruptcy Code or the Initial CCAA Order in connection with the Cases.
     (i) Nature of Business. Modify or alter, or permit any of its Subsidiaries to modify or alter, in any material manner the nature and type of its business as conducted at or prior to the Bankruptcy Petition Date or the manner in which such business is currently conducted (except as required by the U.S. Bankruptcy Code), it being understood that sales permitted by Section 5.02(h) and discontinuing operations expressly identified as operations to be discontinued in the DIP Budget shall not constitute such a material modification or alteration.
     (j) Amendments of Constitutive Documents. Amend its constitutive documents, except for amendments that would not reasonably be expected to adversely affect the interests of the Lenders.
     (k) Accounting Changes. Make or permit any changes in (i) accounting policies or reporting practices, except (x) as permitted or required under GAAP and (y) solely in the case of reporting practices, in connection with any reporting to the Bankruptcy Courts as required under the Cases, or (ii) its Fiscal Year.
     (l) Negative Pledge; Payment Restrictions Affecting Subsidiaries. Enter into or allow to exist, or allow any Subsidiary to enter into or allow to exist, any agreement prohibiting or conditioning the ability of a Borrower or any such Subsidiary to (i) create any lien upon any of its property or assets, (ii) make dividends to, or pay any indebtedness owed to, any Credit Party, (iii) make loans or advances to, or other investments in, any Credit Party, or (iv) transfer any of its assets to any Credit Party other than (A) any such agreement with or in favor of the Administrative Agent or the Lenders; (B) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; (C) any restriction or encumbrance imposed pursuant to an agreement that has been entered into by a Borrower or any Subsidiary for the disposition of any of its property or assets so long as such disposition is otherwise permitted under the Loan Documents; (D) any such agreement imposed in connection with consignment agreements entered into in the ordinary course of business; (E) customary anti-assignment provisions contained in any agreement entered into in the ordinary course of business; (F) any agreement in existence on the Bankruptcy Petition Date and any assumption of any such agreement permitted hereunder so long as the terms or provisions in connection with any such assumption relating to liens are no more restrictive than the agreement in effect on the Bankruptcy Petition Date, (G) such encumbrances or restrictions required by applicable law, in each case as in effect on the Closing Date and (H) customary restrictions contained in the ABL Facility not affecting the rights of the Secured Parties under the DIP Facility.
     (m) Prepayments, Amendments, Etc. of Debt. (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt except (A) regularly scheduled or required repayments or redemptions of Debt permitted hereunder, (B) any prepayments or redemptions of Debt in connection with a refunding or refinancing of such Debt permitted by Section 5.02(b), (C) any repayments of Debt to the Borrowers or their Subsidiaries that was permitted to be incurred under this Agreement, or (D) any repayment of Debt under the Existing Facilities from proceeds of assets securing such Existing Facilities, other than Lender Priority Collateral, to the extent allowed pursuant to an order of the Bankruptcy Courts, or (ii) amend, modify or change in any manner adverse to the Lenders any term or condition of any Debt.
     (n) Sales and Lease Backs. Except as set forth on Schedule 5.02(n), become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property, whether now owned or hereafter acquired (i) which such Credit Party has sold or transferred or is to sell or transfer to any other Person (other than another Credit Party) or (ii) which such Credit Party intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by a Credit Party to any Person (other than another Credit Party) in connection with such lease.
          SECTION 5.03. Reporting Requirements. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Credit Party will furnish to the Administrative Agent and FFH:
     (a) Default Notice. As soon as possible and in any event within two Business Days after any Responsible Officer of the Borrower has knowledge of the occurrence of any Default or within three Business Days after any Responsible Officer of any Credit Party has knowledge of the occurrence of any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer (or person performing similar functions) of such Credit Party setting forth details of such Default or other event and the action that the Credit Parties have taken and propose to take with respect thereto.
     (b) Annual Financials. As soon as available and in any event within 105 days after the end of each Fiscal Year, in the case of the Bowater Entities and the Abitibi Entities, each on a combined basis and in the case of the Parent and its GAAP Subsidiaries, on a consolidated basis, in each case, commencing with the Fiscal Year ending December 31, 2009, a copy of the annual audit report for such Fiscal Year, including therein a Consolidated balance sheet of the Bowater Entities, the Abitibi Entities or the Parent and its GAAP Subsidiaries, as the case may be, as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Bowater Entities, the Abitibi Entities or the Parent and its GAAP Subsidiaries, as the case may be, for such Fiscal Year, in each case accompanied by (A) in the case of the financial statements of the Parent and its GAAP Subsidiaries (including the Abitibi Entities), an opinion of independent public accountants of recognized national standing reasonably acceptable to the Required Lenders and (B) a certificate of a Responsible Officer of the Parent stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto.
     (c) Monthly Financials. In the case of the Bowater Entities and the Abitibi Entities, each on a combined basis and in the case of the Parent and its GAAP Subsidiaries, on a consolidated basis, in each case commencing with the month-ended April 2009, and for each month thereafter, deliver to the Lenders (i) monthly financial statements of the Bowater Entities, the Abitibi Entities and the Parent and its GAAP Subsidiaries due on or before the 30th day after month-end, in the case of the first two months of each Fiscal Quarter, and the 50th day after month-end, in the case of the third month of each Fiscal Quarter, and certified by a Responsible Officer of the Borrower, (ii) a report of monthly mill-level earnings before interest, taxes, depreciation and amortization and (iii) such other financial information required to be delivered to the Bankruptcy Courts for such month, which information shall be in form and detail reasonably satisfactory to the Required Lenders, and, without duplication, a comparison of such financial information with the projections for such month in the DIP Budget and a schedule in form reasonably satisfactory to the Lenders of the computations used in determining compliance with the covenant contained in Sections 5.04, 5.05, 5.06 and 5.07, all in reasonable detail and duly certified by a Responsible Officer of the Parent. In addition, no later than the last Business Day of each calendar month, and on any other date on which the Borrower may deliver the same to the Bankruptcy Court, a supplement to the DIP Budget setting forth on a weekly basis for the next thirteen weeks (commencing with the immediately succeeding calendar week) an updated forecast of the information contained in the DIP Budget for such period and a written set of supporting assumptions, all in form and substance reasonably satisfactory to the Required Lenders.
     (d) Quarterly Financials. In the case of the Bowater Entities and the Abitibi Entities, each on a combined basis, and in the case of the Parent and its GAAP Subsidiaries, on a consolidated basis, in each case commencing with the Fiscal Quarter ending June 30, 2009, as soon as available and in any event within 50 days after the end of each of the first three quarters of each Fiscal Year, balance sheets of the Bowater Entities, the Abitibi Entities and the Parent and its GAAP Subsidiaries as of the end of such quarter, and statements of income and cash flows of the Bowater Entities, the Abitibi Entities and the Parent and its GAAP Subsidiaries for the period commencing at the end of the previous quarter and ending with the end of such quarter, and statements of income and cash flows of the Bowater Entities, Abitibi Entities and Parent and its GAAP Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth, in each case in comparative form the corresponding figures for the corresponding period of the immediately preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and subject to any adjustments that might be required as a result of goodwill impairment testing) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.
     (e) Bankruptcy Pleadings and Other Information. Promptly after the same is available, advance copies of all pleadings (to the extent practicable), motions, applications, judicial information, financial information and other documents to be filed by or on behalf of any of the Credit Parties with the Bankruptcy Courts in the Cases, or distributed by or on behalf of any of the Credit Parties to any Committee appointed in the Cases, providing copies of same to the Lenders and counsel for the Administrative Agent.
     (f) Thirteen Week Forecast. No later than 5:00 pm EST on each Friday of each week following the Bankruptcy Petition Date, (i) a cash flow forecast detailing cash receipts and cash disbursements on a weekly basis for the next 13 weeks (a "Thirteen Week Forecast"), the information and calculations contained in which shall be reasonably satisfactory to the Required Lenders and (ii) as promptly as possible following delivery of a Thirteen Week Forecast and in no event later than five Business Days following such delivery, a reporting package, consistent with the reporting package provided to the Lenders as of the Closing Date, which includes, among other things, a variance discussion and such other information as may be reasonably requested by the Administrative Agent and certified by a Responsible Officer.
     (g) Budget Variance Report. No later than the last Business Day of each calendar week (commencing with the calendar week starting immediately after the Effective Date), a Budget Variance Report as of the end of the immediately preceding calendar week.

     (h) ERISA Events and ERISA Reports. (i) Promptly and in any event within 10 Business Days after any Credit Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred with respect to an ERISA Plan, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Credit Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (ii) on the date any records, documents or other information must be furnished to the PBGC with respect to any ERISA Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.
     (i) Canadian Pension Plan Events. Promptly and in any event within 10 Business Days after any Credit Party knows or has reason to know that a Canadian Pension Plan Event has occurred, evidence of such Canadian Pension Plan Event.
     (j) Plan Terminations. Promptly and in any event within five Business Days after receipt thereof by any Credit Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any ERISA Plan or to have a trustee appointed to administer any ERISA Plan.
     (k) Actuarial Reports. Promptly upon receipt thereof by any Credit Party or any ERISA Affiliate, a copy of the annual actuarial valuation report for each ERISA Plan, the funding target attainment percentage (as defined in Section 303(d)(2) of ERISA) of which is less than 90%.
     (l) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Credit Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition on such Person of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Credit Party or any ERISA Affiliate in connection with any event described in clause (i) or (ii) above.
     (m) Litigation. Promptly after the commencement thereof, notice of each unstayed action, suit, investigation, litigation and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Credit Party or any of its Subsidiaries that (i) is reasonably likely to be determined adversely and if so determined adversely could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement any other Loan Document or the consummation of the transactions contemplated hereby.
     (n) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any non-compliance by any Credit Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to (i) result in a liability in excess of $2,000,000 or (ii) cause any real property to be subject to any material restrictions on ownership, occupancy, use or transferability.
     (o) Other Information. (i) Simultaneously when provided to the holders of any Debt for borrowed money or investors in any asset securitization, sale or factoring facility of any Abitibi Entity, copies of reports, presentations and other financial documents relating to the Abitibi Entities and other non-Credit Parties, and (ii) such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Credit Party or any of its Subsidiaries as any Lender (through the Administrative Agent), the Administrative Agent or any of their advisors may from time to time reasonably request.
     SECTION 5.04. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrowers will not:
     (a) Minimum Consolidated Fixed Charge Coverage Ratio. As of the last day of each Fiscal Quarter set forth below, permit the Consolidated Fixed Charge Coverage Ratio for the four (4) Fiscal Quarter period ending on such day to be less than the minimum ratio set forth opposite such Fiscal Quarter:

MINIMUM CONSOLIDATED
FIXED CHARGE COVERAGE
FISCAL QUARTER ENDING	RATIO
June 30, 2009	4.00 to 1
September 30, 2009	3.40 to 1
December 31, 2009	3.10 to 1
March 31, 2010	3.20 to 1
June 30, 2010	3.30 to 1
September 30, 2010	3.60 to 1
     (b) Capital Expenditures. Permit any Credit Party or any other Subsidiary to incur Capital Expenditures in the aggregate during the 12-month period set forth below in excess of the maximum amount set forth below for such 12-month period:

MAXIMUM CAPITAL
12 MONTH PERIOD	EXPENDITURES
March 31, 2010	$75,000,000
     (c) Minimum Consolidated EBITDA. As of the last day of each month set forth below, permit Consolidated EBITDA for the 12 month period then ended to be less than the following:

MINIMUM CONSOLIDATED
MONTH ENDING:	EBITDA
April 30, 2009	$248,000,000
May 31, 2009	$235,000,000
June 30, 2009	$224,000,000
July 31, 2009	$220,000,000
August 31, 2009	$205,000,000
September 30, 2009	$192,000,000
October 31, 2009	$189,000,000
November 30, 2009	$175,000,000
December 31, 2009	$176,000,000
January 31, 2010	$181,000,000
February 28, 2010	$196,000,000
March 31, 2010	$178,000,000
April 30, 2010	$172,000,000
May 31, 2010	$176,000,000
June 31, 2010	$187,000,000

MINIMUM CONSOLIDATED
MONTH ENDING:	EBITDA
July 31, 2010	$186,000,000
August 31, 2010	$191,000,000
September 30, 2010	$203,000,000
ARTICLE VI
GUARANTY
          SECTION 6.01. Guaranty; Limitation of Liability. (a) (i) Each U.S. Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Credit Party, including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations (such Obligations being the "U.S. Guaranteed Obligations") and (ii) each Canadian Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of Bowater Canada, including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the Obligations thereof (the "Canadian Guaranteed Obligations" and, together with the U.S. Guaranteed Obligations, being referred to herein the "Guaranteed Obligations"), in each case, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by any Agent, the Initial Lenders or any other Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each applicable Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Credit Party to any Lender as set forth above under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Credit Party. Notwithstanding anything contained herein to the contrary, no Canadian Guarantor shall have any liability whatsoever with regard to the Obligations or Guaranteed Obligations of any Credit Party other than Bowater Canada and the other Canadian Guarantors.
          (b) Each Guarantor, and by its acceptance of this Guaranty, each Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer, preference or conveyance or any other transaction capable of being challenged or voided for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, any Agent, the other Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer, preference or conveyance or any other transaction capable of being challenged or voided.
          (c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other

Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents.
          SECTION 6.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Credit Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Credit Party or whether the Borrower or any other Credit Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
     (i) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
     (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Credit Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Credit Party or any of its Subsidiaries or otherwise;
     (iii) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
     (iv) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Credit Party under the Loan Documents or any other assets of any Credit Party or any of its Subsidiaries;
     (v) any change, restructuring or termination of the corporate structure or existence of any Credit Party or any of its Subsidiaries;
     (vi) any failure of any Lender to disclose to any Credit Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Credit Party now or hereafter known to such Lender (each Guarantor waiving any duty on the part of the Lenders to disclose such information);
     (vii) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
     (viii) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender that might otherwise constitute a defense available to, or a discharge of, any Credit Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or any other Credit Party or otherwise, all as though such payment had not been made.
          SECTION 6.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Credit Party or any other Person or any Collateral.
          (b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Credit Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
          (d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by Applicable Law.
          (e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Credit Party or any of its Subsidiaries now or hereafter known by such Lender.
          (f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 6.02 and this Section 6.03 are knowingly made in contemplation of such benefits.
          SECTION 6.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower, any other Credit Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against any Borrower, any other Credit Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from a Borrower, any other Credit Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed

Obligations and all other amounts payable under this Guaranty, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Maturity Date shall have occurred, the Lenders will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
          SECTION 6.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit E hereto (each, a "Guaranty Supplement"), (a) such Person shall be referred to as an "Additional Guarantor" and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a "Guarantor" shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a "Guarantor" shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to "this Guaranty," "hereunder," "hereof" or words of like import referring to this Guaranty, and each reference in any other Loan Document to the "Guaranty," "thereunder," "thereof" or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.
          SECTION 6.06. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Credit Party (the "Subordinated Obligations") to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 6.06:
     (i) Prohibited Payments, Etc. Except during the continuance of a Default, each Guarantor may receive regularly scheduled payments from any other Credit Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
     (ii) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Credit Party, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding ("Post-Petition Interest") before such Guarantor receives payment of any Subordinated Obligations.
     (iii) Turn-Over. After the occurrence and during the continuance of any Default, each Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.
     (iv) Agent Authorization. After the occurrence and during the continuance of any Default, the Administrative Agent is authorized and empowered (but without any obligation to so

do), in its discretion, (A) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (B) to require each Guarantor (x) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (y) to pay any amounts received on such obligations to the Collateral Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).
          SECTION 6.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Maturity Date (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 10.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
ARTICLE VII
EVENTS OF DEFAULT
          SECTION 7.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:
     (a) the Borrowers shall fail to pay any principal of any Advance when the same shall become due and payable or any Credit Party shall fail to make any payment of interest on any Advance or any other payment under any Loan Document within three business days after the same becomes due and payable; or
     (b) any representation or warranty made by any Credit Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or
     (c) any Credit Party shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(a), (e) or (n), 5.02, 5.03 or 5.04; or
     (d) any Credit Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days; or
     (e) (i) any Credit Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of one or more items of Debt arising after the Bankruptcy Petition Date of the Credit Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $10,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreements or instruments relating to all such Debt; or (ii) any other event shall occur or condition shall exist under the agreements or instruments relating to one or more items of Debt arising after the Bankruptcy Petition Date of the Credit Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount of at least $10,000,000, and such other event or condition shall continue after the applicable grace period, if any, specified in all such agreements or instruments, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or (iii) one or more items of Debt arising after the Bankruptcy Petition Date of the Credit Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $10,000,000 shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled or required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
     (f) one or more final, non-appealable judgments or orders for the payment of money in excess of $10,000,000 (exclusive of any judgment or order the amounts of which are fully covered by insurance less any applicable deductible) which is not in dispute) in the aggregate at any time, as an administrative expense of the kind specified in Section 503(b) of the U.S. Bankruptcy Code shall be rendered against any Credit Party or any of its Subsidiaries and enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or
     (g) one or more nonmonetary judgments or orders shall be rendered against any Credit Party or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (h) any provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against any Credit Party intended to be a party to it, or any such Credit Party shall so state in writing; or
     (i) any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien on and security interest in the Collateral purported to be covered thereby; or
     (j) any ERISA Event shall have occurred with respect to an ERISA Plan if such ERISA Event, along with any other ERISA Event that has occurred and then exists, is reasonably likely to result in any additional liability of a Credit Party or an ERISA Affiliate with respect to an ERISA Plan that exceeds $10,000,000; or
     (k) any Credit Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Credit Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $1,000,000 per annum; or
     (l) any Credit Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated,

within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Credit Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $10,000,000; or
     (m) a contribution or premium required, other than the Special Amortization Payments, to be paid to or in respect of any Canadian Pension Plan is not paid in a timely fashion in accordance with the terms thereof and all applicable law, or material taxes, penalties or fees are owing or exigible under any Canadian Pension Plan beyond the date permitted for payment of same; a proceeding, action, suit or claim (other than routine claims for benefits) is commenced or instituted involving any Canadian Pension Plan or its assets; an event with respect to any Canadian Pension Plan which would entitle any Person (without the consent of the applicable Credit Party) to wind-up or terminate any Canadian Pension Plan, in whole or in part, or which could reasonably be expected to adversely affect the tax status thereof, shall occur; a going concern unfunded actuarial liability, past service unfunded liability or solvency deficiency shall exist with respect to any single Canadian Pension Plan which exceeds $200,000,000; or an improper withdrawal or transfer of assets from any Canadian Pension Plan shall occur; or
     (n) Any of the Cases shall be dismissed or converted to a case under Chapter 7 of the U.S. Bankruptcy Code or to a bankruptcy under the BIA or the Borrowers or any Guarantor shall file a motion or other pleading seeking the dismissal of any of the Cases under Section 1112 of the U.S. Bankruptcy Code or under the CCAA or otherwise; a trustee under Chapter 7 or Chapter 11 of the U.S. Bankruptcy Code or the BIA, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) and Section 1106(b) of the U.S. Bankruptcy Code) or a receiver, receiver and manager or liquidator shall be appointed in any of the Cases or otherwise and the order appointing such trustee, responsible officer or a receiver, receiver and manager or liquidator or examiner shall not be reversed or vacated within 30 days after the entry thereof; or, other than as set forth in the DIP Financing Orders, an application shall be filed by the Borrowers or any Guarantor for the approval of any Superpriority Claim (other than the Carve-Out) in any of the Cases which is pari passu with or senior to the claims of the Administrative Agent, the Collateral Agent, and/or the Lenders against the Borrowers or any Guarantor hereunder, or, other than as set forth in the DIP Financing Orders, there shall arise or be granted any such pari passu or senior Superpriority Claim or the Bankruptcy Courts shall enter an order terminating the use of cash collateral; or
     (o) The relevant Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the U.S. Bankruptcy Code or from the stay provided under the Initial CCAA Order to any creditor or creditors of the Borrowers or any of the Guarantors with respect to assets having an aggregate value in excess of $3,000,000; or
     (p) an order of the Bankruptcy Courts shall be entered reversing, staying for a period in excess of 10 days, vacating or (without the written consent of the Administrative Agent) otherwise amending, supplementing or modifying any of the DIP Financing Orders in a manner that is adverse to the Lenders as determined by the Administrative Agent, or terminating the use of cash collateral by the Borrowers or the Guarantors pursuant to the DIP Financing Orders or amending or modifying the adequate protections granted pursuant to the DIP Financing Orders; or

     (q) the Borrowers or Guarantors shall make any payment of Prepetition Debt other than pursuant to the DIP Financing Orders, in accordance with Section 5.02(m), or as otherwise agreed to by the Administrative Agent and acceptable to the Lenders;
     (r) a Change of Control shall occur; or
     (s) the dissolution of any Borrower shall occur; or
     (t) any of the Credit Parties shall cease to be authorized to use "cash collateral" of the administrative agents or lenders under the Existing Facilities as contemplated by the DIP Financing Orders; or
     (u) the administrative agent or lenders under the Existing Facilities shall give notice of their intention to exercise remedies against any Credit Party pursuant to the Existing Facilities, provided that the relevant stay in connection with the Cases has been lifted; or
     (v) the Canadian DIP Recognition Order shall not be issued by the Canadian Bankruptcy Court by the third Business Day after the issuance of the Initial CCAA Order; or
     (w) the Canadian Second DIP Recognition Order shall not be issued by the Canadian Bankruptcy Court by the third Business Day after the issuance of the Final Order by the U.S. Bankruptcy Court;
then, and in any such event, subject only to the giving of an "Enforcement Notice" under and as defined in the DIP Financing Orders to the parties entitled thereunder to receive such notice and subject to the limitations set forth in the DIP Financing Orders, without further order of or application to the Bankruptcy Courts, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers.
ARTICLE VIII
THE AGENTS
          SECTION 8.01. Authorization and Action. (a) Each Lender (on behalf of itself and its Affiliates in their capacities as a Lender hereby appoints FFH to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.
          (b) Each Lender (on behalf of itself and its Affiliates in their capacities as a Lender) hereby appoints FFH to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including acting as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations.
          (c) The provisions of this Article are solely for the benefit of the Agents (including any successor Agent appointed pursuant to Section 8.06) and the Lender, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.
          SECTION 8.02. Agents Individually. (a) Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
          (b) Each Lender understands that each financial institution acting as an Agent and any successor Agent may and their respective Affiliates (collectively, the "Agent Parties") are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as the "Activities") and may engage in the Activities with or on behalf of one or more of the Credit Parties or their respective Affiliates. Furthermore, the Agent Parties in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of others (including the Credit Parties and their Affiliates and including holding, for its own account or on behalf of others, equity and similar positions in the Borrowers, other Credit Parties or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Credit Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent Parties may receive or otherwise obtain information concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Loan Documents), which information may not be available to any of the Lenders that are not Affiliates of the Agent Parties. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, neither any Agent nor any other member of the Agent Parties shall have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come into the possession of any Agent or any Affiliate thereof or any employee or agent of any of the foregoing.
          (c) Each Lender further understands that there may be situations in which parts of the Agent Parties' customers (including the Credit Parties or their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that the Agent Parties are not required to restrict their activities as a result of the Agent Parties acting as Agent (or in any other capacity) hereunder and under the other Loan Documents, and that the Agent Parties may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent Parties of Confidential Information nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by any Agent or any member of the Agent Parties to any Lender that would prevent or restrict the Agent Parties from acting on behalf of customers (including the Credit Parties or their Affiliates) or for their own account. Each Lender agrees that none of any Agent, the Agent Parties nor any member or business of the Agent Parties is under a duty to disclose to any Lender or use on behalf of the Lenders any information whatsoever about or derived from the Activities or to account for any revenue or profits obtained in connection with the Activities.
          SECTION 8.03. Duties of Agents; Exculpatory Provisions. (a) The Agents' duties hereunder and under the other Loan Documents are solely mechanical and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:
     (i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; and
     (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its Affiliates to liability or that is contrary to any Loan Document or Applicable Law.
          (b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 7.01 or 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until notice describing such Default and such event or events is given to such Agent by any Borrower or any Lender.
          (c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to such Agent. Neither any Agent nor any of its Related Parties shall be responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Agent, a Credit Party or any other Person given in, pursuant to or in connection with any Loan Document.
          (d) Nothing in this Agreement or any other Loan Document shall require any Agent to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to each Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Agent.
          SECTION 8.04. Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Advances, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advances. Each Agent may consult with legal counsel (who may be counsel for the Borrowers or any other Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          SECTION 8.05. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of each Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Article X (as though such sub-agents were the "Administrative Agent" or the "Collateral Agent," as the case may be, under the Loan Documents) as if set forth in full herein with respect thereto.
          SECTION 8.06. Resignation and Replacement of Agents.
          (a) Any Agent may at any time give notice of its resignation to the Lenders and the Borrowers, and may be removed at any time with or without cause by the Required Lenders. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor or upon any such removal by the Required Lenders. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the "Lender Appointment Period"), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent's resignation or removal. Upon the resignation or removal effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent's resignation or removal shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that, in the case of any resignation or removal by or of the Collateral Agent, the retiring Collateral Agent shall continue to hold any Collateral until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the retiring Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent's resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.06 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related

Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
          (b) Each Credit Party acknowledges that FFH intends to resign as Administrative Agent and/or Collateral Agent shortly after the Closing Date. Notwithstanding clause (a) above, (i) upon FFH's resignation as Administrative Agent and/or as Collateral Agent, its successor shall be reasonably acceptable to the Parent (Parent's consent not to be unreasonably withheld or delayed), and (ii) all costs and expenses of the transition of such role(s) by FFH to its successor shall be for the account of the Credit Parties pursuant to Section 10.04. The Credit Parties agree to work in good faith with FFH and the successor Agent to agree on any amendments to the Loan Documents reasonably requested by the successor Agent in connection with its appointment hereunder, and acknowledge that customary agency fees will be payable by the Borrowers to the successor Agent.
          SECTION 8.07. Non-Reliance on Agents and Other Lenders. (a) Each Lender confirms to each Agent, each other Lender and each of their respective Related Parties that it (i) possesses such knowledge and experience in financial and business matters that it is capable, without reliance on any Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, environmental, accounting and other financial matters) of entering into this Agreement, making Advances and other extensions of credit hereunder and under the other Loan Documents and in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risk and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.
          (b) Each Lender acknowledges that it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents and that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties and based on such documents and information, as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to be solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, including but not limited to:
          (i) the financial condition, status and capitalization of the Borrowers and each other Credit Party;
          (ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;
          (iii) the adequacy, accuracy and/or completeness of any other information delivered by any Agent and any other Lender or by any other Person under or in connection with this Agreement or any other Loan Document, the transactions contemplated by this Agreement and the other Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.
          SECTION 8.08. Indemnification. Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Parent) from and against such Lender's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the "Indemnified Costs"); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Parent under Section 10.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Parent. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.08 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.
ARTICLE IX
SECURITY
          SECTION 9.01. Grant of Security. To induce the Lenders to make the Advances, each Credit Party hereby grants to the Collateral Agent, for itself and for the ratable benefit of the Secured Parties, as security for the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Credit Party under the Loan Documents pursuant to the foregoing (whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise) (collectively, the "Secured Obligations"), a continuing Lien and security interest (subject only to certain Liens permitted pursuant to Section 5.02(a) and the Carve-Out) in accordance with subsections 364(c)(2) and (3) (and solely with respect to the Catawba Acre Lien, Section 364(d)) of the U.S. Bankruptcy Code and having the priority set forth in the DIP Financing Orders, in and to all of the property and assets of such Credit Party and its estate, real and personal, tangible and intangible, whether now owned or hereafter acquired or arising and regardless of where located (the "Collateral"), including but not limited to:
     (a) all Equipment;
     (b) all Inventory;
     (c) all Accounts (and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the "Related Contracts");
     (d) all General Intangibles;
     (e) the following (the "Security Collateral"):
     (i) all shares of stock and other Equity Interests from time to time owned or acquired by such Credit Party in any manner (such shares and other Equity Interests being the "Pledged Equity"), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity

Interests and all subscription warrants, rights or options issued thereon or with respect thereto;
     (ii) all indebtedness from time to time owed to such Credit Party (such indebtedness being the "Pledged Debt") and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;
     (iii) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Credit Party has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all subscription warrants, rights or options issued thereon or with respect thereto (the "Pledged Investment Property"); and
     (iv) all securities, securities accounts, futures accounts, futures contracts or financial assets (each as defined in the Securities Transfer Act (Ontario));
          (f) the following (collectively, the "Account Collateral"):
     (i) all deposit and other bank accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing such accounts;
     (ii) all promissory notes, certificates of deposit, deposit accounts, checks and other instruments; and
     (iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;
     (g) the following (collectively, the "Intellectual Property"):
     (i) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto ("Patents");
     (ii) all trademarks, service marks, domain names, trade dress, distinguishing guises, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby and otherwise enuring thereto ("Trademarks");
     (iii) all copyrights, including, without limitation, copyrights in Computer Software, internet web sites and the content thereof, whether registered or unregistered ("Copyrights");
     (iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing ("Computer Software");
     (v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, "Trade Secrets"), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs, mask works and integrated circuit topography;
     (vi) all registrations and applications for registration for any of the foregoing, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;
     (vii) all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Credit Party accruing thereunder or pertaining thereto;
     (viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Credit Party, now or hereafter, is a party or a beneficiary; and
     (ix) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;
     (h) all of the right, title and interest of the Credit Parties in all real property the title to which is held by the Credit Parties, or the possession of which is held by the Credit Parties pursuant to leasehold interest, and in all such leasehold interests, together in each case with all of the right, title and interest of the Credit Parties in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof (collectively, the "Real Property Collateral");

     (i) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Credit Party pertaining to any of the Collateral; and
     (j) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 9.01 and this clause (j)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not any Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, (B) tort claims, including, without limitation, all commercial tort claims and (C) cash;
provided, that notwithstanding anything to the contrary contained in clauses (a) through (j) above, the security interest created by this Agreement shall not extend to, and the term "Collateral" shall not include, any Excluded Property.
          SECTION 9.02. Rights of Lender; Limitations on Lenders' Obligations. Subject to each Credit Party's rights and duties under the Bankruptcy Codes (including Section 365 of the U.S. Bankruptcy Code) and the Initial CCAA Order, and anything herein to the contrary notwithstanding, (i) each Credit Party shall remain liable under the contracts and agreements included in such Credit Party's Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Credit Party from any of its duties or obligations under the contracts and agreements included in the Collateral and (iii) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Credit Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
          SECTION 9.03. The Collateral Agent's Duties. (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties' interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.
          (b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a "Subagent") for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Credit Party hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Credit Party, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term "Collateral Agent," when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.
          SECTION 9.04. Remedies. If any Event of Default shall have occurred and be continuing, subject to the provisions of the DIP Financing Orders, the Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein and in the Collateral Documents or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral), the PPSA or other Applicable Law.
          SECTION 9.05. Release; Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Credit Party in accordance with the terms of the Loan Documents and the DIP Financing Orders (other than sales of Inventory in the ordinary course of business), the Collateral Agent will, at such Credit Party's expense, execute and deliver to such Credit Party such documents as such Credit Party shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default shall have occurred and be continuing, (ii) such Credit Party shall have delivered to the Collateral Agent, at least 5 Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate of such Credit Party to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may request, and (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.04 shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.04, and (iv) in the case of Collateral sold or disposed of, the release of a Lien created hereby will not be effective until the receipt by the Collateral Agent of any Net Cash Proceeds required to be paid pursuant to Section 2.04 arising from the sale or disposition of such Collateral in accordance with clause (iii) above.
          (b) Upon the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations which are not then due and payable), the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Credit Party. Upon any such termination, the Administrative Agent will, at the applicable Credit Party's expense, execute and deliver to such Credit Party such documents as such Credit Party shall reasonably request to evidence such termination.
ARTICLE X
MISCELLANEOUS
          SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders (or each of the Lenders, as applicable) and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

     (i) waive any condition set forth in Section 3.01 without the written consent of each Lender, or waive or amend Section 2.15;
     (ii) extend or increase the Commitment of any Lender without the written consent of such Lender;
     (iii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document including without limitation, the Maturity Date (except as otherwise set forth in the definition thereof), without the written consent of each Lender directly affected thereby;
     (iv) reduce the principal of, or the rate of interest specified herein on, any Advance, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (v) change the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or grant any consent hereunder, without the written consent of each Lender; and
     (vi) amend, restate, supplement or otherwise modify any provision of this Agreement or the DIP Financing Orders in any manner that would impair the interests of the Lenders in the Collateral without the consent of each Lender;
and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.
Notwithstanding anything to the contrary in this Section 10.01, if at any time on or before the date on which the Final Order is entered, the Lenders and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Lenders and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.
          SECTION 10.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered, if to any Borrower or any Guarantor, at the Parent's address at AbitibiBowater Inc., 1155 Metcalfe Street, Suite 800, Montréal, Québec H3B 5H2, Canada, Attention: Chief Financial Officer; with a copy to: General Counsel; if to any Lender, at its Lending Office, respectively, specified opposite its name on Schedule I; if to any other Lender, at its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to FFH, at its address at 95 Wellington Street West, Suite 800, Toronto, ON, M5J 2N7, Canada, Attention: Paul Rivett, or as to a Borrower, any Guarantor, any Lender or any Agent, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed or telecopied, be effective 3 Business Days after being deposited in the U.S. mails, first class postage prepaid, delivered to the telegraph company or confirmed as received when sent by telecopier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or III shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any

Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
          (b) The Borrowers hereby agree that it will provide to the Lenders all information, documents and other materials that it is obligated to furnish to the Lenders pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement (all such non-excluded communications being referred to herein collectively as "Communications"), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Lenders heretofore provided to the Borrowers. The Borrower hereby agree that any information provided to the Administrative Agent shall also be provided to the Lenders.
          (c) Each Lender agrees to notify the Borrowers in writing (including by electronic communication) from time to time of such Lender's e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
          SECTION 10.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 10.04. Costs, Fees and Expenses. (a) The Parent agrees (i) to pay or reimburse the Lenders for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement (which shall be deemed to include any predecessor transaction contemplated to be entered into with the Lenders), and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including the monitoring of, and participation in, all aspects of the Cases), including all fees, expenses and disbursements of separate counsel for the Administrative Agent and each Initial Lender on a full indemnity basis, a counsel in each applicable jurisdiction and such other advisors as set forth in the Commitment Letter or otherwise, and (ii) to pay or reimburse the Lenders (including, without limitation, the Administrative Agent for all reasonable costs and expenses incurred in connection with (A) the ongoing maintenance and monitoring of Availability and (B) enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement, the Loan Documents or otherwise (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Bankruptcy Law), including all reasonable fees, expenses and disbursements of separate counsel on a full indemnity basis for the Administrative Agent and each Initial Lender. The foregoing fees, costs and expenses shall include all search, filing, recording, title insurance, collateral review, monitoring, and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Administrative Agent and the Lenders and the cost of independent public accountants and other outside experts retained jointly by the Administrative Agent and the Lenders. All amounts due under this Section 10.04(a) shall be payable within ten Business Days after demand therefor accompanied by an appropriate invoice. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

          (b) Whether or not the transactions contemplated hereby are consummated, the Parent shall indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, advisors, attorneys-in-fact and representatives (collectively the "Indemnitees") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several that may be incurred by, or asserted or awarded against any Indemnitee, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any other Credit Party, or any liability related in any way to the Borrowers or any other Credit Party in respect of Environmental Laws or any Environmental Action, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such claim, damage, loss, liability or expense is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrowers or any of their Subsidiaries, any security holders or creditors of the foregoing an Indemnitee or any other Person, or an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. No Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrowers or any of their Subsidiaries for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee's gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. All amounts due under this Section 10.04(b) shall be payable within two Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
          (c) If any payment of principal of any LIBOR Advance is made by a Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, or if a Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or such failure to pay or prepay, as the case may be, including, without limitation, any actual loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

          SECTION 10.05. Right of Set-off. Subject to the DIP Financing Orders, upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 7.01, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the Obligations of such Borrower now or hereafter existing under this Agreement, irrespective of whether such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the relevant Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its respective Affiliates may have.
          SECTION 10.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, the Guarantors, the Initial Lenders and the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent, the Initial Lenders and each other Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.
          SECTION 10.07. Successors and Assigns; Initial Lender Right of First Refusal. (a) Each Lender may assign all or a portion of its rights and obligations under this Agreement; provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the DIP Facility, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender, the consent of the Borrowers shall be required (such consent not to be unreasonably withheld) unless an Event of Default shall have occurred and be continuing, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, and (v) such Eligible Assignee shall execute each of the other Loan Documents as requested by the Required Lenders; and provided, further, that any Initial Lender proposing to make any assignment of its rights and obligations hereunder to any Person other than an Affiliate or Approved Fund of such Initial Lender shall provide the other Initial Lender with two Business Days' prior notice of the terms of such proposed assignment and, upon notice to the proposing Initial Lender from the other Initial Lender within such two Business Day period, such other Initial Lender shall have the right to purchase such rights and obligations as assignee on the terms and conditions set forth in such notice.
          (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.13, 2.14 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          (c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial and other statements referred to in Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent, acting for this purpose (but only for this purpose) as the Administrative Agent of the Borrowers, shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment hereunder of, and principal amount of the Advances owing hereunder to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A, as applicable, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof and a copy of such Assignment and Acceptance to the Borrowers.
          (f) Any Lender may, in connection with any assignment or proposed assignment pursuant to this Section 10.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender in accordance with Section 10.09 hereof.
          SECTION 10.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 10.09. Confidentiality; Press Releases and Related Matters. (a) The Administrative Agent and the Lenders shall not disclose any Confidential Information to any Person without the consent of the Borrower, other than (i) to the Administrative Agent' or such Lender's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential, need-to-know basis, (ii) as requested or required by any law, rule or regulation or judicial process or (iii) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.
          (b) Each of the parties hereto and each party joining hereafter agrees that neither it nor its Affiliates will at any time after (but not including) the Closing Date issue any press releases using the name of any Lender or its Affiliates or referring to this Agreement or any of the other Loan Documents without at least 2 Business Days' prior notice to such Lender and without the prior written consent of such Lender or unless (and only to the extent that) such party or Affiliate is required to do so under law and then, in any event, such party or Affiliate will consult with the Parent, the Administrative Agent, FFH and such Lender before issuing such press release. Each party consents to the publication by the Administrative Agent and FFH or any other Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. The Administrative Agent and FFH reserve the right to provide to industry trade organizations such necessary and customary information needed for inclusion in league table measurements.
          SECTION 10.10. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act. The Borrowers shall, and shall cause each of their Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
          SECTION 10.11. Jurisdiction, Etc. (a) Except in so far as the Bankruptcy Court has jurisdiction over the matter, each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.
          (b) Except in so far as the Bankruptcy Court has jurisdiction over the matter, each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          SECTION 10.12. Governing Law. This Agreement and any Notes shall be governed by, and construed in accordance with, the laws of the State of New York and, to the extent applicable, the Bankruptcy Codes.
          SECTION 10.13. WAIVER OF JURY TRIAL. EACH OF THE GUARANTORS, THE BORROWERS, THE ADMINISTRATIVE AGENT, THE INITIAL LENDERS AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, INITIAL LENDERS OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ABITIBIBOWATER INC., as a Borrower
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: Senior Vice President and Chief Financial Officer

BOWATER INCORPORATED, as a Borrower
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: Senior Vice President and Treasurer

BOWATER CANADIAN FOREST PRODUCTS INC., as a Borrower
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: Vice President and Treasurer

BOWATER NEWSPRINT SOUTH LLC, as a Guarantor

By:	/s/ William G. Harvey

Name: William G. Harvey Title: Manager

BOWATER NEWSPRINT SOUTH OPERATIONS LLC, as a Guarantor

By:	Bowater Newsprint South LLC, its Sole Member and Manager

	By:	/s/ William G. Harvey

	Name:	William G. Harvey
	Title:	Manager

BOWATER FINANCE II LLC, as a Guarantor

By:	/s/ William G. Harvey

Name: William G. Harvey Title: President

BOWATER ALABAMA LLC, as a Guarantor

By:	Bowater Newsprint South LLC, its Sole Member

	By:	/s/ William G. Harvey

	Name:	William G. Harvey
	Title:	Manager

COOSA PINES GOLF CLUB HOLDINGS LLC, as a Guarantor

By:	Bowater Alabama LLC, its Sole Member

	By:	Bowater Newsprint South LLC, its Sole Member

	By:	/s/ William G. Harvey

	Name:	William G. Harvey
	Title:	Manager

CATAWBA PROPERTY HOLDINGS, LLC, as a Guarantor

By:	Bowater Incorporated, its Sole Member

By:	/s/ William G. Harvey

Name: William G. Harvey Title: Senior Vice President and Treasurer

BOWATER FINANCE COMPANY INC., as a Guarantor
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: President

BOWATER SOUTH AMERICAN HOLDINGS INCORPORATED, as a Guarantor
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: President

BOWATER AMERICA INC., as a Guarantor
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: President and Treasurer

LAKE SUPERIOR FOREST PRODUCTS INC., as a Guarantor
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: Vice President and Chief Financial Officer

BOWATER NUWAY INC., as a Guarantor
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: Vice President

BOWATER NUWAY MID-STATES INC., as a Guarantor
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: Vice President

BOWATER VENTURES INC., as a Guarantor
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: President

BOWATER CANADIAN HOLDINGS INCORPORATED, as a Guarantor
By:	/s/ Jacques P. Vachon
Name: Jacques P. Vachon
Title: Vice President and Secretary

BOWATER LAHAVE CORPORATION, as a Guarantor
By:	/s/ Jacques P. Vachon
Name: Jacques P. Vachon
Title: Secretary

ABITIBIBOWATER CANADA INC., as a Guarantor
By:	/s/ Jacques P. Vachon
Name: Jacques P. Vachon
Title: Vice President and Secretary

FAIRFAX FINANCIAL HOLDINGS LTD., as Administrative Agent
By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Vice President and Chief Legal Officer

FAIRFAX FINANCIAL HOLDINGS LTD., as Collateral Agent
By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Vice President and Chief Legal Officer

FAIRFAX FINANCIAL HOLDINGS LTD., as Initial Lender

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Vice President and Chief Legal Officer

AVENUE INVESTMENTS, L.P., as Initial Lender

By:	Avenue Partners, LLC, its General Partner

/s/ Marc Lasry
Name: Marc Lasry
Title: Managing Member

SCHEDULE I
PART A
COMMITMENTS

Name of Lender	Commitment	Commitment Percentage
Fairfax Financial Holdings Ltd.	US$128,750,000	62.5%
Avenue Investments, L.P.	US$77,250,000	37.5%
Total	US$206,000,000	100%

PART B
LENDING OFFICES

Name	Address
Fairfax Financial Holdings Ltd.	85 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada
Avenue Investments, L.P.	535 Madison Avenue, 15th Floor New York, NY 100122 USA

SCHEDULE II
GUARANTORS

I.         Primary Guarantors:

1.                   AbitibiBowater Inc. a Delaware corporation

2.                   Bowater Incorporated, a Delaware corporation

3.                   Bowater Alabama LLC, a Alabama limited liability company

4.                   Bowater Newsprint South Operations LLC, a Delaware limited liability company

5.                   Bowater Newsprint South LLC, a Delaware limited liability company

6.                   Bowater America Inc., a Delaware corporation

7.                   Bowater Nuway Inc., a Delaware corporation

8.                   Lake Superior Forest Products Inc., a Delaware corporation

9.                   Catawba Property Holdings, LLC, a Georgia limited liability company

10.               Bowater LaHave Corporation, a Nova Scotia company

11.               Bowater Canadian Holdings Incorporated, a Nova Scotia company

12.               AbitibiBowater Canada Inc., a Ontario company

II.        Secondary Guarantors:

13.               Bowater Nuway Mid-States Inc., a Delaware corporation

14.               Bowater South American Holdings Incorporated, a Delaware corporation

15.               Bowater Ventures Inc., a Delaware corporation

16.               Coosa Pines Golf Club Holdings LLC, a Alabama limited liability company

17.               Bowater Finance II LLC, a Delaware limited liability company

18.               Bowater Finance Company Inc., a Delaware corporation

19.               Bowater Maritimes Inc., a New Brunswick company

20.               Bowater Canada Finance Corporation, a Nova Scotia company

21.               Bowater Canada Finance Limited Partnership, a New Brunswick limited partnership

22.               Bowater Canada Treasury Corporation, a Nova Scotia company

23.               Alliance Forest Products (2001) Inc., a Canada corporation

24.               Bowater Shelburne Corporation, a Nova Scotia company

25.               Bowater Canadian Limited, a Canada corporation

26.               Bowater Pulp and Paper Canada Holdings Limited Partnership, a New Brunswick limited partnership

27.               Bowater Mitis Inc., a Quebec company

28.               Bowater Guerette Inc., a Quebec company

29.               Bowater Couturier Inc., a New Brunswick company

30.               Bowater Treated Wood Inc., a Quebec company

31.               Canexel Hardboard Inc., a Canada corporation

32.               9068-9050 Quebec Inc., a Quebec company

33.               Bowater Belledune Sawmill Inc., a Canada corporation

34.               3231378 Nova Scotia Company, a Nova Scotia company

SCHEDULE III

Catawba Acre

Catawba Acre Lien:                  Any Lien evidenced by that certain Mortgage, Security Agreement, Financing Statement and Assignment of Rents and Leases dated November 15, 1996, made by

                                                     Peridot Chemicals (Georgia), Inc., a Delaware corporation, as mortgagor, in favor of AT&T Commercial Finance Corporation, a Delaware corporation, as mortgagee, recorded in Mortgage Book 1697, Page 120, York County, South Carolina real property records.

Catawba Acre:                         See Exhibit A attached to this Schedule III and incorporated herein by reference.

Exhibit A

to Schedule III

EXHIBIT A

Legal Description

All that certain piece, parcel, or tract of land lying, being and situate on the southern side of old S.C. Highway 697, in Catawba Township, York County, South Carolina, and being more particularly shown and described on Plat of Property of Tennessee Chemical Company, drawn by Hicks and Associates, Inc., on October 5, 1983, recorded in Plat Book 73 at Page 104, in the Office of the Clerk of Court for York County, South Carolina, and being more particularly described according to said plat as follows: BEGINNING at an old railroad spike in the center of Highway 697 and running thence S. 27-57-43 E. 69.55 feet to a new Iron; thence running with line of property conveyed by Burris Chemical, Inc. to Bowaters Carolina Corporation, S. 21-28-10 W. 572.20 feet to a new iron; thence running S. 65-05-35 W. 436.59 feet to an old iron; thence running N. 89-54-29 W. 155.07 feet to an old iron; thence running N. 15-27-07 E. 254.61 feet to an old railroad spike in the center of old B.C. Highway 697; thence running with the center of old S.C. highway 697 to the point of beginning; the traverse line along old S.C. Highway 697 being as follows: N. 70-30-36 E. 199.93 feet to an old railroad spike, N. 58-45-35 E. 200.0 feet to an old railroad spike, N. 46-00-33 E. 200.0 feet to an old railroad spike, N. 37-08-31 E. 200.0 feet to an old railroad spike and N. 29-32-12 E. 72.83 feet to an old railroad spike, the point of beginning.

TOGETHER with easement for access to the above-described property granted by Bowater Corporation pursuant to Grant of Easement for Drive or Road dated August 18, 1994, recorded August 30, 1994, in Record Book 1084, page 103, Office of the Clerk of Court for York County, South Carolina.

DERIVATION: Deed from Tennessee Chemical Company, a Delaware corporation, to Peridot Chemical Company, a Delaware corporation, dated December 15, 1988, recorded December 20, 1988, in Deed Book 1068, Page 161. Peridot Chemical Company having changed its name to Peridot Chemicals (Georgia), Inc., by Certificate of Amendment recorded April 28, 1994, in Record book 991, Page 347, Office of the Clerk of Court for York County, South Carolina.

SCHEDULE 1.01(a)

LIST OF OFFICERS

Name	Title
David J. Paterson	President and Chief Executive Officer
William G. Harvey	Senior Vice President and Chief Financial Officer
Alain Grandmont	Senior Vice President, Commercial Printing and Coated Papers
Yves Laflamme	Senior Vice President, Wood Products
Jon Melkerson	Senior Vice President, International and Business Development
Pierre Rougeau	Senior Vice President, Newsprint
W. Eric Streed	Senior Vice President, Supply Chain

Schedule 4.01(b)

Subsidiaries and Equity Interests

U.S. Subsidiaries:

Subsidiary	States of Organization	Owner (Percentage)
Bowater Newsprint South LLC	DE	AbitibiBowater Inc. (100%)
Bowater Newsprint South Operations LLC	DE	Bowater Newsprint South LLC (100%)
Bowater Alabama LLC	AL	Bowater Newsprint South LLC (100%)
Coosa Pines Golf Club Holdings LLC	AL	Bowater Alabama LLC (100%)
Bowater Finance II LLC	DE	Bowater Alabama LLC (50%); Bowater Newsprint South Operations LLC (50%)
Bowater Incorporated	DE	AbitibiBowater Inc. (100%)
Catawba Property Holdings, LLC	GA	Bowater Incorporated (100%)
Bowater Finance Company Inc.	DE	Bowater Incorporated (100%)
Bowater South American Holdings Incorporated	DE	Bowater Incorporated (100%)
Bowater America Inc.	DE	Bowater Incorporated (100%)
Lake Superior Forest Products Inc.	DE	Bowater America Inc. (100%)
Rich Timber Holdings, LLC	DE	Bowater Incorporated (100%)
Bowater Nuway Inc.	DE	Bowater Incorporated (100%)
Calhoun Newsprint Company	DE	Bowater Nuway Inc. (51%)
Bowater Nuway Mid-States Inc.	DE	Bowater Nuway Inc. (100%)
Bowater Ventures Inc.	DE	Bowater Incorporated (100%)

Non-U.S. Subsidiaries:

Subsidiary	Jurisdiction of Organization	Owner (Percentage)
Bowater Asia Pte Ltd.	Singapore	Bowater Incorporated (100%)
Bowater Canada Finance Corporation	Nova Scotia	Bowater Incorporated (100%)
Bowater S. America Ltda.	Brazil	Bowater South American Holdings Incorporated (0.1%); Bowater Incorporated (99.9%)
Bowater Canadian Holdings Incorporated	Nova Scotia	Bowater Incorporated (100%)
Bowater Canada Treasury Corporation	Nova Scotia	Bowater Canadian Holdings Incorporated (100%)
Bowater Canadian Limited	Canada	Bowater Incorporated (100%)
Bowater Pulp and Paper Canada Holdings Limited Partnership	New Brunswick	Bowater Ventures Inc. (99%) Bowater Incorporated (1%)
AbitibiBowater Canada Inc.	Canada	Bowater Canadian Holdings Incorporated (100%)
Bowater Canadian Forest Products Inc.	Nova Scotia	AbitibiBowater Canada Inc. (100%)
Bowater Canada Finance Limited Partnership	New Brunswick	Bowater Canada Treasury Corporation (1%); Bowater Canadian Forest Products Inc. (99%)
Bowater Mersey Paper Company Limited	Nova Scotia	Bowater Canadian Limited (51%)
Bowater Shelburne Corporation	Nova Scotia	Bowater Canada Finance Limited Partnership (100%)
3231378 Nova Scotia Company	Nova Scotia	Bowater Ventures Inc. (100%)
South Shore Power Services Incorporated	Nova Scotia	Bowater Mersey Paper Company Limited (100%)
Brooklyn Power Corporation	Canada	Bowater Mersey Paper Company Limited (100%)
Bowater Europe Limited	United Kingdom	Bowater Canadian Forest Products Inc. (100%)
Alliance Forest Products (2001) Inc.	Canada	Bowater Canadian Forest Products Inc. (100%)
Bowater Belledune Sawmill Inc.	Canada	Bowater Canadian Forest Products Inc. (100%)

Subsidiary	Jurisdiction of Organization	Owner (Percentage)
Bowater LaHave Corporation	Nova Scotia	Bowater Canadian Forest Products Inc. (100%)
Bowater Maritimes Inc.	New Brunswick	Bowater Canadian Forest Products Inc. (100%)
Bowater-Korea Ltd.	Korea	Bowater LaHave Corporation (100%)
Bowater Baie-Trinité Inc.	Quebec	Bowater Canadian Forest Products Inc. (100%)
Bowater Mitis Inc.	Quebec	Bowater Canadian Forest Products Inc. (100%)
Bowater Guérette Inc.	Quebec	Bowater Canadian Forest Products Inc. (100%)
Bowater Treated Wood Inc.	Quebec	Bowater Canadian Forest Products Inc. (100%)
Canexel Hardboard Inc.	Canada	Bowater Canadian Forest Products Inc. (100%)
9068-9050 Québec Inc.	Quebec	Bowater Canadian Forest Products Inc. (100%)
Bowater Couturier Inc.	New Brunswick	Bowater Guérette Inc. (100%)

Schedule 4.01(m)

Existing Facilities

Credit Agreement dated as of May 31, 2006 (as amended) by and among Bowater Incorporated, Bowater Newsprint South LLC, Bowater Alabama LLC and Bowater Newsprint South Operations LLC, as borrowers, the lenders party thereto and Wachovia Bank, National Association, Administrative Agent

Credit Agreement dated as of May 31, 2006 (as amended) by and among Bowater Canadian Forest Products Inc., as borrower, the guarantors party thereto, the lenders party thereto, and The Bank of Nova Scotia, as Administrative Agent

Schedule 5.02(a)(vii)

Existing Liens

U.S. Credit Parties :

ABITIBIBOWATER INC.

Delaware Secretary of State

Debtor:                        AbitibiBowater Inc.

Secured Party:            Caterpillar Financial Services Corporation

File No.:                       2008 2266037            7-2-2008

Collateral:                    Leased Caterpillar Skid Steer Loader

Debtor:                        AbitibiBowater Inc.

Secured Party:            J&L Fiber Services, Inc.

File No.:                       2009 0317070            1-30-2009

Collateral:                    All inventory delivered to Debtor under Supply Plan

                                     Refiner Plate Supply Agreement

Debtor:                       AbitibiBowater Inc.

                                    Bowater Inc.

                                    Abitibi Consolidated

                                    August Newsprint

Secured Party:           J&L Fiber Services

File No.:                      2009 0654266            3-2-1009

Collateral:                   All inventory delivered to Debtor under Supply Plan

                                     Refiner Plate Supply Agreement

Debtor:                        AbitibiBowater Inc.

Secured Party:           Mayer Electric Supply Co., Inc.

File No.:                      2009 0411972            2-6-2009

Collateral:                    Mayer Electric Supply Co. inventory stored on

                                     Site per agreement

Debtor:                        AbitibiBowater Inc.

Secured Party:            Andritz Inc.

File No.:                       2009 0839842            3-17-2009

Collateral:                    All parts and other goods purchased by Debtor from Secured Party pursuant to Debtor's Purchase Orders No. CPE3027, 270099,

                                      271527, 272714, and 274237 and Secured Party's Sales Orders No.

                                      S93530, S91244, 82883, S93536, 82930 and S93656 and any all

                                      proceeds from the foregoing.

BOWATER INCORPORATED

The lease and lease-back arrangement with the Industrial Development Board of the City of Albertville relating to the Albertville sawmill

Any Lien on the Catawba Acre disclosed on Schedule III

Delaware Secretary of State

Debtor:                         Bowater Incorporated

Secured Party:             OMNOVA Solutions, Inc.

File No.:                        1129808 7       9-27-2001 (cont'd 5-11-2006)

Collateral:                     Consigned inventory

Debtor:                         Bowater Incorporated

Secured Party:            Applied Industrial Technologies-Dixie, Inc.

File No.:                       2274810 5       10-31-2002 (cont'd 10-30-2007)

Collateral:                    Consigned inventory

Debtor:                         Bowater Incorporated

Secured Party:            Winthrop Resources Corporation

File No.:                       3093493 8       4-2-2003 (cont'd 12-10-2007)

Collateral:                    Leased equipment

Debtor:                         Bowater Incorporated

Secured Party:            Applied Industrial Technologies-Dixie, Inc.

File No.:                       3131004 7       5-22-2003 (cont'd 5-19-2008)

Collateral:                    Purchase Money Security Interest in and to

                                     all consigned equipment

Debtor:                        Bowater Incorporated

Debtor:                        Applied Industrial Technologies-Dixie, Inc.

File No.:                      3323038 3       12-9-2003 (cont'd 12-5-2008)

Collateral:                    Consigned equipment

Debtor:                         Bowater Incorporated

Secured Party:             Barloworld Fleet Leasing LLC

File No.:                       4150112 3       6-1-2004

Collateral:                    Leased equipment

Debtor:                         Bowater Incorporated

Secured Party:             KIP America, Inc.

File No.:                       4172690 2       6-22-2004

Collateral:                    Leased equipment

Debtor:                         Bowater Incorporated

Secured Party:             De Lage Landen Financial Services, Inc.

File No.:                        4302860 4       10-27-2004

Collateral:                     Leased equipment

Debtor:                         Bowater Incorporated

Secured Party:             Barloworld Fleet Leasing, Inc.

File No.:                        4312848 7       11-5-2004

Collateral:                     Leased equipment

Debtor:                         Bowater Incorporated

Secured Party:             NTFC Capital Corporation

File No.:                       4364293 3       12-27-2004

Collateral:                    Leased equipment

Debtor:                         Bowater Incorporated

Secured Party:             Relational, LLC

Assignee:                     MB Financial Bank, N.A.

File No.:                        5085058 7       3-17-2005

Collateral:                     Leased equipment

Debtor:                         Bowater Incorporated

Secured Party:             FCC Equipment Financing, Inc.

File No.:                       5131653 9       4-28-2005

Collateral:                    Taylor Industrial Lift Truck

Debtor:                         Bowater Incorporated

Secured Party:             De Lage Landen Financial Services, Inc.

File No.:                       5136254 1       5-3-2005

Collateral:                    Leased equipment

Debtor:                         Bowater Incorporated

Secured Party:             Caterpillar Financial Services Corporation

File No.:                       5152186 4       5-17-2005

Collateral:                    Leased Caterpillar equipment

Debtor:                         Bowater Incorporated

Secured Party:             FCC Equipment Financing, Inc.

File No.:                       5154911 3       5-19-2005

Collateral:                    Taylor Industrial Lift Truck and proceeds

Debtor:                        Bowater Incorporated

Secured Party:             General Electric Capital Corporation

File No.:                      5318075 0       10-24-2005

Collateral:                    All equipment leased to or financed for the Debtor

                                    by the Secured Party under the Total Image

                                    Management Agreement

Debtor:                         Bowater Incorporated

Secured Party:             Wachovia Bank, National Association, as Administrative Agent

File No.:                       6187108 6       6-1-2006

Collateral:                    All accounts, cash and currency, Chattel Paper, Deposit

                                     Accounts, Documents, General Intangibles, Instruments,

                                     Inventory, Investment Property, Letter of Credit Rights, books

                                     Records and proceeds

Debtor:                        Bowater Incorporated

Secured Party:            AstenJohnson, Inc.

File No.:                       6193124 5       6-7-2006

Collateral:                    Consigned goods and inventory

Debtor:                        Bowater Incorporated

Secured Party:           CSI Leasing, Inc.

File No.:                      6341639 3       10-3-2006

Collateral:                   Leased computer equipment

Debtor:                        Bowater Incorporated

Secured Party:           General Electric Capital Corp.

File No.:                      6435636 6       12-13-2006

Collateral:                   Leased equipment

Debtor:                        Bowater Incorporated

Secured Party:            Caterpillar Financial Services Corporation

File No.:                      2007 0571025 2-13-2007

Collateral:                    Leased Caterpillar Excavator

Debtor;                        Bowater Incorporated

Secured Party:            Caterpillar Financial Services Corporation

File No.:                       2007 0571066 2-13-2007

Collateral:                    Leased Caterpillar Excavator

Debtor:                        Bowater Incorporated

Secured Party:            CSI Leasing, Inc.

File No.:                       2007 2820966 7-26-2007

Collateral:                    Leased computer equipment

Debtor:                        Bowater Incorporated

Secured Party:             Buckman Laboratories, Inc.

File No.:                       2007 2847084 7-27-2007

Collateral:                    Buckman-owned equipment located at

                                     1000 Paper Mill Road, Grenada MS  38901

Debtor:                        Bowater Incorporated

Secured Party:             Buckman Laboratories, Inc.

File No.:                       2007 2848769 7-27-2007

Collateral:                    Buckman-owned equipment located at

                                     1000 Paper Mill Road, Grenada MS  38901

Debtor:                         Bowater Incorporated

Secured Party:             Caterpillar Financial Services Corporation

File No.:                       2007 3697694 10-1-2007

Collateral:                    Leased Caterpillar Wheel Tractor

Debtor:                         Bowater Incorporated

Secured Party:             Winthrop Resources Corporation

File No.:                       2007 4003793 10-1-2007

Collateral:                     Leased equipment

Debtor:                         Bowater Incorporated

Secured Party:             Signode Packaging Systems

File No.:                       2007 4513098 11-29-2007

Collateral:                    Debtor's inventory of Signode packaging material

Debtor:                         Bowater Incorporated

Secured Party:             Air Liquide Industrial U.S. LP

File No.:                       2009 0418050            2-9-2009

Collateral:                    Oxygen Vessels and Nitrogen vessels

Debtor:                         Bowater Incorporated

Secured Party:             Air Liquide Industrial U.S. LP

File No.:                       2009 0223641            1-22-2009

Collateral:                    Oxygen Vessels and Nitrogen vessels

Debtor:                        AbitibiBowater Inc.

                                     Bowater Inc.

                                     Abitibi Consolidated

                                     August Newsprint

Secured Party:           J&L Fiber Services

File No.:                      2009 0654266            3-2-1009

Collateral:                   All inventory delivered to Debtor under Supply Plan

                                     Refiner Plate Supply Agreement

Debtor:                        Bowater Incorporated

Secured Party:           Andritz Inc.

File No.:                      2009 0840311 3-17-2009

Collateral:                   All parts and other good purchased by Debtor from Secured Party pursuant to Debtor's Purchase Order No. 277890 and Secured

                                     Party's Sales Order No. 90650 and any and all proceeds

BOWATER NEWSPRINT SOUTH LLC

Delaware Secretary of State

Debtor:                        Bowater Newsprint South LLC

Secured Party:            Wachovia Bank, National Association, as Administrative Agent

File No.:                       2008 1692266            5-15-2008

Collateral:                    All assets

Debtor:                        Bowater Newsprint South LLC

Secured Party:            AstenJohnson, Inc.

File No.:                       2008 3681283            11-3-2008

Collateral:                    Consigned AstenJohnson, Inc. goods

BOWATER NEWSPRINT SOUTH OPERATIONS LLC

Delaware Secretary of State

Debtor:                        Bowater Newsprint South Operations LLC

Secured Party:            Wachovia Bank, National Association, as Administrative Agent

File No.:                       2008    1692233          5-15-2008

Collateral:                    All assets

Debtor:                        Bowater Newsprint South Operations LLC

Secured Party:            Komatsu Financial, L.P.

File No.:                       2009    2482832          7-18-2008

Collateral:                    Komatsu Wheel Loader

Debtor:                        Bowater Newsprint South Inc.

Secured Party:            Caterpillar Financial Services Corporation

File No.:                      2009    0211408          1-17-2007

Collateral:                    Caterpillar 966H Wheel Loader

Debtor:                         Bowater Newsprint South Inc.

Secured Party:             Caterpillar Financial Services Corporation

File No.:                       2007  0427947           2-2-2007

Collateral:                    Caterpillar 345CMH Excavator

Debtor:                         Bowater Newsprint South Inc.

Secured Party:             Caterpillar Financial Services Corporation

File No.:                       2008 1603016            5-8-2008

Collateral:                    Caterpillar 365CL Excavator

Debtor:                         Bowater Mississippi Holdings Inc.

Secured Party:            Wachovia Bank, National Association, as Administrative Agent

File No.:                       6187101 1                  6-1-2006

Collateral:                    All accounts, cash and currency, Chattel Paper, Deposit

                                     Accounts, Documents, General Intangibles, Instruments,

                                     Inventory, Investment Property, Letter of Credit Rights, books records and proceeds

Grenada County, Mississippi

Debtor:                        Bowater Newsprint South Operations LLC
Secured Party:            Wachovia Bank, National Association, as Administrative Agent

File No.:                       Book 2008 Page 5195                        5-15-2008

Collateral:                    Deed of Trust, Assignment of Leases and Rents,

                            Security Agreement and Fixture Filing

Debtor:                        Bowater Newsprint South Operations LLC

Secured Party:             Wachovia Bank, National Association, as Administrative Agent

File No.:                       Book 2009 Page 600              1-20-2009

Collateral:                    First Amendment to Deed of Trust, Assignment

                                     of Leases and Rents, Security Agreement and

                                     Fixture Filing

Debtor:                        Bowater Newsprint South Operations LLC

Secured Party:            Wachovia Bank, National Association, as Administrative Agent

File No.:                       Book 2008 Page 5299                        5-16-2008

Collateral:                    All fixtures located on real property in Grenada County,

                                     Mississippi

BOWATER ALABAMA LLC

The lease and leaseback arrangement with the Industrial Development Board of the City of Childersburg, Alabama.

Alabama Secretary of State

Debtor:                         Bowater Alabama LLC

Secured Party:             Wachovia Bank, National Association, as Administrative Agent

File No.:                        08-0345111    5-16-2008

Collateral:                    All assets

Debtor:                         Bowater Alabama Inc.

Secured Party:             Wachovia Bank, National Association, as Administrative Agent

File No.:                       06-0500954    6-1-2006

Collateral:                    All Accounts, cash and currency, Chattel Paper, Deposit

                                     Accounts, Documents, General Intangibles, Instruments,

                                     Inventory, Investment Property, Letter of Credit Rights, books

                                     Records and proceeds

Debtor:                        Bowater Alabama LLC

Secured Party:           VFS Leasing Co.

File No.:                      08-0531497    6-1-2008

Collateral:                   2008 Volvo Wheel Loader

Debtor:                        Bowater Alabama Inc.

Secured Party:            FCC Equipment Financing, Inc.

File No.:                      05-0165831    3-8-2005

Collateral:                   Taylor Model TH350L and equipment

Debtor:                        Bowater Alabama Inc.

Secured Party:           Toyota Motor Credit Corporation

File No.:                      05-0184049    3-14-2005

Collateral:                   Toyota Forklift

Debtor:                        Bowater Alabama Inc.

Secured Party:           Toyota Motor Credit Corporation

File No.:                      06-1035446    12-7-2006

Collateral:                   New Toyota Forklift

Shelby County, Alabama

Debtor:                        Bowater Alabama LLC

Secured Party:            Wachovia Bank, National Association, as Administrative Agent

File No.:                      20080610000236530 6-10-2008

Collateral:                    All fixtures located on the real property

Talladega County, Alabama

Debtor:                        Bowater Alabama LLC

Secured Party:            Wachovia Bank, National Association, as Administrative Agent

File No.:                       175834            5-20-2008

Collateral:                    All fixtures located on the real property

BOWATER AMERICA INC.

Delaware Secretary of State

Debtor:                        Bowater America, Inc.

Secured Party:           Wachovia Bank, National Association, as Administrative Agent

File No.:                      6187079 9       6-1-2006

Collateral:                    All Accounts, cash and currency, Chattel Paper, Deposit

                            Accounts, Documents, General Intangibles, Instruments,

                                      Inventory, Investment Property, Letter of Credit Rights, books

                                     Records and proceeds

BOWATER NUWAY INC.

Delaware Secretary of State

Debtor:                        Bowater Nuway Inc.

Secured Party:            Wachovia Bank, National Association, as Administrative Agent

File No.:                       6187436 1       6-1-2006

Collateral:                    All Accounts, cash and currency, Chattel Paper, Deposit

                                     Accounts, Documents, General Intangibles, Instruments,

                                     Inventory, Investment Property, Letter of Credit Rights, books

                                     Records and proceeds

BOWATER NUWAY MID-STATES INC.

Delaware Secretary of State

Debtor:                        Bowater Nuway Mid-States Inc.

Secured Party:             Wachovia Bank, National Association, as Administrative Agent

File No.:                      61874312        6-1-2006

Collateral:                     All Accounts, cash and currency, Chattel Paper, Deposit

                                   Accounts, Documents, General Intangibles, Instruments,

                                   Inventory, Investment Property, Letter of Credit Rights, books

                                   Records and proceeds

Canadian Credit Parties :

Bowater Canadian Forest Products Inc.

Bowater Produits Forestiers Du Canada Inc.

Personal Property Security Act (Ontario )

Debtor:                        Bowater Canadian Forest Products Inc./Bowater Produits Forestiers du Canada Inc.

                             Compagnie Abitibi-Consolidated du Canada – Abitibi-Consolidated Company of Canada.

Secured Party:            Tristar Industries Ltd.

File No.:                       652317084

Collateral:                    Equipment, Amount Secured $99, 744.00

                            One 1400 series cloverotor pump assembly, s/n R143, with new Tristar 2204 duplex SS wetted/C1040 journal feeder rotor and new Tristar 2205 duplex ss wetted/C1040 journal feeder rotor and new Tristar

                                      2205 duplex ss wetted/316 non-wetted feeder housing, as per invoice no. 11525 and purchase order no. 15361580-OP, delivered to 145 Third Street West, Fort Frances, Ontario, P9N 3N2, and all proceeds from the collateral.

Debtor:                        Bowater Canadian Forest Products Inc.

     Bowater Produits Forestiers du Canada Inc.

        Bowater Canadian Forest Products Inc./Bowater Produits Forestiers du Canada Inc.

        Bowater Produits Forestiers du Canada Inc./Bowater Canadian Forest Products Inc.

Secured Party:              The Bank of Nova Scotia

File No.:                         650149533

Collateral:                      Equipment, Other

                              Personal property now or hereafter attached to, incorporated in, or located on certain premises that are Canadian fixed assets, as defined in the credit agreement among, inter alia, the debtor and the secured party dated as of May 31, 2006, as amended from time to time.

Debtor:                           Bowater Canadian Forest Products Inc.

        Bowater Produits Forestiers du Canada Inc.

        Bowater Canadian Forest Products Inc. Bowater Produits Forestiers du Canada Inc.

Secured Party:              CIT Financial Ltd.

File No.:                         649926378

Collateral:                      Equipment, Other

        Xerox copiers

Debtor:                           Bowater Canadian Forest Products Inc.

        Bowater Produits Forestiers du Canada Inc.

        Bowater Canadian Forest Products Inc./Bowater Produits Forestiers Du Canada Inc.

Secured Party:              CIT Financial Ltd.

File No.:                         649287747

Collateral:                      Equipment, Other

                                        Various Xerox copiers

Debtor:                          Bowater Canadian Forest Products Ltd.

Secured Party:              Xerox Canada Ltd.

File No.:                         646123815

Collateral:                      Equipment, Other

                                        Unspecified

Debtor:                         Bowater Canadian Forest Products Ltd.

Secured Party:             Xerox Canada Ltd.

File No.:                        645919092

Collateral:                     Equipment, Other

                                       Unspecified

Debtor:                         Bowater Canadian Forest Products Inc.

Secured Party:             Xerox Canada Ltd.

File No.:                        645464196

Collateral:                     Equipment, Other

                                       Unspecified

Debtor:                         Bowater Canadian Forest Products Inc.

Secured Party:            Xerox Canada Ltd.

File No.:                       644545296

Collateral:                    Equipment, Other

                                      Unspecified

Debtor:                         Bowater Canadian Forest Products Inc.

Secured Party:             Xerox Canada Ltd.

File No.:                        634942845

Collateral:                     Equipment, Other

                                       Unspecified

Debtor:                          Bowater Canadian Forest Products Inc. Bowater Produits Forestiers Du Canada Inc.

                                        Bowater Canadian Forest Products Inc.

                               Bowater Produits Forestiers Du Canada Inc.

Secured Party:              Liftcapital Corporation

File No.:                         631842894

Collateral:                      Equipment, Other

                                        Material handling equipment together with all parts, attachments, accessories, additions, batteries, chargers, repair parts, and other equipment placed on or forming part of the goods described herein with any proceeds thereof and therefrom including, without limitation, all goods, securities, instruments, documents of title, chattel paper and intangibles (as defined in the PPSA)

Debtor:                           Bowater Canadian Forest Products Inc. Bowater Produits Forestiers Du Canada Inc.

        Bowater Canadian Forest Products Inc.

      Bowater Produits Forestiers Du Canada Inc.

Secured Party:              Liftcapital Corporation

File No.:                         628410015

Collateral:                      Equipment, Other

                                        Material handling equipment together with all parts, attachments, accessories, additions, batteries, chargers, repair parts, and other equipment placed on or forming part of the goods described herein with any proceeds thereof and therefrom including, without limitation, all goods, securities, instruments, documents of title, chattel paper and intangibles (as defined in the PPSA)

Debtor:                          Bowater Canadian Forest Products Inc. Bowater Produits Forestiers Du Canada Inc.

       Bowater Canadian Forest Products Inc.

      Bowater Produits Forestiers Du Canada Inc.

Secured Party:              Liftcapital Corporation

File No.:                         628410393

Collateral:                      Equipment, Other

                                        Material handling equipment together with all parts, attachments, accessories, additions, batteries, chargers, repair parts, and other equipment placed on or forming part of the goods described herein with any proceeds thereof and therefrom including, without limitation, all goods, securities, instruments, documents of title, chattel paper and intangibles (as defined in the PPSA)

Debtor:                            Bowater Canadian Forest Products Inc.

Secured Party:                Liftcapital Corporation

File No.:                           628415442

Collateral:                        Equipment, Other

                                           Material handling equipment together with all parts, attachments, accessories, additions, batteries, chargers, repair parts, and other equipment placed on or forming part of the goods described herein with any proceeds thereof and therefrom including, without limitation, all goods, securities, instruments, documents of title, chattel paper and intangibles (as defined in the PPSA)

Debtor:                             Bowater Canadian Forest Products Inc. Bowater Produits Forestiers Du Canada Inc.

                                           Bowater Canadian Forest Products Inc.

                                 Bowater Produits Forestiers Du Canada Inc.

Secured Party:                 Liftcapital Corporation

File No.:                            628415451

Collateral:                         Equipment, Other

                                           Material handling equipment together with all parts, attachments, accessories, additions, batteries, chargers, repair parts, and other equipment placed on or forming part of the goods described herein with any proceeds thereof and therefrom including, without limitation, all goods, securities, instruments, documents of title, chattel paper and intangibles (as defined in the PPSA)

Debtor:                            Bowater Canadian Forest Products Inc.

         Bowater Produits Forestiers Du Canada Inc.

         Bowater Canadian Forest Products Inc./Bowater Produits Forestiers Du Canada Inc.

         Bowater Produits Forestiers Du Canada Inc./Bowater Canadian Forest Products Inc.

Secured Party:               The Bank of Nova Scotia, As Administrative Agent

File No.:                          625578417

Collateral:                       Inventory, Accounts, Other

                                        Unspecified

Debtor:                            Bowater Canadian Forest Products Inc.

Secured Party:               CBSC Capital Inc.

File No.:                          619670709

Collateral:                       Equipment, Other

                                        All goods supplied by the secured party pursuant to a lease between the debtor and the secured party, together with all parts and accessories thereto and accession thereto and all replacements or substitutions for such goods and proceeds thereof (proceeds as defined in the PPSA (ON) and any insurance proceeds resulting there from.

Debtor:                            Bowater Canadian Forest Products Inc.

Secured Party:                Location Park Avenue Complexe De L Auto Park Avenue

File No.:                           618067944

Collateral:                        Consumer Goods, Motor Vehicle Included

                                         Amount Secured $37, 876

                                         2005 Volvo V70, VIN: YV1SW612552494470

Debtor:                            Bowater Canadian Forest Products Inc.

                               Bowater Canadian Forest Products Inc./Bowater Produits Forestiers Du Canada Inc.

                               Bowater Produits Forestiers Du Canada Inc./Bowater Canadian Forest Products Inc.

                               Bowater Produits Forestiers Du Canada Inc.

Secured Party:               Dow Chemical Canada Inc.

File No.:                          614842038

Collateral:                       Inventory, Other

                                        Unspecified

Debtor:                           Bowater Canadian Forest Products Inc.

Secured Party:              Hewlett-Packard Financial Services Canada Company

File No.:                         614665962

Collateral:                      Equipment, Other

                                        Equipment schedule, any and all equipment, tangible and intangible, pursuant to equipment schedule no. 1010320000004, and amendments thereto, under master lease agreement no. 101032, and all amounts owing thereunder.

Debtor:                            Bowater Canadian Forest Products Inc

Secured Party:               Kinecor Inc.

File No.:                          613074375

Collateral:                       Inventory

                                        Further to a consignment agreement, all goods consigned by the seller Kinecor Inc to the buyer Bowater Canadian Forest Products Inc,  such as but not restrictively bearings products, mechanical drive products, fluid power products hydraulics & pneumatics, rubber products, miscellaneous products such as chains, chucks, ladders, brushes, saginaw, shim, shelving, bearing analysis tools.

                                        Process equipment such as Wilden Pump, Rotojet Pump, Netzsch Pump, National Pump, Varisco Pump, Walchem, Alma Submerible Pump, Envirqip Mixers, PNR Spray Nozzle. Above Products Manufactured

                                        by SKF, NTN, FAG, Garlock Renold, Rexnord, E.P.T., FALK, Eurodrive, Timken, Torrington, Dodge, Gates, Goodyear, Martin Sprockets, SM Cyclo, QM Bearings, AR Thompson, Loctite, Technical

                                        Service Canada.

Debtor:                           Bowater Canadian Forest Products Inc

Secured Party:              Kinecor Inc.

File No.:                         612998055

Collateral:                      Inventory

                                        All goods consigned by the seller Kinecor Inc to the buyer Bowater Canadian Forest Products Inc further to a consignment contract such as but not restrictively bearing products, mechanical drive products, fluid power products hydraulics & pneumatics, rubber products, sealing products, specialty products, industrial supply products, miscellaneous products such as chains, chucks, ladders, brushes, saginaw, shim, shelving, bearing analysis tools, process equipment such as wilden pump, rotojet pump, netzsch pump, national pump, varisoc pump, walchem, alma submersible pump, envirqip mixers, pnr spray nozzle. Above products are manufactured by the following companies, SKF, NTN, FAG, Garlock Renold, Rexnord, E.P.T., Falk, Eurodrive, Timken, Torrington, Dodge, Gates, Goodyear,

                                        Martin Sprockets, SM Cyclo, QM Bearings, AR Thompson,  Loctite, Technical Service Canada.

Debtor:                           Bowater Canadian Forest Products Inc.

Secured Party:               Xerox Canada Ltd

File No.:                          609515721

Collateral:                       Equipment, Other

                                        Unspecified

Debtor:                            Bowater Canadian Forest Products Inc. Purchasing

Secured Party:                Xerox Canada Ltd

File No.:                           609515748

Collateral:                        Equipment, Other

                                         Unspecified

Debtor:                           Bowater Canadian Forest Products Inc.

Secured Party:               GE Technology Finance

        Financement De Technologie GE

File No.:                         608766786

Collateral:                      Equipment, Other

                                        All property leased by secured party to debtor from time to time forming part of master lease agreement number MLTBW001.

Debtor:                          Bowater Canadian Forest Products Inc.

       Bowater Produits Forestiers Du Canada Inc.

       Bowater Canadian Forest Products Inc. Bowater Produits Forestiers Du Canada Inc.

Secured Party:             Dell Financial Services Canada

File No.:                        607656465

Collateral:                     Equipment, Other

                                      All Dell and Non Dell computer equipment and peripherals wherever located heretofore or hereafter leased to debtor by secured party pursuant to an equipment lease 678996-001 together with all substitutions, additions, accessions and replacements thereto and thereof now and hereafter installed in, affixed to, or used in conjunction with such equipment and proceeds thereof together with all rental or installment payments, insurance proceeds, other proceeds and payments due or to become due and arising from or relating to such equipment, proceeds, all present and after-acquired personal property.

Debtor:                        Bowater Canadian Forest Products Inc.

     Bowater Produits Forestiers Du Canada Inc.

     Bowater Canadian Forest Products Inc. Bowater Produits Forestiers Du Canada Inc.

     Bowater Produits Forestiers Du Canada Inc. Bowater Canadian Forest Products Inc.

Secured Party:            GE Capital Vehicle And Equipment Leasing Inc.

File No.:                       893880549

Collateral:                    Inventory, Equipment, Accounts, Other, Motor Vehicle Included

                                      All present and after acquired motor vehicles, trailers, and goods, of whatever make or description, now or hereafter leased by secured party to debtor, together with all additions, replacement parts, accessions, attachments and improvements thereto, and all proceeds, including money, chattel paper, intangibles, goods, documents of title, instruments, securities, substitutions, accounts receivable, rental and loan contracts, all personal property returned, traded in or repossessed and all insurance proceeds and any other form of proceeds.

Debtor:                       Bowater Canadian Forest Products Inc.

    Abitibi-Consolidated Inc.

   Abitibi-Consolidated Company of Canada

    Compagnie Abitibi-Consolidated Du Canada

Secured Party:          Caterpillar Financial Services Ltd.

File No.:                     885415995

Collateral:                  Equipment, Other, Motor Vehicle Included

                                    2002 Caterpillar D7R II XR, VIN: CAT00D7RPAGN00520

                                    Allied model W8L Winch S/N AW8LP3N2579C72.

Debtor:                      Bowater Canadian Forest Products Inc.

   Bowater Produits Forestiers Du Canada Inc.

   Bowater Canadian Forest Products Inc. Bowater Produits Forestiers Du Canada Inc.

   Bowater Produits Forestiers Du Canada Inc. Bowater Canadian Forest Products Inc.

Secured Party:          IBM Canada Limited – PPSA Administrator

File No.:                     884709945

Collateral:                  Equipment, Accounts, Other

                                    All present and after acquired personal property supplied by the secured party.

Debtor:                      Bowater

   Bowater, Thunder Bay

   Bowater Canadian Forest Products Inc.

  Abitibibowater Inc.

Secured Party:         Astenjohnson, Inc.

File No.:                    871737759

Collateral:                 Inventory

                                   Unspecified

Personal Property Security Act (Nova Scotia )

Debtor:                        Bowater Canadian Forest Products Inc.

                            Bowater Produits Forestiers du Canada Inc.

                                     Bowater Canadian Forest Products Inc. Bowater Produits Forestiers du Canada Inc.

                                     Bowater Produits Forestiers du Canada Inc. Bowater Canadian Forest Products Inc.

Secured Party:           The Bank of Nova Scotia, as administrative agent

File No.:                      11084639

Collateral:                   A SECURITY INTEREST IS TAKEN IN ALL OF THE DEBTOR'S RIGHT, TITLE AND INTEREST IN THE FOLLOWING:

A. ALL ACCOUNTS, INCLUDING FOR GREATER CERTAINTY, ALL DEPOSIT ACCOUNTS;

B. ALL INVENTORY;

C. ALL INSTRUMENTS IN RESPECT OF THE DEBTOR'S INVENTORY AND ACCOUNTS;

D. ALL DOCUMENTS OF TITLE AND CHATTEL PAPER IN RESPECT OF THE DEBTOR'S

INVENTORY AND ACCOUNTS;

E. ALL MONEY;

F. ALL INTANGIBLES;

F. ALL BOOKS, INVOICES, DOCUMENTS AND OTHER RECORDS IN ANY FORM EVIDENCING OR RELATING TO ANY OF THE FOREGOING PROPERTY AND ASSETS OF THE DEBTOR; AND

G. ALL PROCEEDS.

THE SECURITY INTEREST SHALL NOT EXTEND TO (A) ANY SHARES OF CAPITAL STOCK OF A SUBSIDIARY OR AFFILIATE OF THE DEBTOR OR (B) ANY EQUIPMENT OR ANY FIXED ASSETS OF THE DEBTOR..

FOR THE PURPOSES OF THIS REGISTRATION, THE TERMS "ACCOUNTS", "DEPOSIT ACCOUNTS", "INVENTORY", "INSTRUMENTS", "DOCUMENTS OF TITLE", "CHATTEL PAPER", "MONEY", "INTANGIBLES", "PROCEEDS", "CAPITAL STOCK", "SUBSIDIARY", "AFFILIATE" OR "EQUIPMENT" SHALL HAVE THE MEANINGS ATTRIBUTED TO SUCH TERMS IN THAT CERTAIN COLLATERAL AGREEMENT DATED ON OR ABOUT MAY 30, 2006 BY AND AMONG THE DEBTOR AS GRANTOR IN FAVOUR OF THE SECURED PARTY, AS ADMINISTRATIVE AGENT AS THE SAME MAY BE AMENDED, SUPPLEMENTED, RESTATED OR REPLACED FROM TIME TO TIME.

Debtor:                        Bowater Canadian Forest Products Inc.

                            Bowater Produits Forestiersdu Canada Inc.

                            Bowater Canadian Forest Products Inc. Bowater Produits Forestiers du Canada Inc.

Secured Party:            LiftCapital Corporation

File No.:                       11749876

Collateral:                    MATERIAL HANDLING EQUIPMENT TOGETHER WITH ALL PARTS, ATTACHMENTS, ACCESSORIES, ADDITIONS, BATTERIES, CHARGERS, REPAIR PARTS, AND OTHER EQUIPMENT PLACED

                                      ON OR FORMING PART OF THE GOODS DESCRIBED HEREIN WITH ANY PROCEEDS THEREOF AND THEREFROM INCLUDING, WITHOUT LIMITATION, ALL GOODS, SECURITIES,

                                      INSTRUMENTS, DOCUMENTS OF TITLE, CHATTEL PAPER AND INTANGIBLES (AS DEFINED IN THE PERSONAL PROPERTY SECURITY ACT).

                             4 -  2006 Yale Mdl GLP060VX LP Lift Trucks

Debtor:                        Bowater Canadian Forest Products Inc.

                            Bowater Produits Forestiers du Canada Inc.

                                     Bowater Canadian Forest Products Inc. Bowater Produits Forestiers du Canada Inc.

                                     Bowater Produits Forestiers du Canada Inc. Bowater Canadian Forest Products Inc.

Secured Party:            The Bank of Nova Scotia

File No.:                       14694830

Collateral:                    ALL PERSONAL PROPERTY, INCLUDING WITHOUT LIMITATION, ALL GOODS, DOCUMENTS OF TITLE, CHATTEL PAPER, SECURITIES, INSTRUMENTS, MONEY AND INTANGIBLES, NOW

                                      OR HEREAFTER ATTACHED TO, INCORPORATED IN, REALIZED FROM OR AS A RESULT OF, LOCATED ON OR ASSOCIATED WITH THE CANADIAN FIXED ASSETS, AS DEFINED IN THE

                                      CREDIT AGREEMENT, AMONG, INTER ALIA, THE DEBTOR AND THE SECURED PARTY DATED AS OF MAY 31, 2006, AS AMENDED, SUPPLEMENTED OR REPLACED FROM TIME TO TIME,

                                      WHICH CANADIAN FIXED ASSETS INCLUDE, WITHOUT LIMITATION, EACH MILL OWNED BY THE DEBTOR, THE REAL PROPERTY ON WHICH EACH SUCH MILL IS SITUATED, ALL

                                      EQUIPMENT USED IN CONNECTION WITH EACH SUCH MILL AND ALL OTHER RIGHTS AND ASSETS USED FOR THE OPERATION, ADMINISTRATION AND MAINTENANCE OF EACH SUCH

                                      MILL, AND ALL PROCEEDS THEREOF IN ANY FORM INCLUDING GOODS, DOCUMENTS OF TITLE, CHATTEL PAPER, SECURITIES, INSTRUMENTS, MONEY AND INTANGIBLES.

Personal Property Security Act (New Brunswick )

Debtor:                        Bowater Canadian Forest Products Inc.

                            Bowater Produits Forestiers du Canada Inc.

                                     Bowater Canadian Forest Products Inc. Bowater Produits Forestiers du Canada Inc.

                                     Bowater Produits Forestiers du Canada Inc. Bowater Canadian Forest Products Inc.

Secured Party:            The Bank of Nova Scotia, as administrative agent

File No.:                       13596010

Collateral:                    A SECURITY INTEREST IS TAKEN IN ALL OF THE DEBTOR'S RIGHT, TITLE AND INTEREST IN THE FOLLOWING:

A. ALL ACCOUNTS, INCLUDING FOR GREATER CERTAINTY, ALL DEPOSIT ACCOUNTS;

B. ALL INVENTORY;

C. ALL INSTRUMENTS IN RESPECT OF THE DEBTOR'S INVENTORY AND ACCOUNTS;

D. ALL DOCUMENTS OF TITLE AND CHATTEL PAPER IN RESPECT OF THE DEBTOR'S

INVENTORY AND ACCOUNTS;

E. ALL MONEY;

F. ALL INTANGIBLES;

F. ALL BOOKS, INVOICES, DOCUMENTS AND OTHER RECORDS IN ANY FORM EVIDENCING OR RELATING TO ANY OF THE FOREGOING PROPERTY AND ASSETS OF THE DEBTOR; AND

G. ALL PROCEEDS.THE SECURITY INTEREST SHALL NOT EXTEND TO (A) ANY SHARES OF CAPITAL STOCK OF A SUBSIDIARY OR AFFILIATE OF THE DEBTOR OR (B) ANY EQUIPMENT OR ANY FIXED ASSETS OF THE DEBTOR. FOR THE PURPOSES OF THIS REGISTRATION, THE TERMS "ACCOUNTS", "DEPOSIT ACCOUNTS", "INVENTORY", "INSTRUMENTS", "DOCUMENTS OF TITLE", "CHATTEL PAPER", "MONEY", "INTANGIBLES", "PROCEEDS", "CAPITAL STOCK", "SUBSIDIARY", "AFFILIATE" OR "EQUIPMENT" SHALL HAVE THE MEANINGS ATTRIBUTED TO SUCH TERMS IN THAT CERTAIN COLLATERAL AGREEMENT DATED ON OR ABOUT MAY 30, 2006 BY AND AMONG THE DEBTOR AS GRANTOR IN FAVOUR OF THE SECURED PARTY, AS ADMINISTRATIVE AGENT AS THE SAME MAY BE AMENDED, SUPPLEMENTED, RESTATED OR REPLACED FROM TIME TO TIME.

Debtor:                        Bowater Canadian Forest Products Inc.

                            Bowater Produits Forestiers du Canada Inc.

                                     Bowater Canadian Forest Products Inc. Bowater Produits Forestiers du Canada Inc.

                                     Bowater Produits Forestiers du Canada Inc. Bowater Canadian Forest Products Inc.

Secured Party:           The Bank of Nova Scotia

File No.:                      16953705

Collateral:                   ALL PERSONAL PROPERTY, INCLUDING WITHOUT LIMITATION, ALL GOODS, DOCUMENTS OF TITLE, CHATTEL PAPER, SECURITIES, INSTRUMENTS, MONEY AND INTANGIBLES, NOW

                                    OR HEREAFTER ATTACHED TO, INCORPORATED IN, REALIZED FROM OR AS A RESULT OF, LOCATED ON OR ASSOCIATED WITH THE CANADIAN FIXED ASSETS, AS DEFINED IN THE

                                    CREDIT AGREEMENT, AMONG, INTER ALIA, THE DEBTOR AND THE SECURED PARTY DATED AS OF MAY 31, 2006, AS AMENDED, SUPPLEMENTED OR REPLACED FROM TIME TO TIME,

                                    WHICH CANADIAN FIXED ASSETS INCLUDE, WITHOUT LIMITATION, EACH MILL OWNED BY THE DEBTOR, THE REAL PROPERTY ON WHICH EACH SUCH MILL IS SITUATED, ALL

                                    EQUIPMENT USED IN CONNECTION WITH EACH SUCH MILL AND ALL OTHER RIGHTS AND ASSETS USED FOR THE OPERATION, ADMINISTRATION AND MAINTENANCE OF EACH SUCH

                                    MILL, AND ALL PROCEEDS THEREOF IN ANY FORM INCLUDING GOODS, DOCUMENTS OF TITLE, CHATTEL PAPER, SECURITIES, INSTRUMENTS, MONEY AND INTANGIBLES .

Debtor:                        Bowater Produits Forestiers du Canada Inc.

Secured Party:            National Leasing Group Inc.

File No.:                       11486289

Collateral:                    All Mobile Radios & Communications Systems of every nature or kind described in Lease Number 2274380, together with all attachments, accessories and substitutions.

Debtor:                        Bowater Produits Forestiers du Canada Inc

                                      Bowater Canadian Forest Products Inc

Secured Party:            National Leasing Group Inc.

File No.:                       10958106

Collateral:                    All Mobile Radios & Communications Systems of every nature or kind described in Lease Number 2256229 dated May 6, 2004.

Register of Personal and Movable Real Rights (Quebec)

Debtor:                        Bowater Canadian Forest Products Inc.

                                     Bowater Produits Forestiers du Canada Inc.

                            Produits Forestiers Alliance Inc.

Secured Party:            Caterpillar Financial Services Limited

File No.:                       99-0165061-0003

Collateral:                    1998 Niveleuse Caterpillar modele 163H n/s-5AK00183

Debtor:                        Bowater Canadian Forest Products Inc

                                     Bowater Produits Forestiers du Canada Inc

                            Produits Forestiers Alliance Inc.

                            Alliance Forest Products Inc.

Secured Party:            Caterpillar Financial Services Limited

File No.:                       01-0151120-0002

Collateral:                    un (1) 2001 mini-chargeuse sur pneus caterpillar modele 902, N/S 7ES00594

Debtor:                        Bowater Canadian Forest Products Inc.

                                     Bowater Produits Forestiers du Canada Inc.

                            Bowater Canadian Forest Products Inc./Bowater Produits Forestiers Du Canada Inc.

                                     Bowater Produits Forestiers Du Canada Inc./Bowater Canadian Forest Products  Inc.

Secured Party:            LEAF Trust

File No.:                       99-0211113-0001

Collateral:                    All present and future motor vehicles (including, without limitation, passenger automobiles, trucks, truck tractors, truck trailers, truck chassis, or truck bodies), automotive equipment (including, without limitation, trailers, boxes and refrigeration units), and materials-handling equipment leased from time to time by the Lessor to the Lessee, together with all present and future attachments, accessions, appurtenances, accessories and replacement parts, and all proceeds of or relating to any of the foregoing.

Debtor:                        Bowater Canadian Forest Products Inc.

                                      Bowater Produits Forestiers du Canada Inc.

Secured Party:            Les Services Financiers Caterpillar Limitee

File No.:                       03-0185891-0001

Collateral:                    1998 chargeur sur pneus caterpillar modele 962G, N/S: 4PW00244

Debtor:                        Bowater Produits Forestiers du Canada Inc.

Secured Party:            Services Financiers CIT Ltée

File No.:                       04-0192665-0001

Collateral:                    75 RADIOS PORTATIFS MOTOROLA TRUNKING MODÈLE MTX-850-8250
INCLUANT: CHARGEUR, 2 PILES, ÉTUI-ATTACHE, MICROPHONE EXTENSIBLE
N/S 749TDY0757, 749TDY0758, 749TDY0759, 749TDY5444, 749TDY5445, 749TDY5446, 749TDY5447, 749TDY5448, 749TDY5449, 749TDY5450, 749TDY5451, 749TDY5452, 749TDY5454, 749TDY5455, 749TDY5457, 749TDY5458, 749TDY5459, 749TDY5460, 749TDY5462, 749TDY5464, 749TDY5465, 749TDY5468, 749TDY5469, 749TDY5470, 749TDY5472, 749TDY5473, 749TDY5474, 749TDY5475, 749TDY5476, 749TDY5477, 749TDY5478, 749TDY5479, 749TDY5480, 749TDY5499, 749TDY5502, 749TDY5503, 749TDY5507, 749TDY5509, 749TDY5513, 749TDY5520, 749TDY5521, 749TDY5522, 749TDY5523, 749TDY5524, 749TDY5525, 749TDY5526, 749TDY5527, 749TDY5528, 749TDY5530, 749TDY5531, 749TDY5532, 749TDY5533, 749TDY5534, 749TDY5535, 749TDY5536, 749TDY5537, 749TDY5538, 749TDY5539, 749TDY5540, 749TDY5541, 749TDY5542, 749TDY5544, 749TDY5545, 749TDY5546, 749TDY5547, 749TDY5549, 749TDY5550, 749TDY5552, 749TDY5553, 749TDY5554, 749TDY5555, 749TDY5556, 749TDY5559, 749TDY5579, 749TDY5600
3 BASES MOTOROLA TRUNKING MAXLS INCLUANT: UNITÉ DE POUVOIR, ANTENNE, MICROPHONE N/S 255085, 255088, 255089
11 BASES UNIDEN TRUNKING SVS8025
INCLUANT: UNITÉ DE POUVOIR, ANTENNE, MICROPHONE N/S 249256, 401452, 85000555, 85000569, 99000576, 99000577,     75000123, 75000114, 75000144, 75000183, 99000585

Debtor:                        Bowater Canadian Forest Products Inc.

Secured Party:            Xerox Canada Ltd

File No.:                       04-0583228-0020

Collateral:                    Equipment, Other

                                     All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

Debtor:                        Bowater Canadian Forest Products Inc.

                                     Bowater Produits Forestiers du Inc.

Secured Party:            Citicorp Vendor Finance, Ltd

                                     Citicorp Finance Vendeur Ltee

File No.:                       04-0631741-0015

Collateral:                    2 - BIZ HUB C350, 1 - DI5510, 2 - DI2510 COPIER and accessories with all attachments, accessories and proceeds thereof including insurance proceeds and indemnities.

Debtor:                        Bowater Canadian Forest Products Inc

Secured Party:            Systèmes de Distribution Intégrés, Société en Commandite

                                      Integrated Distribution Systems Limited Partnership

File No.:                       05-0110857-0001

Collateral:                    TOUS LES BIENS CONSIGNES PAR LE VENDEUR A L'ACHETEUR SUIVANT UN CONTRAT DE CONSIGNATION TELS QUE, MAIS NON LIMITATIVEMENT: BEARING PRODUCTS, MECHANICAL

                                      DRIVE PRODUCTS, ELECTRICAL DRIVE PRODUCTS, FLUID POWER PRODUCTS HYDRAULICS & PNEUMATICS, RUBBER PRODUCTS, SEALING PRODUCTS, SPECIALTY PRODUCTS,

                                      INDUSTRIAL SUPPLY PRODUCTS, MISCELLANEOUS PRODUCTS, SUCH A S CHAINS, CHICKS, LADDERS, BRUSHES, SAGINAW, SHIM, SHELVING, BEARING ANALYSIS TOOLS,

                                      PROCESS EQUIPEMENT SUCH AS WILDEN PUMP, ROTOJET PUMP, NETZCH PUMP,NATIONAL PUMP,VARISCO PUMP, WALCHEM, AIMA SUBMERSIBLE PUMP, ENVIRQIP MIXERS, PNR

                                      SPRAY NOZZLE.

                                      ABOVE PRODUCTS ARE MANUFACTURED BY THE FOLLOWING COMPANIES: SKF, NTN, FAG, GARLOCK, RENOLD, REXNORD, E.P.T., FALK, EURODRIVE, TIMKEN, TORRINGTON, DODGE,

                                      GATES, GOODYEAR, MARTIN SPROCKETS, SM CYCLO, QM BEARINGS, AR THOMPSON, LOCTITE, TECHNICAL SERVICE CANADA.

Debtor:                        Bowater Canadian Forest Products Inc.

                                     Bowater Produits Forestiers du Canada Inc.

Secured Party:            Les Services Financiers Caterpillar Limitee

File No.:                       05-0217207-0001

Collateral:                    2002 chariot elevateur Caterpillar, modele GC45KLPSWB, N/S AT8702315

Debtor:                        Bowater Canadian Forest Products Inc.

                                     Bowater Produits Forestiers du Canada Inc.

                                     Bowater

Secured Party:           Société de Services De Crédit-Bail GE Canada

File No.:                      05-0508800-0001

Collateral:                   (1) Station centrale modèle SR-500 Slim de marque SRTelecom, 2005 (Mistassini), n/s102241; (1) Répéteur modèle Slim repeater de marque SRTelecom, 2005, (Côteau Marcil), n/s : 148260; (1) Répéteur modèle

                                    Slim repeater de marque SRTelecom, 2005, (Lac Hémon), n/s :148263; (1) Répéteur modèle Slim repeater de marque SRTelecom, 2005, (Bureau), n/s : 148272; (1) Répéteur modèle Slim repeater de marque

                                    SRTelecom, 2005, (Mont Mistassini), n/s : 148274; (1) Répéteur modèle Slim repeater de marque SRTelecom, 2005, (KM 148), n/s : 148273; (1) Répéteur modèle Slim repeater de marque SRTelecom, 2005,

                                    (Lac Husky), n/s : 148277; (1) Camp (outstation) modèle Outstation Slim de marque SRTelecom, 2005 (Bureau), n/s :214854; (1) Camp (outstation) modèle Outstation Slim de marque SRTelecom, 2005

                                    (Camp Daniel), n/s : 214859; (1) Camp (outstation) modèle Outstation Slim de marque SRTelecom, 2005 (Camp Maupertuis), n/s : 214841.

                                    Les biens décrits aux présentes, où qu'ils se trouvent, ainsi que l'ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s'y rattachant et des pièces de rechange, présents et futurs.

Debtor:                       Bowater Canadian Forest Products Inc.

                                    Bowater Produits Forestiers du Canada Inc.

Secured Party:           The Bank of Nova Scotia

                                    La Banque de Nouvelle-Écosse

File No.:                      06-0308066-0001

Collateral:                   The following property (collectively, the "Hypothecated Property"):
I) all present and future Inventory (wherever located) and Receivables (wherever the debtor of same may be located);
II) the proceeds of any sale, lease or other disposition or of the collection of the property described in Section I and any debt resulting from such sale, lease or other disposition, and all proceeds of insurance covering the said property; and
III) all present and future books, records, registers (including those in a computerized form) and documents of the Grantor evidencing or accessory to the property described in Sections I and II;
provided that (i) the Hypothecated Property shall in no event include any shares of Capital Stock of a Subsidiary or Affiliate (as each such term is defined in the Credit Agreement) of the Grantor, (ii) the Hypothecated Property shall in no event include any equipment or any fixed assets of the Grantor, and (iii) the hypothec granted herein shall not extend to, and the term "Hypothecated Property" shall not include, any rights under any lease, contract or agreement to the extent that the granting of a hypothec thereon is specifically prohibited in writing by, or would constitute an event of default under or grant a party a termination right under any agreement governing such right unless such prohibition is not enforceable or is otherwise ineffective under applicable law. Notwithstanding anything in clause (iii) above to the contrary, such proviso shall not affect, limit, restrict or impair the grant by the Grantor of a hypothec on any Receivable due and payable to the Grantor or to become due and payable to the Grantor under such lease, contract or agreement, unless such hypothec on such Receivable is also specifically prohibited by the terms of such lease, contract or agreement or such hypothec on such Receivable would expressly constitute an event of default under or would expressly grant a party a termination right under any such lease contract or agreement, in each case unless such prohibition is not enforceable or is otherwise ineffective under applicable law; provided further that notwithstanding anything to the contrary contained in the foregoing proviso, the hypothec granted herein shall immediately extend to and the term "Hypothecated Property" shall immediately include the rights under any such lease, contract or agreement and in such Receivable at such time as such prohibition, event of default or termination right shall terminate or shall be waived.

Debtor:                        Bowater Produits Forestiers du Canada Inc.

Secured Party:            Roynat Inc.

File No.:                       06-0319898-0001

Collateral:                    1 chariot elevateur hyster, modele e60z,annee 2005,serie:g108v04758c,together with all attachments accessories accessions replacements substitutions additions and improvements thereto and all proceeds in any form derived directly or indirectly from any sale and or dealings with the collateral and a right to an insurance payment or other payment that indemnifies or compensates for loss or damage to the collateral or proceeds of the collateral.

Debtor:                        Bowater Canadian Forest Products Inc.

                                     Bowater Produits Forestiers du Canada Inc.

Secured Party:            Export Development Canada

File No.:                       06-0626682-0002

Collateral:                    Absolute assignment of all the present and future claims, accounts and other intangibles representing the refund of all cash deposits together with all accrued interest on such deposits to which the United

                                      States Customs and Border Protection has determined the debtor is entitled under the Softwood Lumber Agreement entered into between the Government of Canada and the Government of the United

                                      States, including, without limitation: the refund of all deposits covered by the "Antidumping Duty Order regarding Certain Softwood Lumber from Canada", 67 Fed.Reg.36,068 (May 22, 2002), as amended; and

                                      the refund of all deposits covered by the "Countervailing Duty Order regarding Certain Softwood Lumber from Canada", 67 Fed.Reg.36,070 (May 22, 2002), as amended.

Debtor:                        Bowater Produits Forestiers du Canada Inc.

Secured Party:            Gemofor inc.

File No.:                       07-0038692-0001

Collateral:                     - un optimiseur linéaire "OPTIFOR", numéro de série OP-2003-28069; - un convoyeur de l'entrée de l'optimiseur linéaire (1 courroie F.B. trois plis, insonorisé avec couvercle à penture sur une partie, longueur 7', largeur 16", motorisation: 5HP, diamètre du rouleau de tête: 12", diamètre du rouleau de pied: 8", rouleau de tête recouvert, tendeur à vis); trois (3) étampeuses; structure de support de l'optimiseur; passerelles;

                                      réservoir d'encre; système de tension avec cylindres pneumatiques pour le poste de classification;  pivot hydraulique pour le poste de classification; pièces de rechange.

Debtor:                        Bowater Canadian Forest Products Inc.

                                     Bowater Produits Forestiers du Canada Inc.

                            Bowater Canadian Forest Products Inc. Bowater Produits Forestiers du Canada Inc.

Secured Party:            Liftcapital Corporation

File No.:                       07-0082891-0001

Collateral:                    ONE NEW 2006 YALE MDL GLP080VX LP GAS SIT DOWN LIFT TRUCK, s/n F813V01804E c/w Cascade Mdl 70D-TAL-SP Clamp

                                      ONE NEW 2006 YALE MDL ERC060GH ELECTRIC SIT DOWN LIFT TRUCK, s/n A908N05857E c/w Cascade Mdl 45F Paper Roll Clamp

Debtor:                        Bowater Canadian Forest Product Inc.

Secured Party:            Xerox Canada Ltd

File No.:                       07-0161885-0008

Collateral:                    Equipment, Other

                                     All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

Debtor:                        Bowater Produits Forestiers du Canada Inc.

Secured Party:            Complexe de l'Auto Park Avenue

File No.:                       07-0721309-0008
Collateral:                    Road Vehicle, HONDA ODYSSEY, VIN: 5FNRL38848B501691

Debtor:                        Bowater Produits Forestiers du Canada Inc.

Secured Party:            Xerox Canada Ltd

File No.:                       08-0179455-0005

Collateral:                    Equipment, Other

                                     All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

Debtor:                        Bowater Canadian Forest Products Inc.

                                     Bowater Produits Forestiers du Canada Inc.

Secured Party:           The Bank of Nova Scotia

File No.:                       08-0674019-0001

Collateral:                     1.   The following property:
1.1   all of the rights, title and interest of the Grantor in the Immovable Property as well as the following universalities: A.   all Machinery; B.   all Insurance; and C.   all Other Mill Property;
1.2   all proceeds of any sale, lease or other disposition or of the collection of the property described in Section 1.1 and any debt resulting from such sale, lease or other disposition; and
1.3   all present and future books, records, registers (including those in a computerized form) and documents of the Grantor evidencing or accessory to the property described in Sections 1.1 and 1.2.

Debtor:                        Bowater Canadian Forest Products Inc.

Secured Party:            Asten Johnson, inc.

File No.:                       09-0015195-0004

Collateral:                    The universality of consumable inventories of stock paper machine clothing, in the form of forming fabrics, press fabrics, dryer fabrics and specialty fabrics (the "property"), furnished from time to time by the seller to the purchaser, and all proceeds thereof, derived directly and indirectly from any dealing with the property.

Debtor:                        Bowater Produits Forestiers du Canada Inc.

Secured Party:            Systèmes de Distribution Intégrés, Société en Commandite par son associée commanditée Fiducie Wajax Commanitée, par son fiduciaie, Wajax, associée commandité Holdco Inc, exploitant son activité sous le nom Wajax industries

File No.:                       09-0157668-0001

Collateral:                    chariots élévateurs Hyster 2004   modèle              série

H80XM       L005V02369B

E60Z            G108V01950B

                E60Z            G108V01951B

Debtor:                        Bowater Canadain Forest Products Inc.

                            Bowater Produits Forestiers du Canada Inc.

Secured Party:            GE Vehicle And Equipment Leasing

File No.:                       04-0066565-0012
Collateral:                    Road Vehicle, GMC SIERRA 1500, VIN: 1GTEC14VX4Z252185

                            Pursuant the lease agreement dated DEC.12,1994  All attachments, accessories, additions, alterations and replacement parts (whether present or future) to the vehicle(s) described above, together with all cash and non-cash proceeds of the vehicle(s) described above.

Debtor:                        Bowater Canadain Forest Products Inc.

                            Bowater Produits Forestiers du Canada Inc.

Secured Party:            GE Vehicle And Equipment Leasing

File No.:                       04-0238274-0009
Collateral:                    Road Vehicles VIN: 1G1ZT54894F213469 and VIN: KNDJC733845261606

                            Pursuant the lease agreement dated DEC.28,1994  All attachments, accessories, additions, alterations and replacement parts (whether present or future) to the vehicle(s) described above, together with all cash and non-cash proceeds of the vehicle(s) described above.

Debtor:                        Bowater Canadain Forest Products Inc.

                            Bowater Produits Forestiers du Canada Inc.

Secured Party:            GE Vehicle And Equipment Leasing

File No.:                       04-0307444-0007
Collateral:                    Road Vehicle, DODGE GRAND CARAVAN, VIN: 1D4GP24R04B525152

                            Pursuant the lease agreement dated DEC.28,1994  All attachments, accessories, additions, alterations and replacement parts (whether present or future) to the vehicle(s) described above, together with all cash and non-cash proceeds of the vehicle(s) described above.

Debtor:                        Bowater Canadain Forest Products Inc.

                            Bowater Produits Forestiers du Canada Inc.

Secured Party:            GE Vehicle And Equipment Leasing

File No.:                       04-0546699-0012
Collateral:                    Road Vehicle, CHEVROLET SILVERADO 25, VIN: 1GCHK24U85E132438

                            Pursuant the lease agreement dated DEC.28,1994  All attachments, accessories, additions, alterations and replacement parts (whether present or future) to the vehicle(s) described above, together with all cash and non-cash proceeds of the vehicle(s) described above.

Debtor:                        Bowater Canadain Forest Products Inc.

                            Bowater Produits Forestiers du Canada Inc.

Secured Party:            GE Vehicle And Equipment Leasing

File No.:                       04-0686897-0006
Collateral:                    Road Vehicle, KIA SORENTO 4X4, VIN: KNDJC733845243588

                            Pursuant the lease agreement dated DEC.28,1994  All attachments, accessories, additions, alterations and replacement parts (whether present or future) to the vehicle(s) described above, together with all cash and non-cash proceeds of the vehicle(s) described above.

Debtor:                        Bowater Canadain Forest Products Inc.

                            Bowater Produits Forestiers du Canada Inc.

Secured Party:            GE Vehicle And Equipment Leasing

File No.:                       04-0718900-0010
Collateral:                    Road Vehicle, CHRYSLER 300C, VIN: 2C3JA63H85H639773

                            Pursuant the lease agreement dated DEC.28,1994  All attachments, accessories, additions, alterations and replacement parts (whether present or future) to the vehicle(s) described above, together with all cash and non-cash proceeds of the vehicle(s) described above.

Debtor:                        Bowater Canadain Forest Products Inc.

                            Bowater Produits Forestiers du Canada Inc.

                            Bowater Canadain Forest Products Inc./ Bowater Produits Forestiers du Canada Inc

                            Bowater Produits Forestiers du Canada Inc./ Bowater Canadain Forest Products Inc

Secured Party:            GE Vehicle And Equipment Leasing

File No.:                       05-0053896-0010

Collateral:                    2 Road Vehicles, DODGE DAKOTA 4X2 C, VIN: 1D7HE22K85S249257 and VIN: 1D7HE22K65S249256

                             Pursuant the lease agreement dated DEC.28,1994  All attachments, accessories, additions, alterations and replacement parts (whether present or future) to the vehicle(s) described above, together with all cash and non-cash proceeds of the vehicle(s) described above.

Debtor:                        Bowater Canadain Forest Products Inc.

                            Bowater Produits Forestiers du Canada Inc.

Secured Party:            GE Vehicle And Equipment Leasing

File No.:                       05-0093167-0014

Collateral:                    Road Vehicle, CHEVROLET SILVERADO 25, VIN: 1GCHK24U05E249933

                             Pursuant the lease agreement dated DEC.28,1994  All attachments, accessories, additions, alterations and replacement parts (whether present or future) to the vehicle(s) described above, together with all cash and non-cash proceeds of the vehicle(s) described above.

Debtor:                        Bowater Canadain Forest Products Inc.

                            Bowater Produits Forestiers du Canada Inc.

Secured Party:            GE Vehicle And Equipment Leasing

File No.:                       05-0111249-0013

Collateral:                    Road Vehicle, CHEVROLET COLORADO 4X2, VIN: 1GCDS196758121724

                             Pursuant the lease agreement dated DEC.28,1994  All attachments, accessories, additions, alterations and replacement parts (whether present or future) to the vehicle(s) described above, together with all cash and non-cash proceeds of the vehicle(s) described above

Debtor:                        Bowater Canadain Forest Products Inc.

                            Bowater Produits Forestiers du Canada Inc.

                            Bowater Canadain Forest Products Inc./ Bowater Produits Forestiers du Canada Inc

                            Bowater Produits Forestiers du Canada Inc./ Bowater Produits Forestiers du Canada Inc

Secured Party:            GE Vehicle And Equipment Leasing

File No.:                       05-0250488-0006

Collateral:                    Road Vehicle, DODGE GRAND CARAVAN, VIN: 1D4GP24R15B317122

                             Pursuant the lease agreement dated DEC.28,1994  All attachments, accessories, additions, alterations and replacement parts (whether present or future) to the vehicle(s) described above, together with all cash and non-cash proceeds of the vehicle(s) described above.

Debtor:                        Bowater Canadain Forest Products Inc.

                                     Bowater Produits Forestiers du Canada Inc.

                            Bowater Canadain Forest Products Inc./ Bowater Produits Forestiers du Canada Inc

                            Bowater Produits Forestiers du Canada Inc./ Bowater Canadain Forest Products Inc

Secured Party:            GE Vehicle And Equipment Leasing

File No.:                       05-0297534-0008
Collateral:                    Road Vehicle, HONDA ACCORD ,VIN: 1HGCM564X5A810070

                            Pursuant the lease agreement dated DEC.12,1994  All attachments, accessories, additions, alterations and replacement parts (whether present or future) to the vehicle(s) described above, together with all cash and non-cash proceeds of the vehicle(s) described above.

Debtor:                        Bowater Canadain Forest Products Inc.

                            Bowater Produits Forestiers du Canada Inc.

                            Bowater Canadain Forest Products Inc./ Bowater Produits Forestiers du Canada Inc.

                            Bowater Produits Forestiers du Canada Inc./ Bowater Canadain Forest Products Inc.

Secured Party:            GE Vehicle And Equipment Leasing

File No.:                       06-0383611-0001

Collateral:                    Pursuant the lease agreement dated DEC.28,1994

                                     All present and after acquired motor vehicles, trailers, and goods of whatever make or description, now or hereafter leased by the secured party to the debtor, together with all additions, replacement parts, accessions, attachements and improvements thereto.

Debtor:                        Bowater Canadian Forest Products Canada Inc.

Secured Party:            Xerox Canada Ltd

File No.:                       06-0004335-0008

Collateral:                    Equipment, Other

                                     All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

Debtor:                        Bowater CDN Forest Products Inc.

Secured Party:            Xerox Canada Ltd

File No.:                       05-0004329-0005

Collateral:                    Equipment, Other

                                     All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

Alliance Forest Products Inc. (former name of Bowater Canadian Forest Products Inc.)

Register of Personal and Movable Real Rights (Quebec)

Debtor:                        Alliance Forest Products Inc.

Secured Party:            IBM Canada Limitée

File No.:                       00-0318869-0006

Collateral:                     1 - 9406 720 MISE A NIVEAU D'UN 620 - S/N : 102M0FM ET TOUS SES ACCESSOIRES INCLUANT SANS RESTRICTION : 4 X 3004 256MB MAIN STORAGE, 4 X 6813 8.58GB DISK UNIT, 1 X 7128 DASD EXPANSION UNIT, 1 X 1502 (*) CARTE INTERACTIVE, 1 - 3486 BAY - S/N : 88NW920 REFINANCEMENT, 1 - 3570 C01 - S/N : 1350418 REFINANCEMENT, 1 - 9406 620 - S/N : 102M0FM REFINANCEMENT, 1 - 9910 B73 - S/N : 10C9FMK REFINANCEMENT, 1 - PART HWI PCI RAID DISK UNIT CONTROLLER REFINANCEMENT (5089S), 1 - PART HWI 8.58GB DISK UNIT REFINANCEMENT (5090S), 1 - PART HWI 8.58GB DISK UNIT REFINANCEMENT (5092S), 1 - PART HWI 8.58GB DISK UNIT REFINANCEMENT (5091S), 1 - PART HWI 8.58GB DISK UNIT REFINANCEMENT (5093S)

Bowater Pulp and Paper Canada Inc.
Bowater Pates et Papiers Canada Inc. ( former name of Bowater Canadian Forest Products Inc.)

Register of Personal and Movable Real Rights (Quebec)

Debtor:                        Bowater Pulp and Paper Canada Inc.

                                      Bowater Pates et Papiers Canada Inc.

Secured Party:            ASSOCIATES LEASING (CANADA) LTD

File No.:                       99-0191184-0034

Collateral:                    Pursuant to a vehicle lease agreement dated February 2, 1999, all present and future movable property leased from time to time by the lessor to the lessee, including without limitation all present and future motor vehicles (including without limitation, passenger automobiles, trucks, truck tractors, truck trailers, truck chassis, or truck bodies), automotive equipment (including without limitation, trailers, boxes and refrigeration units) and materials-handling equipment leased from time to time by the lessor to the lessee, together with all present and future attachments, accessions, appurtenances, accessories and replacement parts, and all proceeds of or relating to any of the foregoing.

Debtor:                        Bowater Pulp and Paper Canada Inc.

                                     Bowater Pates et Papiers Canada Inc.

Secured Party:            PRAXAIR CANADA INC.

File No.:                       01-0305879-0010

Collateral:                    ALL PRESENT AND FUTURE MOVABLE PROPERTY OF ANY NATURE AND WHEREVER LOCATED, INCLUDING WITHOUT LIMITATION ALL BULK CRYOGENIC STORAGE TANKS USED FOR

                                     THE STORAGE, FILLING AND DELIVERY OF INDUSTRIAL AND MEDICAL GASES INCLUDING, WITHOUT LIMITATION; ARGON, CARBON DIOXIDE, NITROGEN, NITROUS OXIDE AND OXYGEN;

                                     ANY CRYOGENIC FREEZER; AND ANY AND ALL RELATED EQUIPMENT, ACCESSORIES, PARTS, COMPONENTS AND ATTACHMENTS THEREOF.

Avenor Inc. (former name of Bowater Canadian Forest Products Inc.)

Personal Property Security Act (Ontario )

Debtor:                        Avenor Inc.

                                     Bowater Pulp And Paper Canada Inc.

     Bowater Pates Et Papiers Canada Inc.

     Bowater Pulp And Paper Canada Inc. Bowater Pates Et Papiers Canada Inc.

     Bowater Pates Et Papiers Canada Inc. Bowater Pulp And Paper Canada Inc.

Secured Party:            IBM Canada Limited – Attn. Marny Paget

File No.:                       825722478

Collateral:                    Equipment, Accounts, Other

                                      Unspecified

Bowater LaHave Corporation

Personal Property Security Act (Nova Scotia )

Debtor:                        Bowater LaHave Corporation

Secured Party:            The Bank of Nova Scotia, as administrative agent

File No.:                       11958451

Collateral:                    A SECURITY INTEREST IS TAKEN IN ALL OF THE DEBTOR'S RIGHT, TITLE AND INTEREST IN THE FOLLOWING PROPERTY, NOW OWNED OR AT ANY TIME HEREAFTER ACQUIRED BY THE DEBTOR OR IN WHICH THE DEBTOR NOW HAS OR AT ANY TIME IN THE FUTURE MAY ACQUIRE ANY RIGHT, TITLE OR INTEREST AND WHEREVER LOCATED OR DEEMED LOCATED:

A. ALL ACCOUNTS, INCLUDING FOR GREATER CERTAINTY, ALL DEPOSIT ACCOUNTS;

B. ALL INVENTORY;

C. ALL INSTRUMENTS IN RESPECT OF THE DEBTOR'S INVENTORY AND ACCOUNTS;

D. ALL DOCUMENTS OF TITLE AND CHATTEL PAPER IN RESPECT OF THE DEBTOR'S INVENTORY AND ACCOUNTS;

E. ALL MONEY;

F. ALL INTANGIBLES;

G. ALL BOOKS, INVOICES, DOCUMENTS AND OTHER RECORDS IN ANY FORM EVIDENCING OR RELATING TO ANY OF THE FOREGOING PROPERTY AND ASSETS OF THE DEBTOR; AND

H. ALL PROCEEDS.

THE SECURITY INTEREST SHALL NOT EXTEND TO (A) ANY SHARES OF CAPITAL STOCK OF A SUBSIDIARY OR AFFILIATE OF THE DEBTOR OR (B) ANY EQUIPMENT OR ANY FIXED ASSETS OF THE DEBTOR.

FOR THE PURPOSES OF THIS REGISTRATION, THE TERMS "ACCOUNTS", "DEPOSIT ACCOUNTS", "INVENTORY", "INSTRUMENTS", "DOCUMENTS OF TITLE", "CHATTEL PAPER", "MONEY", "INTANGIBLES", "PROCEEDS", "CAPITAL STOCK", "SUBSIDIARY", "AFFILIATE" OR "EQUIPMENT" SHALL HAVE THE MEANINGS ATTRIBUTED TO SUCH TERMS IN THAT CERTAIN COLLATERAL AGREEMENT DATED ON OR ABOUT MAY 31, 2006 BY AND AMONG THE DEBTOR AS GRANTOR IN FAVOUR OF THE SECURED PARTY, AS ADMINISTRATIVE AGENT AS THE SAME MAY BE AMENDED, SUPPLEMENTED, RESTATED OR REPLACED FROM TIME TO TIME.

Debtor:                        Bowater LaHave Corporation

Secured Party:            The Bank of Nova Scotia

File No.:                       14694822

Collateral:                    A SECURITY INTEREST IS TAKEN IN ALL SHARES OF CAPITAL STOCK OR OTHER SECURITIES OF BOWATER KOREA LTD. OR ANY SUCCESSOR THERETO AND ANY OTHER PROPERTY OF THE DEBTOR DELIVERED TO THE SECURED PARTIES FROM TIME TO TIME PURSUANT TO A DEED OF HYPOTHEC TO SECURE PAYMENT OF DEBENTURES DATED NOVEMBER 24, 2008 MADE BY THE DEBTOR IN FAVOUR OF THE SECURED PARTIES AND PURSUANT TO A PLEDGE AGREEMENT MADE BY THE DEBTOR IN FAVOUR OF THE SECURED PARTIES DATED NOVEMBER 28, 2008, TOGETHER WITH ALL REPLACEMENTS THEREOF, SUBSTITUTIONS THEREFOR, ACCRETIONS THERETO, INTEREST AND DIVIDENDS THEREON (WHETHER IN CASH, KIND OR STOCK) AND PROCEEDS THEREOF IN ANY FORM INCLUDING GOODS, DOCUMENTS OF TITLE, CHATTEL PAPER, SECURITIES, INSTRUMENTS, MONEY AND INTANGIBLES AND INCLUDING, WITHOUT LIMITATION, ANY PROCEEDS ARISING OUT OF ANY CONSOLIDATION, SUBDIVISION, RECLASSIFICATION, CONVERSION, STOCK DIVIDEND OR SIMILAR INCREASE OR DECREASE IN OR ALTERATION OF CAPITAL OR ANY OTHER EVENT.

Bowater Canadian Holdings Incorporated

Personal Property Security Act (Nova Scotia )

Debtor:                        Bowater Canadian Holdings Incorporated

Secured Party:            The Bank of Nova Scotia, as administrative agent

File No.:                       11958410

Collateral:                    A SECURITY INTEREST IS TAKEN IN ALL OF THE DEBTOR'S RIGHT, TITLE AND INTEREST IN THE FOLLOWING PROPERTY, NOW OWNED OR AT ANY TIME HEREAFTER ACQUIRED BY THE DEBTOR OR IN WHICH THE DEBTOR NOW HAS OR AT ANY TIME IN THE FUTURE MAY ACQUIRE ANY RIGHT, TITLE OR INTEREST AND WHEREVER LOCATED OR DEEMED LOCATED:

A. ALL ACCOUNTS, INCLUDING FOR GREATER CERTAINTY, ALL DEPOSIT ACCOUNTS;

B. ALL INVENTORY;

C. ALL INSTRUMENTS IN RESPECT OF THE DEBTOR'S INVENTORY AND ACCOUNTS;

D. ALL DOCUMENTS OF TITLE AND CHATTEL PAPER IN RESPECT OF THE DEBTOR'S INVENTORY AND ACCOUNTS;

E. ALL MONEY;

F. ALL INTANGIBLES;

G. ALL BOOKS, INVOICES, DOCUMENTS AND OTHER RECORDS IN ANY FORM EVIDENCING OR RELATING TO ANY OF THE FOREGOING PROPERTY AND ASSETS OF THE DEBTOR; AND

H. ALL PROCEEDS.

THE SECURITY INTEREST SHALL NOT EXTEND TO (A) ANY SHARES OF CAPITAL STOCK OF A SUBSIDIARY OR AFFILIATE OF THE DEBTOR OR (B) ANY EQUIPMENT OR ANY FIXED ASSETS OF THE DEBTOR.

FOR THE PURPOSES OF THIS REGISTRATION, THE TERMS "ACCOUNTS", "DEPOSIT ACCOUNTS", "INVENTORY", "INSTRUMENTS", "DOCUMENTS OF TITLE", "CHATTEL PAPER", "MONEY", "INTANGIBLES", "PROCEEDS", "CAPITAL STOCK", "SUBSIDIARY", "AFFILIATE" OR "EQUIPMENT" SHALL HAVE THE MEANINGS ATTRIBUTED TO SUCH TERMS IN THAT CERTAIN COLLATERAL AGREEMENT DATED ON OR ABOUT MAY 31, 2006 BY AND AMONG THE DEBTOR AS GRANTOR IN FAVOUR OF THE SECURED PARTY, AS ADMINISTRATIVE AGENT AS THE SAME MAY BE AMENDED, SUPPLEMENTED, RESTATED OR REPLACED FROM TIME TO TIME.

Bowater Shelburne Corporation

Personal Property Security Act (Nova Scotia )

Debtor:                        Bowater Shelburne Corporation

Secured Party:            The Bank of Nova Scotia, as administrative agent

File No.:                       11958436

Collateral:                    A SECURITY INTEREST IS TAKEN IN ALL OF THE DEBTOR'S RIGHT, TITLE AND INTEREST IN THE FOLLOWING PROPERTY, NOW OWNED OR AT ANY TIME HEREAFTER ACQUIRED BY THE DEBTOR OR IN WHICH THE DEBTOR NOW HAS OR AT ANY TIME IN THE FUTURE MAY ACQUIRE ANY RIGHT, TITLE OR INTEREST AND WHEREVER LOCATED OR DEEMED LOCATED:

A. ALL ACCOUNTS, INCLUDING FOR GREATER CERTAINTY, ALL DEPOSIT ACCOUNTS;

B. ALL INVENTORY;

C. ALL INSTRUMENTS IN RESPECT OF THE DEBTOR'S INVENTORY AND ACCOUNTS;

D. ALL DOCUMENTS OF TITLE AND CHATTEL PAPER IN RESPECT OF THE DEBTOR'S INVENTORY AND ACCOUNTS;

E. ALL MONEY;

F. ALL INTANGIBLES;

G. ALL BOOKS, INVOICES, DOCUMENTS AND OTHER RECORDS IN ANY FORM EVIDENCING OR RELATING TO ANY OF THE FOREGOING PROPERTY AND ASSETS OF THE DEBTOR; AND

H. ALL PROCEEDS.

THE SECURITY INTEREST SHALL NOT EXTEND TO (A) ANY SHARES OF CAPITAL STOCK OF A SUBSIDIARY OR AFFILIATE OF THE DEBTOR OR (B) ANY EQUIPMENT OR ANY FIXED ASSETS OF THE DEBTOR.

FOR THE PURPOSES OF THIS REGISTRATION, THE TERMS "ACCOUNTS", "DEPOSIT ACCOUNTS", "INVENTORY", "INSTRUMENTS", "DOCUMENTS OF TITLE", "CHATTEL PAPER", "MONEY", "INTANGIBLES", "PROCEEDS", "CAPITAL STOCK", "SUBSIDIARY", "AFFILIATE" OR "EQUIPMENT" SHALL HAVE THE MEANINGS ATTRIBUTED TO SUCH TERMS IN THAT CERTAIN COLLATERAL AGREEMENT DATED ON OR ABOUT MAY 31, 2006 BY AND AMONG THE DEBTOR AS GRANTOR IN FAVOUR OF THE SECURED PARTY, AS ADMINISTRATIVE AGENT AS THE SAME MAY BE AMENDED, SUPPLEMENTED, RESTATED OR REPLACED FROM TIME TO TIME.

Bowater Canada Finance Limited Partnership

Personal Property Security Act (New Brunswick )

Debtor:                        Bowater Canada Finance Limited Partnership

Secured Party:            The Bank of Nova Scotia, as administrative agent

File No.:                       14418206

Collateral:                              A SECURITY INTEREST IS TAKEN IN ALL OF THE DEBTOR'S RIGHT, TITLE AND INTEREST IN THE FOLLOWING PROPERTY, NOW OWNED OR AT ANY TIME HEREAFTER ACQUIRED BY THE DEBTOR OR IN WHICH THE DEBTOR NOW HAS OR AT ANY TIME IN THE FUTURE MAY ACQUIRE ANY RIGHT, TITLE OR INTEREST AND WHEREVER LOCATED OR DEEMED LOCATED:

A. ALL ACCOUNTS, INCLUDING FOR GREATER CERTAINTY, ALL DEPOSIT ACCOUNTS;

B. ALL INVENTORY;

C. ALL INSTRUMENTS IN RESPECT OF THE DEBTOR'S INVENTORY AND ACCOUNTS;

D. ALL DOCUMENTS OF TITLE AND CHATTEL PAPER IN RESPECT OF THE DEBTOR'S INVENTORY AND ACCOUNTS;

E. ALL MONEY;

F. ALL INTANGIBLES;

G. ALL BOOKS, INVOICES, DOCUMENTS AND OTHER RECORDS IN ANY FORM EVIDENCING OR RELATING TO ANY OF THE FOREGOING PROPERTY AND ASSETS OF THE DEBTOR; AND

H. ALL PROCEEDS.

THE SECURITY INTEREST SHALL NOT EXTEND TO (A) ANY SHARES OF CAPITAL STOCK OF A SUBSIDIARY OR AFFILIATE OF THE DEBTOR OR (B) ANY EQUIPMENT OR ANY FIXED ASSETS OF THE DEBTOR.

FOR THE PURPOSES OF THIS REGISTRATION, THE TERMS "ACCOUNTS", "DEPOSIT ACCOUNTS", "INVENTORY", "INSTRUMENTS", "DOCUMENTS OF TITLE", "CHATTEL PAPER", "MONEY", "INTANGIBLES", "PROCEEDS", "CAPITAL STOCK", "SUBSIDIARY", "AFFILIATE" OR "EQUIPMENT" SHALL HAVE THE MEANINGS ATTRIBUTED TO SUCH TERMS IN THAT CERTAIN COLLATERAL AGREEMENT DATED ON OR ABOUT MAY 31, 2006 BY AND AMONG THE DEBTOR AS GRANTOR IN FAVOUR OF THE SECURED PARTY, AS ADMINISTRATIVE AGENT AS THE SAME MAY BE AMENDED, SUPPLEMENTED, RESTATED OR REPLACED FROM TIME TO TIME.

Bowater Belledune Sawmill Inc.

Personal Property Security Act (New Brunswick )

Debtor:                  Bowater Belledune Sawmill Inc.

                                054022 NB Ltd.,

Jim Bel Inc.,

J.E. Woods & Sons Ltd.,

Maltais & Freres Holding Ltee

Scieries Chaleur Associes/Chaleur Sawmills Associates

Secured Party:       Banque Nationale du Canada/National Bank of Canada

File No.:                  9948578

Collateral:               All of the debtor's present and after-acquired personal property, with reference being made to a General Security Agreement dated on or about July 25, 2003 and a Debenture dated on or about July 25, 2003.

                                Serial number collateral is two (2) trailers and approximately eight (8) motor vehicles.  This registration was amended on October 31, 2003 by financing change statement number 10345262 to amend the general collateral description.

Bowater Maritimes Inc.

Personal Property Security Act (New Brunswick )

Debtor:                        Bowater Maritimes Inc.

Secured Party:            GMAC Leaseco Corporation

File No.:                       13307418

Collateral:                     General collateral is described as all proceeds therefrom.  Serial number collateral is a 2006 Chevrolet Silverado motor vehicle.  This registration was discharged on March 20, 2009 by financing change statement number 17276726

AbitibiBowater Canada Inc.

Register of Personal and Movable Real Rights (Quebec)

Debtor:                      AbitibiBowater Canada Inc.

                                   Abitibi-Consolidated Company of Canada

Secured Party:          IRWIN COMMERCIAL FINANCE CANADA CORPORATION

File No.:                     08-0059285-0001

Collateral:                  1 COMPRESSEUR 175-195CFM DE MARQUE INGERSOLL-RAND,MODELE P185WJD,SERIE :395081ULRB34., TOGETHER WITH ALL ATTACHMENTS ACCESSORIES ACCESSIONS REPLACEMENTS SUBSTITUTIONS ADDITIONS AND IMPROVEMENTS THERETO AND ALL PROCEEDS IN ANY FORM DERIVED DIRECTLY OR INDIRECTLY FROM ANY SALE AND OR DEALINGS WITH THE COLLATERAL AND A RIGHT TO AN INSURANCE PAYMENT OR OTHER PAYMENT THAT INDEMNIFIES OR COMPENSATES FOR LOSS OR DAMAGE TO THE COLLATERAL OR PROCEEDS OF THE COLLATERAL.

Debtor:                        AbitibiBowater Canada Inc.

Secured Party:            SERVICES FINANCIERS CIT LTÉE

File No.:                       08-0606033-0001

Collateral:                    LES BIENS CI-APRÈS DÉCRITS PEUVENT ÊTRE SITUÉS AU 3750, DE CHAMPLAIN, JONQUIÈRE (QUÉBEC) G7S 5J7  DIVISION KENOGAMI, OU À TOUS AUTRES ENDROITS:  1 CISEAU LIFT, NEUF

                                      30-35', ESS/PROP 4RM, DE MARQUE SKYJACK, ANNÉE 2008, MODÈLE SJ7135RT, N/S: 34001856

Bowater Canada Finance Limited Partnership

Bowater Canadian Holdings Incorporated

Bowater Lahave Corporation

Bowater Shelburne Corporation

Register of Personal and Movable Real Rights (Quebec)

Debtor:                     Bowater Canada Finance limited Partnership

                                   Bowater Canadian Holdings Incorporated

                                   Bowater Lahave Corporation

                                   Bowater Shelburne Corporation

Secured Party:         The Bank of Nova Scotia

File No.:                    08-0674019-0003

Collateral:                 Each Grantor hypothecates the following property (the "Hypothecated Property"):
1.1  all present and future Inventory (wherever located) and Receivables (wherever the debtor of same may be located);
1.2  the proceeds of any sale, lease or other disposition or of the collection of the property described in Section 1.1 and any debt resulting from such sale, lease or other disposition, and all proceeds of insurance covering the said property; and
1.3  all present and future books, records, registers (including those in a computerized form) and documents of the Grantor evidencing or accessory to the property described in Sections 1.1 and 1.2;
provided that (i) the Hypothecated Property shall in no event include any shares of Capital Stock of a Subsidiary or Affiliate (as each such term is defined in the Credit Agreement) of any Grantor, (ii) the Hypothecated Property shall in no event include any equipment or any fixed assets of any Grantor, and (iii) the hypothec granted herein shall not extend to, and the term "Hypothecated Property" shall not include, any rights under any lease, contract or agreement to the extent that the granting of a hypothec thereon is specifically prohibited in writing by, or would constitute an event of default under or grant a party a termination right under any agreement governing such right unless such prohibition is not enforceable or is otherwise ineffective under applicable law. Notwithstanding anything in clause (iii) above to the contrary, such proviso shall not affect, limit, restrict or impair the grant by each Grantor of a hypothec on any Receivable due and payable to such Grantor or to become due and payable to such Grantor under such lease, contract or agreement, unless such hypothec on such Receivable is also specifically prohibited by the terms of such lease, contract or agreement or such hypothec on such Receivable would expressly constitute an event of default under or would expressly grant a party a termination right under any such lease contract or agreement, in each case unless such prohibition is not enforceable or is otherwise ineffective under applicable law;  provided further that notwithstanding anything to the contrary contained in the foregoing proviso, the hypothec granted herein shall immediately extend to and the term "Hypothecated Property" shall immediately include the rights under any such lease, contract or agreement and in such Receivable at such time as such prohibition, event of default or termination right shall terminate or shall be waived.

Bowater Lahave Corporation

Register of Personal and Movable Real Rights (Quebec)

Debtor:                         Bowater Lahave Corporation

Secured Party:             The Bank of Nova Scotia

File No.:                        08-0674019-0002

Collateral:                     1.1  all of BOWATER LAHAVE CORPORATION's (the "Grantor") present and future shares of the common stock of Bowater-Korea Co., Ltd;
1.2  all proceeds of and all other profits, income or receipts, in whatever form and whatever currency, arising from the ownership, collection, sale, exchange, assignment or other disposition of, or realisation of the Hypothecated Shares, and all interest, dividends and other payments and distributions on or with respect to such Hypothecated Shares or in exchange for such Hypothecated Shares; and
1.3  all present and future certificates, instruments, records, registers (including those in a computerized form) and documents of the Grantor evidencing or accessory to the property described in Sections 1.1 and 1.2.

Schedule 5.02(b)

Prepetition Indebtedness

Obligors	Debt	Approximate Amount outstanding as of 12/31/08 (U.S. $)
AbitibiBowater Inc. (Issuer) Bowater Incorporated (Guarantor)	$350 million 8% senior unsecured convertible notes due April 15, 2013	$369 million

Bowater Incorporated (Borrower)

Bowater Newsprint South LLC (Borrower)

Bowater Newsprint South Operations LLC (Borrower)

Bowater Alabama LLC (Borrower)

AbitibiBowater Inc. (Guarantor)

Bowater America Inc. (Guarantor)

Bowater Nuway Inc. (Guarantor)

Bowater Nuway Mid-States Inc. (Guarantor)

Credit Agreement dated as of May 31, 2006 ( as amended ) by and among Bowater Incorporated, Bowater Newsprint South LLC, Bowater Alabama LLC and Bowater Newsprint South Operations LLC, as borrowers, the lenders party thereto and Wachovia Bank, National Association, Administrative Agent

$280 million

Bowater Canadian Forest Products Inc. (Borrower)

Bowater Incorporated (Guarantor)

Bowater Newsprint South LLC (Guarantor)

Bowater Newsprint South Operations LLC (Guarantor)

Bowater Alabama LLC (Guarantor)

Bowater Canadian Holdings Incorporated (Guarantor)

Bowater Canada Finance Limited Partnership (Guarantor)

Bowater Shelburne Corporation (Guarantor)

Bowater LaHave Corporation (Guarantor)

Credit Agreement dated as of May 31, 2006 ( as amended ) by and among Bowater Canadian Forest Products Inc., as borrower, the guarantors party thereto, the lenders party thereto, and The Bank of Nova Scotia, as Administrative Agent

$50 million

Obligors	Debt	Approximate Amount outstanding as of 12/31/08 (U.S. $)
Bowater Incorporated (Issuer)	9.0% notes due 2009 in the aggregate principal amount of $300 million	$248 million
Bowater Incorporated (Issuer)	Floating Rate notes due 2010 (as amended) in the aggregate principal amount of $250 million	$234 million
Bowater Incorporated (Issuer)	9.50% notes due 2012 in the aggregate principal amount of $125 million	$125 million
Bowater Incorporated (Issuer)	6.5% notes due 2013 in the aggregate principal amount of $400 million	$400 million

Obligors	Debt	Approximate Amount outstanding as of 12/31/08 (U.S. $)
Bowater Incorporated (Issuer)	9.375% notes due 2021 in the aggregate principal amount of $200 million	$200 million
Bowater Incorporated (Issuer)	(1991A) 7.4% Pollution Control Revenue Bonds due 2010 in the aggregate principal amount of $6.5 million	$3.9 million
Bowater Incorporated (Issuer)	7.625% Recycling Facilities Revenue Bonds due 2016 in the aggregate principal amount of $30 million	$30 million
Bowater Incorporated (Issuer)	7.75% Recycling Facilities Revenue Bonds due 2022 in the aggregate principal amount of $62 million	$62 million
Bowater Incorporated (Issuer)	7.40% Recycling Facilities Revenue Bonds due 2022 in the aggregate principal amount of $40 million	$39.4 million
Bowater Incorporated (Issuer)	Floating Rate Industrial Revenue Bonds due 2029 in the aggregate principal amount of $34 million	$33.5 million
Bowater Newsprint South Operations LLC	6.5% UDAG promissory note due February 1, 2010 in an aggregate principal amount of $8.5 million	$4.9 million
Bowater Canada Finance Corporation (Issuer) Bowater Incorporated (Guarantor)	7.95% notes due 2011 in the aggregate principal amount of $600 million	$600 million
Bowater Canadian Forest Products Inc.	10.63% senior notes (Series A) due 2010 in the aggregate principal amount of $98 million	$2.7 million

Obligors	Debt	Approximate Amount outstanding as of 12/31/08 (U.S. $)
Bowater Canadian Forest Products Inc.	10.50% senior notes (Series B) due 2010 in the aggregate principal amount of 102 million	$20.4 million
Bowater Canadian Forest Products Inc.	10.60% senior notes (Series C) due 2011 in the aggregate principal amount of $70 million	$70 million
Bowater Canadian Forest Products Inc.	10.26% senior notes (Series D) due 2011 in the aggregate principal amount of $22 million	$6.6 million
Bowater Canadian Forest Products Inc.	10.85% debentures due 2014 in the aggregate principal amount of CDN$125 million	$102.4 million
Bowater Incorporated	Make-Whole Guaranty of Notes made by Bowater Saluda Note Holdings LLC	Make-whole amount under such notes
Bowater Incorporated	Guaranty of obligations of Timber Note Holding, LLC under note monetization	Loan obligations have been paid in full

Letters of Credit :

Issuing Bank	Beneficiary	Approximate Amount	L/C Number	Date of Issue	Expiration Date
Wachovia	First Citizens as Trustee	$34,761,834	SM202916	6/2/2003	6/2/2009
Wachovia	Washington Insurance Co.	$3,500,000	SM222084W	9/25/2006	9/25/2009
Wachovia	Tennessee Valley Authority	$750,000	SM228334W	10/19/2007	10/17/2009
Wachovia	Tennessee Valley Authority	$1,600,000	SM21138W	5/5/2008	4/30/2009
Wachovia	ExxonMobil	$300,000	SM231041W	5/2/2008	4/30/2009
Wachovia	State of Maine	$12,968,500	SM221950W	10/3/2006	9/20/2009
Carolina First	Liberty	$1,111,200	S100019	10/20/2006	10/20/2009

Issuing Bank	Beneficiary	Approximate Amount	L/C Number	Date of Issue	Expiration Date
Carolina First	State of Alabama	$836,905	03-649	4/23/2003	4/20/2009
Carolina First	State of Tennessee	$4,545,083	03-648	4/23/2003	5/1/2009
Carolina First	Travelers	$8,150,000	06-01275	7/11/2006	7/10/2009
The Bank of Nova Scotia	Royal Trust as Trustee	C$23,065,000	G18572/254432	4/1/2004	3/31/2009
The Bank of Nova Scotia	Royal Trust as Trustee	C$615,000	S18572/231694	10/19/2005	5/31/2009
The Bank of Nova Scotia	IESO	C$8,504,945	S18572/174752	4/19/2002	4/16/2009
The Bank of Nova Scotia	Trans Canada Pipeline	C$50,000	S18572/2211592	3/9/2005	3/9/2009
The Bank of Nova Scotia	Hydro Québec	C$644,228	S51151/238041	4/1/2006	4/1/2009
The Bank of Nova Scotia	Imperial Oil	C$500,000 (as of January 21, 2009)	S51151/283567	1/21/2009	12/31/2009
The Bank of Nova Scotia	Al Ahram - Egypt	$53,402	G18572/272246	4/14/2008	1/15/2009
The Bank of Nova Scotia	Al Ahram - Egypt	$57,038	G18572/273269	5/5/2008	1/30/2009
The Bank of Nova Scotia	Akhbar El-Youm	$72,300	G18572/281555	11/19/2008	4/2/2009
The Bank of Nova Scotia	Amex Bank of Canada	$700,000	S51151/282571	12/19/2008	12/17/2009

Intercompany Indebtedness :

Obligors	Indebtedness
AbitibiBowater Inc. (Maker) Bowater Newsprint South LLC (Guarantor) Bowater Newsprint South Operations LLC (Guarantor) Bowater Alabama LLC (Guarantor)	Term Promissory Note dated as of May 12, 2008 made by AbitibiBowater Inc. to the order of Bowater Incorporated in an original principal amount of $650,000,000

Obligors	Indebtedness
Bowater Canadian Forest Products Inc.	Indebtedness owing to Bowater Incorporated in an aggregate amount of $459,147,426.28 as of March 31, 2009
Bowater Canadian Forest Products Inc.	Note made by Bowater Canadian Forest Products Inc. to Bowater Canadian Holdings Inc. with a principal balance of $26,084,896 as of December 31, 2008
Bowater Canadian Forest Products Inc.	Note made by Bowater Canadian Forest Products Inc. to Bowater Pulp and Paper Canada Holdings Limited Partnership with a principal balance of $323,406,851 as of December 31, 2008
Bowater Canadian Holdings Inc.	Note made by Bowater Canadian Holdings Inc. to Bowater Pulp and Paper Canada Holdings Limited Partnership with an original principal balance of $82,000,000
Bowater Canadian Forest Products Inc.	Note made by Bowater Canadian Forest Products Inc. to AbitibiBowater Canada Inc. with an original principal balance of $270,000,000
AbitibiBowater Canada Inc.	Note made by AbitibiBowater Canada Inc. to Bowater Canadian Forest Products Inc. with an original principal balance of $59,000,000
Bowater Canada Finance Limited Partnership	Debt of Bowater Canada Finance Limited Partnership owed to Bowater Canada Treasury Corporation in an amount of $2,750,000 as of January 19, 2007
AbitibiBowater Inc.	Debt of AbitibiBowater Inc. owed to Abitibi-Consolidated Company of Canada in the amount of $12,400,000 for G&A allocations as of December 31, 2008
Bowater Incorporated	Debt of Bowater Incorporated owed to AbitibiBowater Inc. in the amount of $13,200,000 for G&A allocations as of December 31, 2008
Bowater Incorporated	Debt of Bowater Incorporated owed to Donohue Corp. and Subsidiaries in an amount of $24M for NOL utilization as of December 31, 2008

Obligors	Indebtedness
Bowater Korea Ltd.	Note made by Bowater Korea Ltd. to Bowater Canadian Holdings Inc. with an aggregate principal balance of $22,000,000
Calhoun Newsprint Company	The $50,000,000 Grid Notes made by Calhoun Newsprint Company in favor of Bowater Incorporated
Calhoun Newsprint Company	The $6,375,000 Note made by Calhoun Newsprint Company in favor of Bowater Incorporated
Calhoun Newsprint Company	The $6,125,000 Note made by Calhoun Newsprint Company in favor of The Herald Company, Inc. or its successor or assign

Schedule 5.02(h)

Investments

See investments consisting of intercompany Indebtedness listed on Schedule 5.02(b) and all other intercompany Indebtedness

Investments consisting of ordinary course, arm's length intercompany accounts between and among AbitibiBowater Inc. and its Subsidiaries and affiliates

Investments held by Bowater Incorporated in a securities account with Bank of New York (account No. 333002)

Investments consisting of equity interests in Subsidiaries and joint ventures

Investments by Bowater Incorporated consisting of the $50,000,000 Grid Notes between Bowater Incorporated and Calhoun Newsprint Company

Investments by Bowater Canadian Forest Products Inc. consisting of the $58,900,000 Note made by AbitibiBowater Canada Inc. to Bowater Canadian Forest Products Inc.

Investments by Bowater Canadian Forest Products Inc. consisting of the $270,000,000 Note made by AbitibiBowater Canada Inc. to Bowater Canadian Forest Products Inc.

Investments by Bowater Canadian Holdings Incorporated consisting of the Note made by Bowater Canadian Holdings Incorporated to Bowater Korea Ltd. with an approximate principal balance of $22,000,000

Investments by Bowater Canadian Holdings Incorporated consisting of the $82,000,000 Note made by Bowater Canadian Holdings Incorporated to Bowater Pulp and Paper Canadian Holdings Limited Partnership

Schedule 5.02(n)

Sale and Leasebacks

Bowater Incorporated's lease and lease-back arrangement with the Industrial Development Board of the City of Albertville relating to the Albertville sawmill.

Bowater Alabama LLC's lease and lease-back arrangement with the Industrial Development Board of the City of Childersburg relating to the Coosa Pines mill.

EXHIBIT A

FORM OF
ASSIGNMENT AND ACCEPTANCE

Reference is made to the Senior Secured Superpriority Debtor-In-Possession Credit Agreement, dated as of April 21, 2009, (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) among by and among AbitibiBowater Inc., Bowater Incorporated, Bowater Canadian Forest Products Inc. ("BCFP" and, together with AbitibiBowater Inc. and Bowater Incorporated, collectively, the "Borrowers"), the Guarantors party thereto, each a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code and, in the case of BCFP, as a debtor company under the CCAA, Fairfax Financial Holdings Ltd., as Administrative Agent, Collateral Agent and Initial Lender, Avenue Investments, L.P. as Initial Lender and the other Lenders from time to time party thereto.

Each "Assignor" referred to on Schedule 1 hereto (each, an "Assignor") and each "Assignee" referred to on Schedule 1 hereto (each, an "Assignee") agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

(1)               Such Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor's rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto.  After giving effect to such sale and assignment, such Assignee's Commitments and the amount of the Advances owing to such Assignee will be as set forth on Schedule 1 hereto.

(2)               Such Assignor (i) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto.

(3)               Such Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.03 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, any Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vii) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

(4)               Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.  The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

(5)               Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) such Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) such Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Credit Parties under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Acceptance) and, if this Assignment and Acceptance covers all of the remaining portion of the rights and obligations of such Assignor under the Credit Agreement, such Assignor shall cease to be a party thereto.

(6)               Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to such Assignee.  Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves.

(7)               This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York and, to the extent applicable, the Bankruptcy Code.

(8)               This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of an original executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

SCHEDULE 1
TO
ASSIGNMENT AND ACCEPTANCE

ASSIGNORS:
Percentage interest assigned	%	%	%	%	%
Commitment assigned	$	$	$	$	$
Outstanding principal amount of Advance assigned	$	$	$	$	$

ASSIGNEES:
Percentage interest assumed	%	%	%	%	%
Commitment assumed	$	$	$	$	$
Outstanding principal amount of Advance assumed	$	$	$	$	$

Effective Date (if other than date of acceptance by Administrative Agent):

1 __________, 200_

                                                                                                                                                                            Assignors

                                                                                                                                                                                                __________, as Assignor

                                                                                                                                                                                                [Type or print legal name of Assignor]

                                                                                                                                                                                                By  ______________________________
                                                                                                                                                                                                Title:

                                                                                                                                                                                                Dated:  __________, 200_

                                                                                                                                                                                                __________, as Assignor

                                                                                                                                                                                                [Type or print legal name of Assignor]

                                                                                                                                                                                                By  ______________________________
                                                                                                                                                                                                Title:

                                                                                                                                                                                                Dated:  __________, 200_

                                                                                                                                                                                                __________, as Assignor

                                                                                                                                                                                                [Type or print legal name of Assignor]

                                                                                                                                                                                                By  ______________________________
                                                                                                                                                                                                Title:

                                                                                                                                                                                                Dated:  __________, 200_

1 This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent.

                                                                                                                                                                            Assignees

                                                                                                                                                                                                ___________, as Assignee

                                                                                                                                                                                                [Type or print legal name of Assignee]

                                                                                                                                                                                                By  ______________________________
                                                                                                                                                                                                Title:

                                                                                                                                                                                                Dated:  __________, 200_

                                                                                                                                                                                                Lending Office:

                                                                                                                                                                                                __________, as Assignee

                                                                                                                                                                                                [Type or print legal name of Assignee]

                                                                                                                                                                                                By  ______________________________
                                                                                                                                                                                                Title:

                                                                                                                                                                                                Dated:  __________, 200_

                                                                                                                                                                                                Lending Office:

Accepted [and Approved] this ____
day of __________, 200_

2FAIRFAX FINANCIAL HOLDINGS LTD.
as Administrative Agent

By ______________________________
Title:

[Approved this ____ day
of __________, 200_

3[ABITIBIBOWATER INC.

By:______________________________

Title:

Name:

BOWATER INCORPORATED

By:______________________________

Title:

Name:

BOWATER CANADIAN FOREST PRODUCTS INC.

By:______________________________

Title:

Name:]

2 Required if the Assignee is an Eligible Assignee solely by reason of clause (a)(iv) of the definition of "Eligible Assignee."

3 Required if consent is required under the Credit Agreement.

EXHIBIT B

FORM OF
NOTICE OF BORROWING

Fairfax Financial Holdings Ltd.
as Administrative Agent
under the Credit Agreement
referred to below

[Address]

Fax: [  ]

                                                                                   [Date]

                        Attention:  __________

Ladies and Gentlemen:

                        The undersigned ____________, a ____________ [corporation][limited liability company] and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, refers to the Senior Secured Superpriority Debtor-In-Possession Credit Agreement dated as of April 21, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined), among AbitibiBowater Inc., Bowater Incorporated, Bowater Canadian Forest Products Inc., each as a debtor, debtor-in-possession and borrower, the Guarantors party thereto, each a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, Fairfax Financial Holdings Ltd., as Administrative Agent, Collateral Agent and an Initial Lender, Avenue Investments, L.P. as an Initial Lender and certain other lenders from time to time party thereto, and hereby gives you notice, irrevocably, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by the Credit Agreement:

(i)                  The Business Day of the Proposed Borrowing is __________, 200_.

(ii)                 The Type of Advance comprising the Proposed Borrowing is a [Term Advance] [Incremental Facility Advance].

(iii)                The aggregate amount of the Proposed Borrowing is $__________.

(iv)               [The initial Interest Period for each LIBOR Advance made as part of the Proposed Borrowing is ____ month[s].]

The undersigned, solely on behalf of the Borrower and not in any individual capacity, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)                The representations and warranties contained in each Loan Document, are correct in all material respects on and as of the date of the Proposed Borrowing, before and after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Proposed Borrowing, in which case as of such specific date.

(B)                  No event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes an Event of Default.

       Delivery of an executed counterpart of this Notice of Borrowing by telecopier shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

                                                                                                                  Very truly yours,

[ABITIBIBOWATER INC.]

[BOWATER INCORPORATED]

[BOWATER CANADIAN FOREST PRODUCTS INC.] ,

a debtor and debtor-in-possession

                                                                                                                  By   ______________________________
                                                                                                                           Name:
                                                                                                                          Title:

EXHIBIT C

INTERIM ORDER

  [DISTRIBUTED UNDER SEPARATE COVER]

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: ABITIBIBOWATER INC., et al.,[1] Debtors.	) ) ) ) ) ) )	Chapter 11 Case No. 09-11296(KJC) (Joint Administration Pending)

INTERIM ORDER PURSUANT TO 11 U.S.C. §§ 105, 361, 362, 363, 364 AND 507

(1) APPROVING POSTPETITION FINANCING, (2) Authorizing Use of cash collateral, (3) GRANTING LIENS AND PROVIDING SUPERPRIORITY

ADMINISTRATIVE EXPENSE STATUS, (4) GRANTING ADEQUATE PROTECTION,

(5) MODIFYING The AUTOMATIC STAY, and (6) SCHEDULING A FINAL HEARING

THIS MATTER having come before the Court upon the motion (the "DIP Motion") by AbitibiBowater Inc. ("Parent"), Bowater Incorporated ("Bowater", together with Parent, collectively, the "US Borrowers"), Bowater Newsprint South LLC and all the direct and indirect domestic subsidiaries of Bowater and Bowater Newsprint South LLC, in each case as a debtor-in-possession in the above-captioned chapter 11 cases (the "Cases") as guarantors of the

1    The debtors-in-possession in these cases, along with the last four digits of each Debtor's federal or Canadian tax identification number, are:  AbitibiBowater Inc. (6415), AbitibiBowater US Holding 1 Corp. (6050), AbitibiBowater US Holding LLC (N/A), AbitibiBowater Canada Inc. (3225), Abitibi-Consolidated Alabama Corporation (4396), Abitibi-Consolidated Corporation (9050), Abitibi-Consolidated Finance LP (4528), Abitibi Consolidated Sales Corporation (7144), Alabama River Newsprint Company (7247), Augusta Woodlands, LLC (0999), Bowater Alabama LLC (7106), Bowater America Inc. (8645), Bowater Canada Finance Corporation (8810), Bowater Canadian Forest Products Inc. (2010), Bowater Canadian Holdings Incorporated (6828), Bowater Canadian Limited (7373), Bowater Finance Company Inc. (1715), Bowater Finance II LLC (7886), Bowater Incorporated (1803), Bowater LaHave Corporation (5722), Bowater Maritimes Inc. (5684), Bowater Newsprint South LLC (1947), Bowater Newsprint South Operations LLC (0186), Bowater Nuway Inc. (8073), Bowater Nuway Mid-States Inc. (8290), Bowater South American Holdings Incorporated (N/A), Bowater Ventures Inc. (8343), Catawba Property Holdings, LLC (N/A), Coosa Pines Golf Club Holdings LLC (8702), Donohue Corp. (9051), Lake Superior Forest Products Inc. (9305) and Tenex Data Inc. (5913).  The corporate headquarters of the debtors-in-possession is located at, and the mailing address for each debtor-in-possession is, 1155 Metcalfe Street, Suite 800, Montreal, Quebec H3B 5H2, Canada.

obligations of the US Borrowers (together with any domestic subsidiaries of Bowater that subsequently commence jointly administered chapter 11 cases and become guarantors of the obligations of the US Borrowers and Bowater Canada, collectively, the "US Guarantors" and together with the US Borrowers, collectively, the "US Debtors"), and Bowater Canadian Forest Products Inc., as a borrower ("Bowater Canada") under the DIP Loan Agreement (as defined herein), and the direct and indirect Canadian subsidiaries of Bowater that are debtors-in-possession in the Cases and guarantors of the obligations of Bowater Canada (together with any Canadian subsidiaries of Bowater that subsequently commence jointly administered chapter 11 cases and become guarantors of the obligations of Bowater Canada, collectively, the "Canadian Guarantors", together with Bowater Canada, collectively the "Canadian Debtors" and together with the US Debtors, collectively the "Bowater Debtors),2 seeking entry of an order (this "Order") authorizing the Bowater Debtors to:

(a)                Obtain credit and incur debt, pursuant to sections 363, 364(c) and 364(d)(1) of chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"):

(i)         on an interim basis for a period (the "Interim Period") from the Closing Date3 through and including the earlier of entry of a Final Order, as defined below, or June 1, 2009 (as such date may be extended from time-to-time among the Bowater Debtors and the DIP Lenders, as defined herein), up to an aggregate principal amount of US$206,000,000 (consisting

2    For the avoidance of doubt, the reference to Bowater Debtors herein does not include AbitibiBowater US Holding 1 Corp., AbitibiBowater US Holding LLC, AbitibiBowater Canada Inc., Abitibi-Consolidated Alabama Corporation, Abitibi-Consolidated Corporation, Abitibi-Consolidated Finance LP, Abitibi Consolidated Sales Corporation, Alabama River Newsprint Company, Augusta Woodlands, LLC, Donohue Corp. or Tenex Data Inc. (5913).

3    Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the DIP Loan Agreement.

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of a US$166,000,000 term loan for borrowings of the US Borrowers and a US$40,000,000 term loan for borrowings of Bowater Canada), with all borrowings of the US Borrowers guaranteed by the US Guarantors and all borrowings by Bowater Canada guaranteed by all of the other Bowater Debtors; and

(ii)        upon entry of a final order approving the relief requested in the DIP Motion (the "Final Order"), in the form of an asset-backed revolving credit facility in an amount not to exceed $600,000,000 minus the outstanding principal amount of the DIP Facility, as defined below, at any time, on terms reasonably acceptable to the Required Lenders, as defined in the DIP Loan Agreement defined below, and subject to intercreditor arrangements on terms acceptable to the initial DIP Lenders, as defined below, the proceeds of which are to be used, first, to refinance the Prepetition Facilities, as defined below, and, after the Prepetition Facilities have been paid in full, for working capital and general corporate purposes (an "ABL Facility");

                        each on terms and conditions more fully described herein, secured by liens (as defined in section 101(37) of the Bankruptcy Code and referred to herein as "Liens") on property of the estates pursuant to sections 364(c)(2), 364(c)(3) of the Bankruptcy Code and, solely with respect to the lien of record on that certain parcel of real property referenced in the DIP Loan Agreement as the "Catawba Acre" (the "Catawba Acre Lien"), section 364(d) of the Bankruptcy Code, and pursuant to Rule 4001(c) of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") and the Local Bankruptcy Rules for the District of Delaware (the "Local Rules"), including Local Rule 4001-2, on the terms and conditions set forth in this Order;

(b)               establish a financing arrangement (the "DIP Facility") pursuant to that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of April

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21, 2009 (the "DIP Loan Agreement") among Fairfax Financial Holdings Ltd. and Avenue Investments, L.P., as lenders (in such capacity and, together with the other financial institutions from time to time party thereto, collectively, the "DIP Lenders"), Fairfax Financial Holdings Ltd., as administrative agent (in such capacity, the "DIP Agent") and Fairfax Financial Holdings Ltd., as collateral agent (in such capacity, the "Collateral Agent"), substantially in the form annexed to the Motion as Exhibit A and incorporated herein by reference, to incur the "Obligations" under the DIP Loan Agreement (as provided for, and defined in, the DIP Loan Agreement, the "DIP Obligations");

(c)               authorize the Bowater Debtors to use the proceeds of the DIP Facility in a manner consistent with the DIP Loan Agreement for (a) working capital; (b) other general corporate purposes of the Bowater Debtors; (c) payment of any related transaction costs, fees and expenses; (d) the payment of Adequate Protection Obligations (as defined below); and (e) the costs associated with administration of these Cases;

(d)               with respect to the DIP Obligations of the Bowater Debtors, grant the Collateral Agent for the ratable benefit of the DIP Lenders, Liens upon the property of the US Debtors as provided in and as contemplated by the DIP Loan Agreement and the Collateral Documents (as defined in the DIP Loan Agreement; the DIP Loan Agreement, the Collateral Documents and all such instruments and documents as may be executed and delivered in connection therewith or which relate thereto, collectively, the "DIP Loan Documents"), as supplemented by this Order and, pursuant to section 364(c)(1) of the Bankruptcy Code, an allowed Superpriority Claim payable from and having recourse to all prepetition and postpetition property of the estates of the US Debtors, as provided herein;

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(e)               with respect to the DIP Obligations of the Canadian Debtors, grant the Collateral Agent, for the ratable benefit of the DIP Lenders, Liens upon the property of the Canadian Debtors as provided in and as contemplated by the DIP Loan Documents, as supplemented by this Order, and, pursuant to section 364(c)(1) of the Bankruptcy Code, an allowed Superpriority Claim payable from and having recourse to all prepetition and postpetition property of the estates of the Canadian Debtors, as provided herein ;

(f)                 authorize the Bowater Debtors to use cash collateral (including cash maintained in deposit and securities accounts subject to prepetition control agreements) and other collateral that is subject to prepetition liens under the Prepetition Facilities (as defined below) pursuant to sections 363(c) and 363(e) of the Bankruptcy Code and Bankruptcy Rule 4001(b) and Local Rule 4001-2, on the terms and conditions set forth in this Order;

(g)               authorize the US Debtors to provide adequate protection to Wachovia Bank, National Association as agent (the "US Prepetition Agent") under, and to the lenders party to (and any lender or any affiliate thereof, who entered into a cash management arrangement and/or hedging obligations, the "US Prepetition Lenders" and together with the US Prepetition Agent, the "US Prepetition Lienholders"), that certain Credit Agreement, dated as of May 31, 2006, as amended by that certain First Amendment dated as of July 20, 2007, that certain Second Amendment dated as of October 31, 2007, that certain Third Amendment and Waiver dated as of February 25, 2008, that certain Fourth Amendment dated as of March 31, 2008, that certain Fifth Amendment dated as of April 30, 2008, that certain Sixth Amendment dated as of June 30, 2008, that certain Seventh Amendment and Waiver dated as of August 7, 2008, that certain Eighth Amendment and Waiver dated as of November 12, 2008 and that certain Ninth Amendment and Consent dated as of February 27, 2009; and as further modified by

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letter agreements dated March 17, 2009, March 23, 2009, March 31, 2009 and April 6, 2009 and as otherwise modified as of the date hereof (the "US Prepetition Credit Agreement"), among Bowater, Bowater Alabama LLC, Bowater Newsprint South LLC and Bowater Newsprint South Operations LLC (collectively, the "US Prepetition Borrowers"), the guarantors named therein (the "US Prepetition Guarantors"), the US Prepetition Lienholders, and all collateral, security and ancillary documents executed in connection therewith or which relate thereto (collectively, the "US Prepetition Loan Documents"), for any diminution in value of their interests in the US Prepetition Collateral (as defined in paragraph L hereof), including the Cash Collateral, solely to the extent of US Prepetition Secured Indebtedness (as defined in paragraph L hereof), resulting from (i) the Bowater Debtors' use of the Cash Collateral, (ii) the use, sale or lease of the Prepetition Collateral other than the Cash Collateral and (iii) the imposition of the automatic stay pursuant to section 362(a) of the Bankruptcy Code;

(h)               authorize the Bowater Debtors to provide adequate protection to the Bank of Nova Scotia as administrative agent (the "Canadian Prepetition Agent," together with the US Prepetition Agent, the "Prepetition Agents") under, and to the lenders party to (and any lender or affiliate thereof, who entered into a cash management arrangement and/or hedging obligations, the "Canadian Prepetition Lenders," together with the Canadian Prepetition Agent, collectively the "Canadian Prepetition Lienholders" and together with the US Prepetition Lienholders, collectively the "Prepetition Lienholders"), that certain Credit Agreement, dated as of May 31, 2006, as amended by that certain First Amendment dated as of July 20, 2007, that certain Second Amendment dated as of October 31, 2007, that certain Third Amendment and Waiver dated as of February 25, 2008, that certain Fourth Amendment dated as of March 31, 2008, that certain Fifth Amendment dated as of April 30, 2008, that certain Sixth

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Amendment dated as of May 28, 2008, that certain Seventh Amendment dated as of June 6, 2008, that certain Eighth Amendment dated as of June 30, 2008, that certain Ninth Amendment and Waiver dated as of August 7, 2008, that certain Tenth Amendment and Waiver dated as of November 12, 2008 and that certain Eleventh Amendment and Consent dated as of February 27, 2009; and as further modified by the letter agreements dated March 17, 2009, March 23, 2009, March 31, 2009 and April 6, 2009, (the "Canadian Prepetition Credit Agreement," and together with the US Prepetition Credit Agreement, the "Prepetition Credit Agreements"),  among Bowater Canada, as the borrower (the "Canadian Prepetition Borrower") and Bowater, Bowater Alabama LLC, Bowater Newsprint South Operations LLC, Bowater Newsprint South LLC and certain of the Canadian Guarantors, as guarantors (the "Canadian Prepetition Guarantors"), the Canadian Prepetition Agent and the Canadian Prepetition Lenders and all collateral, security and ancillary documents executed in connection therewith or which relate thereto (the "Canadian Prepetition Loan Documents," and together with the US Prepetition Loan Documents, the "Prepetition Loan Documents"), for any diminution in value of their interests in the Canadian Prepetition Collateral (as defined in paragraph L hereof), including the Cash Collateral, solely to the extent of Canadian Prepetition Secured Indebtedness (as defined in paragraph L hereof), resulting from (i) the Bowater Debtors' use of the Cash Collateral, (ii) the use, sale or lease of the Canadian Prepetition Collateral other than the Cash Collateral and (iii) the imposition of the automatic stay pursuant to section 362(a) of the Bankruptcy Code;

(i)                 approve, in connection with the entry of the Final Order , a waiver of the provisions of section 506(c) of the Bankruptcy Code;

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(j)                 set the date for the hearing (the "Final Hearing") to consider the entry of the Final Order authorizing and approving, on a final basis, the transactions described in the foregoing clauses (a) through (i); and

(k)               waive any applicable stay (including under Rule 6004 of the Federal Rules of Bankruptcy Procedure) and provide for immediate effectiveness of this Interim Order.

THE COURT HEREBY FINDS THAT:4

A.                On April 16, 2009 (the "Petition Date"), the Bowater Debtors filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") for relief, and commenced proceedings under, chapter 11 of the Bankruptcy Code.  The Cases have been consolidated procedurally for administrative purposes, and the Bowater Debtors have continued in the possession of their assets and in the management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code.

B.                 The Bankruptcy Court has jurisdiction, pursuant to 28 U.S.C. §§ 157(b) and 1334, over the Cases, and over the persons and property affected hereby.  Consideration of the Motion constitutes a core proceeding as defined in 28 U.S.C. § 157(b)(2).  The statutory predicates for the relief sought herein are sections 105, 361, 362, 363, 364, 365 and 507 of the Bankruptcy Code and Bankruptcy Rules 2002 and 4001 and the Local Bankruptcy Rules.  Venue of the Cases in this District is proper pursuant to 28 U.S.C. §§ 1408 and 1409.

4    Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate.

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C.                As of the date hereof, the office of the United States Trustee for the District of Delaware (the "U.S. Trustee") has not appointed an official committee of unsecured creditors in these Cases pursuant to section 1102 of the Bankruptcy Code (a "Committee").

D.                Prior to the Petition Date, the Bowater Debtors were provided financing pursuant to the Prepetition Credit Agreements.

E.                 The Bowater Debtors have requested that the DIP Agent and the DIP Lenders enter into the DIP Facility to fund expenses, adequate protection and other general corporate purposes of the Bowater Debtors subject to compliance with the DIP Loan Agreement, including payment of all fees and expenses then due and payable to the DIP Agent and DIP Lenders and payment of costs, fees and expenses in connection with the Bowater Debtors' Cases.

F.                 An immediate need exists for the Bowater Debtors to obtain funds and financial accommodations with which to continue their ordinary course operations, meet their payroll and other necessary, ordinary course business expenditures, acquire raw materials, goods and services, satisfy the adequate protection provisions hereunder, and administer and preserve the value of their estates.  The ability of the Bowater Debtors to finance their operations, requires the availability of additional working capital, the absence of which would immediately and irreparably harm the Bowater Debtors, their estates, and their creditors.  It is vital that the Bowater Debtors maintain the ability to finance their operations in order to preserve and maintain their going concern value.

G.                The Bowater Debtors are unable to obtain unsecured credit under sections 503(b)(1), 364(a) and (b) of the Bankruptcy Code and are only able to obtain secured credit under sections 364(c)(1), 364(c)(2), 364(c)(3) and, solely in respect of the Catawba Acre Lien,

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364(d) of the Bankruptcy Code under the terms and conditions set forth in this Order and in the DIP Loan Documents.

H.                The relief requested in the Motion is necessary, essential and appropriate for the continued operation of the Bowater Debtors' businesses and the management and preservation of their properties.

I.                   It is in the best interest of Bowater Debtors' estates to be authorized to borrow under the DIP Facility contemplated by the DIP Loan Agreement and the other DIP Loan Documents.

J.                   The terms and conditions of the DIP Facility, including those which provide for the payment of interest to, and fees of, the DIP Agent (for the ratable benefit of DIP Agent and the DIP Lenders) and the DIP Lenders at the times, and in the manner provided under the DIP Loan Documents, as well as any fees paid directly to the DIP Agent or the DIP Lenders, are fair, reasonable, and the best available under the circumstances and reflect the Bowater Debtors' prudent business judgment consistent with their fiduciary duties, and are supported by reasonably equivalent value and consideration.

K.                The DIP Loan Documents were negotiated in good faith and at arm's length between the Bowater Debtors, on the one hand, and the DIP Agent and the DIP Lenders, on the other hand.  Credit to be extended under the DIP Facility will be so extended in good faith, in consequence of which the DIP Agent and the DIP Lenders are entitled to the protection and benefits of section 364(e) of the Bankruptcy Code.

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L.                 Without prejudice to the rights of parties in interest (other than the Bowater Debtors) as set forth in paragraph 26 hereof, the Bowater Debtors (on behalf of and for themselves) admit, stipulate, acknowledge, agree as follows (the "Bowater Debtors' Stipulations"):

(i)        Pursuant to the US Prepetition Credit Agreement, the US Prepetition Agent and the US Prepetition Lenders made loans and other financial accommodations to or for the benefit of the US Debtors.

(ii)        The US Prepetition Credit Agreement provided the US Prepetition Borrowers with, among other things, $370,436,241 in aggregate principal amount of revolving commitments.  As of the Petition Date, (x) the outstanding principal amount owed by the US Prepetition Borrowers under the US Prepetition Agreement was approximately $204,000,000; and (y) the outstanding face amount of all undrawn letters of credit under the US Prepetition Agreement was approximately $68,500,000 (collectively, together with all other Obligations as defined in the US Prepetition Credit Agreement, the "US Prepetition Secured Indebtedness").

(iii)       To secure the US Prepetition Secured Indebtedness, the US Prepetition Borrowers and US Guarantors granted to the US Prepetition Lienholders valid, perfected, first priority security interests and liens on substantially all of the US Collateral, including among other things (a) substantially all of the assets consisting of personal property of Bowater, Bowater America Inc., Bowater Nuway Inc., Bowater Nuway Mid-States Inc., Bowater Newsprint South LLC, Bowater Newsprint South Operations LLC, and Bowater Alabama LLC, including without limitation (in each case as defined in the US Prepetition Credit Agreement) all (A) accounts; (B) cash and currency; (C) chattel paper; (D) deposit

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accounts; (E) documents; (F) general intangibles; (G) instruments; (H) inventory; (I) investment property; (J) letter-of-credit rights; (K) books and records pertaining to the foregoing; and (L) to the extent not otherwise included, all proceeds and products of any and all of the foregoing and all collateral security and supporting obligations given by any Bowater Debtor with respect to any of the foregoing;  (b) the real estate, including land, fixtures, improvements, equipment, leases, rents, proceeds, and all personal, real and mixed property thereunder of Bowater Alabama LLC and Bowater Newsprint South Operations LLC (collectively the "Shared Real Estate Assets"); (c) certain other assets of  Bowater Newsprint South LLC, Bowater Newsprint South Operations LLC, and Bowater Alabama LLC (collectively, the "US Prepetition Collateral").

(iv)       Based on the US Debtors' and the Canadian Debtors' preliminary analysis, to the best of their knowledge, as of the Petition Date, the US Prepetition Collateral is in excess of the US Prepetition Secured Indebtedness and the Canadian Prepetition Collateral is in excess of the Canadian Prepetition Secured Indebtedness.

(v)       Certain of the US Guarantors have guaranteed the US Prepetition Secured Indebtedness.

(vi)       Pursuant to the Canadian Prepetition Credit Agreement, the Canadian Prepetition Agent and the Canadian Prepetition Lenders made loans and other financial accommodations to or for the benefit of Bowater Canada.

(vii)      The Canadian Prepetition Credit Agreement provided the Canadian Prepetition Borrower with, among other things, USD 163,893,053 in aggregate principal amount of revolving commitments, with a USD 50,000,000 sublimit for the issuance of standby letters of credit and a USD 10,000,000 sublimit for swingline loans.  As of the Petition

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Date, (w) the outstanding principal amount owed by the Canadian Prepetition Borrower under the Canadian Prepetition Credit Agreement was approximately CAD 61,110,910.83 as Canadian Prime Rate Loans (capitalized terms used in this paragraph only, but not otherwise defined in this Order, shall have the meanings ascribed to them in the Canadian Prepetition Credit Agreement) plus approximately USD 18,474,500.00 as Base Rate Loans; (x) the outstanding face amounts of all Letters of Credit under the Canadian Prepetition Credit Agreement was approximately CAD 33,379,173.00 under the Letters of Credit denominated in Canadian Dollars plus USD 877,039.00 under the Letters of Credit denominated in Dollars; and (y) in addition to the above, the Canadian Prepetition Borrower owes USD 12,000,000 of outstanding principal as the Fairfax Credit Loan and USD 18,300,000 of outstanding principal as the EDC Credit Loan and (z) certain outstanding amounts under the Swingline Loans (collectively, together with all other Obligations as defined in the Canadian Prepetition Credit Agreement, the "Canadian Prepetition Secured Indebtedness," and together with the US Prepetition Secured Indebtedness, the "Prepetition Secured Indebtedness").  As set forth in the Canadian Prepetition Credit Agreement, any payments or distributions on account of the Canadian Prepetition Secured Indebtedness shall be made in the applicable Permitted Currency for such Loans or other Obligations, as provided by the Canadian Prepetition Credit Agreement, or in the equivalent amount of U.S. dollars at the spot exchange rate as of the date of such payment or distribution.  The Canadian Prepetition Agent, on behalf of itself and each Canadian Prepetition Lender, reserves the right to revise, amend and/or supplement any amounts referred to herein with respect to the Canadian Prepetition Secured Indebtedness, including, but not

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limited to, adjustments based on fluctuations in applicable exchange rates or any indemnification to which such parties are entitled.  In addition, nothing herein shall be construed to waive any additional amounts, claims, rights or defenses of the Canadian Prepetition Agent or any Canadian Prepetition Lender against the Debtors, including, but not limited to, in connection with transactions other than the Canadian Prepetition Credit Agreement, administrative expense claims in accordance with section 503 or 507 of the Bankruptcy Code, or amounts owed pursuant to section 506(b) of the Bankruptcy Code.

(viii)     The Canadian Prepetition Secured Indebtedness is secured by valid, perfected, first priority liens in and security interests on, among other things, (a) the inventory, accounts receivable, deposit accounts and certain other assets of Bowater Canada, Bowater Canadian Holdings Incorporated, Bowater Canada Finance Limited Partnership, Bowater Shelburne Corporation and Bowater LaHave Corporation, (b) 100% of total issued and outstanding units of Bowater Korea Ltd., (c) the Shared Real Estate Assets, and (d) mortgages on certain other real property and improvements thereon, together with certain other rights related thereto, owned by Bowater Canada in Canada (the "Canadian Real Estate Assets") (collectively, the "Canadian Prepetition Collateral," together with the US Prepetition Collateral, the "Prepetition Collateral") ; provided, however, that nothing herein shall be deemed to be a stipulation, admission or agreement by the Bowater Debtors as to any claims or causes of action against the Fairfax Credit Lenders that arise under this Order, the Canadian Prepetition Credit Agreement or related credit documents, the Bankruptcy Code or applicable law.

(ix)       U.S. Prepetition Borrowers and the Canadian Guarantors have guaranteed the Canadian Prepetition Secured Indebtedness.

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(x)       Nothing in this Order or any DIP Loan Document shall be construed as limiting the amount of Prepetition Secured Indebtedness or prejudice the right of the DIP Agents or any DIP Lenders, or the rights of any party in interest other than the Bowater Debtors (subject to the terms set forth herein) to contest the amount of Prepetition Secured Indebtedness.

(xi)       The Bowater Debtors do not owe any debts or obligations secured by the Catawba Acre Lien.

M.               As a result of the grant of the DIP Liens, subordination to the Carve-Out (defined below), and the use of the Prepetition Collateral, including Cash Collateral, authorized herein, and the imposition of the automatic stay under section 362 of the Bankruptcy Code, the Prepetition Lienholders are entitled to adequate protection pursuant to sections 361, 362 and 363 of the Bankruptcy Code as set forth herein.  The Bowater Debtors have agreed, in their reasoned business judgment, to provide adequate protection to the Prepetition Lienholders on the terms and conditions set forth in this Order, which terms and conditions are fair and reasonable and were negotiated in good faith and at arm's length.

N.                Due and appropriate notice of the relief requested in the Motion and the Interim Hearing was given by electronic mail, facsimile and/or overnight delivery to the following parties, or, in lieu thereof, their counsel:  (i) the Office of the U.S. Trustee; (ii) the United States Securities and Exchange Commission; (iii) the Internal Revenue Service; (iv) counsel to the Prepetition Agents; (v) counsel to the DIP Agent; (vi) the indenture trustees for each series of the Bowater Debtors' prepetition notes; (vii) the monitor appointed in the Canadian Proceeding; (viii) the parties identified on the Bowater Debtors' consolidated list of thirty-five (35) largest unsecured creditors; (ix) the Bowater Debtors' primary cash management

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banks; (x) the Bowater Debtors' primary lockbox banks, (xi) the holder of record of the Catawba Acre Lien and (xii) the Environmental Protection Agency (collectively, the "Initial Notice Parties").  Such notice constitutes good and sufficient notice of the Motion and the Interim Hearing under the circumstances in accordance with Bankruptcy Rules 4001(b), 4001(c), the Local Bankruptcy Rules and section 102(1) of the Bankruptcy Code, as required by sections 363(c), 363(e) and 364(c) of the Bankruptcy Code in light of the emergency nature of the relief requested in the Motion.

O.                Good and sufficient cause has been shown for the entry of this Order.  Among other things, the entry of this Order will enable the Bowater Debtors:  to continue the operation of their business and avoid immediate and irreparable harm to the Bowater Debtors' estates and their properties; to meet payroll, related taxes and other operating expenses; to obtain needed supplies and raw materials; and to avoid disputes with the Prepetition Lienholders with respect to adequate protection.  Entry of this Order is in the best interests of the Bowater Debtors, their creditors, and their estates.  Approval of the DIP Facility is vital to avoid immediate and irreparable harm to the Bowater Debtors' estates, and is therefore in the best interests of all stakeholders in the Bowater Debtors' estates.

NOW THEREFORE, the Bankruptcy Court having considered the Declaration of William G. Harvey in Support of Chapter 11 Petitions and Various First Day Applications and Motions and the exhibits attached thereto, the DIP Loan Documents, the DIP Motion and the Declaration of Steven Zelin in Support Thereof, and the evidence submitted at the hearing on this Order (the "Interim Hearing"); and in accordance with Rules 2002, 4001(b), (c), and (d), and 9014 of the Bankruptcy Rules and the local rules of the Bankruptcy Court, due and proper notice of the DIP Motion and the Interim Hearing having been given; an Interim Hearing having been held and

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concluded on April 17, 2009; and it appearing that approval of the interim relief requested in the DIP Motion is necessary to avoid immediate and irreparable harm to the Bowater Debtors pending the Final Hearing and otherwise is fair and reasonable and in the best interests of the Bowater Debtors, their creditors, their estates and their equity holders, and is essential for the continued operation of the Bowater Debtors' businesses; and all objections, if any, to the entry of this Order having been withdrawn, resolved or overruled by this Court; and after due deliberation and consideration, and for good and sufficient cause appearing therefor,

IT IS ORDERED that:

1.                 The Motion, and the terms and the conditions of the DIP Loan Documents are hereby approved.  The Bowater Debtors are authorized to:

(a)               enter into the DIP Facility;

(b)               execute and deliver each of the DIP Loan Documents to which any Bowater Debtor is a party;

(c)               with respect to the Borrowers, borrow and obtain extensions of credit up to $206,000,000 under the DIP Loan Agreement pending the Final Hearing;

(d)               pay all fees and expenses required under or referred to in the DIP Loan Documents as they become due, including, agent fees, closing fees and exit fees, and reasonable fees and expenses of attorneys and other professionals in accordance with the terms of the DIP Loan Agreement;

(e)               use the proceeds of the DIP Facility in a manner consistent with the DIP Loan Agreement for (a) working capital; (b) other general corporate purposes of the Bowater Debtors; (c) payment of any related transaction costs, fees and expenses; and (d) the costs associated with administration of the Bowater Debtors' Cases; provided,

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however, nothing contained in this Order or the DIP Loan Agreement shall permit the use of the proceeds of the DIP Facility to fund directly or indirectly the working capital and other general corporate purposes of any Debtors other than the Bowater Debtors, nor shall such proceeds be used to fund the administrative expenses of the Parent's Case, unless such expenses result from an allocation of the other Bowater Debtors' Cases; and

(f)                 pay Adequate Protection Obligations (as defined in paragraphs 9 and 10).

2.                  The Bowater Debtors are hereby authorized and directed to do and perform all acts and to make, execute, and deliver all instruments and documents that may be required or necessary for the performance by the Bowater Debtors under the DIP Loan Documents and the creation and perfection of (i) the Liens granted by the Bowater Debtors, as described in and provided for by the DIP Loan Documents and (ii) the Adequate Protection Liens (as defined in paragraphs 9 and 10).

3.                  Each officer of the Bowater Debtors hereby is authorized to execute and deliver each of the DIP Loan Documents, such execution and delivery to be conclusive of their respective authority to act in the name of and on behalf of the Bowater Debtors.

4.                  (a)        The US Debtors are hereby authorized and directed to grant, subject to the Carve-Out, to the Collateral Agent (for the ratable benefit of the DIP Lenders) and the Collateral Agent is hereby granted (for the ratable benefit of the DIP Lenders), subject to the Carve-Out, as collateral pursuant to the DIP Loan Documents to secure all DIP Obligations of the US Debtors, valid, enforceable and perfected security interests in and Liens (collectively, the "US DIP Liens") on all assets, including without limitation, all personal, real and mixed property, of the US Debtors whether existing as of the Petition Date or thereafter, (but excluding Avoidance Actions as defined below), including without limitation, all intercompany debt payable to the US

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Debtors (the "US Intercompany Claims"), 100% of the capital stock held by the US Debtors in domestic subsidiaries and 65% of the capital stock held by the US Debtors in foreign Subsidiaries (collectively, the "US Collateral"), with such security interests and US DIP Liens having the following priority: (A) pursuant to section 364(c)(3) of the Bankruptcy Code, immediately junior to valid, enforceable and perfected security interests in, and Liens upon (the "Permitted US Prepetition Liens") the US Collateral granted pursuant to the US Prepetition Loan Documents or the Canadian Prepetition Loan Documents or perfected by the US Prepetition Agent or the Canadian Prepetion Agent (but not granted) after the Petition Date to the extent such post-Petition Date perfection in respect of prepetition claims is permitted under the Bankruptcy Code and such other Liens as are expressly permitted under the DIP Loan Documents or this Order, including any US Intercompany Claims in existence as of the Petition Date and replacement liens granted as adequate protection hereunder but excluding US Intercompany Claims arising after the Petition Date, (B) pursuant to section 364(c)(2) of the Bankruptcy Code, a first-priority valid, enforceable and perfected security interest in, and Liens upon (i) the real property, physical plants, fixtures, equipment and other related property of the US Debtors (not including assets subject to the Prepetition Liens and Adequate Protection Liens) including but not limited to the real property, physical plants, fixtures, equipment and other related property that comprise the Bowater Debtors' respective properties located in Catawba, South Carolina and Calhoun, Tennessee, and (ii) any US Intercompany Claims arising after the Petition Date; and (C) pursuant to section 364(d)(1) of the Bankruptcy Code, a valid, binding, enforceable and perfected priming Liens upon that portion of such property comprising the Catawba Acre, solely to the extent of the Catawba Acre Lien (the collateral described in clauses (B) and (C) hereunder, being the "US Lender Priority Collateral") .

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(b)       The Canadian Debtors are hereby authorized and directed to grant, subject to the Carve-Out, to the Collateral Agent (for the ratable benefit of the DIP Lenders) and the Collateral Agent is hereby granted (for the ratable benefit of the DIP Lenders), subject to the Carve-Out, as collateral pursuant to the DIP Loan Documents to secure all DIP Obligations of the Canadian Debtors, valid, enforceable and perfected security interests in and Liens (collectively, the "Canadian DIP Liens", together with the US DIP Liens, collectively, the "DIP Liens") on all assets, including without limitation, all personal, real and mixed property, of the Canadian Debtors whether existing as of the Petition Date or thereafter (but excluding Avoidance Actions as defined below), including without limitation, all intercompany debt payable to the Canadian Debtors (the "Canadian Intercompany Claims"), 100% of the capital stock held by the Canadian Debtors in their Subsidiaries (collectively, the "Canadian Collateral", together with the US Collateral, collectively, the "Collateral"), with such security interests and Canadian DIP Liens having the following priority: (A) pursuant to section 364(c)(3) of the Bankruptcy Code, immediately junior to valid, enforceable and perfected security interests in, and Liens upon (the "Permitted Canadian Prepetition Liens" and together with the Permitted US Prepetition Liens, the "Permitted Prepetition Liens") the Canadian Collateral granted pursuant to the Prepetition Facilities or perfected by the Prepetition Agents (but not granted) after the Petition Date to the extent such post-Petition Date perfection in respect of prepetition claims is permitted under the Bankruptcy Code and such other Liens as are expressly permitted under the DIP Loan Documents or this Order, including any Canadian Intercompany Claims in existence as of the Petition Date and replacement liens granted as adequate protection hereunder but excluding Canadian Intercompany Claims arising after the Petition Date, and (B) pursuant to section 364(c)(2) of the Bankruptcy Code, a first-priority valid, enforceable and

20

perfected security interest in, and Liens upon (i) assets of the Canadian Debtors not subject to valid, enforceable and perfected Liens, and (ii) Canadian Intercompany Claims arising after the Petition Date (the collateral described in clause (B) hereunder,  being the "Canadian Lender Priority Collateral", together with the US Lender Priority Collateral, collectively the "Lender Priority Collateral").

(c)        the Canadian Debtors are authorized to grant the US Debtors, and there is granted, subject to the Carve-Out, as collateral to secure all intercompany claims arising after the Petition Date, pursuant to section 364(c)(3) of the Bankruptcy Code, security interests in and liens on all Canadian Collateral, junior to the Permitted Canadian Liens, the Canadian Lender Priority Collateral and the Canadian Adequate Protection Liens.

(d)       Notwithstanding the foregoing clauses (a) and (b), the Collateral under this Order shall not include any causes of action or other avoidance power claims arising under sections 544, 545, 547, 548, 550 (solely with respect to claims asserted under sections 544, 545, 547, 548 and 553 of the Bankruptcy Code) and 553 of the Bankruptcy Code (collectively, "Avoidance Actions") or the proceeds thereof.

5.                  Notwithstanding the automatic stay imposed under section 362(a) of the Bankruptcy Code, (i) the Bowater Debtors are hereby permitted to grant the DIP Liens and the Adequate Protection Liens, and perform the DIP Obligations and Adequate Protection Obligations and incur the liabilities to the DIP Agent and the DIP Lenders under the DIP Loan Documents, (ii) the DIP Agent may deliver an Enforcement Notice (as defined in paragraph 21) following a DIP Order Event of Default with respect to the Lender Priority Collateral, and (iii) the DIP Agent and the Prepetition Agents are hereby permitted to file and record financing statements, mortgages or other instruments to provide further notice of and evidence the grant

21

and perfection of the Liens granted to the DIP Agent and DIP Lenders and the Prepetition Agents (on behalf of the Prepetition Lienholders); provided, however, that notwithstanding the order in which any financing statements, mortgages or other instruments are filed, the priority of the liens granted in favor of the DIP Agent, the DIP Lenders and the Prepetition Agents (on behalf of the Prepetition Lienholders) shall be governed solely by the terms of this Order.

6.

(a)               The Bowater Debtors are hereby authorized to use the cash and cash equivalent proceeds of the Prepetition Collateral that constitute "cash collateral" within the meaning of section 363 of the Bankruptcy Code, located in deposit or securities accounts subject to control agreements or otherwise within the control of the Prepetition Agent or the Prepetition Lenders (the "Cash Collateral") and other property in which the Prepetition Agent and the Prepetition Lenders have an interest pursuant to sections 363(b) and 363(c) of the Bankruptcy Code in accordance with the terms and conditions of the DIP Loan Agreement and this Order; provided that, such Cash Collateral may be used as authorized and permitted herein and, except for use of Cash Collateral in respect of the Carve-Out, only so long as (i) the Termination Date (as defined in paragraph 18) shall not have occurred under the DIP Loan Agreement, (ii) the Final Order shall have been entered by the Bankruptcy Court on or before the forty-fifth (45th) day after the Petition Date or such later date as agreed among the Bowater Debtors, the DIP Agent and the Prepetition Agents and (iii) there is no continuing default by the Bowater Debtors of the Adequate Protection Obligations arising under paragraph 9(c) or 10(c) of this Order.

(b)       Except as otherwise agreed in writing among the Bowater Debtors, the DIP Agent and the DIP Lenders, the Bowater Debtors shall use proceeds of the DIP Facility and proceeds of DIP Collateral only as permitted under the DIP Loan Documents; provided that

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notwithstanding anything to the contrary herein or in any DIP Loan Document, proceeds of the Prepetition Collateral (other than proceeds of Intercompany Claims, proceeds of accounts receivable and from the sale or disposition of inventory in the ordinary course and obsolete, worn-out or surplus equipment in an aggregate amount not greater than $3,000,000) shall not constitute cash collateral and the Debtors shall not be permitted to use such proceeds other than pursuant to further Court order.

7.                 The DIP Liens and the Adequate Protection Liens shall not be subject or subordinate to (i) any Prepetition Permitted Lien or security interest that is avoided and preserved for the benefit of the Bowater Debtors and their estates including liens preserved under section 551 of the Bankruptcy Code, (ii) except as provided in this Order and the DIP Loan Documents, any Liens arising after the Petition Date including, any Liens or security interests granted in favor of any federal, state, provincial, municipal or other governmental unit, commission, board or court for any liability of the Bowater Debtors; or (iii) any intercompany or affiliate liens of the US Debtors.  In the event the US Debtors default in the performance of the Adequate Protection Obligations described in paragraph 9(c) below, the US Prepetition Agent may seek relief from the automatic stay to enforce any and all rights and remedies with respect to the US Prepetition Secured Indebtedness and US Prepetition Collateral if such default shall be continuing for more than five business days.  In the event the Canadian Debtors default in the performance of the Adequate Protection Obligations described in paragraph 10(c) below, the Canadian Prepetition Agent may seek relief from the automatic stay to enforce any and all rights and remedies with respect to the Canadian Prepetition Secured Indebtedness and the Canadian Prepetition Collateral and Canadian Lender Priority Collateral if such default shall be continuing for more than five business days.  Notwithstanding the foregoing, the Prepetition Lienholders

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shall not have the right to sell or otherwise dispose of any collateral on which the DIP Agents and the DIP Lenders have a Lien senior to the Liens of any Prepetition Lienholder.

8.                 All amounts applied to the payment of the DIP Obligations shall be applied thereto in the manner set forth in the DIP Loan Documents.

9.                  The Bowater Debtors acknowledge and stipulate that the US Prepetition Lienholders are entitled, pursuant to sections 361 and 363(e) of the Bankruptcy Code, to adequate protection of their interest in the US Prepetition Collateral, including the Cash Collateral, for any diminution in value of the US Prepetition Lienholders' US Prepetition Collateral, including, without limitation, any such diminution resulting from the sale, lease or use by the Bowater Debtors (or other decline in value) of Cash Collateral and any other US Prepetition Collateral, and the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code.  As adequate protection, the US Prepetition Lienholders are hereby granted the following (collectively, the "US Adequate Protection Obligations"):

(a)               The US Prepetition Agent (for itself and for the ratable benefit of the US Prepetition Lienholders) is hereby granted valid, binding and enforceable Liens effective and perfected upon the date of this Order (without the necessity of the execution by the US Debtors of mortgages, security agreements, pledge agreements, financing statements or other agreements) replacement security interests in and Liens upon all the US Collateral, subject only to the Carve-Out and having the following priorities:  (i) first priority Liens on all pre-and postpetition accounts, cash and currency (other than proceeds of DIP Facility loans and Lender Priority Collateral), chattel paper, deposit accounts (other than proceeds of DIP Facility Loans and Lender Priority Collateral), documents, general intangibles (including the intercompany claims referred to in paragraph 4(c) above), instruments, inventory, investment property, letter-of-credit

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rights, and proceeds and products of the foregoing; provided that any such first priority Lien on Intercompany Claims shall be limited to the amount of the US Intercompany Claims in existence as of the Petition Date; (ii) first priority Liens on the Shared Real Estate Assets, which shall be pari passu and pro rata with the Liens securing the Canadian Adequate Protection Obligations; and (iii) second priority Liens on all US Lender Priority Collateral, immediately junior to the DIP Liens (the "US Adequate Protection Liens")

(b)               The US Prepetition Agent and other US Prepetition Lienholders are hereby granted, subject to the payment of the Carve-Out, a super priority claim pursuant to section 507(b) of the Bankruptcy Code (against the US Debtors) which shall be pari passu with the Superpriority Claims held by the DIP Agent and DIP Lenders.

(c)               The US Prepetition Agent shall receive from the US Debtors (i) immediate cash payment of all accrued and unpaid interest on the US Prepetition Secured Indebtedness at the non-default rates provided for in the US Prepetition Credit Agreement, and all accrued and unpaid fees and disbursements owed to the US Prepetition Agent and reasonable fees of counsel and other professionals of the US Prepetition Agent under the US Prepetition Agreement incurred prior to the Petition Date, (ii) current cash payment of all fees and expenses payable (including without limitation, US Prepetition Agent fees and letter of credit fees owing to Issuing Lenders (as defined in the US Prepetition Credit Agreement)) under the US Prepetition Credit Agreement, and, with respect to the US Prepetition Agent, the reasonable fees and disbursements of counsel and other professionals for the US Prepetition Agent, and (iii) current monthly payment of all accrued but unpaid interest on such US Prepetition Secured Indebtedness at the non-default rate until repayment in full of such debt.  With respect to all interests, fees, and expenses described in this paragraph, the US Prepetition Lienholders reserve their rights to assert claims for the payment

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of additional interest or fees calculated at any other applicable rate (including, without limitation, default rates), or on any other basis, provided for in the US Prepetition Agreement, without prejudice to the rights of any other party to contest such assertion; provided, however, in the event that it is determined by a final, non-appealable order that any payments received by any of the Prepetition Agents and Prepetition Lenders as adequate protection could not be applied to post-petition interest, fees and expenses under section 506(b) of the Bankruptcy Code, any such payments may, upon appropriate notice, hearing and order, be recharacterized as payment of principal or subject to such other relief as the Court may order.

(d)              The US Prepetition Agent and the US Prepetition Lenders shall receive all financial statements and other reports that are furnished to the DIP Agent and the DIP Lenders at the same time provided for in the DIP Loan Documents.

10.             In accordance with sections 361 and 363(e) of the Bankruptcy Code, as adequate protection,  the Canadian Prepetition Agent is hereby granted (for the ratable benefit of the Canadian Prepetition Agent and the Canadian Prepetition Lenders) the following forms of adequate protection to the extent of diminution in the value of the Canadian Prepetition Collateral subsequent to the Petition Date (the "Canadian Adequate Protection Obligations," and together with the US Adequate Protection Obligations, the "Adequate Protection Obligations") by (i) sale, lease or use of the Prepetition Collateral including any Canadian Cash Collateral, and (ii) the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code:

(a)              The Canadian Prepetition Agent (for the ratable benefit of the Canadian Prepetition Lienholders) shall receive valid, binding, enforceable and perfected Liens, in each case subject to the Carve-Out, as follows (collectively, (a)(i) – (iv), the "Canadian Adequate

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Protection Liens" and together with the US Adequate Protection Liens, the "Adequate Protection Liens"):

i.               Replacement of Liens on Canadian Prepetition Collateral.  First priority replacement security interests in and Liens upon (the "Canadian Replacement Liens") the Canadian Prepetition Collateral, including, without limitation, first priority Liens on the Shared Real Estate Assets, which shall be pari passu and pro rata with the Liens securing the US Adequate Protection Obligations, all proceeds thereof and accounts receivable generated therefrom, but excluding any and all postpetition Intercompany Claims;

ii.             Postpetition Junior Liens on Certain DIP Collateral.  Subject and subordinate only to the DIP Liens relating to the Canadian Lender Priority Collateral and Permitted Prepetition Liens, security interests in and Liens upon the Canadian Lender Priority Collateral, including, without limitation, all postpetition Intercompany Claims and all proceeds thereof and accounts receivable generated therefrom;

iii.             Third Liens on Canadian Prepetition Collateral.  Subject and subordinate only to the DIP Liens relating to the Canadian Real Estate Assets, security interests in and Liens upon the Canadian Real Estate Assets, including, without limitation, all proceeds thereof and accounts receivable generated therefrom; and

iv.            Junior Liens on US DIP Collateral.  Subject and subordinate only to the DIP Liens relating to the US Lender Priority Collateral, the US Adequate Protection Liens and the Permitted US Prepetition Liens, security interests in and Liens upon the any and all assets or property of the US Debtors that constitute the DIP Collateral hereunder, including, without limitation, all Intercompany Claims, all proceeds thereof and accounts receivable generated therefrom.

(b)              The Canadian Prepetition Agent and other Canadian Prepetition Lienholders are hereby granted, subject to the payment of the Carve-Out, a super priority claim pursuant to section 507(b) of the Bankruptcy Code (against the Canadian Debtors) which shall be pari passu with the Superpriority Claims held by the DIP Agent and DIP Lenders.

(c)              The Canadian Prepetition Agent shall receive from the Canadian Debtors (i) immediate cash payment of all accrued and unpaid interest on the Canadian Prepetition Secured Indebtedness at the non-default rates provided for in the Canadian Prepetition Credit

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Agreement, and all accrued and unpaid fees and disbursements owed to the Canadian Prepetition Agent and reasonable fees of counsel and other professionals of the Canadian Prepetition Agent under the Canadian Prepetition Agreement incurred prior to the Petition Date, (ii) current cash payment of all fees and expenses payable (including without limitation, Canadian Prepetition Agent fees and letter of credit fees owing to Issuing Lenders (as defined in the Canadian Prepetition Credit Agreement)) under the Canadian Prepetition Credit Agreement, and, with respect to the Canadian Prepetition Agent, the reasonable fees and disbursements of counsel and other professionals for the Canadian Prepetition Agent, and (iii) current monthly payment of all accrued but unpaid interest on such Canadian Prepetition Secured Indebtedness at the non-default rate until repayment in full of such debt.  With respect to all interests, fees, and expenses described in this paragraph, the Canadian Prepetition Lienholders reserve their rights to assert claims for the payment of additional interest or fees calculated at any other applicable rate (including, without limitation, default rates), or on any other basis, provided for in the Canadian Prepetition Agreement, without prejudice to the rights of any other party to contest such assertion; provided, however, in the event that it is determined by a final, non-appealable order that any payments received by any of the Prepetition Agents and Prepetition Lenders as adequate protection could not be applied to post-petition interest, fees and expenses under section 506(b) of the Bankruptcy Code, any such payments may, upon appropriate notice, hearing and order, be recharacterized as payment of principal or subject to such other relief as the Court may order.

(d)              The Canadian Prepetition Agent and the Canadian Prepetition Lenders shall receive all financial statements and other reports that are furnished to the DIP Agent and the DIP Lenders at the same time provided for in the DIP Loan Documents.

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11.             (a)        This Order shall be sufficient and conclusive notice and evidence of the grant, validity, perfection, and priority of (i) the DIP Liens and (ii) the Adequate Protection Liens, in each case without the necessity of filing or recording this Order (other than as docketed in the Cases) or any financing statement, mortgage or other instrument or document which may otherwise be required under the law of any jurisdiction or the taking of any other action to validate or perfect the DIP Liens and the Adequate Protection Liens, or to entitle the DIP Agent or the Prepetition Agent to the priorities granted herein (including, in respect of cash or deposits or investment property, any requirement that the DIP Agent or a DIP Lender have possession of or dominion and control over, any such cash in order to perfect an interest therein); provided that the Bowater Debtors are authorized to execute and the DIP Agent and the Prepetition Agents may file or record financing statements, mortgages or other instruments further to evidence or further to perfect the DIP Liens and Adequate Protection Liens authorized, granted and perfected hereby; and provided further that no such filing or recordation shall be necessary or required in order to create, perfect or affect the priority of any such Lien.

(b)       The Bowater Debtors are hereby authorized and directed to pay, no later than ten (10) business days after receipt of invoices described in the proviso below, (i) to the extent provided for in the DIP Loan Agreement, all reasonable and documented costs, fees and out of pocket expenses of the DIP Agent and each Initial Lender (as defined in the DIP Loan Agreement), including costs, fees and expenses incurred in connection with the negotiation and documentation of the DIP Facility and the matters set forth in this Order and (ii) Adequate Protection Payments on account of professional fees described in paragraphs 9 and 10.  No such costs and expenses shall be subject to the approval of the Bankruptcy Court, and no recipient of any such payment shall be required to file with respect thereto any interim or final fee

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application with the Bankruptcy Court, provided that invoices detailing the name, billing rate and time spent by each professional, and a description of expenses incurred, shall be provided to counsel for the Bowater Debtors, the Committee and the U.S. Trustee.

12.             The DIP Loan Agreement and each of the DIP Loan Documents, respectively, shall constitute and evidence the valid and binding DIP Obligations of each of the Bowater Debtors, which DIP Obligations shall be enforceable against all of the Bowater Debtors in accordance with their terms and the terms of this Order.

13.              (a)        The DIP Obligations shall be an allowed administrative expense claim with priority, subject and subordinate only to the Carve-Out, under sections 364(c)(1) and 507(b) of the Bankruptcy Code and otherwise over all administrative expense claims and unsecured claims against the Bowater Debtors, now existing or hereafter arising, of any kind or nature whatsoever, other than as provided in clause (c) of this paragraph 13 (the "DIP Superpriority Claim").

(b)       Claims of the Prepetition Agents and Prepetition Lenders with respect to the Adequate Protection Obligations shall be entitled to all of the benefits of section 507(b) of the Bankruptcy Code; with priority, subject and subordinate only to the Carve-Out, and otherwise over all administrative expense claims and unsecured claims against the Bowater Debtors, now existing or hereafter arising, of any kind or nature whatsoever, other than as provided in clause (c) of this paragraph 13 (the "Adequate Protection Superpriority Claim") .

(c)       Notwithstanding anything to the contrary herein, the DIP Superpriority Claim and the Adequate Protection Superpriority Claim shall be treated as pari passu claims against the Bowater Debtors.

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14.              Interest on the DIP Obligations shall accrue at the rates and shall be paid at the times as provided in the DIP Loan Documents.  All DIP Obligations shall become due and payable, without notice or demand, on the Termination Date.

15.              Except for the Carve-Out, no costs or expenses of administration, including, professional fees allowed and payable under sections 330 and 331 of the Bankruptcy Code that have been or may be incurred in the Cases, and no priority claims to the Collateral are, or will be, prior to or on a parity with the DIP Obligations, the Adequate Protection Obligations, any DIP Superpriority Claim or Adequate Protection Claim, or any other claims of the DIP Agent (whether for itself or for the ratable benefit of the DIP Lenders), the DIP Lenders or the Prepetition Agents (whether for themselves or for the ratable benefit of the Prepetition Lenders) arising hereunder.

16.             The term "Carve-Out" means:  (x) with respect to the US Debtors and their respective Cases and assets: (i) all fees required to be paid to the Clerk of the Bankruptcy Court and the Office of the U.S. Trustee pursuant to 28 U.S.C. §1930; (ii) after the occurrence and during the continuance of an Event of Default, an amount not to exceed $7,500,000 plus all accrued and unpaid professional fees and disbursements incurred prior to the occurrence of the Event of Default to the extent allowed by the Bankruptcy Court at any time, which amount may be used subject to the terms of the Interim Order (or the Final Order, when applicable) to pay any fees or expenses incurred by the Bowater Debtors and any statutory committee appointed in the Cases in respect compensation for services rendered or reimbursement of expenses allowed by the Bankruptcy Court to professionals of the Bowater Debtors or any statutory committee appointed in the Cases; and (iii) in the event of the conversion of the Cases to cases under Chapter 7 of the Bankruptcy Code, an amount not to exceed $50,000 in respect of allowances of

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compensation for services rendered and reimbursement of expenses awarded by the Bankruptcy Court to the chapter 7 trustee or any professional retained by such trustee; and (y) with respect to the Canadian Debtors and their respective Cases and assets: (i) the administration charge ordered by the Superior Court of Quebec (Commercial Division) (the "Canadian Court") in an aggregate amount not to exceed CAD2,000,000 (the "Administration Charge") for the payment of (A) allowed and unpaid professional fees and disbursements incurred by professionals and advisers retained by the Canadian Debtors in the cases pending before the Canadian Bankruptcy Court under Canada's Companies' Creditors Arrangement Act, R.S.C. 1985 c. C-36 (the "Canadian Proceeding"), and (B) allowed and unpaid professional fees and disbursements of the monitor in the Canadian Proceeding, including allowed and unpaid fees and expenses of its counsel; and (ii) the Canadian Court ordered charge for directors in an aggregate amount not to exceed CAD7,500,000 (the "Directors' Indemnification and Charge"), securing the Canadian Debtors' obligation to indemnify the directors of the Canadian Debtors for liability arising after entry of the CCAA Order or in connection with the Canadian Debtors' failure to make payments in respect of employee obligations (as set forth more fully in paragraph 50 of the CCAA Order); provided, however, the dollar limitation set forth in clause (x)(ii) of this paragraph shall not be reduced by the amount of any compensation or reimbursement of expenses incurred but unpaid, or paid (to the extent ultimately allowed by an order of the Bankruptcy Court), prior to the occurrence of an Event of Default in respect of which the Carve-Out is invoked or by any fees, expenses, indemnities or other amounts paid to the DIP Agent, any DIP Lender, any Prepetition Lienholder or their respective attorneys and agents hereunder or otherwise; provided further, however, that nothing in this paragraph shall be construed to impair the ability of any party to

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object, pursuant to section 330 of the Bankruptcy Code, to the reasonableness of the fees, expenses, reimbursement or compensation described herein.

17.             Solely upon entry of the Final Order, as a further condition of the DIP Facility, no costs or expenses of administration of the Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from the Collateral, the Prepetition Collateral or the Cash Collateral pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law without the prior written consent of the DIP Agent or the Prepetition Agents, as the case may be, and no such consent shall be implied from any other action, inaction, or acquiescence by the DIP Agent, the DIP Lenders, the Prepetition Agents or the Prepetition Lenders.  In addition, solely upon entry of the Final Order, the DIP Agent, the DIP Lenders, the Prepetition Agents or the Prepetition Lenders shall each be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code and the "equities of the case" exception under section 552(b) of the Bankruptcy Code shall not apply to the DIP Agent, the DIP Lenders, the Prepetition Agents or the Prepetition Lenders with respect to proceeds, product, offspring or profits of any of the Collateral or the Prepetition Collateral, provided that, any rights that such parties have prior to the Final Order remain in full force and effect.

18.              All (a) DIP Obligations shall be immediately due and payable, without notice and demand, and (b) authority to use the proceeds of the DIP Facility and to Collateral, including Cash Collateral shall cease, subject to the obligations with respect to the Carve-Out, on the Maturity Date (as defined in the DIP Loan Agreement) (the "Termination Date").

19.             The occurrence of the Termination Date or, if sooner, the DIP Agent's furnishing the Bowater Debtors with notice of the occurrence of any Event of Default (as defined in the DIP

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Loan Agreement) shall constitute a "DIP Order Event of Default".  Unless and until the DIP Obligations and Adequate Protection Obligations are unconditionally and indefeasibly repaid in full in cash, the protections afforded respectively to the DIP Agent and the Prepetition Agents under the DIP Loan Documents and hereunder, and any actions taken pursuant thereto and hereto, and the Carve-Out (as to pre-conversion or pre-effective date services) shall survive the entry of any order confirming a plan of reorganization or converting any of the Cases into a case pursuant to chapter 7 of the Bankruptcy Code.  The Bowater Debtors agree not to seek, and it shall constitute an Event of Default under the DIP Loan Agreement, if any of the Bowater Debtors seek, without the written consent of the DIP Agent, or if there is entered, (i) any modifications or extensions of this Order without the prior written consent of the DIP Agent, and no such consent shall be implied by any other action, inaction or acquiescence by the DIP Agent, (ii) an order converting any of the Cases to a case under chapter 7 of the Bankruptcy Code or (iii) an order dismissing any of the Cases.  The Bowater Debtors further agree that the consensual use of Cash Collateral shall be deemed terminated if any of the Bowater Debtors seek, without the written consent of the Prepetition Agents, and no such consent shall be implied by any other action, inaction or acquiescence by the Prepetition Agents, or if there is entered: (i) an order converting any of the Cases to a case under chapter 7 of the Bankruptcy Code; (ii) an order dismissing any of the Cases; or (iii) any modification or extension of this Order that materially impairs the rights of either of the Prepetition Agents or their respective Prepetition Lenders. If an order dismissing any of the Cases under section 1122 of the Bankruptcy Code or otherwise is at any time entered, such order shall provide (in accordance with sections 105 and 349 of the Bankruptcy Code), to the fullest extent permitted by law, that (i) the DIP Liens, the Adequate Protection Liens, the DIP Superpriority Claim and the Adequate Protection Superpriority Claim

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granted, pursuant to the DIP Loan Documents and this Order, shall continue in full force and effect and maintain their priorities as provided in this Order until the DIP Obligations and Adequate Protection Obligations are indefeasibly paid in full in cash and (ii) the Bankruptcy Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the claims, Liens, priorities and security interests as provided in this Order.

20.              The time and manner of payment of the DIP Obligations, the DIP Liens and the DIP Superpriority Claim shall not be altered or impaired by any chapter 11 plan of reorganization, that may hereafter be confirmed or by any further order of the Bankruptcy Court which may hereafter be entered without the consent of the DIP Agent and the DIP Lenders.

21.             Upon the occurrence of a DIP Order Event of Default and at any time thereafter during the continuance thereof, with five business days' prior written notice (an "Enforcement Notice") of such occurrence, in each case given to the Bowater Debtors and the Bowater Debtors' counsel, counsel to the Committee, the Prepetition Agents, and the U.S. Trustee, the DIP Agent shall be entitled to exercise rights any remedies as set forth in the DIP Loan Documents or under applicable law and the DIP Lenders shall be entitled to exercise set-off rights in accordance with the DIP Loan Documents or under applicable law; provided however, that notwithstanding anything to the contrary contained herein or in any DIP Loan Documents, the DIP Agent and the DIP Lenders shall not have the right to sell or otherwise dispose of any collateral on which the Prepetition Agents have a Lien senior to the Lien of any of the DIP Agent and the DIP Lenders, whether as a result of the Prepetition Liens or the Adequate Protection Liens.  Any Enforcement Notice shall also be filed with the Bankruptcy Court and the Canadian Court.  Following the giving of an Enforcement Notice, the Bowater Debtors, the Committee, the Prepetition Agents and the U.S. Trustee shall be entitled to an emergency hearing before this

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Court to oppose the exercise of remedies; provided that the only issue that may be raised by the Bowater Debtors in opposition thereto shall be whether a DIP Order Event of Default has in fact occurred and is continuing, and the Bowater Debtors hereby waive their right to seek any relief, whether under section 105 of the Bankruptcy Code or otherwise, that would in any way impair, limit or restrict, or delay the exercise or benefit of, the rights and remedies of DIP Agent or the DIP Lenders under the DIP Loan Documents or this Order; provided, further, however, that in the event that the DIP Agent or any DIP Lender proposes to dispose of any real property on or in which there is located any Prepetition Collateral on which either of the Prepetition Agents has a first lien, then a reasonable period of time shall be given to such Prepetition Agent to remove or dispose of such collateral before effecting such disposition.  Subject to the preceding sentence, at the expiration of the five business day period, unless otherwise ordered by the Bankruptcy Court, the DIP Agent shall be entitled to pursue all remedies under the DIP Loan Documents or applicable law and any DIP Lender shall be entitled to exercise set-off rights with the proceeds to be applied in accordance with the DIP Loan Documents and this Order without further order of the Bankruptcy Court.  The automatic stay is hereby deemed modified to permit the pursuit of the remedies described in this paragraph 21.  In no event shall the DIP Agent or the Prepetition Agents be subject to the equitable doctrine of "marshalling" or any similar doctrine with respect to the Collateral.

22.             Nothing included herein shall prejudice, impair, or otherwise affect the rights of the DIP Agent, the DIP Lenders, the Prepetition Agents or the Prepetition Lenders to seek any other or supplemental relief in respect of the Bowater Debtors consistent with and subject to the provisions of this Order.

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23.             If any provision of this Order is hereafter modified, amended, vacated, reversed or stayed in any respect by subsequent order of this or any other court for any reason, such modification, amendment, vacation, reversal or stay shall not affect the validity of any Obligation or liability incurred pursuant to this Order.

24.             The Liens, DIP Superpriority Claim and Adequate Protection Superpriority Claim granted to the DIP Agent and DIP Lenders under the DIP Facility and this Order, and to the Prepetition Agents and Prepetition Lenders under this Order, and the priority thereof, and any payments made pursuant to the DIP Facility and this Order, shall be binding (subject to the terms of this Order) on the Bowater Debtors, any successor trustee or examiner, and all creditors of the Bowater Debtors, as provided in section 364(e) of the Bankruptcy Code.

25.              Notwithstanding anything herein or in any other order by the Bankruptcy Court to the contrary, no party may, and no borrowings, Cash Collateral, Prepetition Collateral, DIP Collateral, portion of the proceeds of the DIP Facility or part of the Carve-Out may be used for any of the following (each, a "Lender Claim") without the prior written consent of each affected party to: (a) object, contest or raise any defense to the validity, perfection, priority, extent or enforceability of any amount due under any DIP Loan Document or the Prepetition Credit Agreement or the Liens or claims granted under this Order, any DIP Loan Document or the Prepetition Credit Agreements, (b) assert any claim or cause of action against any entity that is a DIP Agent, DIP Lender, Prepetition Agent or Prepetition Lender or their respective agents, affiliates, representatives, attorneys or advisors, (c) except as otherwise permitted herein, prevent, hinder or otherwise delay the DIP Agent's or the Prepetition Agents' assertion, enforcement or realization on the Cash Collateral, the Prepetition Collateral or the Collateral in accordance with the DIP Loan Documents, the Prepetition Credit Agreements or this Order, (d)

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assert or prosecute any action for preferences, fraudulent conveyances, other avoidance power claims or any other claims, counterclaims or causes of action, objections, contests or defenses against any Prepetition Lender or DIP Lender or their respective agents, affiliates, representatives, attorneys or advisors, or (e) seek to modify any of the rights granted to the DIP Agent, the DIP Lenders, the Prepetition Agents or the Prepetition Lenders hereunder or under the DIP Loan Documents or the Prepetition Credit Agreements, provided that advisors to the Committee may investigate the Prepetition Secured Indebtedness and the Bowater Debtors may investigate the Prepetition Secured Indebtedness only to the extent of claims and causes of action identified in the proviso to paragraph L(viii), and, subject to paragraph 26(c) and to any applicable law with respect to standing, commence any related proceedings as a representative of the Bowater Debtors' estates at an expense not to exceed $50,000 to be shared between the Committee and the Bowater Debtors.

26.             (a)        Each stipulation, admission and agreement contained in this Order shall be binding upon the Bowater Debtors and any successor thereto (including, any chapter 7 or chapter 11 trustee appointed or elected for any of the Bowater Debtors), and the Bowater Debtors are deemed to have irrevocably waived and relinquished all Lender Claims as of the date of entry of this Order.  Each stipulation, admission and agreement contained in this Order shall also be binding upon all other parties in interest, including the Committee, under all circumstances and for all purposes, except to the extent that (i) a party in interest has, subject to the limitations contained herein, including, inter alia, in paragraph 25, timely and properly filed an adversary proceeding or contested matter asserting a Lender Claim with respect to any of the stipulations or admissions set forth in this Order by no later than the date that is 75 days (or such later date as has been agreed to, in writing, by the DIP Agent and Prepetition Agents, as applicable) after the

38

appointment of the Committee, and (ii) the Bankruptcy Court enters a final order in favor of the plaintiff sustaining such Lender Claim.

(b)       The success of any particular Lender Claim shall not alter the binding effect on each party in interest of any stipulation or admission not subject to such Lender Claim.  Except to the extent (but only to the extent) a timely and properly filed adversary proceeding or contested matter asserting a Lender Claim is successful, (i) the Prepetition Secured Indebtedness shall constitute allowed claims, not subject to avoidance, recharacterization, recovery, subordination, attack, offset, counterclaims, defense or "claim" (as such term is defined in the Bankruptcy Code) of any kind pursuant to the Bankruptcy Code or other applicable law, for all purposes in the Cases and any subsequent chapter 7 cases, (ii) the security interests of the Prepetition Agents and Prepetition Lenders pursuant to the Prepetition Credit Agreements to the extent securing the Prepetition Secured Indebtedness shall be deemed to have been, as of the Petition Date, legal, valid, binding perfected and enforceable liens and security interests not subject to avoidance, recharacterization, recovery, subordination, attack, offset, counterclaims, defense or "claim" (as such term is defined in the Bankruptcy Code) of any kind, and (iii) the Prepetition Secured Indebtedness and the security interests of the Prepetition Agents and Prepetition Lenders pursuant to the Prepetition Credit Agreements to the extent securing the Prepetition Secured Indebtedness shall not be subject to any other or further challenge by any party in interest seeking to exercise the rights of the Bowater Debtors' estates, including, any successor thereto (including, any chapter 7 or chapter 11 trustee appointed or elected for any of the Bowater Debtors).

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(c)       Nothing in this Order vests or confers on any person (as defined in the Bankruptcy Code), including the Creditors Committee, with standing or authority to pursue any cause of action belonging to the Bowater Debtors or their estates, including, Lender Claims.

27.             The DIP Agent's or any DIP Lender's failure to seek relief or otherwise exercise its rights and remedies under the DIP Facility or this Order, and the Prepetition Agents' or any Prepetition Lender's failure to seek relief or otherwise exercise its rights and remedies under this Order, shall not constitute a waiver of any of the DIP Agent's, the Prepetition Agents' or such DIP Lender's or Prepetition Lenders' rights hereunder, thereunder, or otherwise.

28.             Subject to the provisions of the DIP Loan Agreement, the Bowater Debtors, the DIP Agent and the Required Lenders (as defined in the DIP Loan Documents) may amend, and the DIP Agent and the DIP Lenders may waive, any provision of the DIP Loan Documents, without seeking the approval of the Bankruptcy Court; provided that such amendment or waiver is either nonprejudicial to the rights of the Prepetition Lenders and other third parties or is not material, and that notice thereof be provided to the Prepetition Agents, counsel for the Prepetition Agents, counsel for the Committee and the U.S. Trustee no less than five days prior to the effective date of such amendment or waiver (or such shorter period as to which such parties may agree).  Except as otherwise set forth in the foregoing sentence, no waiver, modification, or amendment of any of the provisions hereof or of the DIP Loan Documents shall be effective unless set forth in writing and approved by the Bankruptcy Court.

29.             Nothing in this Order or in any of the DIP Loan Documents or any other documents or agreements related to the DIP Facility shall in any way be construed or interpreted to impose upon the DIP Agent or any of the DIP Lenders, or the Prepetition Agents or the Prepetition Lenders any liability for any claims or causes of action arising from activities or by

40

the Bowater Debtors or any of their affiliates prior to the Petition Date or subsequent to the Petition Date, whether in connection with the operation of their businesses, the Cases, any restructuring efforts prior to the commencement of the Cases, or otherwise.  In no event shall the DIP Agent or any DIP Lender, or the Prepetition Agents or any Prepetition Lender, whether in connection with the exercise of any rights or remedies under the DIP Loan Documents or otherwise, be deemed to be in control of the operations of the Bowater Debtors or to be acting as a "responsible person" or "owner or operator" with respect to the operation or management of the Bowater Debtors, so long as the DIP Lenders' actions do not constitute, within the meaning of 42 U.S.C. §§ 901(20)(F), actual participation in the management or operational affairs of a vessel or facility owned or operated by a Bowater Debtor, or otherwise cause liability to arise to the federal or state government or the status of responsible person or managing agent to exist under applicable law (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, sections 9601 et seq. of title 29, United States Code, as amended, or any similar federal or state statute).

30.             Any Subsidiary (as defined in the DIP Loan Agreement) of the Bowater Debtors that hereafter becomes a debtor in a case under chapter 11 of the Bankruptcy Code in this Bankruptcy Court shall automatically, immediately upon the filing of a petition for relief for such Subsidiary, be deemed to be one of the "Bowater Debtors" hereunder in all respects, and all the terms and provisions of this Order, including, those provisions granting security interests in, and Liens on, the DIP Collateral, DIP Superpriority Claims, Adequate Protection Obligations and Adequate Protection Superpriority Claims in each of the Cases, shall immediately be applicable in all respects to such Subsidiary and its chapter 11 estate.

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31.             In the event of any inconsistency between the terms and conditions of any DIP Loan Document and of this Order, the provisions of this Order shall govern and control.

32.             Following entry of this Order, the Bowater Debtors shall, on or before April 20, 2009, provide notice of the Motion, this Order and the Final Hearing by telecopy, overnight delivery service, hand delivery or U.S. mail to each of the Initial Notice Parties and, without duplication, to (i) the entities listed on the Consolidated List of Creditors Holding the 50 Largest Unsecured Claims, (ii) counsel to the DIP Agent and counsel to each DIP Lender, if known by the Bowater Debtors, (iii) counsel to the Prepetition Agents, (iv) if practicable, the applicable state and local taxing authorities, (v) parties who have filed a request for service prior to such date, and (vi) other secured parties as shown on any Uniform Commercial Code searches conducted prepetition.  Such notice shall constitute good and sufficient notice of the Final Hearing.  The notice of approval of this Order shall state that any party in interest objecting to the DIP Facility, the adequate protection of the Prepetition Lenders or the terms of the Final Order shall file written objections in the Cases with the Bankruptcy Court, and shall serve such objections so that they are received, by no later than 4:00 p.m. (EDT) on May 8, 2009.  Objections shall be served so that the same are actually received on or before such date by: (a) counsel for the Bowater Debtors: (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York  10019-6064, Attention:  Kelley A. Cornish; (ii) Stikeman Elliott, LLP, 1155 René-Lévesque Blvd. West, Suite 4000, Montréal, QC H3B 3V2, Canada, Attention: Guy Martel; and (iii) Young Conaway Stargatt & Taylor, LLP, The Brandywine Building, 1000 West Street, 17th Floor, Wilmington, Delaware 19801, Attention:  Pauline K. Morgan, (b) counsel for the Creditors' Committee (if retained); (c) counsel for the DIP Agent: (i) Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022,

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Attention:  Douglas P. Bartner and Fredric Sosnick; (ii) Torys LLP, 79 Wellington Street West, Suite 3000, Box 270, TD Centre, Toronto, Ontario, M5K 1N2 Canada, Attention :  Michael Rotsztain; and (iii) Pachulski Stang Ziehl Young Jones & Weintraub LLP, 919 North Market Street, 17th Floor, Wilmington, DE  19801, Attention:  Laura Davis Jones; (d) counsel to Avenue Capital: Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, Attention:  Thomas T. Janover, John Bessonnette and Douglas Mannal; (e) counsel to the Canadian Prepetition Agent: (i) Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York 10103-0001, Attention: Raniero D'Aversa, Jr.; (ii) McCarthy Tetrault LLP, Suite 5300, TD Bank Tower, Toronto Dominion Centre, Toronto, Ontario M5K 1E6, Attention: Kevin McElcheran; and (iii) Klehr, Harrison, Harvey, Branzburg & Ellers, LLP, 919 Market Street, Suite 1000, Wilmington, DE  19801, Attention: Joanne Wills, (f) counsel to the US Prepetition Agent: (i) Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY  10178-0060, Attention:  Richard Toder; (ii) Connolly Bove Lodge & Hutz LLP, The Nemours Building, 1007 N. Orange Street, 8th Floor, Wilmington, DE 19801, Attention:  Jeffrey C. Wisler; (g) counsel for the U.S. Trustee, David Klauder, 844 King Street, Room 2207, Wilmington, DE 19108; and (h) Office of the Clerk of the Court, 824 Market Street, Third Floor, Wilmington, Delaware  19801.

33.             This Order shall constitute findings of fact and conclusions of law and shall be immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Order.  Specifically, pursuant to this Order, the ten day automatic stay periods of Bankruptcy Rule 6004 are expressly inapplicable to this Order and the transactions including, without limitation, transfers contemplated hereby, and accordingly, this Order shall become operative immediately upon entry on the docket

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The Final Hearing to consider the Motion and Final Order is hereby scheduled for May 15, 2009 at 10:00 a.m. at United States Bankruptcy Court, District of Delaware, before the undersigned United States Bankruptcy Judge.

SO ORDERED by the Court this 17th  day of April 2009.

______________________________
   United States Bankruptcy Judge

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EXHIBIT D

FORM OF
INITIAL CCAA ORDER

CANADA	SUPERIOR COURT
PROVINCE OF QUÉBEC DISTRICT OF MONTRÉAL No. :	Commercial Division (Sitting as a court designated pursuant to the Companies' Creditors Arrangement Act, R.S.C., c. C-36, as amended)

IN THE MATTER OF THE PLAN OF COMPROMISE OR ARRANGEMENT OF:

ABITIBIBOWATER INC ., a legal person incorporated under the laws of the State of Delaware, having its principal executive offices at 1155 Metcalfe Street, in the city and district of Montréal, Province of Québec, H3B 5H2;

And

ABITIBI-CONSOLIDATED INC. , a legal person incorporated under the laws of Canada, having its principal executive offices at 1155 Metcalfe Street, in the city and district of Montréal, Province of Québec, H3B 5H2;

And

BOWATER CANADIAN HOLDINGS INC. , a legal person incorporated under the laws of the Province of Nova Scotia, having its principal executive offices at 1155 Metcalfe Street, in the city and district of Montréal, Province of Québec, H3B 5H2;

And
the other Petitioners listed on Schedules "A", "B" and " C "
Petitioners
And
ERNST & YOUNG INC. , a legal person under the laws of Canada, having a place of business at 800 René-Lévesque, Suite 2000, in the city and district of Montréal, Province of Québec, H3B 1X9 ;
Monitor

PETITION FOR THE ISSUANCE OF AN INITIAL ORDER
(Sections 4, 5 and 11 of the Companies' Creditors Arrangement Act ("CCAA"), sections 191 and ss. of the Canada Business Corporations Act R.S.C. 1985, c. C-44 ("CBCA")

and

Petition for the issuance of a recognition order

(Section 18.6 of the CCAA)

TO ONE OF THE HONOURABLE JUDGES OF THE SUPERIOR COURT, SITTING IN COMMERCIAL DIVISION, IN AND FOR THE JUDICIAL DISTRICT OF MONTRÉAL, THE PETITIONERS RESPECTFULLY SUBMIT THE FOLLOWING:

1.                  INTRODUCTION

1.                   Abitibi-Consolidated Inc. ("ACI" or "Abitibi"), the Petitioners listed on Schedule "A" hereto (collectively with ACI, the "Abitibi Petitioners"), Bowater Canadian Holdings Incorporated ("BCHI") and the Petitioners listed on Schedule "B" hereto (collectively with BCHI, the "Bowater Petitioners") seek protection under the CCAA to facilitate the reorganization of their capital structure.

2.                   The Abitibi Petitioners and the Bowater Petitioners are all subsidiaries of Petitioner AbitibiBowater Inc. ("ABH", collectively with its subsidiaries the "ABH Group"), a Delaware corporation formed as a result of a merger of equals between Abitibi and Bowater Incorporated ("BI") completed in October 2007 .

3.                   ABH and the Petitioners listed on Schedule "C" hereto (collectively with ABH, the "18.6 Petitioners") are Petitioners in these proceedings for the purpose of seeking the issuance of orders under Section 18.6 of the CCAA in respect of voluntary proceedings initiated under Chapter 11 of Title 11 of the United States Code (the "U.S. Bankruptcy Code").

4.                   While the partnerships listed in Schedule "D" hereto (the "Partnerships") are not petitioners in these proceedings, the Abitibi Petitioners, the Bowater Petitioners and the 18.6 Petitioners (collectively the "Petitioners") seek to have the stay of proceedings extended to the Partnerships as they form an integral part of the business of the Petitioners.

5.                   A chart illustrating the basic corporate structure of the ABH Group is communicated as Exhibit R‑1.

6.                   The ABH Group owns  interests in or operates 34 pulp and paper mills, 32 sawmills, 6 wood product facilities and 32 recycling facilities in North America and abroad, with annual revenues of about US$6.771 billion.

7.                   Prior to the filing of these proceedings, on February 9, 2009, ABH commenced private offers to exchange US$1.8 billion of outstanding series of unsecured notes of BI (or a subsidiary thereof) for new notes. Concurrently, ABH solicited consents to amend the indentures governing these notes and BI offered eligible noteholders to participate in an offering of new secured notes. These transactions, which would have resulted in a substantial de-leveraging and recapitalization of BI, Bowater Newsprint South LLC ("BNSLLC") and their respective subsidiaries (collectively the "BI Group"), were not completed as an insufficient number of notes were tendered and expired on April 1, 2009. ABH has since then evaluated other restructuring alternatives and held discussions with BI Group debtholders and other stakeholders to restructure the BI Group's debt.

8.                   On March 13, 2009, this Court granted an interim order under sections 192 and 248 of the Canada Business Corporations Act (the "CBCA") in favor of ACI and certain affiliated applicants in connection with a proposed plan of arrangement which, if approved, would have resulted in a reduction of net debt by almost US$2.4 billion in favor of ACI and its subsidiaries (the "ACI Group"). While the implementation of the arrangement as originally proposed was conditioned upon the successful completion of BI's exchange offers described above, in the interest of the ACI Group and its stakeholders, ABH and the ACI Group decided to continue the ACI Group recapitalization with such modifications as necessary to take into account the developments on the BI Group refinancing.

9.                   ABH has now determined that it will be unable to pursue an alternative restructuring of the BI Group without significant additional discussion and negotiation with its debt holders. As a result, it is not possible to establish the time frame within which the ACI Group's recapitalization could reasonably be completed, nor the amended terms on which it could be proposed.

10.               In addition, the ABH Group is now experiencing a liquidity shortfall and no longer has the ability to meet its obligations as they become due and has become insolvent.

11.               In particular, the ABH Group currently faces significant near-term liquidity challenges. As of M arch 31 , 2009, ABH had in excess of $ 181  million in trade payables.

12.               In addition, as of March 31 , 2009, total short-term bank debt, current notes payable and current installments of long-term debt exceeded US$658 million. Significant past or upcoming debt maturities primarily of Abitibi and Bowater consist of:

(a)                ACCC's Term Loan Facility (as defined below) due March 30, 2009 (about US$ 349.8  million outstanding as of March 31 , 2009); (b)                about US$8 million in 7.875% Notes due August 1, 2009 issued by Abitibi-Consolidated of Finance L.P.; (c)                 BI's Canadian Credit Facility due June 5, 2009 (US$ 61.1  million plus accrued interest outstanding as of March 31 , 2009); and (d)                about US$251.8 million in BI 9% debentures due August 1, 2009.

13.               Due to the financial situation of the ABH Group:

(a)                on April 16 , 2009, ABH, BI and certain of their direct and indirect subsidiaries listed in Schedule "E" hereto (the "U.S. Debtors") commenced reorganizing cases by filing voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code seeking creditor protection in the U.S. Bankruptcy Court for the District of Delaware (the "U.S. Bankruptcy Court"). The U.S. Debtors will be requesting that their reorganization cases (the "U.S. Proceedings") be jointly administered by the U.S. Bankruptcy Court; (b)                the 18.6 Petitioners seek, inter alia, the recognition in Canada of the automatic statutory stay of proceedings resulting from its filing of a voluntary Petition for relief under Chapter 11 of the U.S. Bankruptcy Code and will be seeking recognition of interim and final orders from the U.S. Bankruptcy Court approving the BI DIP Facility (as defined below); (c)                 the Bowater Petitioners seek protection of this Court under the CCAA. Save for Bowater Canadian Forest Products Inc., Bowater Canada Finance Corporation, BCHI, Bowater Canadian Limited, AbitibiBowater Canada Inc., Bowater LaHave Corporation and Bowater Maritimes Inc. (collectively, the "Dual Petitioners") , the  Bowater Petitioners are not debtors in the U.S. Proceedings.; (d)                the Abitibi Petitioners seek protection of this Court under the CCAA and request an order from this Court continuing under the CBCA and the CCAA, the above-mentioned proceedings commenced by ACI and certain affiliates on March 13, 2009 under the CBCA; and (e)                 ACI and Abitibi-Consolidated Company of Canada ("ACCC") intend to seek recognition of the proceedings described in section (d) in the U.S. by filing petitions under Chapter 15 of the U.S. Bankruptcy Code.

14.               The consolidation of proceedings in respect of the Abitibi Petitioners and the Bowater Petitioners in this Petition is for administrative purposes only and shall not effect a consolidation of the assets and property of the Abitibi Petitioners and Bowater Petitioners, including for the purposes of any plan or plans of arrangement that may be hereafter proposed. Unless provided in the order sought herein, the Abitibi Petitioners and the Bowater Petitioners will continue to maintain their separate property and assets.

15.               The U.S. Proceedings and these CCAA proceedings are required to provide the ABH Group and the Petitioners with the stability they require to arrange financing, pay their obligations as they become due and owing, maintain key contracts and continue ongoing efforts to restructure operations.

16.               The ABH Group has, at this stage, decided not to seek court protection for the subsidiaries of the ABH Group operating in Europe and Asia and certain other partly owned subsidiaries . The ABH Group will let these subsidiaries operate in the normal course, to the fullest extent possible and advisable, and support same with available liquidities.

17.               Unless expressly provided to the contrary, any reference herein to monetary amounts refers to Canadian dollars.

2.                   ABH GROUP'S STRUCTURE

2.1.             ABH

18.               A chart illustrating the complete corporate structure of the ABH Group and the filing proceedings undertaken for each entity is communicated as Exhibit R- 2 .

19.               On October 29, 2007, ACI and BI agreed to combine in an all-stock merger of equals to create ABH (the "Combination").

20.               The Combination was effected by means of a merger under Delaware law and a plan of arrangement pursuant to section 192 of the CBCA.

21.               ABH is a corporation incorporated under the laws of the state of Delaware, with its headquarters and executive offices located in Montréal, Québec. ABH is a holding company and has no significant operations of its own. Instead, it conducts its business through its direct subsidiaries: ACI, BI, BNSLLC, Abitibi-Bowater US Holding LLC ("ABUSH") and their respective subsidiaries.

22.               The business of the ABH Group is comprised of the businesses of the ACI Group, the BI Group and the DCorp Group, each of which is described separately below.

2.2.             The ACI Group

23.               A chart illustrating the corporate structure of the ACI Group and providing information on the indebtedness of certain entities therein is communicated as Exhibit R‑ 3 .

2.2.1.        ACI

24.               ACI is a CBCA corporation having its head office in Montréal, Québec, resulting from the 1997 amalgamation of Abitibi-Price Inc. and Stone-Consolidated Corporation under the CBCA. ACI and its successors have been operating in North America since the 1910s.

25.               In 2000, ACI acquired all of the shares of Donohue Inc., a major Canadian integrated forest products company engaged in forest management and in the manufacturing and sale of newsprint, specialty papers, market pulp and wood products with mills located in Québec, Ontario, British Columbia and Texas.

26.               ABH holds 82% of the shares in the share capital of ACI. AbitibiBowater Canada Inc. ("ABCI"), an indirect wholly-owned subsidiary of BI, itself a wholly-owned subsidiary of ABH, holds the remaining 18%.

27.               ACI is the parent company of all the entities which formed part of the ACI Group prior to the Combination, except for those which currently form part of the DCorp Group (as defined hereunder).

2.2.2.        ACCC

28.               ACCC is a Québec company having its head office in Montréal, Québec. ACCC is wholly owned by ACI and owns, directly or indirectly, 16 pulp and paper mills and most of the operating assets of the ACI Group in Canada.

29.               ACCC is the result of the 1997 merger of Donohue Forest Product Inc. and Donohue Quno Inc. under Part 1A of the Québec Companies Act. While on April 8, 2009, the Québec National Assembly adopted Private Bill 202 "an Act Respecting Abitibi-Consolidated Company of Canada" which authorizes ACCC to apply for continuance under the CBCA, given the current proceedings ACCC will defer to a later date its possible continuance under that Act.

2.2.3.        Other Operating Entities

30.               Saguenay Forest Products Inc. ("Saguenay Products") is a Québec company having its head office in Laterrière, Québec. ACCC holds a 86% equity interest in the company and all of the voting shares of the company. The company owns sawmills located in Petit-Saguenay, Laterrière and St Fulgence, Québec.

31.               The International Bridge and Terminal Company ("The International Bridge") is a company created under a federal statute of Canada having its chief executive office in Montréal, Québec. The company is wholly owned by ACCC and holds a 50% stake in a bridge located in Fort-Frances International Falls, the other 50% interest in the bridge is owned by a U.S. subsidiary of Boise-Cascade Inc. ("Boise"), an entity that is not part of the ABH Group.

32.               Marketing Donohue Inc. ("MDI") is a Québec company having its head office in Montréal, Québec. The company is a wholly-owned subsidiary of ACI. The company is engaged in the sale of wood products for the ACI Group.

33.               Terra Nova Explorations Ltd. ("Terra Nova") is a Québec company having its head office in Montréal, Québec. The company is wholly owned by ACCC and is used from time to time for maritime bulk shipping tax logistics purposes.

2.2.4.        Financing and Holding Entities

34.               Abitibi-Consolidated Nova Scotia Incorporated ("ACNSI") is a Nova Scotia company having its head office in Halifax, Nova Scotia. It is wholly owned by ACCC and is the general partner of Abitibi-Consolidated Finance LP ("ACFLP"). ACFLP is a Delaware limited partnership, the limited partner of which is ACCC. ACFLP is the issuer of US$250 million in 7.875% Notes due August 1, 2009 (referred to below).

35.               The Jonquière Pulp Company ("Jonquière Pulp") is a company created under a Québec provincial statute having its head office in Montréal, Québec. The company is a wholly-owned subsidiary of ACCC and owns lands and rights for the ACI Group's Saguenay operations.

36.               Scramble Mining Ltd. ("Scramble") is an Ontario corporation having its registered office in Toronto, Ontario. The corporation is wholly owned by ACCC and owns mining lands.

37.               3834328 Canada Inc. ("3834328") is a CBCA corporation having its registered office in Montréal, Québec. It is a holding corporation which is wholly owned by ACI and holds two preferred shares of ACCC.

38.               1508756 Ontario Inc. ("1508756") is an Ontario corporation having its head office in Thorold, Ontario. The corporation is wholly owned by ACCC and is the nominee for the Thorold paper mill owned by ACCC.

39.               Abitibi-Consolidated Canadian Office Products Holdings Inc. ("ACCOPHI") is a CBCA corporation having its registered office in Toronto, Ontario. The corporation is wholly owned by ACI and is the sole shareholder of Tenex Data Inc., a Delaware corporation.

2.2.5.        Non-Operating Entities

40.               3224112 Nova Scotia Limited ("3224112") is a Nova Scotia limited company having its registered office in Halifax, Nova Scotia. 3224112 is wholly-owned by ACCC. The company has no activities and has been liquidated.

41.               La Tuque Forest Products Inc. is a Québec company having its head office in La Tuque, Québec. It is wholly owned by ACCC. The company has no activities and has been liquidated.

42.               3217925 Nova Scotia Company is a Nova Scotia company having its registered office in Halifax, Nova Scotia. It is a holding company which is wholly owned by ACCC, has no activities and has been liquidated.

43.               9150-3383 Québec Inc. is a Québec company having its head office in Saint-Raymond, Québec. The company is wholly owned by ACCC, has no activities and has been liquidated.

44.               Donohue Recycling Inc. ("DRI") is an Ontario corporation having its registered office in Montréal, Québec. The corporation is wholly owned by ACCC and currently has no activities.

45.               6169678 Canada Inc. ("6169678") is a CBCA corporation having its registered office in Grand Falls, Newfoundland and Labrador. The corporation is wholly owned by ACI and has no activities.

46.               4042140 Canada Inc. is a CBCA corporation having its registered office in Montréal, Québec. The corporation is wholly owned by ACI and has no activities.

2.3.             BI Group

47.               A chart illustrating the corporate structure of the BI Group and providing information on the indebtedness of certain entities therein is communicated as Exhibit R‑ 4 .

2.3.6.        BI

48.               BI is a Delaware corporation having its chief executive office in Greenville, South Carolina. The corporation has been operating in North America since 1938.

49.               In 1998, BI acquired the shares of Avenor Inc., an important Canadian integrated forest products company headquartered in Montréal, Québec. The acquisition added 5 paper mills to BI's operations.

50.               In 2001, BI acquired the shares of Alliance Forest Products Inc., a company head quartered in Montréal, thereby adding 10 Canadian sawmills and 3 paper mills to BI's operations.

51.               BI directly or indirectly holds most of the U.S. operating assets of the ABH Group with the exception of those held by the DCorp Group and by BNSLLC and its subsidiaries.

2.3.7.        BNSLLC

52.               BNSLLC is a Delaware company having its registered office in Wilmington, Delaware. It is a holding company which is wholly owned by ABH and indirectly holds, through its subsidiaries Bowater Newsprint South Operations LLC and Bowater Alabama LLC, the following: (a) the Coosa Pines Paper Mill, (b) the Grenada Paper Mill, (c) the Goodwater Planer Mill, (d) equity in Coosa Pines Golf Club Holdings LLC, which owns a golf course and (e) the currently idled Westover Sawmill.

2.3.8.        BCFPI

53.               Bowater Canadian Forest Products Inc. ("BCFPI") is a Nova Scotia company having its registered office in Halifax, Nova Scotia. It is wholly owned by ABCI. The company, in addition to operating paper-manufacturing sites in Canada and a paper-manufacturing site in Korea, manages 14 million acres of Crown-owned land in Québec, New Brunswick and Ontario, where it holds cutting rights. It also supplies wood to paper mills and sawmills in Canada and is responsible for the marketing and sales of Canadian lumber products .

54.               BCFPI directly or indirectly holds a substantial portion of the Canadian operating assets of the BI Group and is the limited partner of Bowater Canada Finance Limited Partnership ("BCFLP"), which is described below.

2.3.9.        BMPCL

55.               Bowater Canadian Limited ("BCL") is a CBCA corporation having its registered office in Halifax, Nova Scotia. This holding corporation is wholly owned by BI and holds intellectual property rights as well as an equity interest in Bowater Mersey Paper Company Limited ("BMPCL").

2.3.10.    Other Non-Operating Entities

56.               Bowater Maritimes Inc. is a New Brunswick company which has its registered office in Dalhousie, New Brunswick and is wholly owned by BI.  The company is the owner of the closed Dalhousie paper mill and woodlands in Québec.

57.               St-Maurice River Drive Company is a CBCA corporation which has its head office in Trois-Rivières, Québec. The corporation is 77% owned by ACCC and 22% owned by BCFPI, it holds no assets and its operations ceased on March 31, 1999.

2.3.11.    Financing and Holding Entities

58.               Bowater Canada Finance Corporation ("BCFC") is a Nova Scotia company having its registered office in Halifax, Nova Scotia. The company is wholly owned by BI and is the issuer of the US$ 600 million in 7.95% Notes due November 15, 2011.

59.               Bowater Canadian Holdings Incorporated ("BCHI") is a Nova Scotia company having its registered office in Halifax, Nova Scotia. BCHI is wholly owned by BI and is a holding company for Bowater's Canadian activities (except for the Nova Scotia operations).

60.               ABCI is a CBCA corporation having its registered office in Toronto, Ontario. It is a holding corporation which is wholly owned by BCHI and owns an 18% equity interest in ACI.

61.               Bowater Canada Treasury Corporation ("BCTC") is a Nova Scotia company having its registered office in Halifax, Nova Scotia. The company is wholly owned by BCHI and is the general partner of BCFLP, a New Brunswick limited partnership having its chief executive office in Fredericton, New Brunswick. BCFLP is used for financing activities and its limited partner is BCFPI.

62.               Bowater Shelburne Corporation is a Nova Scotia company having its registered office in Halifax, Nova Scotia. The company is wholly owned by BCFLP and has no activities.

63.               Bowater LaHave Corporation ("Bowater LaHave") is a Nova Scotia company having its registered office in Halifax, Nova Scotia. The company is wholly owned by BCFPI and is the holding company of Bowater-Korea Ltd., which owns the Mokpo mill located in South Korea.

64.               Bowater Pulp and Paper Canada Holdings Limited Partnership is a New Brunswick limited partnership having its registered office in Fredericton, New Brunswick. The general partner of the partnership is Bowater Ventures Inc. ("BVI"), a Delaware corporation owned by BI, and its limited partner is BI. The partnership is a financing vehicle.

2.3.12.    Non-Operating Entities

65.               Bowater Mitis Inc. is a Québec company having its registered office in Price, Québec. The company is wholly owned by BCFPI, has no activities and has been liquidated.

66.               Bowater Guérette Inc. ("BGI") is a Québec company having its registered office in Dégelis, Québec. The company is wholly owned by BCFPI, has no activities and has been liquidated.

67.               Bowater Couturier Inc. is a New Brunswick company having its registered office in Baker Brook, New Brunswick. The company is wholly owned by BGI, has no activities and has been liquidated.

68.               Alliance Forest Products Inc. (2001) Inc. is a CBCA corporation having its registered office in Montréal, Québec. The corporation is wholly owned by BCFPI, holds no assets and is currently inactive.

69.               Bowater Belledune Sawmill Inc. is a CBCA corporation having its registered office in Toronto, Ontario. The corporation is wholly owned by BCFPI, holds no assets and is currently inactive.

70.               Bowater Treated Wood Inc. is a Québec company having its registered office in Dégelis, Québec. The company is wholly owned by BCFPI, holds no assets and is currently inactive.

71.               Canexel Hardboard Inc. is a CBCA corporation having its registered office in Montréal, Québec. The corporation is wholly owned by BCFPI, holds no assets and is currently inactive.

72.               3231378 Nova Scotia Company is a Nova Scotia company having its registered office in Halifax, Nova Scotia. It is wholly owned by BVI and has no assets and is not operating.

73.               9068-9050 Québec Inc. is a Québec company having its registered office in Montréal, Québec. The company is wholly owned by BCFPI, holds no assets and is currently inactive.

2.4.             DCorp Group

74.               The corporate structure of ABUSH (collectively referred to, with its subsidiaries, as the "DCorp Group") is illustrated as part of the chart for the ACI Group (Exhibit R‑3 ) .

75.               The DCorp Group has no assets or operations in Canada and none of its entities are Petitioners in the CCAA proceedings but its activities are closely related and inter-connected with those of the ACI Group.

76.               ABUSH is a Delaware corporation having its registered office in Wilmington, Delaware. This holding corporation for the DCorp Group is wholly owned by ABH.

77.               Donohue Corp. ("DCorp") is a Delaware corporation having its registered office in Wilmington, Delaware. It is a holding corporation which is wholly owned by ABUSH.

78.               Abitibi Consolidated Sales Corporation ("ACSC") was originally incorporated in Delaware in 1956, under the name Northeastern Paper Sales Inc., and results from the 1997 merger of Abitibi-Price Sales Corporation with Stone Consolidated U.S. Corporation. ACSC is wholly owned by DCorp and is the entity through which sales of the ACI Group to customers located in the United States are effected.

79.               ACSC directly or indirectly holds most of the U.S. operating assets of the DCorp Group, with the exception of certain recycling facilities which are held directly or indirectly by DCorp.

80.               Alabama River Newsprint Co. ("ARNC") is an Alabama general partnership having its chief executive office in Claiborne, Alabama. ARNC owns the Alabama newsprint mill located in Perdue Hill, Alabama which has been idle since December 2008. Its general partner is ACSC and its limited partner is Abitibi-Consolidated Alabama Corporation ("ACAC"), an Alabama corporation having its registered office in Montgomery, Alabama, which is wholly owned by ACSC.

81.               Abitibi-Consolidated Corporation ("ACC") is a Delaware corporation having its registered office in Wilmington New Castle, Delaware. The corporation is wholly owned by DCorp and is engaged in the recycling business. ACC owns recycling and sorting facilities in several U.S. cities.

82.               Augusta Woodlands, LLC ("Augusta") is a Delaware limited liability company having its chief executive office in Montréal, Québec. The company is wholly owned by ACC, has no activities and owns a tele-communication tower and piece of land.

3.                   ABH GROUP'S BUSINESS AND AFFAIRS

3.1.             Business of the ABH Group

83.               The ABH Group is the largest producer of newsprint in the world, as well as a major producer of uncoated ground wood (commercial printing) papers and wood products.

84.               The ABH Group has about 15,800 employees. It owns interests in or operates 34 pulp and paper mills, 32 sawmills, 6 wood product facilities and 32 recycling facilities in Canada, the United States, the United Kingdom and Korea.

85.               ABH realized revenues of about US$6.771 billion over the twelve-month period ending December 31, 2008.

86.               ABH also directly or indirectly holds equity interests in various companies operating, among other things, recycling facilities and power generation facilities.

3.2.             Business of the ACI Group

87.               The ACI Group has about 9,035 employees. It owns interests in or operates 18 paper mills, 23 sawmills, 6 wood product facilities and 12 recycling facilities in Canada and in the United Kingdom, the whole as appears from a table listing the ACI Group facilities, communicated as Exhibit R-5.

88.               The ACI Group also holds, directly or indirectly, equity interests in various companies operating, among other things, power generation facilities, the most significant of which are the following:

(a)                ACCC holds a 60% equity interest in Manicouagan Power Company ("MPCo"), a joint venture with Alcoa Canada Ltée that operates a 350.38 MW hydroelectric facility situated on the Manicouagan River, Québec; (b)                ACCC holds a 75% equity interest in ACH Limited Partnership ("ACH"), a joint venture with Caisse de dépôt et placement du Québec for its Ontario hydroelectric generation facilities, which encompasses eight hydroelectric facilities located in Ontario; (c)                 ACCC holds a 51% equity interest in Star Lake Hydro Partnership ("SLHP"), a joint venture with CHI Hydroelectric Company Inc. for its Newfoundland hydroelectric generation facilities. In December 2008, the Government of Newfoundland and Labrador announced the expropriation of Abitibi's provincial assets, including the SLHP facilities; (d)                ACCC holds a 49% equity interest in Exploits River Hydro Partnership, a joint venture with Fortis Properties Corporation for the development and operation of hydroelectric plants at Bishop's Falls and Grand Falls-Windsor in the Province of Newfoundland; (e)                 ACI holds a 51% equity interest in Donohue Malbaie Inc. ("Donohue Malbaie"), a joint venture with The New York Times Company, which owns and operates a paper machine at one of Abitibi΄s newsprint mills; (f)                  ACCC and its subsidiaries own or operate significant woodlands in Canada; (g)                BCL holds a 51% equity interest in BMPCL, a joint venture with The Washington Post Company, which owns and operates a Sawmill in Oakhill, Nova Scotia, as well as a Papermill and woodlands in Mersey, Nova Scotia.

89.               ACCC owns and operates, through Bridgewater Paper Company Limited ("Bridgewater"), a company under the laws of England, a newsprint mill situated in Bridgewater, United Kingdom. Bridgewater is the entity through which sales are made by the ACI Group to customers located in the U.K. and in certain European countries.

90.               ACI also holds equity interests in other European companies operating, among other things, recycling facilities in the United Kingdom.

3.3.             Business of the BI Group

91.               The BI Group has about 5,989 employees. It owns interests in or operates 13 paper mills and 9 sawmills in the United States, Canada and South Korea, the whole as appears from a table listing the BI Group facilities, communicated as Exhibit R-6 .

92.               The BI Group has about 2,610 employees in Canada, where it owns interests in or operates 6 pulp and paper mills.

93.               The BI Group also holds a 51% equity interest in BMPCL which owns a sawmill located in Oakhill, Nova Scotia, as well as a paper mill and woodlands located in Mersey, Nova Scotia.

94.               The BI Group also owns or operates significant woodlands in Canada.

3.4.             Business of the DCorp Group

95.               As previously mentioned, the DCorp Group no longer forms part of the ACI Group. Its activities are, however, closely related to those of the ACI Group.

96.               The DCorp Group has about 785  employees. The DCorp Group owns interests in or operates 3 pulp and paper mills (only 1 of which is currently in operation) and 20 recycling facilities, all of which are situated in the United States, the whole as appears from a table listing the DCorp Group facilities, communicated as Exhibit R‑7.

3.5.             Sales and Distribution

97.               The ABH Group produces various products including newsprint, specialty papers, wood pulp and wood products (collectively the "Products").

3.5.1.        ACI Group

98.               Most of the Products produced by the ACI Group are produced in mills owned directly or indirectly by ACCC. These Products are then sold by ACCC to ACI and, in turn, ACI sells ACI Group's Products directly to customers located in Canada and outside of North America, excluding certain European countries. ACI takes legal title in the Products before they are sold.

99.               ACI sells Products directly to Bridgewater, a U.K. company owned by ACCC and in turn, Bridgewater sells ACI Group's Products to customers in the U.K. and in the rest of Europe. Bridgewater takes legal title in the Products before they are sold.

100.           ACI also sells Products directly to ACSC, a Delaware corporation which forms part of the DCorp Group and in turn, ACSC sells ACI Group's Products to customers located in the United States. A significant amount of accounts receivables are thus generated between ACI and ACSC. ACSC takes legal title in the Products before they are sold.

101.           As an exception to the ACI Group's general sales structure:

(a)                ACCC is a party to a contract with Boise, whereby ACCC supplies pulp to Boise's International Falls (U.S.) facility directly from its mill in Fort-Frances, Ontario; (b)                ACCC is the main supplier of wood chips to SFK Pulp's St‑ Félicien pulp mill, a mill located in Québec which was previously owned by ACCC; and (c)                 Donohue Malbaie (a joint venture with The New York Times Company in which ACCC holds a 51% interest) sells its Products directly to ACCC, which in turn, sells a portion of its production to the New York Times Company. Donohue Malbaie is not a Petitioner in these proceedings.

3.5.2.        DCorp Group

102.           The DCorp Group has only one mill currently in operation (Augusta) in the United States. The production from this mill is entirely and directly sold by Bowater America Inc. ("BAI"), in ACSC's name, to customers located in the United States.

103.           As noted above, ACSC sells the ACI Group's Products to customers located in the United States.

3.5.3.        BI Group

104.           Sales for the BI Group originate from Products produced by mills in the United States or by BCFPI mills in Ontario and Québec.

105.           The BI Group's Products are sold directly by the entity that manufactured the Products to customers located in Canada or outside of North America, sometimes through third-party agents or brokers.

106.           The BI Group's Products (except for BMPCL's Products) are also sold to BAI and in turn, BAI sells these Products to all customers located in the United States. BAI takes legal title in the Products before they are sold.

107.           BMPCL's Products, a partnership with the Washington Post, are sold to BI and in turn, BI sells these Products to customers located in the United States and outside of North America. BI takes legal title to the Products before they are sold. BMPCL sells directly its Products directly to customers located in Canada.

108.           The lumber originating from BI Group sawmills is sold directly by BI producing entities to customers located in the United States and in Canada.

3.5.4.        Securitization Program

109.           As described in greater detail in section 4.2.1.4 hereof, the accounts receivable of ACI and ACSC from clients which have a billing address in Canada, the U.S. or any other country outside the U.K., Belgium Ireland and Germany are sold to ACUSFC as part of the Securitization Program (as hereinafter defined).

3.5.5.        Sales Forces and Brokers

110.           The United States sales forces for newsprint and specialty papers are all employed by BAI, while the Canadian sales forces for these Products are employed by ACCC. However, the sales force for all wood products produced by the ABH Group is centralized in ACCC.

111.           The ABH Group relies upon third-party brokers and agents to sell Products. Brokers and agents are relied upon to obtain new customers and to maintain long-term customer relationships for certain products. In general, such brokers and agents are responsible for the promotion, sale, solicitation and confirmation of orders from customers, as well as for communicating with customers regarding the sales and marketing of the Products.

112.           For many of the brokers and agents, commissions constitute the sole source of revenue for any given sale. Thus, the majority of brokers and agents do not receive a profit margin on any of the Products that they sell. In addition, in  many instances, no specific performance goals or quotas exist obligating the Petitioners to sell a pre-defined amount of product or to aggressively solicit new customers. In other words, the brokers' and agents' incentive to expend effort to sell the Petitioners' Products (as opposed to someone else's product) directly links to the brokers' and agents' commission package. Accordingly, if the brokers and agents are not paid their commissions, the brokers and agents may and can substantially reduce their sales efforts on behalf of the Petitioners because the ongoing payment of commissions constitutes their only incentive to sell the Petitioners' Products.

3.6.             Cash Management

113.           In the ordinary course of their respective businesses the ACI Group, the BI Group and the DCorp Group use centralized cash management systems (collectively the "Centralized Cash Management System") to collect funds and pay expenses associated with their operations.

114.           The ABH Group's treasury department ("Treasury"), situated in Montréal, exercises primary oversight of the Centralized Cash Management System. By centralizing control over cash management in Montréal, the ABH Group is able to facilitate cash forecasting and reporting, monitor collection and disbursement of funds, and maintain control over the administration of various bank accounts required to effect the collection, disbursement and movement of cash.

115.           The ABH Group administers its Centralized Cash Management System along the lines of the historical practices of each of the BI Group and ACI Group. As a result, two essentially separate but centrally controlled systems funnel revenue from the ACI Group (including to a certain extent, the DCorp Group) and the BI Group into separate concentration accounts, from which disbursements are made to cover each group's separately incurred costs. The ACI Group's cash management system and the DCorp Group's cash management system (collectively the "ACI Cash Management System") are, to a certain extent, integrated and interrelated and operate independently from the BI Group's cash management system (the "BI Cash Management System"). Transfer pricing mechanisms and intercompany agreements exist to allocate the costs within and across each group and to ABH, the ultimate parent.

116.           The Centralized Cash Management System is similar to those commonly employed by multinational enterprises of similar size and complexity as the ABH Group. Substantially disrupting the Centralized Cash Management System would impair the Petitioners' and certain of its joint ventures' ability to carry on business, as they presently have no cash management or payables systems of their own.

117.           The ABH Group will continue to maintain accurate and current records with respect to all transactions, whether transfers of cash, setoffs or otherwise, so that all transactions can be readily ascertained, traced and properly recorded on applicable intercompany accounts. The ABH Group's inability to continue using the Centralized Cash Manage ment Systems would severely, and perhaps irreparably, disrupt the ABH Group's operations.

118.           Ernst & Young Inc., the proposed Monitor, has reviewed the Centralized Cash Management System and will be able to adequately monitor the transfers of cash, including transfers within the Centralized Cash Management System, so that trans actions applicable between the ACI Group, the BI Group and the DCorp Group can be ascertained, traced and recorded properly on applicable intercompany accounts.

3.6.1.        The BI Group Cash Management System

119.           A diagram outlining the general movement of funds within the BI Cash Management System is communicated as Exhibit R‑8.

120.           The BI Group conducts its principal treasury functions in Montréal on a group-wide basis. The BI Group manages its cash primarily through three concentration accounts: (a) one with Wachovia Bank, National Association ("Wachovia") for United States operations (the "Wachovia Concentration Account"); and (b) two with Bank of Montreal ("BMO") for Canadian operations (these two separate accounts are denominated in US and Canadian dollars respectively and comprise the BMO concentration accounts (the "BMO Concentration Accounts")).

121.           The BI Group's United States receivables are collected primarily through a network of lockboxes aligned with its various product lines (pulp, paper and wood) and centralized in the Wachovia Concentration Account. Disbursements, in turn, are made for the most part directly from the concentration accounts or funneled through separate bank accounts maintained at other institutions. The Wachovia Concentration Account also receives some direct deposits and wire transfers from the BI Group's United States customers, as well as customer payments from anywhere in the world made in electronic form and remitted from BAI's bank account with JP MorganChase Bank N.A.

122.           The BI Group uses the Wachovia Concentration Account (along with a separate bank account at Wells Fargo Bank, N.A. used for cheque writing purposes) for the majority of its significant disbursements in the United States.

123.           Similarly, the BI Group's Canadian receivables, including transfers from BI to its Canadian subsidiary, BCFPI, to fund Canadian operations, are centralized in the BMO Concentration Accounts from which the BI Group makes disbursements to fund Canadian operations.

3.6.2.        The ACI Group and the DCorp Group Cash Management System

124.           Diagrams outlining the general movement of funds within the ACI Cash Management System and DCorp Cash Management System are communicated as Exhibit R‑9.

125.           The ACI Group conducts its principal treasury functions in Montréal on a group-wide basis. The ACI Group's cash management system functions through a series of lockboxes, lockbox accounts and concentration accounts designed to centralize and regulate the flow of cash among various corporate entities. The ACI Group has monetized substantially all of its accounts receivable and most of its principal lockbox accounts for collecting customer payments are therefore subject to controlled account agreements with Citibank, N.A. ("Citibank").

3.6.2.1.           Securitization Accounts

126.           As described in greater detail in section 4.2.1.4 hereof, ACI and ACSC are parties to a two-level receivables Securitization Program (as defined below). Accounts receivable sold by ACI and ACSC to ACUSFC under the Securitization Program are collected through six separate lockbox accounts in the name of ACI or ACUSFC which are subject to control agreements in favour of Citibank as Agent under the Securitization Program. These accounts and the amounts deposited therein are owned by ACUSFC. Pursuant to the terms of the Securitization Program, the funds in the lockbox accounts are released on a daily basis, first to pay various expenses related to the Securitization Program, and then, subject to the satisfaction of conditions precedent and the maintenance of certain reserves, to purchase additional Receivables from ACI and ACSC. Funds from the lockbox accounts are transferred daily into two accounts controlled by Citibank that serve to concentrate deposits from receivables in U.S. and Canadian dollar accounts.

(i)                  Canadian Dollar Lockbox Accounts

127.           Two lockbox accounts exist for collecting payments from ACI's Canadian customers in Canadian dollars, one for paper sales and the other for wood products sales, both of which are maintained with RBC. Deposits into these accounts are transferred daily into a joint account held by ACI with Citibank's Toronto branch (the "Citi Toronto Securitization Account"). As additional receivable purchases are made under the Securitization Program, Citibank transfers funds directly from the Citi Toronto Securitization Account into the ACCC Cdn$ Treasury Account (as defined below).

(ii)                U.S. Dollar Lockbox Accounts

128.           Four lockbox accounts exist for the collection of U.S. dollar accounts receivable. ACUSFC, the special purpose entity under the Securitization Program, owns two lockbox accounts with Bank of America, one for paper sales and the other for wood products sales. Both accounts are designed to collect customer payments in U.S. dollars on the accounts receivable sold to ACUSFC by ACSC under the Securitization Program. ACI also maintains a lockbox account for U.S. dollar receivables with RBC in Montréal for payments made by ACI's Canadian customers in U.S. dollars, and ACUSFC maintains a lockbox account with Citibank's New York branch for collection of receivables from international sales (excluding the U.K. and Europe).

129.           Payments into U.S. dollar lockbox accounts are concentrated into ACUSFC's Citibank New York Branch lockbox account (the "Citi US Securitization Account"), which serves as the equivalent of the Citi Toronto Securitization Account and collects payments in U.S. dollars subject to the Securitization Program. As additional receivable purchases are made, Citibank transfers funds directly from the Citi U.S. Securitization Account into the ACI Concentration Account (as defined below).

3.6.2.2.           U.S. Operating Accounts

130.           The ACI Group uses three principal U.S. concentration accounts in U.S. dollars, one each in the name of each of ACC, ACSC and ACI, as well as a U.S. dollar treasury account with Bank of America in ACCC's name.

(i)                  ACC

131.           The ABH Group conducts its recycling operations through ACC. ACC maintains a concentration account (the "ACC Concentration Account") with Bank of America.

132.           Deposits into the ACC Concentration Account come from: (a) recycling customer receivables collected through a lockbox held with Bank of America in Chicago; and (b) intercompany funding transfers from the ACSC Concentration Account (as defined below).

133.           ACC uses the ACC Concentration Account for funding accounts payables arising from its recycling operations. It makes such payments through the use of two accounts in its name also held at Bank of America. Excess cash (if any) in the ACC Concentration Account is transferred to the ACSC Concentration Account as defined below.

(ii)                ACSC

134.           ACSC historically employed what is now the BI Group's United States sales force. Since the Combination, however, the ABH Group has centralized its sales force under BAI, which now employs almost all of the North American sales and customer service representatives. As noted above, under the ABH Group's intercompany transfer pricing arrangements, ACSC continues to be the entity through which the products are sold by the ACI Group and DCorp Group to customers located in the United States. ACSC maintains a concentration account with Bank of America (the "ACSC Concentration Account").

135.           Deposits into the ACSC Concentration Account consist primarily of transfers from the ACC Concentration Account, but also include miscel laneous deposits from the Augusta mill operations and intercompany transfers from the ACI Concentration Account (as defined below).

136.           Transfers from the ACSC Concentration Account include: (a) payments on account of certain mill and wood products operations (including for purchases from Augusta Newsprint Company); and (b) transfers to the ACC and ACI Concentration Accounts. ACSC pays its U.S. dollar payables from two accounts held in its own name at Bank of America. Excess cash (if any) is transferred to the ACI Concentration Account on a daily basis.

(iii)              ACI

137.           ACI historically functioned as a holding company. Aside from selling the ACI Group's products to customers located in Canada and outside of North America, excluding certain European countries, it has no operations of its own. It maintains a United States concentration account (the "ACI Concentration Account") at Bank of America for purposes of managing cash flow within the United States and ultimately, to channel funds to Canada.

138.           Deposits into the ACI Concentration Account originate principally from the Citi US Securitization Account and also include intercompany transfers from the ACSC Concentration Account.

139.           Transfers from the ACI Concentration Account include: (a) daily sweeps of excess cash into an overnight investment account with Bank of America; and (b) transfers of cash to the ACCC US Treasury Account (as defined below).

(iv)              ACCC

140.           ACCC maintains a U.S. dollar A/P account as well as a US treasury account at Bank of America (the "ACCC US Treasury Account").

141.           Deposits into the ACCC US Treasury Account include transfers from the ACI Concentration Account, while ACCC makes all U.S. dollar electronic fund transfers for its Canadian legal entities from the ACCC US Treasury Account. ACCC also makes intercompany transfers from the ACI Concentration Account to its Canadian treasury account through the ACCC US Treasury Account.

3.6.2.3.           Canadian Operations

(i)                  ACCC

142.           Funds released from the Citi Toronto Securitization Account flow into a principal operating account held in ACCC's name with RBC (the "ACCC Cdn$ Treasury Account").

143.           Transfers from the Securitization Program coming from the Citi Toronto Securitization Account constitute the principal deposits into the ACCC Cdn$ Treasury Account. Deposits also include transfers from (a) the ACCC US Treasury Account; and (b) certain CIBC accounts upon conversion of U.S. dollar or other non-Canadian currency transfers into Canadian dollars. Transfers into the CIBC foreign currency exchange accounts include transfers from the ACCC US Treasury Account and the Company's European operations.

144.           The ACCC Cdn$ Treasury Account is the Abitibi Group's principal operating account and is used for most payables arising from its Canadian operations, including payroll. Transfers are made from the ACCC Cdn$ Treasury Account to a variety of additional accounts with RBC (the "RBC Funding Accounts") that serve accounts payable or payroll functions. The Company transfers money into the RBC Funding Accounts on an "as needed" and generally daily basis.  Excess amounts in the RBC Funding Accounts are transferred back into the ACCC Cdn$ Treasury Account.

145.           ACCC also maintains a U.S. dollar account in Canada with RBC (the "ACCC US$ RBC Account").  Historically a concentration account for collecting U.S. dollar receivables, the ACCC US$ RBC Account now serves a much more limited function. Inflows include principally intercompany transfers from the United States (specifically, from the ACCC US Treasury Account) that are transferred through ACCC's two accounts with CIBC in connection with foreign currency conversion functions. Outflows include transfers to ACI's U.S. dollar treasury account in Canada with RBC. Also historically a concentration account for collection of U.S. dollar receivables, ACI's U.S. dollar RBC account now serves as a back-up account for U.S. dollar wire transfers in Canada, and otherwise has very limited activity.

(ii)                ACI

146.           ACI maintains a Canadian dollar treasury account with RBC. Deposits into this account include all Canadian non-accounts receivable payments (in Canadian dollars) arising from ACI's operations. Such deposits may comprise, for example, government rebates, miscellaneous proceeds from non-material asset sales in Canadian dollars, and similar transactions. Outflows from the ACI Canadian dollar treasury account are principally into the ACCC Cdn$ Treasury Account.

3.6.3.        Intercompany Transactions

147.           In the normal course of business, entities in the ABH Group engage in various intercompany transactions. As a result, at any given time, numerous intercompany transactions exist (the "Intercompany Transactions") that reflect intercompany payments and receivables made in the ordinary course among ABH Group entities (the "Intercompany Claims"). These Intercompany Transactions include, but are not limited to:

  (a)                Accounts Receivable, Accounts Payable, and Payroll : In their day to day operations, entities in the ABH Group contribute cash and process disburse ments through the Centralized Cash Management System described above. The system is generally integrated along ACI Group and BI Group lines. Where receipts are collected into and disbursements are paid from the concentration accounts maintained by BI, ACC, ACI and ACCC, corresponding Intercompany Claims arise among BI, ACC, ACI, ACCC and the applicable ACI Group or BI Group entity. Also in the ordinary course of business, entities in the ABH Group collect cash and disburse funds on behalf of other entities within the corporate group. The Petitioners' accounts reflect the net position of both receipts and disbursements received or made on behalf of each Petitioner.

(b)                Centrally Billed Expenses : In the ordinary course of business, entities in the ABH Group incur centrally billed expenses. These include, for example, centralized invoicing for raw materials (e.g., wood chips bought from third parties, chemicals etc.) and freight and distribution costs, as well as certain employee medical costs, insurance premiums, accounts payable processing, certain taxes (including real estate, franchise, sales taxes, etc.) and leased equipment. To illustrate, the ABH Group has centralized many of its shipping and warehousing expenses. These charges are allocated among the Petitioners and the U.S. Debtors and are reflected in the intercompany accounts. (c)                 Corporate Expense Allocation : Charges for corporate expenses provided by ABH to the Petitioners and to the U.S. Debtors are allocated among the Petitioners, the U.S. Debtors and ABH based upon the cost of service provided, directly identifiable costs, and other allocation methods. (d)                Intercompany Purchases and Centralized Sales : The ABH Group's sales and customer service representatives in the United States are employed by BAI. This team sells product in the United States on behalf of the entire corporate group. As a result, in the ordinary course of business, certain entities in the ABH Group purchase and sell products to or on behalf of other entities. For example, BAI sells wood products manufactured by BCFPI to BAI's United States customers. Once sold and invoiced to a United States customer in its own name, BAI purchases the lumber products from BCFPI via BI. The prices for such purchases are typically determined by BI and BCFPI based on the prices applicable to third parties that purchase similar products from BCFPI on an arm's length basis. (e)                 Sales by ACI to ACSC : As mentioned previously, ACI sells Products directly to ACSC, which in turn sells ACI Group's Products to customers located in the United States.

148.           The Petitioners maintain records of Intercompany Transactions and can ascertain, trace and account for Intercompany Transactions between and among the Petitioners, between and among the Petitioners and the U.S. Debtors, and among the Petitioners, the U.S. Debtors and their affiliates. The significant intercompany relationships are generally documented by intercompany agreements and notes.

149.           To ensure that each individual Petitioner or U.S. Debtor will not fund, at the expense of its creditors, the operations of another entity, the Petitioners seek the granting of the priming charges described in the conclusions of this Petition and the U.S. Debtors will seek the approval of the U.S. Bankruptcy Court to accord administrative expense status to all Intercompany Claims against a U.S. Debtor by another Petitioner, U.S.Debtor, or a non-debtor affiliate arising from an Intercompany Transaction after the effective time of the Initial Order sought herein or the filing of the U.S. Proceedings. If all Intercompany Claims are accorded a priming charge (in Canada) or administrative expense priority status (in the U.S.), each entity will continue to bear ultimate repayment responsibility for these ordinary course transactions.

3.7.             Employees

150.           As of December 31, 2008, the ABH Group employed about 15,809 active employees, of which 11,268 work in Canada and 3,922 work in the United States.  The ABH Group also has 619 employees in Europe and South Korea.

(a)                of the 11,268 employees in Canada, about 8,996 are covered by collective bargaining agreements. As of December 31, 2008, 2,272 employees of the ABH Group's mills and related facilities in Canada, including those in the corporate headquarters in Canada, are non-unionized. Of the total number of employees in Canada, 613 employees are directly employed by joint ventures or partnerships which will not be included as part of the Canadian CCAA proceedings; (b)                of the 3,922 employees in the United States, about 2,275 are covered by collective bargaining agreements. As of December 31, 2008, 1,647 employees of the ABH Group's mills and related facilities in the United States, including those in corporate offices in the United States, are non unionized. Of the total number of employees in the United States, 532 employees are directly employed by joint ventures which will not be included as part of the U.S. Chapter 11 proceedings; and (c)                 of the 619 employees in Europe and South Korea, about 442 are covered by collective bargaining agreements. As of December 31, 2008, 177 employees of the ABH Group's mills and related facilities in Europe and in South Korea are non unionized.

151.           Schedules providing a breakdown per location of the ABH Group employees are communicated, en liasse, as Exhibit R‑10.

152.           The ACI Group's gross payroll obligations (salaried and hourly) for the fiscal year 2008 were approximately $ 287.4  million; and the aggregate gross payroll obligations of the Canadian entities of the BI Group (salaried and hourly) for the same period were approximately $ 99.3  million.

153.           The ACI Group and the BI Group also offer benefits to their eligible salaried and hourly employees, including through group insurance programs. The total amounts paid by the ACI Group for benefits (including current pension contributions and OPEB payments ) for hourly and salaried employees during 2008 totalled approximately $ 133.9  million, while hourly and salaried benefits (including current pension contributions and OPEB payments) paid by the Canadian entities of the BI Group totalled $ 46  million.

154.           The ABH Group's employees are paid on a periodic basis customary for the jurisdiction in which they work and the ABH Group's employers are current in the payment of benefits and vacation pay to their respective employees. Deductions from employee salaries are made, as required by the various jurisdictions, and these deductions are remitted to the appropriate governmental authorities, where applicable.

4.                   FINANCIAL SITUATION AND STRUCTURE

4.1.             Financial results

4.1.1.        ABH

155.           For the fiscal year ended September 30, 2008, ABH recorded a net loss of about US$801 million. ABH's sales for this period were about US$ 5,154  billion, the whole as appears from interim consolidated financial statements of ABH for the nine-month period ended September 30, 2008, communicated as Exhibit R- 11 .

4.1.2.        The ACI Group

156.           For the fiscal year ended December 31, 2005, the ACI Group (which included the DCorp Group) recorded a net loss of $276 million. The ACI Group's revenues for 2005 were $5.34 billion, compared to $5.30 billion for 2004.

157.           For the fiscal year ended December 31, 2006, the ACI Group (which included the DCorp Group) recorded net earnings of $54 million. The ACI Group's revenues for 2006 were $4.85 billion.

158.           For the fiscal year ended December 31, 2007, the ACI Group (which included the DCorp Group) recorded a net loss of $693 million. The ACI Group's revenues for 2007 were $4.1 billion.

159.           For the nine-month period ended September 30, 2008, the ACI Group (which included the DCorp Group until March 31, 2008) recorded a net loss of $1.06 billion. The ACI Group's revenues for the same period were $2.584 billion, the whole as appears from interim consolidated financial statements of ACI for the nine-month period ended September 30, 2008, communicated as Exhibit R- 12 .

4.1.3.        The BI Group

160.           For the fiscal year ended December 31, 2005, the BI Group recorded a net loss of US$120.6 million. The BI Group's sales for 2005 were US$3.48 billion, compared to US$3.19 billion for 2004.

161.           For the fiscal year ended December 31, 2006, the BI Group recorded a net loss of US$138 million. The BI Group's sales for 2006 were US$3.53 billion.

162.           For the fiscal year ended December 31, 2007, the BI Group recorded a net loss of US$491 million. The BI Group's sales for 2007 were US$3.21 billion.

163.           For the nine-month period ended September 30, 2008, the BI Group recorded a net loss of US$294 million. The BI Group's revenues for the same period were US$2.524 billion, the whole as appears from interim consolidated financial statements of BI for the nine-month period ended September 30, 2008, communicated as Exhibit R- 13 .

164.           For the nine-month period ended September 30, 2008, BCFPI and its subsidiaries recorded a net loss of $ 385  million. The revenues of BCFPI and its subsidiaries for the same period were $ 916 million, the whole as appears from interim consolidated financial statements of BCFPI for the nine-month period ended September 30, 2008, communicated as Exhibit R- 14 .

4.2.             Indebtedness

4.2.1.        The ACI Group Indebtedness

165.           In addition to trade debts, the principal debt obligations of the ACI Group currently outstanding consist of credit facilities and public debt obligations. In addition, Abitibi is party to a securitization program. The indebtedness of the ACI Group as of March 31, 2009 included the following:

Senior Notes	US$431 million
Term Loan	US$ 349.8 million
Public debt obligations	US$3,029 million
Trade and other creditors	$ 141 million
Pension/OPEB contingent liabilities	$ 1,174 million
Accrued vacation time	$ 61.9 million

4.2.1.1.           ACCC Term Loan

166.           ACCC is party to a Credit and Guaranty Agreement dated as of April 1, 2008 (the "Term Loan Facility"), among, inter alia, ACCC, as borrower, ACI, as guarantor, the other guarantors party thereto, the lenders party thereto (the "Lenders"), and Goldman Sachs Credit Partners L.P., as administrative agent (the "Agent"), under which an amount of about US$347 million of principal remains outstanding.

167.           The Term Loan Facility is secured, inter alia, by a first ranking charge on certain movable property, corporeal and incorporeal (including monies, instruments and inventory), claims, securities, insurance and receivables not otherwise charged in connection with the Senior Notes (as defined below), and excluding equipment, intellectual property and capital stock of subsidiaries, of ACCC and of the following guarantors: ACI, ACCOPHI, 1508756, DRI, MDI, 6169678, 3834328, ACNSI, Terra Nova, Jonquière Pulp, The International Bridge, Scramble, 3224112 and Saguenay Products, all of which are subsidiaries of ACCC.

168.           The Term Loan Facility is also secured by a first ranking charge on substantially all of the movable property (including receivables, inventory and equipment) of DCorp, ACSC, ACC, Augusta, ACAC, ARNC, Bridgewater and Cheshire Recycling Ltd. (U.K.), a pledge of the shares or other equity interests in the DCorp Group entities, and a mortgage over the real estate property related to the Alabama River Newsprint Mill.

169.           The Term Loan Facility was accelerated as a result of certain events of default and in any event came to maturity March 30, 2009. The Term Loan Facility was not repaid however, as Abitibi's proposed CBCA plan of arrangement was to address the payment thereof and, as a result of the CBCA interim order granted by this Court, the lenders' ability to initiate recovery proceedings was stayed.

170.           As of March 31, 2009, an amount of about US$349.8 million was owed by ACCC under the Term Loan.

4.2.1.2.           Letter of Credit Facilities

171.           On March 21, 2007, a Letter of Credit Facility (the "CIBC LC Facility") was entered into by and among ACI and ACCC, as borrowers (the "Borrowers"), and the Canadian Imperial Bank of Commerce ("CIBC"), as administrative agent and the lenders parties thereto from time to time.

172.           Under the CIBC LC Facility, CIBC has agreed to make available to the Borrowers a letter of credit facility guaranteed by Export Development Canada in an aggregate amount of CAD$20 million.

173.           The Borrowers uses the CIBC LC Facility to guarantee payment or other performance obligations incurred by them and their subsidiaries in the ordinary course of business.

174.           An amount of about US$13.5 million is currently used by the Borrowers under the CIBC LC Facility.

175.           On April 1, 2008, a Letter of Credit Facility (the "Second CIBC LC Facility") was entered into between ACCC, as borrower, and CIBC, as administrative agent and as initial lender.

176.           Under the Second CIBC LC Facility, CIBC has agreed to make available to ACCC a letter of credit facility in an aggregate amount of CAD$100 million.

177.           ACCC uses the Second CIBC LC Facility to guarantee payment or other performance obligations incurred by ACCC and its subsidiaries in the ordinary course of business.

178.           An amount of about US$73 million is currently used by ACCC under the Second CIBC LC Facility. The Second CIBC LC Facility is secured by cash deposits in an aggregate amount equal to the face amount of the letters of credit issued under and pursuant to the Second CIBC LC Facility.

4.2.1.3.           ACI Group Public Debt Obligations

(i)                  Unsecured Notes

179.           As of March 31, 2009, the outstanding unsecured public debt obligations of the ACI Group (the "ACI Group Notes") were the following, additional information relating thereto being summarized in a schedule communicated as Exhibit R‑15:

Issuer	ACI Group Notes	Capital Outstanding (US$ million)	Accrued Interest (US$ million)
ACFLP	US$250M 7.875% Notes due August 1, 2009	8	0.1
ACI	US$500M 8.55% Notes due August 1, 2010	395	5.6
ACCC	US$293M 15.5% Exchange Notes due July 15, 2010	293	21.5
ACCC	US$200M 7.75% Notes due June 15, 2011	200	4.5
ACCC	US$200M Floating-Rate Notes due June 15, 2011	200	3.4
ACCC	US$350M 6.00% Notes due June 20, 2013	350	5.8
ACCC	US$450M 8.375% Notes due April 1, 2015	450	18.8
ACI	US$100M 7.40% Debentures due April 1, 2018	100	3.7
ACI	US$250M 7.50% Debentures due April 1, 2028	250	9.4
ACI	US$250M 8.50% Debentures due August 1, 2029	250	3.5
ACI	US$450M 8.85% Debentures due April 1, 2030	450	6.6
Total		2,946	82.9

180.           An interest payment due on March 15, 2009 in respect of the Floating-Rate Notes due June 15, 2011 was not made as scheduled, as Abitibi's proposed CBCA plan of arrange ment was to address the payment thereof.

(ii)                Secured Notes

181.           ACCC is also the issuer of US$413 million 13.75% Senior Secured Notes due April 1, 2011 (the "Senior Notes"), of which US$413 million was owing as of March 31, 2009, with the accrued interest thereon of about US$18 million.

182.           The security granted in respect of the US$ Senior Notes of ACCC consists primarily of:

  (a)                mortgages on 11 pulp and paper mills located in Canada and the United Kingdom; (b)                a pledge of ACCC's 60% equity interest in MPCo; (c)                 pledges of ACCC's 75% equity interests in ACH and Abitibi-Consolidated Hydro Inc.; and (d)                all of the equipment and intellectual property of ACCC, ACI and the other guarantors (other than DCorp and its restricted subsidiaries).

4.2.1.4.           ACI Group Receivables Securitization Program (PCA)

183.           ACI and ACSC are parties to a two-level receivables securitization program (the "Securitization Program") with respect to receivables of ACI and ACSC (the "Receivables"), the obligors of which have a billing address in Canada, the United States or any other country outside of the United Kingdom, Belgium, Ireland and Germany.

184.           The purpose of the Securitization Program is to reduce ACI Group's and DCorp Group's working capital requirements and provide liquidity by enabling them to realize the cash equivalent value of certain of their accounts receivable prior to the usual collection period. The majority of the funds deposited into the Deposit Accounts (as defined below) are revenues generated by the ACI Group's sale of Products. The Deposit Accounts receive approximately 85 % of the incoming cash receipts from the ACI Group's operations.

185.           The Securitization Program is set up through (i) an Amended and Restated Purchase and Contribution Agreement dated January 31, 2008 (as amended, restated, supple mented and/or modified from time to time, the "PCA") between ACI and ACSC, as sellers, and Abitibi-Consolidated U.S. Funding Corp. ("ACUSFC"), as purchaser and (ii) an Amended and Restated Receivables Purchase Agreement also dated January 31, 2008 (as amended, restated, supplemented and/or modified from time to time, the "RPA") between ACUSFC, as seller, Eureka Securitisation, PLC, as investor (the "Investor"), Citibank, N.A. (the "Bank"), as a bank, Citibank, N.A., London Branch, as the agent (the "Securitization Agent"), ACI and ACSC, as originators, ACSC, as servicer, and ACI, as sub-servicer, and (iii) several Transaction Documents (as defined below).

(i)                  The Amended and Restated Purchase and Contribution Agreement

186.           The PCA is communicated as Exhibit R-16 .

187.           The PCA is an agreement between ACI and ACSC as sellers and ACUSFC as purchaser. The purpose of the PCA is to govern the sale by ACI and the sale, contribution or transfer by ACSC (the Sellers thereunder) on a daily basis of the Receivables to ACUSFC (the Purchaser thereunder). The purchase of Receivables includes all Related Security (as defined in the PCA) with respect thereto.

188.           The sale and contribution transactions are structured as true sales of the Receivables as opposed to loans from the purchaser to the sellers as is sometimes the case in other securitization programs. Pursuant to the PCA, ACI and ACSC are required to transfer title to all Receivables and Related Security to ACUSFC free and clear of any lien, claim, charge, encumbrance or other interest of any kind, other than of ACUSFC.

189.           The purchase price paid by ACUSFC for the Receivables and Related Security(as defined in the PCA)  is established in the PCA. In addition to the transfer of the Receivables and Related Security, each of ACI and ACSC also transfers to ACUSFC its interest in, and control of, the Deposit Accounts. The purchase price is due and payable on or within five business days after the date the Receivables are purchased. The purchase price is payable in cash in the case of ACI but may also be paid by way of a contribution by ACSC to ACUSFC's capital or an increase in the Deferred Purchase Price (as defined in the PCA in the case of ACSC). The deferred purchase has been set at a maximum of USD$35 million and is evidenced by a subordinated promissory note.

190.           After having purchased the Receivables, ACUSFC sells undivided fractional ownership interests (the "Receivable Interests") in such Receivables and its interest in, and control of, the Deposit accounts to the Investor or the banks under the RPA. Pursuant to the RPA, ACUSFC is required to transfer title to Receivable Interest in such Receivables and Related Security to the Investor or the Banks free and clear of any lien, claim, charge, encumbrance or other interest of any kind, other than of the Investor or the Bank.

191.           In the ordinary course of business, ACUSFC funds its purchase of the Receivables and Related Security from ACI and ACSC by using (i) the proceeds of the sale of the Receivables and Related Security to the Investor or the Banks (as defined in the RPA) and (ii) collections on Receivables previously purchased by the Investor or the Banks (to the extent not needed to pay Yield and Fees (as both terms are defined in the RPA) and other amounts owing under the RPA).

(ii)                Amended and Restated Receivables Purchase Agreement (RPA)

192.           The RPA is communicated as Exhibit R-17 .

193.           The RPA contemplates that multiple banks may act as purchasers of the Receivables Interests. However, the Bank is currently the only purchaser of the Receivables Interests.

194.           Citibank has committed to acquire Receivable Interests in an aggregate principal amount not to exceed $ 210  million. The amount available under the Securitization Program at any time is limited by the outstanding balance of the eligible Receivables, the size of the Total Reserves (as defined in the RPA) and other factors. Yield and Fees (as both terms are defined in the RPA) are charged to ACUSFC periodically by the  Securitization Agent.

195.           The RPA designates ACSC as Servicer and ACI as Sub-Servicer. ACSC is entitled to a service fee from the Bank for its services.

196.           Pursuant to the RPA, ACUSFC grants to the Securitization Agent a security interest for its benefit and for the ratable benefit of the Investor and the Banks in all of ACUSFC's right, title and interest (collectively, the "Collateral") in and to, among other things, (a) the PCA, including (i) all rights of ACUSFC to receive moneys due or to become due under the PCA, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under the PCA, (iii) all rights of ACUSFC to receive proceeds of insurance (including the right to receive proceeds under the Accounts Receivable Policy (Shipments) General Terms and Conditions issued by Export Development Canada and Compagnie Française d'Assurance pour le Commerce Extérieur ‑ Canada Branch (the "Insurance Proceeds"), indemnity, warranty or guaranty with respect to the PCA, (iv) claims of ACUSFC for damages arising out of or for breach of or default under the PCA, and (v) the right of ACUSFC to compel performance and otherwise exercise all remedies thereunder; (b) all Receivables, the Related Security with respect thereto and the Collections (as defined in the RPA); (c) the lockboxes and deposit accounts to which collections of the Receivables are remitted (the "Deposit Accounts") and any funds on deposit in the foregoing; and (d) proceeds of any and all of the foregoing. The Deposit Accounts are all subject to control agreements in favor of the Securitization Agent. Upon an event of termination, the Securitization Agent may realize upon the Collateral to satisfy the obligations of ACUSFC under the RPA.

(iii)              Other Securitization Transaction Documents

197.           The other instruments and agreements related to the securitization facility (the "Transaction Documents") are communicated, en liasse, as Exhibit R-18 and include notably, the following:

(a)                 Undertaking Agreement (Servicer) dated as of October 27, 2005 by ACI in favour of Eureka, Citibank and the other Banks (as defined in the RPA) that are party to the RPA, as amended;

(b)                Undertaking Agreement (Originator) dated as of October 27, 2005 by ACI in favour of ACUSFC, as amended;

(c)                 Deposit Account Control Agreement dated as of January 31, 2008 among ACUSFC, ACI, ACSC, Citibank and the Securitization Agent;

(d)                Blocked Accounts Agreement dated as of October 27, 2005 among ACI, ACSC, the Securitization Agent, Royal Bank of Canada and ACUSFC;

(e)                 Agreement Re: Pledged Deposit Accounts dated as of October 27, 2005 among ACSC, ACI, ACUSFC, the Securitization Agent and LaSalle Bank National Association;

(f)                  Second Amended and Restated Four Party Agreement for Sold Accounts (General) dated as of January 31, 2008 among Export Development Canada and Compagnie Française d'Assurance pour le Commerce  Extérieur ‑ Canada Branch, ACI, ACUSFC, the Securitization Agent and Citibank;

(g)                Intercompany Agreement dated as of December 20, 2007 between ACI and ACSC; and

(h)                the Accounts Receivable Policy (Shipments) General Terms and Conditions, plus the Coverage Certificate effective September 1, 2008 (together with all schedules and endorsements thereto) issued by Export Development Canada and Compagnie Française d'Assurance pour le Commerce Extérieur ‑ Canada Branch to ACI.

(iv)              Status of the Securitization Program

198.           On April 1, 2009, ACI, ACSC, ACUSFC, Eureka, the Bank and the Securitization Agent entered into Waiver and Amendment No. 4 to the RPA.  As a result, Eureka, the Bank and the Securitization Agent waived certain events of termination under the RPA, extended the Securitization Program to September 1, 2009 and added certain covenants and an event of termination.

199.           The filing of the U.S. Proceedings, of these proceedings and of certain other insolvency related events would constitute Events of Termination under the Securitization Program in the absence of the waiver agreement referred to in the next paragraph. In general terms, the outstanding pool of sold Receivables (and undistributed proceeds) would then be identified as of the day prior to the termination date. If the Securitization Program were to be terminated as a result of the occurrence of an Event of Termination, the cash flows from the collection of Receivables would no longer be permitted to be applied by ACUSFC to purchase additional Receivables from ACI and ACSC. Instead, available collections of the sold Receivables would be distributed to the Bank and the Investor until all amounts then owing to the Investor and the Banks under the Securitization Program have been repaid. After all such amounts have been paid in full, additional collections would remain the property of ACUSFC and would then be available to be used or distributed by ACUSFC in the manner determined by its management and board of directors, consistent with its separate corporate existence.

200.           In anticipation of the filing of the U.S. Proceedings and of these proceedings, an agreement entitled " Omnibus Amendment No. 5 to Amended and Restated Receivables Purchase Agreement and Amendment No. 3 to Amended and Restated Purchase and Contribution Agreement and Waiver Agreement " (the "Waiver Agreement") was negotiated and executed between the parties to the Securitization Program so that the occurrence of such proceedings or of other insolvency related events will not constitute an Event of Termination, Facility Termination Date or Commitment Termination Date and the Securitization Program can continue.

201.           The Waiver Agreement is communicated as Exhibit R‑19.

202.           The Waiver Agreement provides a window of opportunity of approximately five weeks for ACI to negotiate alternative financing arrangements to replace the existing securitization arrangements.  ACI intends has already commenced negotiations with certain alternative providers and intends to pursue such discussions with the assistance of the Monitor and its financial advisor BMO Capital Markets (as defined below). Any replacement facility will be subject to court approval.

203.           The Monitor has reviewed and supports the continuation of the Securitization Program on the terms proposed.

4.2.2.        BI Group Indebtedness

204.           In addition to trade debts, the principal debt obligations of the BI Group currently outstanding consist of credit facilities and public debt obligations. The BI Group's indebtedness as of March 31, 2009 included the following:

U.S. Credit Agreement	US$203.8 million
Canadian Credit Agreement	$61.1 million
Public debt obligations	US$ 2,083 million
Trade and other creditors	$ 40 million
Pension/OPEB contingent liabilities	$ 925 million
Accrued vacation time	$ 14.5 million

4.2.2.2.           BI Group Credit Facilities

205.           On May 31, 2006, BI entered into the following credit facilities:

  (a)                a five-year credit agreement among BI, as borrower, the lenders from time-to-time party thereto, and Wachovia as administrative agent (the "U.S. Credit Agreement"); and (b)                a 364‑day credit agreement among BCFPI, as borrower, BI, as a guarantor, the lenders from time-to-time party thereto, and The Bank of Nova Scotia, as administrative agent (the "Canadian Credit Agreement").

206.           The U.S. Credit Agreement has been amended on July 20, 2007, October 31, 2007, February 25, 2008, March 31, 2008, April 30, 2008, June 30, 2008, August 7, 2008, November 12, 2008, February 27, 2009 and March 23, 2009.

207.           The Canadian Credit Agreement has been amended on July 20, 2007, October 31, 2007, February 25, 2008, March 31, 2008, April 30, 2008, May 28, 2008, June 6, 2008, June 30, 2008, August 7, 2008, November 12, 2008, and February 27, 2009.

208.           On May 15, 2008, BNS LLC, Bowater Alabama LLC, and Bowater Newsprint South Operations LLC (collectively, and together with BI, the "U.S. Borrowers") were joined to the U.S. Credit Agreement as borrowers and to the Canadian Credit Agreement as guarantors.

209.           The U.S. Credit Agreement provides for a $381,577,000 revolving credit facility with a scheduled maturity date of May 25, 2011.

210.           The U.S. Credit Agreement is guaranteed by ABH and certain of BI's direct and indirect U.S. subsidiaries, and is secured by, among other things, (i) liens on the inventory, accounts receivable and deposit accounts of the U.S. Borrowers and the guarantors, (ii) pledges of 65% of the stock of certain of BI's foreign subsidiaries, (iii) pledges of the stock of certain of BI's U.S. subsidiaries that do not own mills or converting facilities, and (iv) real property fixtures and equipment relating to the Coosa Pines, Alabama and Grenada, Mississippi mills.

211.           Availability under the U.S. Credit Agreement is tied to a percentage of certain accounts receivable (other than intercompany accounts receivable) and inventory of BI, BNS LLC, and certain of their U.S. subsidiaries, and is reduced by the amount of outstanding letters of credit.

212.           The Canadian Credit Agreement provides for a $129,734,000 revolving and fully advanced term credit facility with a maturity date of June 5, 2009.

213.           The Canadian Credit Agreement is guaranteed by the U.S. Borrowers and certain subsidiaries of BCFPI and is secured by, among other things, (i) liens on the inventory, claims, accounts receivable and deposit accounts of BCFPI and its subsidiaries that are guarantors, (ii) liens on the real property and fixtures relating to the Coosa Pines, Alabama and Grenada, Mississippi paper mills, (iii) liens on the immovable properties of BCFPI located in Gatineau (Québec), Dolbeau (Québec) and Thunder Bay (Ontario) and on all equipment and other property relating to such immovable properties, (iv) a floating charge (equitable mortgage) on all other immovable properties of BCFPI, and (v) a pledge of the shares of BCFPI's South Korean subsidiary (which operates BCFPI's Mokpo mill). The liens outlined in (iii), (iv) and (v) above secure obligations under the Canadian Credit Agreement up to an aggregate maximum amount of $67 million.

214.           Availability under the Canadian Credit Agreement is tied to a percentage of the value of certain accounts receivable (other than intercompany accounts receivable) and inventory of BCFPI and its subsidiaries and is reduced by the amount of outstanding letters of credit.

215.           As of March 31 , 2009, the outstanding balance excluding accrued interest of the U.S. Credit Agreement is US$203,751,000 and the outstanding balance excluding accrued interest of the Canadian Credit Agreement is $61,111,000.

4.2.2.3.           BI Group Public Debt Obligations

216.           As of March 31, 2009, the public debt obligations outstanding of BI, BCFC or BCFPI (the "BI Notes") were the following, additional information relating thereto being summarized in a schedule communicated as Exhibit R‑20:

Issuer	Bowater Notes	Capital Outstanding (US$ million)	Accrued Interest (US$ million)
BI	US$300M 9% Debentures due August 1, 2009	248	3.7
BI	US$250M Floating Rate Notes due March 15, 2010	234	0.5
BCFPI	US$102M 10.50% Notes due June 15, 2010	20	0.6
BCFPI	US$98M 10.63% Notes due June 15, 2010	3	0.1
BCFPI	US$22M 10.26% Notes due January 15, 2011	7	0.1
BCFPI	US$70M 10.60% Notes due January 15, 2011	70	1.5
BCFC	US$600M 7.95% Notes due November 15, 2011	600	21.8
BI	US$125M 9.50% Debentures due October 15, 2012	125	5.4
BI	US$400M 6.50% Notes due June 15, 2013	400	7.6
BCFPI	US$125M 10.85% Debentures due November 30, 2014	125	4.5
BI	US$200M 9.375% Notes due December 15, 2021	200	5.5
Total		2,032	51.3

4.2.3.        Trade suppliers

4.2.3.1.           The ACI Group

217.           As of the date hereof, an amount in excess of $141 million is owing by the ACI Group to trade creditors.

4.2.3.2.           The BI Group

218.           As of date hereof, an amount in excess of $ 40 million is owing by the BI Group to trade creditors.

4.2.4.        Pension Plan Liabilities

4.2.4.1.           The ACI Group Pension Liabilities

(i)                  Canadian Pension Liabilities

219.           The ACI Group maintains 20 registered pension plans (the "Canadian Pension Plans") for its Canadian employees.

220.           Some of the Canadian Pension Plans provide defined benefits, some provide defined contributions and some operate on a hybrid (i.e., defined benefit and defined contribu tion) basis. All the Canadian Pension Plans are registered with the Canada Revenue Agency and the applicable provincial pension regulator. The Canadian Pension Plans are funded by contributions from the ACI Group and, in most cases, also by contributions from plan members.

221.           The ACI Group's aggregate contributions to the defined benefit Canadian Pension Plans in Canada during the fiscal year ended December 31, 2008 totaled $148,248,065.

222.           As of December 31, 2008, the aggregate solvency deficit (i.e., essentially assuming their total termination) of the defined benefit Canadian Pension Plans (including the hybrid plans, as applicable) was estimated at approximately $964 million. Under the pension legislation governing the Canadian Pension Plans, contributions to amortize such solvency deficit over a prescribed period must be made by the ACI Group in addition to the current service contributions for benefits accruing during the year of contribution.

223.           Based on the most recent estimates available, the aggregate contributions of the ACI Group to the defined benefit Canadian Pension Plans for the fiscal year ended December 31, 2009 are expected to be in the amount of about  $131 million. This amount includes about $102.4 million in actual and estimated special payments.

224.           Contributions under the Canadian Pension Plans are made on a monthly basis by the ACI Group.

(ii)                UK Pension Liabilities

225.           The ACI Group maintains one defined benefit pension plan (the "UK Pension Plan") for its United Kingdom employees. The UK Pension Plan is funded by contributions from the ACI Group and also by contributions from plan members. The ACI Group's aggregate contributions to the UK Pension Plan in the United Kingdom during the fiscal year ended December 31, 2008 totaled $3,927,790.

226.           As of December 31, 2008, the aggregate deficit for financial accounting purposes of the UK Pension Plan was estimated at approximately $26,591,000. Contributions to amortize the funding deficit (albeit calculated on a different basis from financial accounting) over a prescribed period must be made by the ACI Group in addition to the current service contributions for benefits accruing during the year of contribution. On a plan termination basis, the deficit would be different.

227.           Based on the most recent estimates available, the aggregate contributions of the ACI Group to the UK Pension Plan for the fiscal year ended December 31, 2009 are expected to be in the amount of $3,571,000. Contributions under the UK Pension Plan are made on a regular basis by the ACI Group.

(iii)              Post-Retirement Liabilities

228.           The ACI Group maintains supplemental pension plans (the "Canadian SERPs") for its Canadian salaried employees and post-retirement benefits for its employees (the "Canadian OPEBs"). A small proportion of SERPs benefits are funded by contributions from the ACI Group, others are secured by a letter of credit and others are not secured at all. The ACI Group's aggregate contributions to the Canadian SERPs and Canadian OPEBs during the fiscal year ended December 31, 2008 totaled $ 5,781,000 and $ 9,207,739 respectively.

229.           As of December 31, 2008, the aggregate deficit for financial accounting purposes of the Canadian SERPs and the Canadian OPEBs were estimated at approximately $77,971,000 and $105,662,000 respectively.

230.           Based on the most recent estimates available, the aggregate contributions of the ACI Group to the Canadian SERPs and the Canadian OPEBs for the fiscal year ended December 31, 2009 are expected to be in the amounts of $ 11,536,000 and $9,320,000 respectively.

231.           The Abitibi Petitioners intend to suspend the remittance of special payments and Canadian SERPs payments in respect of past service for all current and former employees to the defined benefits Canadian Pension Plans during the CCAA stay period but will continue to make current service contributions to such plans, and will also make contributions to all defined contribution Canadian Pension Plans and Canadian OPEBs.

4.2.4.2.           The BI Group Pension Liabilities

(i)                  Canadian Pension Liabilities

232.           The BI Group maintains 13 registered pension plans (the "BI Canadian Pension Plans") for its Canadian employees.

233.           Some of the Canadian Pension Plans provide defined benefits, some provide defined contributions and some operate on a hybrid (i.e., defined benefit and defined contribu tion) basis. All the Canadian Pension Plans are registered with the Canada Revenue Agency and the applicable provincial pension regulator. The Canadian Pension Plans are funded by contributions from the BI Group and, in most cases, also by contributions from plan members.

234.           The BI Group's aggregate contributions to the defined benefit Canadian Pension Plans in Canada during the fiscal year ended December 31, 2008 totaled $66,431,915.

235.           As of December 31, 2008, the aggregate solvency deficit (i.e., essentially assuming their total termination) of the defined benefit Canadian Pension Plans (including the hybrid plans, as applicable) was estimated at approximately $419 million. Under the pension legislation governing the Canadian Pension Plans, contributions to amortize such solvency deficit over a prescribed period must be made by the BI Group in addition to the current service contributions for benefits accruing during the year of contribution.

236.           Based on the most recent estimates available, the aggregate contributions of the BI Group to the defined benefit Canadian Pension Plans for the fiscal year ended December 31, 2009 are expected to be in the amount of  about $72 million. This amount includes about $56.9 million in actual and estimated special payments.

237.           Contributions under the Canadian Pension Plans are made on a monthly basis by the BI Group.

(ii)                US Pension Liabilities

238.           The BI Group maintains two qualified defined benefit pension plans (the "BI US Pension Plans") and one qualified defined contribution plan for its United States employees. In addition, the BI Group has a minority participation in a qualified defined benefit pension plan and a qualified defined contribution plan sponsored by Ponderay Newsprint Company.

239.           All the BI US Pension Plans are qualified under the Internal Revenue Code with the Internal Revenue Services and must comply with the Employee Retirement Income Security Act ("ERISA"). The BI US Pension Plans are funded by contributions from the BI Group.

240.           The BI Group's aggregate contributions to the BI US Pension Plans in the United States during the fiscal year ended December 31, 2008 totaled $15,340,262.

241.           As of December 31, 2008, the aggregate deficit for financial accounting purposes of the BI US Pension Plans was estimated at approximately US$157,632,000. Under the Internal Revenue Code, contributions to amortize the funding deficit (albeit calculated on a different basis from financial accounting) over a prescribed period must be made by the BI Group in addition to the current service contributions for benefits accruing during the year of contribution. It is estimated that the funding deficit would be greater on a plan termination basis.

242.           Based on the most recent estimates available, the aggregate contributions of the BI Group to the BI US Pension Plans for the fiscal year ended December 31, 2009 are expected to be in the amount of $10,790,000.

243.           Contributions under the BI US Pension Plans are made on a quarterly basis by the BI Group.

(iii)              Post-Retirement Liabilities

244.           The BI Group maintains supplemental pension plans ("BI SERP") for its Canadian and US salaried employees and post-retirement benefits for its employees (the "BI OPEBs"). Some SERP benefits are secured by a letter of credit and others are not secured at all. The BI Group's aggregate contributions to the BI SERPs and BI OPEBs during the fiscal year ended December 31, 2008 totaled $ 25,850,000 and $19,004,000 , respectively.

245.           As of December 31, 2008, the aggregate deficit for financial accounting purposes of the BI SERPs and BI OPEBs were estimated at approximately $74,420,000 and $273,975,000 respectively .

246.           Based on the most recent estimates available, the aggregate contributions of the BI Group to the BI SERPs and the BI OPEBs for the fiscal year ended December 31, 2009 are expected to be in the amounts of $ 9,082,000 $and 21,726,000 respectively .

247.           The Bowater Petitioners intend to suspend the remittance of special payments in respect of past service for all current and former employees to the defined benefits BI Canadian Pension Plans during the CCAA stay period but will continue to make current service contributions to such plans, and will also make contributions to all defined contribution BI Canadian Pension Plans and BI OPEBs.

4.2.5.        Other Employee Obligations

248.           The severance and salary continuance obligations of the Petitioners (including obligations of ACCC resulting from the closure of the Grand Falls newsprint mill which are estimated to be in excess of $28 million) are estimated to be in the amount of about $46.5 million. Given their very tight cash flow projections, the Petitioners propose to suspend all severance payments for the time being but expect to review the issue and seek direction from the Court when adequate DIP financing has become available to all Petitioners.

249.           The ACI Group and the BI Group provide vacation time to their employees as a paid time-off benefit. The duration of vacation benefits varies based on the employee's loca tion, position, amount of time employed and may be governed by collective bargaining agreements, where applicable. The estimated amount of accrued, unused vacation time at the end of 2008 was approximately the following: ACI Group: $61.9 million and BI Group (Canadian entities): $14.5 million.

5.                   Cause of financial difficulties

250.           In general, the ABH Group's products are globally traded commodities, and the markets in which they compete are highly competitive. Pricing and the level of shipments of products are influenced by the balance between supply and demand, global economic conditions, changes in consumption and capacity, the level of customer and producer inventories and fluctuations in currency exchange rates.

251.           For the last several years, the ABH Group and its predecessors have faced a significant deterioration in business conditions in all of their primary business segments.

252.           The financial performance of the ABH Group has suffered as a result of a combination of factors, including fluctuations in the strength of the Canadian dollar, rising energy and fiber costs, increasing pension expenses, a decline in demand for newsprint and certain specialty papers and a decline in the U.S. housing market.

253.           Also, an advertising recession is in full swing and it is impacting both printed and electronic media. Other factors more closely related to the paper markets, such as consumer destocking, are also pushing down demand for printing and writing papers.

254.           Trends in advertising, electronic data transmission and storage, and the Internet could continue to adversely affect traditional print media, including the ABH Group's products and those of their customers.

6.                   RESTRUCTURING EFFORTS

6.1.             Strategic Review of Operations

255.           Promptly following the Combination, the ABH Group began a comprehensive strategic review of operations to reduce costs and improve profitability.

256.           On November 29, 2007, given its focus on debt reduction, the ABH Group also announced its decision to suspend dividends to shareholders.

257.           Since the Combination, the ABH Group has undertaken numerous cost-saving measures in efforts designed to address the challenges imposed by the above-described market conditions.

258.           The first phase of the review was concluded on November 29, 2007, when the ABH Group approved an action to begin reducing newsprint and specialty papers production capacity by almost 1 million metric tons ("MT") per year by the end of the first quarter of 2008.

259.           On December 4, 2008, the ABH Group also announced additional measures aimed at creating a more flexible and responsive operating platform, addressing ongoing volatility in exchange rates, energy and fiber pricing, as well as structural challenges in the North American newsprint industry. Pursuant to these measures, the ABH Group announced the removal of an additional 830,000 MT of newsprint, 110,000 MT of specialty paper and 70,000 MT of coated paper capacity through:

  (a)                the permanent closure by the end of the first quarter of 2009 of the Grand Falls, Newfoundland and Labrador newsprint mill, representing 205,000 MT; (b)                the permanent closure by the end of 2008 of the Covington, Tennessee paper converting facility, representing 70,000 MT of coated grades; (c)                 the immediate idling, until further notice, of the Alabama River newsprint mill, in Alabama, representing 265,000 MT; (d)                the immediate idling, until further notice, of two paper machines (#1 and #2) in Calhoun, Tennessee, representing 230,000 MT of capacity, including 120,000 MT of newsprint and 110,000 MT of specialty grades; and (e)                 on a revolving basis, about 20,000 MT of monthly newsprint downtime at other facilities across the organization until market conditions improve.

260.           As a result of the Combination, on December 31, 2008, the ABH Group had achieved an annual run rate of approximately $375 million in captured synergies from improved efficiencies in such areas as production, selling and administrative expenses, procurement and logistics costs.

6.2.             April 2008 Refinancing

261.           On April 1, 2008, ABH and the ACI Group successfully completed a series of refinancing transactions, which were designed to address the debt maturities and general liquidity needs principally at the ACI Group level. The transactions included:

  (a)                the issuance by ACCC of US$413 million of Secured Notes; (b)                the Term Loan in the original amount of US$400 million; (c)                 a private exchange offer whereby ACCC offered a combination of the July 2010 Notes and cash in exchange for an aggregate of US$455 million of then out standing unsecured notes; (d)                a private sale of US$350 million of 8% Convertible debentures of ABH due April 15, 2013 ("Convertible Notes") to Fairfax Financial Holdings Limited ("Fairfax") and certain of its designated subsidiaries. Two representatives of Fairfax have seats on ABH's Board of Directors; and (e)                 the repayment and cancellation of ACI ΄ s then existing credit facility was repaid and cancelled.

6.3.             Additional Strategic Alternatives

262.           On April 15, 2008, ACCC repaid US$50 million of the Term Loan with a portion of the proceeds from the sale of certain assets and repaid another US$3 million with a portion of the proceeds from other debt issuances, which reduced the outstanding principal amount of the Term Loan to US$347 million.

263.           However, faced with deteriorating business conditions and a highly leveraged balance sheet, ABH was forced to consider a broad range of additional strategic alternatives to address the capital structure of its group and enhance liquidity.

264.           The management of ABH conducted a comprehensive strategic review to reach these goals, with the guidance and oversight of the Board of Directors and with the benefit of the advice of its financial advisors. Strategic initiatives considered, some of which were announced, included non-core asset sales, cost reduction initiatives and refinancing.

6.4.             ACH Sale

265.           In December 2008, ABH accepted a proposal for the sale of ACCC ΄ s 75% interest in ACH to a major unaffiliated industrial energy producer. The resulting gross proceeds (excluding expenses) would be $197.5 million. As part of the transaction, the buyer would also assume $250 million of ACH debt. The non-binding proposal is subject to due diligence, among other terms and conditions. While it continues to be expected that a definitive agreement will be reached in the second quarter of 2009, no assurances can be provided as to when or if a definitive agreement will be executed.

6.5.             BI Exchange Offers

266.           As mentioned previously, on February 9, 2009, ABH commenced private offers (the "BI Exchange Offers") to exchange US$1.8 billion of outstanding series of unsecured notes (the "Bowater Notes") issued by BI (or by a subsidiary of BI), in a private placement, for new notes (the "Bowater Exchange Notes"). The Bowater Exchange Notes were to be issued by Bowater Finance II LLC ("Bowater Finance"), an indirect wholly-owned subsidiary of ABH, and would have consisted of: (a) 10.00% Second Lien Notes due January 31, 2012, and (b) 10.50% Third Lien Notes due March 31, 2012.

267.           As part of the BI Exchange Offers, ABH solicited consents ("Consent Solicitation") to amend the indentures governing the Existing Notes to eliminate the covenants in such indentures relating to liens, secured debt and sale/leaseback transactions.

268.           The BI Exchange Offers and Consent Solicitation initially expired on March 20, 2009 and was extended four times, first until March 20, 2009 a second time until March 25, 2009 then until March 27, 2009 and finally until March 31, 2009.

269.           Concurrently with the BI Exchange Offers and the Consent Solicitation, Bowater Finance offered to eligible holders of Bowater Notes, in a "Concurrent Notes Offering", new 15.50% First Lien Notes due November 15, 2011.

270.           The BI Exchange Offers, the Consent Solicitation and Concurrent Notes Offering were not completed as an insufficient number of notes were tendered and expired on April 1, 2009 following several extensions. ABH has since then evaluated other restructuring alternatives and held discussions with BI Group debtholders and other stakeholders to restructure the BI Group's debt.

6.6.             MPCo Sale

271.           On March 13, 2009, ABH announced that ACCC and an unaffiliated third party had signed a letter of intent in connection with the sale of ACCC ΄ s 60% interest in MPCo for gross proceeds of $615 million ("MPCo Sale"). ACCC is in continuing discussions and negotiations in connection with the MPCo Sale.

6.7.             The ACI Group's CBCA Arrangement

272.           As mentioned previously, on March 13, 2009, this Court granted an interim order under sections 192 and 248 of the CBCA in favor of ACI and certain affiliated applicants in connection with a plan of arrangement proposed by them.

273.           The plan of arrangement included a series of complex and interrelated steps leading to a de‑leveraging and recapitalization of the ACI Group.

274.           While the implementation of the arrangement as originally proposed was conditioned upon the successful completion of the BI Exchange Offers, in the interest of the ACI Group and its stakeholders ABH and the ACI Group decided to continue the ACI Group recapitalization and to amend such process as necessary to take into account the developments on the BI Group refinancing.

275.           ABH has now determined that it will be unable to pursue an alternative restructuring of the BI Group without significant additional discussion and negotiation with its debt holders. As a result, it is not possible to establish the time frame within which the ACI Group's arrangement could reasonably be completed, nor the amended terms on which it could be proposed.

6.8.             Preparing for Alternative Plans

276.           Since January 16, 2009, the Board of Directors of ABH and an Ad Hoc Finance Committee thereof have met frequently and have consulted with management and financial and legal advisors in order to consider its recapitalization attempts and related matters, and more recently, to consider the necessity of initiating these proceedings and the U.S. Proceedings.

277.           On April 15 , 2009, based on the advice and counsel of its financial advisor and management, and having considered such other factors as it has deemed necessary, including the terms and upcoming maturities of the debt obligations of ABH and its subsidiaries, the general liquidity needs of ABH and its subsidiaries as well as the current state of ABH΄s business and the credit and capital markets, the Board of Directors of ABH determined that it is in the best interests of ABH and its stakeholders that these proceedings and the U.S. Proceedings be filed.

278.           The Boards of Directors or shareholders of each of the Petitioners have also approved the filing of these proceedings.

7.                   Overview of the Restructuring Plan

279.           The Petitioners are of the view that the overall business of the ABH Group can be viable and, in fact, will be profitable over time.

280.           The ABH Group has previously attempted to improve its processes and restructure its business. In the face of an ongoing liquidity crisis, further restructuring may be undertaken by the ABH Group so as to discontinue business operations that cannot be made profitable and to streamline other business segments in order to increase profitability.

281.           The ABH Group is a global leader in the forestry product industry with significant advantages and a strong customer base. However, it is recognized that in the absence of these proceedings, it will be extremely difficult, if not impossible, to maintain value for all stakeholders, given the current liquidity problems and the pressures being brought to bear upon the ABH Group and the Petitioners by creditors and other stakeholders.

282.           The ABH Group, together with its advisors, continues to review restructuring alternatives. At this stage, a restructuring within a court supervised process is necessary to ensure fair and equitable treatment for all stakeholders. Once the business is stabilized, the Petitioners will be able to update this Court on their restructuring efforts and alternatives, including proposed plan(s) of arrangement.

283.           The Petitioners need to obtain the Court's protection in Canada and approval of the BI DIP Facility (defined below) to ensure that they can continue to operate in the normal course of business and preserve the value of their assets as a going concern, for the benefit of all stakeholders.

284.           Petitioners had, as previously explained, set the wheels in motion for a restructuring of their operations and their financial situation. Given the present situation, the Petitioners have had to conclude that the measures already undertaken or implemented are not sufficient.

285.           Therefore, the Petitioners, together with their advisors, are in the process of preparing restructuring plan(s), which will allow the ABH Group to be profitable over time.  Such plans will include the following previously announced measures: (a) disposing of assets; (b) reducing indebtedness; and (c) reducing financial costs.

286.           Although the Petitioners are not yet in a position to provide the details of the plans of arrangement to be submitted to their creditors, they are confident that, together with their advisors, they will be able to do so for the benefit of all stakeholders and to that end, will work diligently.

287.           It is the Petitioners' view that a successful restructuring of their operations will allow for a significant number of jobs to be preserved in Québec and in other jurisdictions in which they operate.

8.                   RELIEF SOUGHT

8.1.             General

288.           The Petitioners believe that it is wholly appropriate for the order requested herein to be made forthwith seeing as they find themselves in dire financial circumstances, are insolvent, are not able to meet their obligations, and require a stay of proceedings for the benefit of their creditors, customers and other stakeholders.

289.           The Petitioners are deeply concerned that unless the requested order is made, certain suppliers, creditors and other stakeholders may take steps that will deplete the Petitioners' estate to the detriment of all stakeholders, and jeopardize the ongoing restructuring efforts.

290.           The CCAA stay will also preserve the status quo and prevent creditors and others from taking any steps to try and better their positions in comparison to other creditors. All stakeholders generally, including creditors, will benefit from the requested order.

8.2.             Appointment of Monitor

291.           Ernst & Young Inc. (" Ernst & Young ") has been assisting Abitibi with the pending CCAA application and is aware of the Petitioners' financial circumstances. Ernst & Young has agreed to act as monitor in the Petitioners' CCAA proceedings, subject to approval by this Court.

292.           Ernst & Young , in its capacity as proposed monitor, will file in support of this Petition a report dealing with the following issues:

  (a)                ABH's background and financial structure; (b)                ABH's current liquidity crisis; (c)                 ABH's decision to commence formal insolvency proceedings; (d)                an overview of ACI's and BCFPI's short term cash flow forecasts, ACI's proposed continued use of its accounts receivable Securitization Program and BCFPI's proposed Debtor-in-Possession ("DIP") financing; (e)                 selected financial matters addressed in the proposed Initial Order; (f)                  restructuring options; and (g)                conclusions and recommendations.

(the " Ernst & Young Report"), a copy of which is filed in support of the present Motion as Exhibit R-21.

293.           The Petitioners believe that it is in the best interests of all stakeholders that this Court appoint Ernst & Young as the monitor of the Petitioners pursuant to the CCAA. Ernst & Young has valuable insights into the Petitioners' business and will be in a position to perform the monitoring duties without further delay.

294.           In addition to any powers or obligations provided for by the CCAA, the Petitioners hereby request that this Court grant the Monitor the powers, rights, obligations and protections detailed in the conclusions of this Motion.

8.3.             Financing

295.           The ABH Group and the Petitioners have devoted substantial energies and attention to pursuing refinancing options. Unfortunately, the consensual refinancing efforts failed to be completed. As of the date hereof, the Abitibi Petitioners' cash and cash equivalents of are sufficient to meet their immediate cash requirements provided that the Securitization Program is continued and that these funds are protected by the stay of proceedings being sought before the Court. The BI Petitioners anticipate that they will require approximately US$ 40 million in interim DIP Financing during the initial 30-day stay period.

296.           Cash flow forecasts for ACI and for BCFPI for the five-week period from April 19, 2009 to May 22, 2009 are communicated as Exhibit R- 22 .

8.3.6.        The BI Group

297.           Prior to the filings of these proceedings and the U.S. Proceedings, the BI Group relied on the revolving credit facilities made available under the U.S. Credit Agreement and the Canadian Credit Agreement to maintain a consistent cash flow for its operations.

298.           The U.S. Credit Agreement and the Canadian Credit Agreement were recently terminated. As a result, the BI Group no longer has access to financing and is unable to purchase inventory and discharge its obligations in the ordinary course.

299.           In order to address financing needs during these proceedings, the ABH Group and its advisors have contacted several financial institutions in Canada and the United States so as to secure interim financing for the Canadian and U.S. Operations of the BI Group.

300.           In anticipation of the U.S. Proceedings and of these CCAA proceedings, a Senior Secured Superpriority Debtor-in-Possession Credit Agreement amongst ABH, BI and BCFPI (the "Borrowers"), as Borrowers, Avenue Invetments L.P. and Fairfax ("FFH") as Initial Lenders, and such lenders as may be party to such Agreement from time to time (toge ther the "BI DIP Lenders"), FFH as initial Administrative Agent and Collateral Agent, (the "DIP Credit Agreement") was negotiated in order to, amongst other things, finance the post-filing working capital requirements of the BI Group, general corporate purposes and permitted capital expenditures (the "BI DIP Facility"). A copy of the DIP Credit Agreement is communicated as Exhibit R‑23.

The most significant features of the BI DIP Facility are as follows:

  (a)                ABH, BI and BCFPI are borrowers under the BI DIP Facility;

(a)                a "US Term Advance" of US$ 166 million made available to ABH and BI in US dollars;

(b)                a "Canadian Term Advance" of US$ 40 million made available to BCFPI in US dollars; (c)                 "Incremental Advances" (the " Incremental Facility ") in a maximum aggregate amount of US$360 million minus the outstanding principal amount of the U.S. Term Advance and the Canadian Term Advance; (d)                an "ABL Facility" in an amount of up to US$600 million less the outstanding principal amount of the BI DIP Facility; (e)                 borrowings by ABH and BI under the BI DIP Facility are guaranteed by ABH, BI and each direct and indirect wholly-owned subsidiary of BI and BNSLLC organized under the laws of a state of the United States of America and which is a U.S. Debtor (the "Guarantors") and secured by a) second priority security interests in all assets securing the U.S. Credit Agreement and b) first priority security interests in all assets including, without limitation, all assets consisting of and located on the BI Group's properties in Catawba, South Carolina and Calhoun, Tennessee; and (f)                  borrowings by BCFPI are guaranteed by ABH, BI, BNSLLC and the Guarantors and are secured by the assets of the Bowater Petitioners and Partnerships.  The security interest extends, as applicable, to the Bowater Petitioners' and Partnerships' inventory, accounts, equipment, intangibles, deposit accounts, investment property and real estate.  The amount borrowed by BCFPI under the DIP Facility will be secured by inter alia, a court-ordered charge on the Bowater Petitioners' property ranking in priority to all other liens, charges and security interests, but subordinate to the Bowater Administration Charge, a portion of the BI D&O Charge and the security interests securing the Canadian Credit Agreement.

301.           ABH received other interim financing offers from various other potential lenders. However, after consideration and review by ABH, BI and BCFPI in consultation with their advisors, it was determined that it would be in the best interest of ABH, the BI Group and all stakeholders to accept the above mentioned DIP financing.

302.           An amount of approximately $61.1 million is outstanding under the Canadian Credit Agreement. As of February 28, 2009 the value of the inventory and accounts receivable of BCFPI securing the Canadian Credit Agreement was about $179 million. This represents a surplus of collateral value of approximately $ 118 million. In addition, the Canadian Credit Agreement is secured by the assets mentioned in paragraph 213 hereof.

8.3.7.        The ACI Group

303.           Prior to the filings of these proceedings and the U.S. Proceedings, the ACI Group relied on the Securitization Program to maintain a consistent cash flow for its operations.

304.           As mentioned previously, in anticipation of the U.S. Proceedings and of these proceedings, the Waiver Agreement was executed in respect of the Securitization Program.

305.           ACI seeks an order authorizing ACI to continue the Securitization Program in accordance with the Waiver Agreement.

306.           As the Waiver Agreement only provides for the continuation of the Securitization Program for a period of 45 days following the filing of these proceedings, the ACI Group and its advisors have contacted several financial institutions in Canada and the United States in order to secure the continuation of the Securitization Program or the implementation of a replacement facility.

307.           The Abitibi Petitioners seek access to the funding proposed to be provided by the Securitization Program in order to assure available sources of working capital and financing to carry on the operation of their businesses. Specifically, continued performance of the Securitization Program will permit ACI to continue selling the Receivables to ACUSFC, allowing ACI to continue its prepetition practice of converting Receivables to cash as soon as possible to provide cash flow necessary for various business purposes of the ACI Group. The ACI Group's ability to maintain business relationships with their vendors, suppliers and customers, to pay their employees, to purchase and supply new inventory and otherwise finance their operations, is essential to the ACI Group's continued viability. In addition, the ACI Group's need for financing is immediate. In the absence of the proposed financing, serious and irreparable harm to the ACI Group's business operations and its estate could occur which may include third parties declining to conduct business dealings with the ACI Group. The preservation, maintenance and enhancement of the going concern value of the ACI Group are of the utmost significance and importance to a successful reorganization of the Abitibi Petitioners under the CCAA.

308.           Once the continuation or replacement of the Securitization Program has been secured, the Abitibi Petitioners will seek an order from this Court authorizing the continuation or replacement of the Securitization Program.

309.           While it is anticipated that the ACI Group will be able to operate for a period of time with the continuation of the Securitization Program, further financing support will be needed to provide the ACI Group with the financing it needs to see the restructuring process through to a successful conclusion.

310.           ACI, with the assistance of its financial advisor, has been in advanced discussions and negotiations regarding the possibility of DIP financing for the Abitibi Petitioners during these CCAA proceedings. As of the date hereof, no such financing has been agreed upon. ACI intends to continue discussions and negotiations to try and finalize a DIP financing arrangement to fund its operations during these CCAA proceedings. ACI hopes to be in a position to bring a DIP proposal forward for approval by this Court within approximately 30 days.

311.           The Abitibi Petitioners expect to be able to manage their operations based on expected cash flow in the near term but expect that a DIP facility providing approximately $ 100  million in operating funding will be required if operations are to be maintained at the current level for the longer term.

312.           The Senior Notes have approximately US$441.4 million outstanding but are secured by pledges of assets in respect of which sale agreements exist (shares of MPCo and ACH for gross proceeds of $600 million and $197 million respectively) as well as pledges of 11 pulp and paper mills and certain other equipment and intellectual property.

313.           An amount of approximately $ 349.8  million is outstanding under the Term Loan. As appears from the E&Y Report, the borrowing base certificate issued by ACCC on February 28, 2009 indicates a collateral value of $471 million for inventory and accounts receivable. This represents a surplus of collateral value of $124 million. In addition, the Term Loan is secured by:

  (a)                the indirect pledge of the equity interest (52.5%) in Augusta Newsprint Mill which is a 423,000 MT mill that sells 100% of its product to ACSC at arm's length market determined rates; (b)                the currently idled Alabama River newsprint and recycling facility with a capacity of 265,000 MT; (c)                 a guarantee from the Abitibi-Consolidated Corporation which owns a 384,000 MT currently idled recycling facility in Lufkin, Texas; (d)                a guarantee from DCorp.

8.3.8.        Necessity of Obtaining DIP Financing and Continuing the Securitization Program

314.           The BI DIP Facility and the continuation of the Securitization Program sought by the Petitioners are critical to the ongoing operations and restructuring of the ABH Group, the whole as set out in the E&Y Report (Exhibit R- 21 ).

315.           The BI DIP Facility and the Securitization Program are beneficial to the Petitioners, to the creditor body as a whole and to the larger community of stakeholders. The BI DIP Facility and the Securitization Program will allow the ABH Group to continue its operations as a going concern and preserve value to the benefit of the ABH Group's creditors, employees and other stakeholders. It is the intention of the ABH Group to seek and obtain the approval of the BI DIP Facility by the U.S. Bankruptcy Court.

316.           Despite the current liquidity crisis it is facing, the ABH Group has a viable business and a strong basis for a successful restructuring.

317.           Without the BI DIP Facility and the Securitization Program, the Petitioners would (a) have no access to operating credit; (b) not be able to operate in the ordinary course; and (c) not be able to satisfy their ongoing obligations to their employees, landlords, suppliers and other stakeholders.

318.           Absent the BI DIP Facility and the Securitization Program, the ABH Group will have to immediately interrupt its operations for an indefinite period of time. The consequences of such a shut-down would include the following:

  (a)                immediate idling of all Canadian pulp and paper mills of the ABH Group. These mills are currently all generating positive cash flows. In the event of a shut-down, the conservatory costs to be incurred are estimated to be between $2 million and $5 million per mill per month; (b)                immediate idling of all Canadian sawmills of the ABH Group. While most of these sawmills currently generate negative cash flows, conservatory costs which are substantially higher than the cashflow shortfall are to be expected in the event of a shutdown; (c)                 the vast majority of the ABH Group's Canadian 8,996  unionized employees and a significant portion of its 2,272 non-unionized employees would be laid-off; (d)                950 regional suppliers and 500 specialized forest contractors supplying the ABH Group's Canadian operations would be directly affected by the shutdown; (e)                 in addition, about 1,700 forest workers and about 2,300 independent workers would see their contracts either terminated or not renewed; (f)                  24 municipalities in Québec and 12 municipalities in Ontario where the ABH Group has operations would be severely impacted; (g)                approximately 50 external sawmills in Québec and Ontario would have to either close or shutdown for an indefinite period of time; (h)                several North American newspapers (including the New York Daily News, The New York Times, The Washington Post, the Chicago Tribune, the Globe and Mail, La Presse and the Journal de Montréal) which rely upon a frequent or just-in-time supply of newsprint from the Canadian operations of the ABH Group may not be in a position to publish for several days or weeks. In the event of an interruption of operations, it is expected that these customers would ultimately seek to secure alternate sources of supply; and (i)                  several customers in the specialty paper segment (Québecor World, Transcontinental, etc.) and wood products segment (Rona, Home Depot, etc.) would face critical shortages of supply which would directly affect their operations. In the event of an interruption of operations, it is expected that these customers would seek to secure alternate sources of supply.

319.           An interruption of the Canadian operations of the ABH Group would drastically depreciate the value of the business and assets of the ABH Group. In addition, an interruption of the ABH Group's business would certainly give rise to large number of claims in damages representing huge potential liabilities, which would significantly dilute recoveries for creditors.

320.           As appears form the foregoing and the E&Y Report (Exhibit R- 21 ), the benefits of authorizing the BI DIP Facility and the continuation of the Securitization Program outweigh the inconveniences, if any, suffered by the creditors of the Petitioners.

8.4.             Directors Indemnification and Charge

321.           A successful restructuring of the Petitioners will only be possible with the continued participation of their directors and officers. These executives are essential to the ongoing viability of the Petitioners' business, and the successful restructuring thereof.

322.           Even though the Petitioners intend to comply with all applicable laws and regulations, the Petitioners' directors and officers may nevertheless be concerned about the potential for their personal liability in the context of the present restructuring.

323.           Absent the protections sought in the conclusions of the present Petition, the Petitioners are concerned that their directors or officers will be advised to resign their posts, which would jeopardize the continuation of the Petitioners' business operations, and their successful restructuring.

324.           Accordingly, the Petitioners request that the Initial Order to be granted pursuant hereto include the protections sought in the conclusions of the present Petition, namely, the orders related to the indemnification and charge in favour of their directors and officers.

325.           The Abitibi Petitioners seek a $ 75  million D&O Charge (the "Abitibi D&O Charge"), which shall only affect their assets, the whole as set forth more fully under Section  53 of the conclusions of this Petition. The amount of the Abitibi D&O Charge was established taking into account hourly and salaried payroll, sales and commissions, vacation pay and sales and other taxes.

326.           The Bowater Petitioners seek a $ 25 million D&O Charge (the "Bowater D&O Charge"), which shall only affect their assets, the whole as set forth more fully under Section  54 of the conclusions of the present Petition. The amount of the Bowater D&O Charge was established taking into account hourly and salaried payroll, sales and commissions, vacation pay and sales and other taxes.

8.5.             Appointment of Financial Advisor

327.           The ACI Group also seeks an order approving the appointment of BMO Nesbitt Burns Inc. ("BMO Capital Markets") as Canadian financial advisor, for the purpose of assisting the ABH Group in maximizing value for all constituents in the context of the present restructuring.

328.           On March 31, 2009, ACI and BMO Capital Markets signed a letter agreement (the "Engagement Letter"). The Engagement Letter is communicated as Exhibit R- 24 ;

329.           Pursuant to the Engagement Letter, BMO Capital Markets has agreed, subject to the approval of this Court, to provide its expertise, advice services and assistance to the ACI Group in connection with the pursuit of (i) a Restructuring (as defined therein), in which claims of creditors are compromised and the existing creditors and/or stakeholders retain a direct or indirect interest, (ii) a DIP Financing (as defined therein) and (iii) a Financing (as defined therein).

330.           BMO Capital Markets has been retained to provide, among other things, the following key financial advisory and investment bank services:

  (a)                assess the potential for and feasibility of a Restructuring, a DIP Financing and a Financing; (b)                advise and assist the ACI Group in the financial aspects (other than matters related to creditor claims) of implementing a Restructuring, a DIP Financing and Financing; (c)                 advise and assist in preparing solicitation and due diligence materials (including, as appropriate a web-based and physical data room); and (d)                contact prospective investors for a Restructuring, a DIP Financing and a Financing and coordinate, advise and assist in the negotiations with such investors (including coordinating prospective investors due diligence activities).

331.           As consideration for the provision of such services, pursuant to the Engagement Letter, ACI agreed to pay certain fees to BMO Capital Markets, including a retention fee of $350,000 (the "Retention Fee"), a monthly work fee of $200,000 per month until the termination of the Engagement Letter (the "Work Fee"), a Financing fee base on the Commitment amount of any DIP Financing (the "DIP Financing Fee"), a variable exit financing fee based on the gross cash proceeds of Financing (the "Financing Fee"). Additionally, the Engagement Letter provides for the payment of a completion fee upon a successful Restructuring (the "Completion Fee"). The calculation of the Completion Fee in connection with successful Restructuring will be based on the amount of ACI secured and unsecured debt and any other claims settled in the Restructuring process.

332.           The payments owing to BMO Capital Markets in respect of the Retention Fee, the Work Fee and, the DIP Financing Fee are to be secured by the Administra tion Charge (as defined below) sought by the Petitioners.

333.           The Monitor has reviewed the Engagement Letter and supports the above mentioned engagement of BMO Capital Markets.

8.6.             Foreign Proceedings

334.           As mentioned previously, some of the Petitioners conduct business in the United States.

335.           Following the issuance of the Initial Order contemplated in this Petition, ACI and ACCC intend to file proceedings under Chapter 15 of the U.S. Bankruptcy Code seeking recognition of the Petitioners' CCAA proceedings as a foreign main proceeding under applicable law. Other Petitioners may be required to do so.

8.7.             Other Relief

8.7.1.        Recognition of ABH's U.S. Proceedings

336.           As mentioned above, the 18.6 Petitioners seek, inter alia, the recognition in Canada of the automatic statutory stay of proceedings resulting from its filing of a voluntary Petition for relief under Chapter 11 of the U.S. Bankruptcy Code.

8.7.2.        Advances to Petitioners

337.           In order to ensure that each individual Petitioner does not fund, at the expense of its creditors, the operations of another entity, the Petitioners seek the granting of secured charges, the whole as set forth in the Sections  63 to 71 of the conclusions of this Petition.

8.7.3.        Cash management

338.           In order to ensure that the Petitioners can continue to access their existing bank accounts and cash management systems as described herein, the Petitioners seek the relief set forth in paragraph 20 of the conclusions of this Petition.

8.7.4.        Administration Charges

339.           The Abitibi Petitioners seek a Cdn$ 6  million administration charge the ("Abitibi Administration Charge"), which shall affect their assets, the whole as set forth in paragraph 76 of the conclusions of this Petition.

340.           The Bowater Petitioners seek a Cdn$ 2  million administration charge the ("Bowater Administration Charge"), which shall affect their assets, the whole as set forth in paragraph 77 of the conclusions of this Petition.

8.7.5.        Bowater Adequate Protection Charge

341.           The Bowater Petitioners seek a charge the ("Bowater Adequate Protection Charge"), which shall affect their assets, the whole as set forth in paragraph 68 of the conclusions of this Petition.

9.                   CONCLUSIONS

342.           The Initial Order being sought by the Petitioners is based on the standard CCAA Initial Order issued by the Superior Court of Québec, Commercial Division, while any changes thereto are underlined in the Draft Initial Order communicated as Exhibit R- 25 .

343.           For the reasons set forth above, the Petitioners believe it is both appropriate and necessary that the relief being sought be granted. With such relief, the Petitioners will be able to restructure their business and affairs to maximize long term value for the benefit of all stakeholders.

344.           Considering the urgency of the situation, the Petitioners respectfully submit that the notices given for the presentation of this Petition are proper and sufficient.

345.           The Petitioners respectfully submit that this Petition should be granted in accordance with its conclusions.

346.           The present Petition is well founded in fact and in law.

WHEREFORE, MAY THIS COURT:

1.                   GRANT this Petition.

2.                   ISSUE an order pursuant to Sections 4, 5, 11 and 18.6 of the CCAA (the "Order"), divided under the following headings:

  (a)                Service (b)                Application of the CCAA (c)                 Effective Time (d)                Plan of Arrangement (e)                 Recognition of U.S. Proceedings (f)                  Procedural Consolidation (g)                Stay of Proceedings against the Petitioners, the Partnerships, the Property, the Directors or others (h)                Possession of Property and Carrying on Business (i)                  Securitization Program (j)                  Restructuring (k)                Directors Indemnification and Charge (l)                  BCFPI DIP Financing (m)              Inter-Company Advances (n)                Bowater Adequate Protection Charge (o)                Powers of the Monitor (p)                Appointment of Information Officer in Respect of U.S. Proceedings

  (q)                Approval and Appointment of Financial Advisor (r)                 Priorities and General Provisions Relating to CCAA Charges (s)                 General (t)                  Effect, Recognition and Assistance

Service

3.                   EXEMPT AbitibiBowater Inc. ("ABH"), Abitibi-Consolidated Inc. ("ACI"), the Petitioners listed on Schedule "A" hereto (collectively with ACI, the "Abitibi Petitioners"), Bowater Canadian Holdings Inc. ("BCHI") and the Petitioners listed on Schedule "B" hereto (collectively with BCHI, the "Bowater Petitioners") from having to serve the Petition and from any notice of presentation.

Application of the CCAA

4.                   DECLARE that the Abitibi Petitioners and the Bowater Petitioners (collectively the "Petitioners") are debtor companies to which the CCAA applies.

Effective time

5.                   DECLARE that from immediately after midnight (Montréal time) on the day prior to this Order (the "Effective Time") to the time of the granting of this Order, any act or action taken or notice given by any Person in respect of the Petitioners, the 18.6 Petitioners, the Directors or the Property (as those terms are defined hereinafter), are deemed not to have been taken or given, as the case may be, to the extent such act, action or notice would otherwise be stayed after the granting of this Order.

Plan of Arrangement

6.                   ORDER that the Petitioners shall file with this Court and submit to their creditors one or more plans of compromise or arrangement under the CCAA (collectively, the "Plan") between, among others, the Petitioners and one or more classes of their creditors as the Petitioners may deem appropriate, on or before the Stay Termination Date (as defined hereinafter) or such other time or times as may be allowed by this Court.

Recognition of U.S. Proceedings

7.                   ORDER AND DECLARE that the proceedings (the "US Proceedings") commenced by ABH and the Petitioners listed on Schedule "C" hereto (collectively, the "18.6 Petitioners") under Chapter 11 of the United States

Code in the United States Bankruptcy Court for the District of Delaware (the "US Court") be and are hereby recognized as foreign proceedings for purposes of Section 18.6 of the CCAA.

8.                   DECLARE that the 18.6 Petitioners are debtor companies within the meaning of the CCAA and, as such, are entitled to relief under Section 18.6 of the CCAA.

Procedural Consolidation

9.                   ORDER that the consolidation of these CCAA proceedings in respect of the Abitibi Petitioners, the Bowater Petitioners and the 18.6 Petitioners (collectively, the "Petitioners") shall be for administrative purposes only and shall not effect a consolidation of the assets and property of the Petitioners including, without limitation, for the purposes of any Plan or Plans that may be hereafter proposed.

Stay of Proceedings against the Petitioners, the Partnerships, the Property, the Directors or others

10.               ORDER that, until and including May 15 , 2009, or such later date as the Court may order (the "Stay Termination Date", the period from the date of this Order to the Stay Termination Date being referred to as the "Stay Period"), no right, legal or conventional, may be exercised and no proceeding, at law or under a contract, by reason of this Order or otherwise, however and wherever taken (collectively the "Proceedings") may be commenced or proceeded with by anyone, whether a person, firm, partnership, corporation, stock exchange, government, administration or entity exercising executive, legislative, judicial, regulatory or administrative functions (collectively, "Persons" and, individually, a "Person") against or in respect of the Petitioners, the 18.6 Petitioners and the entities listed on Schedule "D" hereto (the "Partnerships"), or any of the present or future property, assets, rights and undertakings of the Petitioners, the 18.6 Petitioners or the Partnerships, of any nature and in any location, whether held directly or indirectly by the Petitioners, the 18.6 Petitioners or the Partnerships, in any capacity whatsoever, or held by others for the Petitioners, the 18.6 Petitioners or the Partnerships (collectively, the "Property"), and all Proceedings already commenced against the Petitioners, the 18.6 Petitioners, the Partnerships or any of the Property, are stayed and suspended until the Court authorizes the continuation thereof, the whole subject to the provisions of the CCAA.

11.               ORDER that, without limiting the generality of the foregoing, during the Stay Period, all Persons having agreements, contracts or arrangements with the Petitioners, the 18.6 Petitioners, the Partnerships or in connection with any of the Property, whether written or oral, for any subject or purpose:

  (a)                are restrained from accelerating, terminating, cancelling, suspending, refusing to modify or extend on reasonable terms such agreements, contracts or arrange ments or the rights of the Petitioners, the 18.6 Petitioners, the Partnerships or any other Person thereunder; (b)                are restrained from modifying, suspending or otherwise interfering with the supply of any goods, services, or other benefits by or to such Person thereunder (including, without limitation, any directors' and officers' insurance, any telephone numbers, any form of telecommunications service, any oil, gas, electricity or other utility supply); and (c)                 shall continue to perform and observe the terms and conditions contained in such agreements, contracts or arrangements, so long as the Petitioners, the 18.6 Petitioners or the Partnerships pay the prices or charges for such goods and services received after the date of this Order as such prices or charges become due in accordance with the law or as may be hereafter negotiated (other than deposits whether by way of cash, letter of credit or guarantee, stand-by fees or similar items which the Petitioners, the 18.6 Petitioners or the Partnerships shall not be required to pay or grant);

    Unless the prior written consent of the Petitioners, the 18.6 Petitioners or the Partnerships, as well as that of the Monitor, is obtained or leave is granted by this Court.

12.               ORDER that, without limiting the generality of the foregoing and subject to Section 18.1 of the CCAA, if applicable, cash or cash equivalents placed on deposit by the Petitioners, the 18.6 Petitioners or the Partnerships with any Person during the Stay Period, whether in an operating account or otherwise for itself or for another entity, shall not be applied by such Person in reduction or repayment of amounts owing to such Person as of the date of this Order or due on or before the expiry of the Stay Period or in satisfaction of any interest or charges accruing in respect thereof; however, this provision shall not prevent any financial institution from: (i) reimbursing itself for the amount of any cheques drawn by the Petitioners, the 18.6 Petitioners or the Partnerships and properly honoured by such institution, or (ii) holding the amount of any cheques or other instruments deposited into the Petitioners',  the 18.6 Petitioners' or the Partnerships' account until those cheques or other instruments have been honoured by the financial institution on which they have been drawn.

13.               ORDER that, notwithstanding the foregoing, any Person who provided any kind of letter of credit, bond or guarantee (the "Issuing Party") at the request of the Petitioners, the 18.6 Petitioners or the Partnerships shall be required to continue honouring any and all such letters, bonds and guarantees, issued on or before the date of this Order; however, the Issuing Party shall be entitled, where applicable, to retain the bills of lading or shipping or other documents relating thereto until paid therefore.

14.               DECLARE that, to the extent any rights, obligations, or time or limitation periods, including, without limitation, to file grievances, relating to the Petitioners, the 18.6 Petitioners or Partnerships or any of the Property may expire, other than the term of any lease of real property, the term of such rights or obligations, or time or limitation periods shall hereby be deemed to be extended by a period equal to the Stay Period. Without limitation to the foregoing, in the event that the Petitioners, the 18.6 Petitioners or the Partnerships become bankrupt or a receiver within the meaning of paragraph 243(2) of the Bankruptcy and Insolvency Act (Canada) (the "BIA") is appointed in respect of the Petitioners, the 18.6 Petitioners or the Partnerships, the period between the date of this Order and the day on which the Stay Period ends shall not be calculated in respect of the Petitioners, the 18.6 Petitioners or the Partnerships in determining the 30-day periods referred to in Sections 81.1 and 81.2 of the BIA.

15.               ORDER that no Person may commence, proceed with or enforce any Proceedings against any former, present or future director or officer of the Petitioners, the 18.6 Petitioners, the Partnerships or any person that, by applicable legislation, is treated as a director of the Petitioners, the 18.6 Petitioners or the Partnerships, or that will manage in the future the business and affairs of the Petitioners, the 18.6 Petitioners or the Partnerships (each, a "Director", and collectively the "Directors") in respect of any claim against such Director that arose before this Order was issued and that relates to obligations of the Petitioners, the 18.6 Petitioners or the Partnerships for which such Director is or is alleged to be liable (as provided under Section 5.1 of the CCAA) until further order of this Court or until the Plan, if one is filed, is refused by the creditors or is not sanctioned by the Court.

16.               ORDER that no Person shall commence, proceed with or enforce any Proceedings against any of the Directors, officers, employees, legal counsel or financial advisers of the Petitioners, the 18.6 Petitioners, the Partnerships, the Monitor, the BI DIP Lenders (as defined hereinafter) or the legal counsel or financial advisers to the Monitor or to the BI DIP Lenders, for or in respect of the Restructuring (as defined hereinafter) or the formulation and implementation of the Plan without first obtaining leave of this Court, upon seven days written notice to the Petitioners' and the Partnerships' ad litem counsel and to all those referred to in this paragraph whom it is proposed be named in such Proceedings.

Possession of Property and Carrying on Business

17.               ORDER that, subject to the terms of this Order, the Petitioners shall remain in possession of their Property until further order in these proceedings.

18.               ORDER that the Petitioners and the Partnerships shall continue to carry on their business and financial affairs, including the business and affairs of any person, firm, joint venture or corporation owned by a Petitioner or in which a Petitioner owns an interest, in a manner consistent with the commercially reasonable preservation thereof.

19.               ORDER that the Petitioners and Partnerships shall be authorized and empowered to continue to retain and employ the employees, consultants, individual self-employed contractors, agents, experts, accountants, counsel and such other persons (collectively "Assistants") currently retained or employed by them, with liberty to retain such further Assistants as they deem reasonably necessary or desirable in the ordinary course of business or for the carrying out of the terms of this Order.

20.               ORDER that the Petitioners and the Partnerships shall be entitled to continue to utilize the existing centralized cash management systems currently in place as described in this Petition or, subject to the terms of the BI DIP Documents (as defined hereinafter), replace them with other substantially similar central cash management system(s) (together, the "Cash Management System") and that any present or future bank providing the Cash Management System shall not be under any obligation whatsoever to inquire into the propriety, validity or legality of any transfer, payment, collection or other action taken under the Cash Management System, or as to the use or application by the Petitioners or the Partnerships of funds transferred, paid, collected or otherwise dealt with in the Cash Management System, shall be entitled to provide the Cash Management System without any liability in respect thereof to any Person other than the Petitioners and the Partnerships, pursuant to the terms of the documentation applicable to the Cash Management System, and shall be, in its capacity as provider of the Cash Management System, an unaffected creditor under the Plan with regard to any claims or expenses it may suffer or incur in connection with the provision of the Cash Management System. The Monitor shall review and monitor the Cash Management System and report to this Court from time to time.

21.               ORDER that the Petitioners and the Partnerships shall be entitled but not required to pay the following expenses whether incurred prior to or after this Order:

  (a)                all outstanding and future wages, salaries, commissions, vacation pay, current pension contributions and other benefits, reimbursement of expenses (including, without limitation, amounts charged by employees to credit cards) and other amounts payable to former, current or future employees, officers or directors on or after the date of this Order, in each case incurred in the ordinary course of business and consistent with existing compensation policies and arrangements; (b)                all outstanding and future amounts owing to or in respect of individuals working as independent contractors in connection with the Petitioners' business; (c)                 all outstanding amounts payable to third party customer brokers or agents on or after the date of this Order; (d)                all outstanding amounts payable on or after the date of this Order in respect of (i) customer programs including, inter alia, rebates, adjustments, performance and volume discounts and (ii) billing errors, including duplicative invoicing, improper invoicing, duplicative payment, mispricing and various other billing and payment errors; (e)                 the fees and disbursements of any Assistants retained or employed by the Petitioners or the Partnerships in respect of these proceedings, at their standard rates and charges; and (f)                  the interest, fees and expenses payable under the Canadian Credit Agreement (as defined hereinafter).

22.               ORDER that notwithstanding any other provision of this Order, the Petitioners and the Partnerships shall not make any past service contributions or special payments to funded pension plans maintained by the Petitioners or the Partnerships (the "Pension Plans") during the Stay Period, pending further order of this Court.

23.               ORDER that none of the Petitioners or the Partnerships, or their respective officers or directors shall incur any obligation, whether by way of debt, damages for breach of any duty, whether statutory, fiduciary, common law or otherwise, or for breach of trust, nor shall any trust be recognized, whether express, implied, constructive, resulting, deemed or otherwise, as a result of the failure of any Person to make any contribution or payments other than current cost contribution obligations ("Current Contributions") during the Stay Period that they might otherwise have become required to make to any pension plans maintained by a Petitioner or by a Partnership. Notwithstanding the foregoing and any other provision of this Order, the payment of Current Contributions shall be subject to the terms of the BI DIP Documents.

24.               ORDER that if any claim, lien, charge or trust arises as a result of the failure of any Person to make any contribution or payment (other than Current Contributions) during the Stay Period that such Person might otherwise have become required to make to any Pension Plans but for the stay provided for herein, no such claim lien, charge or trust shall be recognized in these proceedings or in any subsequent receivership, interim receivership or bankruptcy of any of the Petitioners or the Partnerships as having priority over the claims of the CCAA Charges as set out in this Order.

25.               ORDER that, except as otherwise provided to the contrary herein, the Petitioners and the Partnerships shall be entitled but not required to pay all reasonable expenses incurred by them in carrying on the business in the ordinary course from and after the date of this Order, and in carrying out the provisions of this Order, which expenses shall include, without limitation:

  (a)                all expenses and capital expenditures reasonably necessary for the preservation of their Property or the business including, without limitation, payments on account of insurance (including directors and officers insurance), maintenance and security services; and (b)                payment for goods or services actually supplied to the Petitioners or the Partnerships following the date of this Order.

26.               ORDER that, except as otherwise provided to the contrary herein, the Petitioners and the Partnerships shall remit, in accordance with legal requirements, or pay :

  (a)                any statutory deemed trust amounts in favour of the Crown in right of Canada or of any Province thereof or any other taxation authority which are required to be deducted from employees' wages, including, without limitation, amounts in respect of (i) employment insurance, (ii) Canada Pension Plan, (iii) Québec Pension Plan, and (iv) income taxes; (b)                amounts accruing and payable by a Petitioner or a Partnership in respect of employment insurance, Canada Pension Plan, workers compensation, employer health taxes and similar obligations of any jurisdiction with respect to employees; (c)                 all goods and services or other applicable sales taxes (collectively, "Sales Taxes") required to be remitted by the Petitioners or the Partnerships in connection with the sale of goods and services by the Petitioners or the Partnerships, but only where such Sales Taxes are accrued or collected after the date of this Order, or where such Sales Taxes were accrued or collected prior to the date of this Order but not required to be remitted until on or after the date of this Order; and

  (d)                any amount payable to the Crown in right of Canada or of any Province thereof or any political subdivision thereof or any other taxation authority in respect of municipal realty, municipal business or other taxes, assessments or levies of any nature or kind which are entitled at law to be paid in priority to claims of secured creditors and which are attributable to or in respect of the carrying on of the business by the Petitioners or the Partnerships.

27.               ORDER that, except as specifically permitted herein, the Petitioners and the Partnerships are hereby directed, until further Order of this Court: (a) to make no payments of principal, interest thereon or otherwise on account of amounts owing by the Petitioners or Partnerships to any of their creditors as of this date unless such amounts have been approved by the Monitor; (b) to grant no security interests, trust, liens, charges or encumbrances upon or in respect of any of their Property; and (c) to not grant credit or incur liabilities except in the ordinary course of the business.

28.               ORDER that the Petitioners and the Partnerships are authorized to pay any pre-filing amounts outstanding and to complete any outstanding transactions and engage in new transactions with each other and with any of their respective affiliates and other entities, partnerships and joint ventures within and among the ABH Group (as defined hereinafter) in which they have a direct or indirect ownership interest (the Petitioners collectively with Abitibi-Bowater US Holding LLC, Bowater Newsprint South LLC and Bowater Incorporated and their respective subsidiaries are referred to herein as the "ABH Group") and the Petitioners and the Partnerships may, inter alia,  continue on and after the date hereof to buy and sell goods and services and allocate, collect and pay costs, including without limitation head office expenses and shared goods and services, from and to each other and from and to the other members of the ABH Group in the ordinary course of business on terms consistent with existing arrangements or past practice (including without limitation, pursuant to the Securitization Program Agreements (as defined hereinafter) and sales of inventory by ACI to ACSC (as defined hereinafter).

Securitization Program

29.               ORDER that the execution and delivery by ACI of the " Omnibus Amendment No. 5 to Amended and Restated Receivables Purchase Agreement and Amendment No. 3 to Amended and Restated Purchase and Contribution Agreement and Waiver Agreement ", Exhibit R- 19 in support of the Petition , (the "Waiver Agreement") to:

 (a)                a certain Amended and Restated Receivables Purchase Agreement, dated as of January 31, 2008 (as heretofore amended, the "RPA"), Exhibit R- 17 in support of the Petition , among Abitibi-Consolidated U.S. Funding Corp. ("ACUSFC" ‑ a wholly-owned subsidiary of ACSC that is not a debtor in the US Proceedings), Eureka Securitisation, plc ("Eureka"), Citibank, N.A. ("Citibank"), Citibank, N.A. London Branch (the "Securitization Agent"), ACI, in its capacity as Subservicer and an Originator, and Abitibi-Consolidated Sales Corporation ("ACSC", a debtor in the US Proceedings), in its capacity as Servicer and an Originator; and

 (b)                a certain Amended and Restated Purchase and Contribution Agreement, dated as of January 31, 2008 (as heretofore amended, the "PCA"), Exhibit R- 16 in support of the Petition , among ACI and ACSC as Sellers and ACUSFC as Purchaser (the terms " Receivables " and  " Related Security " shall have the meanings attributed thereto in the PCA),   as well as all related documents and instruments executed or to be executed and delivered in connection therewith (as amended by the Waiver Agreement, collectively referred to as the "Receivables Agreements") are hereby ratified and approved.

30.               ORDERS that ACI is hereby authorized and empowered to perform or continue to perform its obligations, including the sale and servicing of Receivables and all Related Security, under the Receivables Agreements and under the following agreements to which it is a party, Exhibit R- 18 in support of the Petition:

  (a)                the Undertaking Agreement (Servicer) dated as of October 27, 2005 by ACI in favour of Eureka, Citibank and the other Banks (as defined in the RPA) that are party to the RPA, as amended; (b)                the Undertaking Agreement (Originator) dated as of October 27, 2005 by ACI in favour of ACI Funding, as amended; (c)                 the Deposit Account Control Agreement dated as of January 31, 2008 among ACUSFC, ACI, ACSC, Citibank and the Securitization Agent; (d)                the Blocked Accounts Agreement dated as of October 27, 2005 among ACI, ACSC, the Securitization Agent, Royal Bank of Canada and ACUSFC; (e)                 the Agreement Re: Pledged Deposit Accounts dated as of October 27, 2005 among ACSC, ACI, ACUSFC, the Securitization Agent and LaSalle Bank National Association; (f)                  the Second Amended and Restated Four Party Agreement for Sold Accounts (General) dated as of January 31, 2008 among Export Development Canada and Compagnie Française d'Assurance pour le Commerce Extérieur ‑ Canada Branch, ACI, ACUSFC, the Securitization Agent and Citibank; (g)                the Intercompany Agreement dated as of December 20, 2007 between ACI and ACSC; and (h)                the Accounts Receivable Policy (Shipments) General Terms and Conditions, plus the Coverage Certificate effective September 1, 2008 (together with all schedules and endorsements thereto) issued by Export Development Canada and Compagnie Française d'Assurance pour le Commerce Extérieur ‑ Canada Branch to ACI;   (collectively with the Receivables Agreements, the "Securitization Program Agreements").

31.               ORDER that ACI is hereby authorized and empowered to sell the relevant Receivables and Related Security to ACUSFC pursuant to and in accordance with the Securitization Program Agreements, and such sale shall be free and clear of any lien, claims, charges or encumbrances and other interests of any of ACI, ACSC, the Petitioners or their respective creditors, including any charges created pursuant to this Order.

32.               DECLARE that the transfers by ACI of its Receivables and Related Security to ACUSFC under the PCA shall constitute true sales under applicable non-bankruptcy law and are hereby deemed true sales and were or will be for fair consideration. Upon the transfer of the Receivables to ACUSFC, the Receivables and Related Security did (with respect to transfers occurring prior to the Effective Time as defined in the RPA) and will (with respect to transfers occurring on or after the date hereof) become the sole property of ACUSFC, and none of the Petitioners, nor any creditors of the Petitioners, shall retain any ownership rights, claims, liens or interests in or to the Receivables and Related Security, or any proceeds therefrom including, without limitation, pursuant to any theory of substantive consolidation or otherwise.

33.               DECLARE that each Securitization Program Agreement constitutes a valid and binding obligation of ACI, enforceable against ACI in accordance with its terms and that the terms and conditions of the Securitization Program Agreements have been negotiated in good faith and at arm's length and the transfers made or to be made and the obligations incurred or to be incurred shall be deemed to have been made for fair or reasonably equivalent value and in good faith.

34.               DECLARE that upon the transfer by ACI pursuant to the Securitization Program Agreements neither the Receivables nor the Related Security, nor the proceeds thereof, shall constitute property of the patrimonies of any of the Petitioners or their affiliates, including notwithstanding any intentional or inadvertent deposit of any proceeds of the Receivables in bank accounts owned or controlled by any of the Petitioners or their affiliates.

35.               DECLARE that notwithstanding: (i) these proceedings and any declaration of insolvency made herein; (ii) any bankruptcy application or bankruptcy motion filed pursuant to the BIA in respect of the Petitioners and any bankruptcy order or any assignment in bankruptcy made or deemed to be made in respect of the Petitioners; (iii) proceedings taken by ACI under Chapter 15 of Title 11 of The United States Code ("ACI's Chapter 15 Proceedings"); or (iv) the provisions of any federal or provincial statute, the transfers of Receivables and Related Security made by ACI pursuant to the Securitization Program Agreements and this Order do not and will not constitute settlements, fraudulent preferences, fraudulent conveyances or other challengeable or reviewable transactions or conduct meriting an oppression remedy under any applicable law.

36.               DECLARE that t he performance by ACI, ACSC and ACUSFC of their respective obligations under the Securitization Program Agreements, and the consummation of the transactions contemplated by the Securitization Program Agreements, and the conduct by ACI, ACSC and ACUSFC of their respective businesses, whether occurring prior to or subsequent to the Effective Time, do not, and shall not, provide a basis for a substantive consolidation of the assets and liabilities of ACI and ACSC, or any of them, with the assets and liabilities of ACUSFC or a finding that the separate corporate identities of ACI, ACSC and ACUSFC may be ignored. Notwithstanding any other provision of this Order, the Agent, Citibank, Eureka and the other parties thereto have agreed to enter into the Securitization Program Agreements in express reliance on ACUSFC being a separate and distinct legal entity, with assets and liabilities separate and distinct from those of any of the Petitioners.

37.               DECLARE that the transfers of Receivables and Related Security by ACI pursuant to the Securitization Program Agreements and this Order shall be valid and enforceable as against all Persons, including, without limitation, any trustee in bankruptcy, receiver, receiver and manager or interim receiver of the Petitioners, for all purposes.

38.               DECLARE , for greater certainty, that the Facility Termination Date and the Commitment Termination Date (as each is defined in the Receivables Agreements) have not occurred as a consequence of the commencement of these proceedings, the US Proceedings, ACI's Chapter 15 Proceedings or the taking of corporate actions by ACI or ACSC to approve such proceedings, or the failure of ACI or ACSC to pay any debts that are otherwise stayed by any of the foregoing or the written admission by ACI or ACSC of its inability to pay such debts.

39.               ORDER AND DECLARE that collections of Receivables and other funds which are subject to the Deposit Account Control Agreement dated as of January 31, 2008, the Agreement Re: Pledged Deposit Accounts dated as of October 27, 2005 and the Second Amended and Restated Four Party Agreement for Sold Accounts (General), dated as of January 31, 2008 referred to above, shall be processed and transferred pursuant to such deposit account agreements and each deposit bank party thereto is directed to comply therewith.

40.               ORDER that ACI is hereby authorized and empowered to make, execute and deliver all instruments and documents and perform all other acts (including, without limitation, the perfection of ACUSFC's ownership interest in the Receivables) that may be required in connection with the Securitization Program Agreements and the transactions contemplated thereby; it being expressly contemplated that pursuant to the terms of the Securitization Program Agreements, ACI and ACSC shall be expressly authorized and empowered to service, administer and collect the Receivables on behalf of ACUSFC pursuant to the Securitization Program Agreements, and with respect to ACI, ACSC and ACUSFC, each shall be expressly authorized and empowered to make, execute and deliver all instruments and documents and perform all other acts that may be required in connection with the Securitization Program Agreements and the transactions contemplated thereby.

41.               ORDER that ACI is hereby authorized and empowered to use the proceeds of the arrangements contemplated by the Securitization Program Agreements in the operation of the Petitioners' businesses, provided however, that the use of the proceeds are consistent with the terms of the Securitization Program Agreements, this Order or as may otherwise be agreed in writing by the Securitization Agent.

42.               ORDER AND DECLARE t hat without limiting ACI's duty to comply with and fulfill any obligations under the Securitization Program Agreements, ACI shall perform and pay all indemnification and other obligations to the Securitization Agent, Eureka, Citibank and any other Indemnified Parties (as defined in the RPA) under the Securitization Program Agreements, all obligations to ACUFSC under the Securitization Program Agreements, and all of its obligations in respect of the Insurance Policy (as defined in the RPA).

43.               ORDER AND DECLARE that, notwithstanding the terms of this Order, the parties to the Securitization Program Agreements other than ACI shall in that capacity be unaffected in these proceedings and by any plan of compromise or arrangement proposed by any of the Petitioners under the CCAA or by any proposal filed by any of the Petitioners under the BIA, and for greater certainty, paragraph 46(f) of this Order shall not apply to the Securitization Program Agreements.

44.               DECLARE that this Order shall not stay or otherwise apply to restrict in any way the exercise of any rights of any Person under any of the Securitization Program Agreements.

45.               ORDER AND DECLARE that subject to further order of this Court, no order shall be made varying, rescinding, or otherwise affecting paragraph 28 hereof in respect of the Securitization Program, or inventory sales by ACI and the sale of inventory by ACI to ACSC and paragraphs 29 to 45 hereof or any other reference to the Securitization Program or the Securitization Program Agreements herein, unless either (a) notice of a motion for such order is served on the Securitization Agent and ACI by the moving party within seven (7) days after that party was served with this Order or (b) the Securitization Agent and ACI apply for or consent to such order.

Restructuring

46.               DECLARE that, to facilitate the orderly restructuring of their business and financial affairs (the "Restructuring"), the Petitioners and Partnerships shall have the right, subject to approval of the Monitor or further order of the Court and to:

  (a)                permanently or temporarily cease, downsize or shut down any of their operations or locations as they deem appropriate and make provisions for the consequences thereof in the Plan; (b)                pursue all avenues to market and sell, subject to subparagraph (c), their Property, in whole or part; (c)                 convey, transfer, assign, lease, or in any other manner dispose of their Property, in whole or in part, provided that the price in each case does not exceed $ 10 million or $ 50 million in the aggregate, and provided that Petitioners or Partnerships apply any proceeds thereof in accordance with the Interim Financing Documents (as defined hereinafter) and the Securitization Program Agreements; (d)                terminate the employment of such of their employees or temporarily or permanently lay off such of their employees as they deem appropriate and, to the extent any amounts in lieu of notice, termination or severance pay or other amounts in respect thereof are not paid in the ordinary course, make provision for any consequences thereof in the Plan, as the Petitioners or Partnerships may determine;

  (e)                 subject to paragraphs  48 and 49 hereof, vacate or abandon any leased real property or repudiate any lease and ancillary agreements related to any leased premises as they deem appropriate, provided that the Petitioners or Partnerships give the relevant landlord at least seven days prior written notice, on such terms as may be agreed between the Petitioners or Partnerships and such landlord, or failing such agreement, to make provision for any consequences thereof in the Plan; and (f)                  repudiate such of their agreements, contracts or arrangements of any nature whatsoever, whether oral or written, as they deem appropriate, on such terms as may be agreed between the Petitioners or Partnerships and the relevant party, or failing such agreement, to make provision for the consequences thereof in the Plan and to negotiate any amended or new agreements or arrangements.

47.               DECLARE that, in order to facilitate the Restructuring, the Petitioners and Partnerships may, subject to approval of the Monitor:

  (a)                settle claims of customers and suppliers that are in dispute; and (b)                subject to further orders from this Court, establish a plan for the retention of key employees and the making of retention payments or bonuses in connection therewith.

48.               DECLARE that, if leased premises are vacated or abandoned by the Petitioners or Partnerships pursuant to subparagraph 46 (e), the landlord may take possession of any such leased premises without waiver of, or prejudice to, any claims or rights of the landlord against the Petitioners or Partnerships , provided the landlord mitigates its damages, if any, and re-leases any such leased premises to third parties on such terms as any such landlord may determine.

49.               ORDER that the Petitioners and Partnerships shall provide to any relevant landlord notice of the Petitioners' or Partnerships' intention to remove any fixtures or leasehold improvements at least seven days in advance. If the Petitioners or Partnerships have already vacated the leased premises, they shall not be considered to be in occupation of such location pending the resolution of any dispute.

50.               DECLARE that, pursuant to sub-paragraph 7(3)(c) of the Personal Information Protection and Electronic Documents Act, S.C. 2000, c.5, the Petitioners and Partnerships are permitted, in the course of these proceedings, to disclose personal information of identifiable individuals in their possession or control to stakeholders or prospective investors, financiers, buyers or strategic partners and to their advisers (individually, a "Third Party"), but only to the extent desirable or required to negotiate and complete the Restructuring or the preparation and implementation of the Plan or a transaction for that purpose, provided that the Persons to whom such personal information is disclosed enter into confidentiality agreements with the Petitioners or Partnerships binding them to maintain and protect the privacy of such information and to limit the use of such information to the extent necessary to complete the transaction or Restructuring then under negotiation. Upon the completion of the use of personal information for the limited purpose set out herein, the personal information shall be returned to the Petitioners or Partnerships or destroyed. In the event that a Third Party acquires personal information as part of the Restructuring or the preparation and implementation of the Plan or a transaction in furtherance thereof, such Third Party may continue to use the personal information in a manner which is in all respects identical to the prior use thereof by the Petitioners or Partnerships.

Directors' Indemnification and Charge

51.               ORDER that, in addition to any existing indemnities, the Petitioners shall indemnify each of the Directors from and against the following (collectively, "D&O Claims"):

  (a)                all costs (including, without limitation, full defence costs), charges, expenses, claims, liabilities and obligations, of any nature whatsoever, which may arise on or after the date of this Order (including, without limitation, an amount paid to settle an action or a judgment in a civil, criminal, administrative or investigative action or proceeding to which a Director may be made a party), provided that any such liability relates to such Director in that capacity, and, provided that such Director (i) acted honestly and in good faith in the best interests of the Petitioners and Partnerships and (ii) in the case of a criminal or administrative action or proceeding in which such Director would be liable to a monetary penalty, such Director had reasonable grounds for believing his or her conduct was lawful, except if such Director has actively breached any fiduciary duties or has been grossly negligent or guilty of willful misconduct; and (b)                all costs, charges, expenses, claims, liabilities and obligations relating to the failure of the Petitioners or Partnerships to make any payments or to pay amounts in respect of employee or former employee entitlements to wages, vacation pay, termination pay, severance pay, pension or other benefits, or any other amount for services performed prior to or after the date of this Order and that such Directors sustain, by reason of their association with the Petitioners as a Director, except to the extent that they have actively breached any fiduciary duties or have been grossly negligent or guilty of willful misconduct.

The foregoing shall not constitute a contract of insurance or other valid and collectible insurance, as such term may be used in any existing policy of insurance issued in favour of the Petitioners, the Partnerships or any of the Directors.

52.               DECLARE that, as security for the obligation of the Abitibi Petitioners to indemnify the Directors of the Abitibi Petitioners pursuant to paragraph 51hereof, the Directors of the Abitibi Petitioners are hereby granted a hypothec on, mortgage of, lien on and security interest in the Property of the Abitibi Petitioners (other than the Property subject to the Securitization Program Agreements) to the extent of the aggregate amount of $ 75 million (the "Abitibi D&O Charge"), having the priority established by paragraphs  89 and 91 hereof. Such Abitibi D&O Charge shall not constitute or form a trust. Such Abitibi D&O Charge, notwithstanding any language in any applicable policy of insurance to the contrary, shall only apply to the extent that the Directors of the Abitibi Petitioners do not have coverage under any directors' and officers' insurance, which shall not be excess insurance to the Abitibi D&O Charge. In respect of any D&O Claim against any of the Directors of the Abitibi Petitioners (collectively, the "Abitibi Respondent Directors"), if such Abitibi Respondent Directors do not receive confirmation from the applicable insurer within 21 days of delivery of notice of the D&O Claim to the applicable insurer, confirming that the applicable insurer will provide coverage for and indemnify the Abitibi Respondent Directors, then, without prejudice to the subrogation rights hereinafter referred to, the Abitibi Petitioners shall pay the amount of the D&O Claim upon expiry. Failing such payment, the Abitibi Respondent Directors may enforce the Abitibi D&O Charge provided that the Abitibi Respondent Directors shall reimburse the Abitibi Petitioners to the extent that they subsequently receive insurance benefits for the D&O Claim paid by the Abitibi Petitioners, and provided further that the Abitibi Petitioners shall, upon payment, be subrogated to the rights of the Abitibi Respondent Directors to recover payment from the applicable insurer as if no such payment had been made.

53.               DECLARE that, as security for the obligation of the Bowater Petitioners to indemnify the Directors of the Bowater Petitioners pursuant to paragraph 51hereof, the Directors of the Bowater Petitioners are hereby granted a hypothec on, mortgage of, lien on and security interest in the Property of the Bowater Petitioners to the extent of the aggregate amount of $ 25 million (the "Bowater D&O Charge"), having the priority established by paragraphs  90 and 91 hereof. Such Bowater D&O Charge shall not constitute or form a trust. Such Bowater D&O Charge, notwithstanding any language in any applicable policy of insurance to the contrary, shall only apply to the extent that the Directors of the Bowater Petitioners do not have coverage under any directors' and officers' insurance, which shall not be excess insurance to the Bowater D&O Charge. In respect of any D&O Claim against any of the Directors of the Bowater Petitioners (collectively, the "Bowater Respondent Directors"), if such Bowater Respondent Directors do not receive confirmation from the applicable insurer within 21 days of delivery of notice of the D&O Claim to the applicable insurer, confirming that the applicable insurer will provide coverage for and indemnify the Bowater Respondent Directors, then, without prejudice to the subrogation rights hereinafter referred to, and subject to the terms of the BI DIP Documents (as defined hereinafter), the Bowater Petitioners shall pay the amount of the D&O Claim upon expiry. Failing such payment, the Bowater Respondent Directors may enforce the Bowater D&O Charge provided that the Bowater Respondent Directors shall reimburse the Bowater Petitioners to the extent that they subsequently receive insurance benefits for the D&O Claim paid by the Bowater Petitioners, and provided further that the Bowater Petitioners shall, upon payment, be subrogated to the rights of the Bowater Respondent Directors to recover payment from the applicable insurer as if no such payment had been made.

BCFPI DIP Financing

54.               ORDER that the Bowater Petitioners are hereby authorized and empowered to enter into, obtain and borrow under credit facilities provided pursuant to a Senior Secured Superpriority Debtor in Possession Credit Agreement among Avenue Investments, L.P. ,  as a lender, Fairfax Financial Holdings Limited ("Fairfax"), as a lender, the other lenders party thereto from time to time (collectively, the "BI DIP Lenders" and , Fairfax as Administrative Agent and Collateral Agent (the Administrative Agent and the Collateral Agent, collectively, the "BI DIP Agent") substantially in the form communicated as Exhibit R- 23 in support of the Petition (subject to such non-material amendments and modifications as the parties may agree with a copy thereof being provided in advance to the Monitor) (the "BI DIP Credit Agreement"), provided that borrowings under such credit facility shall not exceed the principal amount of US$ 600 million unless permitted by further Order of this Court, and the BI DIP Credit Agreement is hereby approved.

55.               ORDER that the Bowater Petitioners are hereby authorized and empowered to execute and deliver the BI DIP Credit Agreement and such commitment letters, fee letters, credit agreements, mortgages, charges, hypothecs and security documents, guarantees and other definitive documents (collectively, with the BI DIP Credit Agreement, the "BI DIP Documents"), as are contemplated by the BI DIP Credit Agreement or as may be reasonably required by the BI DIP Lenders or the BI DIP Agent pursuant to the terms thereof, and the Bowater Petitioners are hereby authorized and directed to pay and perform all of their indebtedness, interest, fees, liabilities and obligations to the BI DIP Lenders and the BI DIP Agent under and pursuant to the BI DIP Documents as and when the same become due and are to be performed, notwithstanding any other provision of this Order.

56.               ORDER that all of the Property of the Bowater Petitioners is hereby charged by a movable or immovable hypothec, mortgage, lien and security interest to the extent of the aggregate amount of US$ 600 million (such hypothec, mortgage, lien and security interest, together with any other hypothec, mortgage, lien or security interest created or contemplated by the DIP Documents, the "BI DIP Lenders Charge") in favour of the BI DIP Agent, in its capacity as Collateral Agent, for and on behalf of the Secured Parties (as defined in the BI DIP Credit Agreement) (collectively, the "BI DIP Secured Parties") as security for all obligations of the Bowater Petitioners to the BI DIP Secured Parties with respect to all amounts owing, including principal, interest and the BI DIP Lenders Expenses (as defined hereinafter) and all obligations required to be performed under or in connection with the BI DIP Documents. The BI DIP Lenders Charge shall have the priority established by paragraphs 90 and 91 hereof.

57.               ORDER that, notwithstanding any other provision of this Order, the Bowater Petitioners shall pay to the BI DIP Agent and the BI DIP Lenders when due all amounts owing (including principal, interest, fees and expenses, including without limitation, all fees and disbursements of counsel and all other advisers to or agents of the BI DIP Agent and the BI DIP Lenders on a full indemnity basis (the "BI DIP Lenders Expenses")) under the BI DIP Documents and shall perform all of their other obligations to the BI DIP Agent and to the BI DIP Lenders pursuant to the BI DIP Documents and this Order.

58.               ORDER that the claims of the BI DIP Agent and the BI DIP Lenders pursuant to the BI DIP Documents shall not be compromised or arranged pursuant to the Plan or these proceedings and the BI DIP Agent and the BI DIP Lenders, in that capacity, shall be treated as unaffected creditors in these proceedings and in any Plan or any proposal filed by a Bowater Petitioner under the BIA.

59.               ORDER that the BI DIP Agent and the BI DIP Lenders may:

  (a)                notwithstanding any other provision of this Order, take such steps from time to time as they may deem necessary or appropriate to register, record or perfect the BI DIP Lenders Charge and the BI DIP Documents in all jurisdictions where they deem it is appropriate; and (b)                notwithstanding the terms of paragraphs 10 and 11 hereof, upon the occurrence of an Event of Default (as defined in the BI DIP Documents), refuse to make any advance to the Bowater Petitioners and terminate, reduce or restrict any further commitment to the Bowater Petitioners to the extent any such commitment remains, set off or consolidate any amounts owing by the BI DIP Agent or by the BI DIP Lenders to the Bowater Petitioners against the obligations of the Bowater Petitioners to the BI DIP Agent and the BI DIP Lenders under the BI DIP Documents or the BI DIP Lenders Charge, make demand, accelerate payment or give other similar notices, and the foregoing rights and remedies of the BI DIP Lenders under this paragraph shall be enforceable against any trustee in bankruptcy, interim receiver, receiver or receiver and manager of the Bowater Petitioners or the Property of the Bowater Petitioners, the whole in accordance with and to the extent provided in the BI DIP Documents.

60.               ORDER that the BI DIP Lenders shall not take any enforcement steps under the BI DIP Documents or the BI DIP Lenders Charge without providing a five (5) business days (the "Notice Period") written enforcement notice of a default thereunder to the Bowater  Petitioners, the Monitor and to creditors requesting a copy of such notice. Upon expiry of such Notice Period, and notwithstanding any stay of proceedings provided herein, the BI DIP Agent and the BI DIP Lenders shall be entitled to take any and all steps and exercise all rights and remedies provided for under the BI DIP Documents and the BI DIP Lenders Charge and otherwise permitted at law, the whole in accordance with applicable provincial laws, but without having to send any notices under Section 244 of the BIA.

61.               ORDER that, subject to further order of this Court, no order shall be made varying, rescinding, or otherwise affecting paragraphs 54 to 61 hereof, the approval of the BI DIP Documents or the BI DIP Lenders Charge unless either (a) notice of a motion for such order is served on the Petitioners, the Monitor, the BI DIP Agent and the BI DIP Lenders by the moving party and returnable by no later than April 27 , 2009; or (b) the BI DIP Agent and the BI DIP Lenders apply for or consent to such order.

Inter-Company Advances

62.               ORDER that any Abitibi Petitioner is authorized to borrow, repay and reborrow (such party being an "ACI Inter-Company Borrower") from any member of the ABH Group (such party being an "ACI Inter-Company Lender"), such amounts from time to time as it may consider necessary or desirable on a revolving basis (the "ACI Inter-Company Advances") pursuant to a promissory note issued in favour of the ACI Inter-Company Lender as evidence thereof, to fund its ongoing expenditures and to pay such other amounts as are permitted by the terms of this Order.

63.               ORDER that all of the Property of an ACI Inter-Company Borrower (other than the Property subject to the Securitization Program Agreements) is hereby charged by a lien, mortgage and security interest (the "ACI Inter-Company Advances Charge") in favour of the ACI Inter-Company Lender as security for the obligations of the ACI Inter-Company Borrower to the ACI Inter-Company Lender with respect to the ACI Inter-Company Advances made to it. The ACI Inter-Company Advances Charge shall have the priority established by paragraphs  89 and 91 hereof .

64.               ORDER that the claims of the ACI Inter-Company Lender pursuant to the ACI Inter-Company Advances shall not be compromised or arranged pursuant to the Plan or these proceedings, but unless otherwise ordered, the exercise of any remedies by the ACI Inter-Company Lender in respect thereof under the ACI Inter-Company Advances Charge shall be subject to the stay provided for in this Order.

65.               ORDER that, subject to the terms of the BI DIP Documents, any Bowater Petitioner is authorized to borrow, repay and reborrow (such party being a "BI Inter-Company Borrower") from any member of the ABH Group (such party being a "BI Inter-Company Lender"), such amounts from time to time as it may consider necessary or desirable on a revolving basis (the "BI Inter-Company Advances") pursuant to a promissory note issued in favour of the BI Inter-Company Lender as evidence thereof, to fund its ongoing expenditures and to pay such other amounts as are permitted by the terms of this Order.

66.               ORDER that all of the Property of an BI Inter-Company Borrower is hereby charged by a lien, mortgage and security interest the ("BI Inter-Company Advances Charge") in favour of the BI Inter-Company Lender as security for the obligations of the BI Inter-Company Borrower to the BI Inter-Company Lender with respect to the BI Inter-Company Advances made to it. The BI Inter-Company Advances Charge shall have the priority established by paragraphs 90 and 91 .

67.               ORDER that the claims of the BI Inter-Company Lender pursuant to the BI Inter-Company Advances shall not be compromised or arranged pursuant to the Plan or these proceedings, but unless otherwise ordered, the exercise of any remedies by the BI Inter-Company Lender in respect thereof under the BI Inter-Company Advances Charge shall be subject to the stay provided for in this Order.

Bowater Adequate Protection Charge

68.               ORDER that all of the Property of the Bowater Petitioners is hereby charged by a lien, mortgage and security interest the ("Bowater Adequate Protection Charge") as security for the diminution in the value of the BI Bank Syndicate Security (as defined below), if any, subsequent to April 16, 2009 by sale, lease or use of the BI Bank Syndicate Security.  The Bowater Adequate Protection Charge shall have the priority established by paragraphs 90 and 91 hereof .

69.               ORDER that the obligations secured and the Property affected by the Bowater Adequate Protection Charge shall be subject to approval of such charge in the US Proceedings and, in the event a lesser charge is approved or a lesser obligation is secured, the Bowater Adequate Protection Charge shall be reduced pro tanto. The exercise of any remedies under the Bowater Adequate Protection Charge shall be subject to the stay provided for in this Order.

Powers of the Monitor

70.               ORDER hat Ernst & Young Inc. is hereby appointed to monitor the business and financial affairs of the Petitioners and Partnerships as an officer of this Court and that the Monitor shall, in addition to the duties and functions referred to in Section 11.7 of the CCAA:

  (a)                give notice of this Order, within 10 days, to every known creditor of the Petitioners having a claim of more than $5,000.00 against it, advising that such creditor may obtain a copy of this Order on the internet at the website of the Monitor (the "Website") or, failing that, from the Monitor and the Monitor shall, upon request,  so provide it. Such notice shall be deemed sufficient in accordance with Subsection 11(5) of the CCAA; (b)                review and monitor the receipts and disbursements of the Petitioners and Partnerships including without limitation the intercompany transactions referred to in paragraphs 28 and 62 to 67 of this Order; (c)                 assist the Petitioners, to the extent required by the Petitioners and Partnerships, in dealing with their creditors and other interested Persons during the Stay Period; (d)                assist the Petitioners, to the extent required by the Petitioners and Partnerships, with the preparation of their cash flow projections and any other projections or reports and the development, negotiation and implementation of the Plan; (e)                 advise and assist the Petitioners, to the extent required by the Petitioners and Partnerships, to review the Petitioners' and Partnerships' business and assess opportunities for cost reduction, revenue enhancement and operating efficiencies; (f)                  assist the Petitioners, to the extent required by the Petitioners and Partnerships, with the Restructuring and in their negotiations with their creditors and other interested Persons and with the holding and administering of any meetings held to consider the Plan;

(g)                report to the Court on the state of the business and financial affairs of the Petitioners and Partnerships or developments in these proceedings or any related proceedings within the time limits set forth in the CCAA and at such time as considered appropriate by the Monitor or as the Court may order; (h)                report to this Court and interested parties, including but not limited to creditors affected by the Plan, with respect to the Monitor's assessment of, and recommendations with respect to, the Plan; (i)                  retain and employ such agents, advisers and other assistants as are reasonably necessary for the purpose of carrying out the terms of this Order, including, without limitation, one or more entities related to or affiliated with the Monitor; (j)                  engage legal counsel to the extent the Monitor considers necessary in connection with the exercise of its powers or the discharge of its obligations in these proceedings and any related proceedings, under this Order or under the CCAA; (k)                may act as a foreign representative of the Petitioners in any proceedings outside of Canada; (l)                  may give any consents or approvals as are contemplated by this Order; and (m)              perform such other duties as are required by this Order, the CCAA or this Court from time to time.

The Monitor shall not otherwise interfere with the business and financial affairs carried on by the Petitioners and Partnerships, and the Monitor is not empowered to take possession of the Property nor to manage any of the business and financial affairs of the Petitioners and Partnerships.

71.               ORDER that the Petitioners and their directors, officers, employees and agents, accountants, auditors and all other Persons having notice of this Order shall forthwith provide the Monitor with unrestricted access to all of the Property, including, without limitation, the premises, books, records, data, including data in electronic form, and all other documents of the Petitioners and Partnerships in connection with the Monitor's duties and responsibilities hereunder.

72.               DECLARE that the Monitor may provide creditors and other relevant stakeholders of the Petitioners with information in response to requests made by them in writing addressed to the Monitor and copied to the Petitioners' counsel. The Monitor shall not have any duties or liabilities in respect of such information disseminated by it pursuant to the provisions of this Order or the CCAA, other than as provided in paragraph 74hereof. In the case of information that the Monitor has been advised by the Petitioners, the BI DIP Agent or the BI DIP Lenders is confidential, proprietary or competitive, the Monitor shall not provide such information to any Person without the consent of the Petitioners, the BI DIP Agent and the BI DIP Lenders unless otherwise directed by this Court.

73.               DECLARE that the Monitor shall not be, nor be deemed to be, an employer or a successor employer of the employees of the Petitioners and Partnerships or a related employer in respect of the Petitioners and Partnerships within the meaning of any federal, provincial or municipal legislation governing employment, labour relations, pay equity, employment equity, human rights, health and safety or pensions or any other statute, regulation or rule of law or equity for any similar purpose and, further, that the Monitor shall not be, nor be deemed to be, in occupation, possession, charge, management or control of the Property or business and financial affairs of the Petitioners pursuant to any federal, provincial or municipal legislation, statute, regulation or rule of law or equity which imposes liability on the basis of such status, including, without limitation, the Environment Quality Act (Québec), the Canadian Environmental Protection Act, 1999 or the Act Respecting Occupational Health and Safety (Québec) or similar other federal or provincial legislation.

74.                DECLARE that, in addition to the rights and protections afforded to the Monitor by the CCAA, this Order or its status as an officer of the Court, the Monitor shall not incur any liability or obligation as a result of its appointment and the fulfilment of its duties or the provisions of this Order, save and except any liability or obligation arising from the gross negligence or willful misconduct, and no action or other proceedings shall be commenced against the Monitor relating to its appointment, its conduct as Monitor or the carrying out the provisions of any order of this Court, except with prior leave of this Court, on at least seven days notice to the Monitor and its counsel.

75.               ORDER that the Petitioners shall pay the fees and disbursements of the Monitor, the Monitor's legal counsel, the Petitioners' legal counsel and other advisers, incurred in connection with or with respect to the Restructuring, whether incurred before or after this Order, and shall provide each with a reasonable retainer in advance on account of such fees and disbursements, if so requested.

76.               DECLARES that the Monitor, the Monitor's legal counsel, the Abitibi Petitioners' legal counsel and other advisers, as security for the professional fees and disbursements incurred both before and after the making of this Order by the Abitibi Petitioners in respect of these proceedings, the Plan and the Restructuring, in addition to the retainers referred to paragraph 75 hereof, be entitled to the benefit of and are hereby granted a hypothec on, mortgage of, lien on, and security interest in the Property of the Abitibi Petitioners (other than the Property subject to the Securitization Program Agreements) to the extent of the aggregate amount of $ 6 million (the "Abitibi Administration Charge"), having the priority established by paragraphs 89 and 91 hereof.

77.               DECLARE that the Monitor, the Monitor's legal counsel, the Bowater Petitioners' legal counsel and other advisers, as security for the professional fees and disbursements incurred both before and after the making of this Order by the Bowater Petitioners in respect of these proceedings, the Plan and the Restructuring, in addition to the retainers referred to paragraph 75 hereof, be entitled to the benefit of and are hereby granted a hypothec on, mortgage of, lien on, and security interest in the Property of the Bowater Petitioners to the extent of the aggregate amount of $ 2 million (the "Bowater Administration Charge"), having the priority established by paragraphs 90 and 91 hereof.

Appointment of Information Officer in Respect of U.S. Proceedings

78.               ORDERS that, in respect of the U.S. Proceedings of the 18.6 Petitioners, Ernst & Young Inc. is hereby appointed as an information officer with the powers and obligations set out herein (the "Information Officer").

79.               ORDER that the Information Officer shall report to this Court at such times and intervals as the Information Officer deems appropriate and, in any event, shall deliver a report to this Court at least once every two months outlining the status of the U.S. Proceedings of the 18.6 Petititioners, and such other information as the Information Officer believes to be material with copies of such reports provided to the BI DIP Agent and the BI DIP Lenders and report to the BI DIP Lenders on such additional issues related thereto upon the request of the BI DIP Agent and the BI DIP Lenders or their counsel.

80.               ORDER that, in addition to the rights and protections afforded to the Information Officer as an officer of this Court, the Information Officer shall incur no liability or obligation as a result of its appointment or the carrying out of the provisions of this Order, save and except from a failure to act in good faith and to take reasonable care. Nothing in this Order shall derogate from the protections afforded to the Information Officer by the CCAA or any applicable legislation.

81.               ORDER that the Information Officer shall provide any creditor of the 18.6 Petitioners located in Canada with information provided by the 18.6 Petitioners in response to reasonable requests for information made in writing by such creditor addressed to the Information Officer. The Information Officer shall not have any responsibility or liability with respect to the information disseminated by it pursuant to this paragraph. In the case of information that the Information Officer has been advised by the 18.6 Petitioners is confidential, the Information Officer shall not provide such information to creditors unless as otherwise directed by this Court or on such terms as the Information Officer and the 18.6 Petitioners may agree upon.

82.               ORDER that the Information Officer shall not take possession of the Property and shall take no part whatsoever in the management or supervision of the management of the business of the 18.6 Petitioners and shall not, by fulfilling its obligations hereunder, be deemed to have taken or maintained possession or control of the business or Property of the 18.6 Petitioners, or any part thereof.  For greater certainty, the Information Officer shall not employ any employee of the 18.6 Petitioners;

83.               ORDER that nothing herein contained shall require the Information Officer to occupy or to take control, care, charge, possession or management of any of the Property of the 18.6 Petitioners that might be environmentally contaminated, might be a pollutant or a contaminant, or might cause or contribute to a spill, discharge, release or deposit of a substance contrary to any federal, provincial or other law respecting the protection, conservation, enhancement, remediation or rehabilitation of the environment or relating to the disposal of waste or other contamination including, without limitation, the Environment Quality Act (Quebec), the Canadian Environmental Protection Act, 1999 or similar other federal or provincial legislation and regulations under such legislation (the "Environmental Legislation"), provided however that nothing herein shall exempt the Information Officer from any duty to report or make disclosure imposed by applicable Environmental Legislation. The Information Officer shall not, as a result of this Order or anything done in pursuance of the Information Officer's duties and powers under this Order, be deemed to be in possession of any of the Property of the 18.6 Petitioners within the meaning of any Environmental Legislation, unless it is actually in possession of such property.

Approval of Appointment of Financial Advisor

84.               AUTHORIZE the appointment of BMO Nesbitt Burns Inc. ("BMO Capital Markets") as financial advisor pursuant to the terms of the engagement letter dated March 31, 2009 (the "Engagement Letter") entered into by ACI. ACI is authorized to enter into the Engagement Letter and to carry out and perform its rights and obligations thereunder (including payment of amounts due to be paid pursuant to the terms of the Engagement Letter) and the Engagement Letter shall be binding upon ACI.

85.               ORDER that, without limiting the provisions of this Order, the Abitibi Petitioners shall pay, from time to time, certain fees to BMO Capital Markets, including a retention fee of $350,000.00 (the "Retention Fee"), a work fee of $200,000.00 per month until the termination of the Engagement Letter (the "Work Fee"), a financing fee based on the commitment amount of any DIP financing (the "DIP Financing Fee") and the reimbursement of disbursements (and including any taxes on any of the foregoing) pursuant to the Engagement Letter (collectively, the "BMO Obligations").

86.               DECLARE that BMO Capital Markets, as security for the BMO Obligations, shall be entitled to and is hereby granted the benefit of the Administration Charge on a pari passu basis with all other beneficiaries of the Administration Charge.

87.               DECLARE that all claims of BMO Capital Markets pursuant to the Engagement Letter are not claims that may be compromised pursuant to any plan of compromise or arrangement under the CCAA or proposal under the BIA and no such plan or proposal shall be approved that does not provide for the payment of the BMO Obligations pursuant to the terms of the Engagement Letter.

88.               ORDER that notwithstanding:

  (a)                the pendency of these proceedings; (b)                any applications for a bankruptcy order now or hereafter issued pursuant to the BIA in respect of the Abitibi Petitioners and any bankruptcy order issued pursuant to any such applications; and (c)                 any assignment in bankruptcy made in respect of the Abitibi Petitioners;

the terms of the Engagement Letter and any payments made or actions taken pursuant thereto shall be binding on any trustee in bankruptcy that may be appointed in respect of the applicable Abitibi Petitioners and shall not be void or voidable by creditors of the applicable Abitibi Petitioners, nor shall it constitute nor be deemed to be a settlement, fraudulent preference, assignment, fraudulent conveyance or other reviewable transaction under the BIA or any other applicable federal or provincial legislation, nor shall it or they constitute oppressive or unfairly prejudicial conduct pursuant to any applicable federal or provincial legislation.

Priorities and General Provisions Relating to CCAA Charges

89.               DECLARE that the priorities of the Abitibi Administration Charge, Abitibi D&O Charge, ACI Inter-Company Advances Charge and any charge granted by this Court to secure a DIP financing of the Abitibi Petitioners (collectively, the "Abitibi CCAA Charges"), as between them with respect to any Property of the Abitibi Petitioners to which they apply, shall be as follows:

  (a)                first, the Abitibi Administration Charge; (b)                second, the Abitibi D&O Charge, up to a maximum of $ 22.5 million (the "Abitibi D&O First Tranche") ; (c)                 third, any charge securing a DIP financing of the Abitibi Petitioners authorized by further order of this Court ; (d)                fourth, the ACI Inter-Company Advances Charge; and (e)                 fifth, the Abitibi D&O Charge in respect of the balance of amounts, if any, secured thereby (the "Abitibi D&O Second Tranche") .

90.               DECLARE that the priorities of the Bowater Administration Charge, Bowater D&O Charge, BI DIP Lenders Charge, Bowater Adequate Protection Charge and BI Inter-Company Advances Charge (collectively, the "Bowater CCAA Charges"), as between them with respect to any Property of the Bowater Petitioners to which they apply, shall be as follows:

  (a)                first, the Bowater Administration Charge; (b)                second, the Bowater D&O Charge, up to a maximum of $ 7.5 million (the "Bowater D&O First Tranche") ; (c)                 third, the BI DIP Lenders Charge; (d)                fourth, the Bowater Adequate Protection Charge; (e)                 fifth , the BI Inter-Company Advances Charge; and (f)                  sixth, the Bowater D&O Charge in respect of the balance of amounts, if any, secured thereby (the " Bowater D&O Second Tranche") .

91.               DECLARE that the Abitibi CCAA Charges and the Bowater CCAA Charges (collectively, the "CCAA Charges") shall rank in priority to any and all other hypothecs, mortgagees, liens, trusts, security, priorities, conditional sale agreements, financial leases, charges, encumbrances or security of whatever nature or kind (collectively, "Encumbrances") affecting the Property of the Petitioners, other than:

  (a)                in the case of the BI DIP Lenders Charge, the Bowater Adequate Protection Charge, the BI Inter-Company Advances Charge and the Bowater D&O Second Tranche, valid and perfected Encumbrances in respect of principal and interest, affecting the Property of the Bowater Petitioners and currently held pursuant to the Credit Agreement dated as of May 31, 2006, as amended and restated (the "Canadian Credit Agreement") or supplemented, among BCFPI, as borrower, the lenders named thereto and the Bank of Nova Scotia, as administrative agent (the "BI Bank Syndicate Security"), which BI Bank Syndicate Security shall rank in priority to the BI DIP Lenders Charge, the Bowater Adequate Protection Charge, the BI Inter-Company Advances Charge and the Bowater D&O Second Tranche; and (b)                in the case of the ACI Inter-Company Advances Charge and the Abitibi D&O Second Tranche above:

(i)                  valid and perfected Encumbrances in respect of principal and interest affecting the Property of the Abitibi Petitioners and currently held pursuant to the Credit and Guaranty Agreement dated as of April  1, 2008 among, inter alia, ACI, as borrower, Abitibi-Consolidated Company of Canada ("ACCC") as guarantor, the Lenders party thereto and Goldman Sachs Credit Partners L.P. as administrative agent (the "ACI Bank Security"); and

(ii)                valid and perfected Encumbrances in respect of principal and interest, affecting the Property of the Abitibi Petitioners and currently held pursuant to the US$413 million 13.75% Senior Secured Notes due April 1, 2011 (the "Senior Notes Security");

which ACI Bank Security and Senior Notes Security shall rank in priority to the ACI Inter-Company Advances Charge and the Abitibi D&O Second Tranche.

92.               ORDER that nothing in this Order shall affect any determination of (i) the validity or perfection of the BI Bank Syndicate Security, the ACI Bank Security or the Senior Notes Security, (ii) whether such security is opposable to third parties, or (iii) whether such security is avoidable under applicable Canadian or United States laws.

93.               ORDER that, except as otherwise expressly provided for herein, the Petitioners shall not grant any Encumbrances in or against any Property that rank in priority to, or pari passu with, any of the CCAA Charges unless the Petitioners obtain the prior written consent of the Monitor and in the case of the Bowater Petitioners, the prior consent of the BI DIP Agent, the BI DIP Lenders and the prior approval of the Court.

94.               DECLARES that each of the CCAA Charges shall attach, as of the Effective Time of this Order, to all present and future Property of the Abitibi Petitioners (other than the Property subject to the Securitization Program Agreements) or the Bowater Petitioners, as the case may be, notwithstanding any requirement for the consent of any party to any such charge or to comply with any condition precedent.

95.               DECLARE that the CCAA Charges and the rights and remedies of the beneficiaries of such Charges, as applicable, shall be valid and enforceable and shall not otherwise be limited or impaired in any way by: (i) these proceedings and the declaration of insolvency made herein; (ii) any application for a bankruptcy order filed pursuant to the BIA in respect of the Petitioners or any bankruptcy order made pursuant to any such petition or any assignment in bankruptcy made or deemed to be made in respect of the Petitioners; (iii) proceedings taken by any of the Petitioners under Chapter 11 of Title 11 of The United States Code; or (iv) any negative covenants, prohibitions or other similar provisions with respect to borrowings, incurring debt or the creation of Encumbrances, contained in any agreement, lease, sub-lease, offer to lease or other arrangement which binds the Petitioners (a "Third Party Agreement"), and notwithstanding any provision to the contrary in any Third Party Agreement:

  (a)                the creation of any of the CCAA Charges shall not create or be deemed to constitute a breach, by the Petitioners, of any Third Party Agreement to which they are a party; and (b)                any beneficiary of the CCAA Charges shall not be held liable against any Person whatsoever as a result of any breach of any Third Party Agreement caused by or resulting from the creation of the CCAA Charges.

96.               DECLARE that notwithstanding: (i) these proceedings and any declaration of insolvency made herein, (ii) any petition for a bankruptcy order filed pursuant to the BIA in respect of the Petitioners and any bankruptcy order allowing such petition or any assignment in bankruptcy made or deemed to be made in respect of the Petitioners; (iii) proceedings taken by any of the Petitioners under Chapter 11 of Title11 of The United States Code; or (iv) the provisions of any federal or provincial statute, the payments or disposition of Property made by the Petitioners pursuant to the Order and the granting of the CCAA Charges, do not and will not constitute settlements, fraudulent preferences, fraudulent conveyances or other challengeable or reviewable transactions or conduct meriting an oppression remedy under any applicable law.

97.               DECLARE that the CCAA Charges shall be valid and enforceable as against all Property of the Abitibi Petitioners (other than the Property subject to the Securitization Program Agreements) or of the Bowater Petitioners as the case may be and against all Persons, including, without limitation, any trustee in bankruptcy, receiver, receiver and manager or interim receiver of the Petitioners, for all purposes and without any filing registration, publication, recording or perfecting of the CCAA Charges.

General

98.               DECLARE that this Order and any proceeding or affidavit leading to the Order, shall not, in and of themselves, constitute a default or failure to comply, by the Petitioners, under any statute, regulation, license, permit, contract, permission, covenant, agreement, undertaking or other written document or requirement.

99.               DECLARE that, except as otherwise specified herein, the Petitioners are at liberty to serve any notice, proof of claim form, proxy, circular or other document in connection with these proceedings by forwarding copies by prepaid ordinary mail, courier, personal delivery or electronic transmission to Persons or other appropriate parties at their respective given addresses as last shown on the records of the Petitioners and that any such service shall be deemed to be received on the date of delivery (if by personal delivery or electronic transmission), on the following business day (if delivered by courier), or three business days after mailing (if by ordinary mail).

100.           DECLARE that the Petitioners may serve any Court materials in these proceedings on all represented parties electronically, by emailing a PDF or other electronic copy of such materials to counsels' email addresses, provided that the Petitioners shall deliver "hard copies" of such materials upon request to any party as soon as practicable thereafter.

101.           DECLARE that any party in these proceedings, other than the Petitioners, may serve any Court materials electronically, by emailing a PDF or other electronic copy of all materials to counsels' email addresses, provided that such party shall deliver both PDF or other electronic copies and "hard copies" of all materials to counsel to the Petitioners and the Monitor and to any other party requesting same.

102.           DECLARE that, unless otherwise provided herein or ordered by this Court, no document, order or other material need be served on any Person in respect of these proceedings, unless such Person has served a Notice of Appearance on the solicitors for the Petitioners and the Monitor and has filed such notice with this Court.

103.           DECLARE that the Petitioners or the Monitor may, from time to time, apply to this Court for directions concerning the exercise of their respective powers, duties and rights hereunder or in respect of the proper execution of this Order on notice only to each other.

104.           DECLARE that any interested Person may apply to this Court to vary or rescind this Order or seek other relief upon seven days notice to the Petitioners, the Monitor, the BI DIP Agent, the BI DIP Lenders and to any other party likely to be affected by the order sought or upon such other notice, if any, as this Court may order.

Effect, Recognition and Assistance

105.           DECLARE that this Order and all other orders in these proceedings shall have full force and effect in all provinces and territories in Canada.

106.           REQUEST the aid and recognition of any Court or administrative body in any Province of Canada and any Canadian Federal Court or administrative body and any federal or State Court or administrative body in the United States of America including, without limitation, the U.S. Bankruptcy Court, and other nations and states to give effect to this Order and to assist the Petitioners, the Monitor and their respective agents in carrying out the terms of this Order and any other Order in these proceedings . All Courts or administrative bodies are hereby respectfully requested to make such orders and to provide such assistance to the Petitioners and to the Monitor, as an officer of this Court, as may be necessary or desirable to give effect to this Order, to grant representative status to ACI and/or the Monitor in any foreign proceedings and to assist the Petitioners and the Monitor and their respective agents in carrying out the terms of this Order and any other Order in these proceedings , including, without limitation, recognizing the Petitioners' CCAA proceedings as a foreign main proceeding under applicable law.

107.           DECLARE that each of the Petitioners and the Monitor be at liberty and is hereby authorized and empowered to apply to any court, tribunal, regulatory or administrative body, wherever located, for the recognition of this Order and any other Order granted by this Court including, without limitation, applications under Chapter 15 of the U.S. Bankruptcy Code in respect of ACI and ACCC, and to recognize or give effect to or otherwise further the Restructuring.

108.           DECLARE that for the purposes of seeking the aid and recognition of any court or any judicial, regulatory or administrative body outside of Canada and in particular in the U.S. Bankruptcy Court in respect of proceedings commenced under Chapter 15 of the U.S. Bankruptcy Code and any ancillary relief in respect thereto, ACI shall be appointed as and is hereby authorized and directed to act as the foreign representative of the Petitioners and to seek such aid and recognition.

109.           DECLARE that for the purposes of seeking the aid and recognition of any court or any judicial, regulatory or administrative body outside of Canada, the Petitioners' centre of main interest (COMI) is ACI's principal executive offices situated at 1155 Metcalfe Street, in the city and district of Montréal, Province of Québec.

110.           ORDER the provisional execution of this Order notwithstanding any appeal and without the necessity of furnishing any security.

THE WHOLE WITHOUT COSTS , save and except in case of contestation.

Montréal, April  17 , 2009

______________________________
Stikeman Elliott LLP
Attorneys for the Petitioners

SCHEDULE "A"

ABITIBI PETITIONERS

1.	Abitibi-Consolidated Inc.
2.	Abitibi-Consolidated Company of Canada
3.	3224112 Nova Scotia Limited
4.	Marketing Donohue Inc.
5.	Abitibi-Consolidated Canadian Office Products Holdings Inc.
6.	3834328 Canada Inc.
7.	6169678 Canada Inc.
8.	4042140 Canada Inc.
9.	Donohue Recycling Inc.
10.	1508756 Ontario Inc.
11.	3217925 Nova Scotia Company
12.	La Tuque Forest Products Inc.
13.	Abitibi-Consolidated Nova Scotia Incorporated
14.	Saguenay Forest Products Inc.
15.	Terra Nova Explorations Ltd.
16.	The Jonquière Pulp Company
17.	The International Bridge and Terminal Company
18.	Scramble Mining Ltd.
19.	9150-3383 Québec Inc.

SCHEDULE "B"

BOWATER PETITIONERS

1.	Bowater Canadian Holdings Inc.
2.	Bowater Canada Finance Corporation
3.	Bowater Canadian Limited
4.	3231378 Nova Scotia Company
5.	AbitibiBowater Canada Inc.
6.	Bowater Canada Treasury Corporation
7.	Bowater Canadian Forest Products Inc.
8.	Bowater Shelburne Corporation
9.	Bowater LaHave Corporation
10.	St-Maurice River Drive Company Limited
11.	Bowater Treated Wood Inc.
12.	Canexel Hardboard Inc.
13.	9068-9050 Québec Inc.
14.	Alliance Forest Products (2001) Inc.
15.	Bowater Belledune Sawmill Inc.
16.	Bowater Maritimes Inc.
17.	Bowater Mitis Inc.
18.	Bowater Guérette Inc.
19.	Bowater Couturier Inc.

SCHEDULE "C"

18.6 CCAA Petitioners

1.	AbitibiBowater Inc.
2.	AbitibiBowater US Holding 1 Corp.
3.	Bowater Ventures Inc.
4.	Bowater Incorporated
5.	Bowater Nuway Inc.
6.	Bowater Nuway Mid-States Inc.
7.	Catawba Property Holdings LLC
8.	Bowater Finance Company Inc.
9.	Bowater South American Holdings Incorporated
10.	Bowater America Inc.
11.	Lake Superior Forest Products Inc.
12.	Bowater Newsprint South LLC
13.	Bowater Newsprint South Operations LLC
14.	Bowater Finance II, LLC
15.	Bowater Alabama LLC
16.	Coosa Pines Golf Club Holdings LLC

SCHEDULE "D"

PARTNERSHIPS

1.	Bowater Canada Finance Limited Partnership
2.	Bowater Pulp and Paper Canada Holdings Limited Partnership
3.	Abitibi-Consolidated Finance LP

SCHEDULE "E"

U.S. DEBTORS

17.	AbitibiBowater Inc.
18.	AbitibiBowater US Holding LLC
19.	Donohue Corp.
20.	Abitibi Consolidated Sales Corporation
21.	Abitibi-Consolidated Alabama Corporation
22.	Alabama River Newsprint Company
23.	Abitibi-Consolidated Corporation
24.	Augusta Woodlands, LLC
25.	Tenex Data Inc.
26.	AbitibiBowater US Holding 1 Corp.
27.	Bowater Ventures Inc.
28.	Bowater Incorporated
29.	Bowater Nuway Inc.
30.	Bowater Nuway Mid-States Inc.
31.	Catawba Property Holdings LLC
32.	Bowater Finance Company Inc.
33.	Bowater South American Holdings Incorporated
34.	Bowater America Inc.
35.	Lake Superior Forest Products Inc.
36.	Bowater Newsprint South LLC
37.	Bowater Newsprint South Operations LLC

38.	Bowater Finance II, LLC
39.	Bowater Alabama LLC
40.	Coosa Pines Golf Club Holdings LLC
41.	Bowater Canadian Forest Products Inc.
42.	Bowater Canada Finance Corporation
43.	Bowater Canadian Holdings Incorporated
44.	Bowater Canadian Limited
45.	AbitibiBowater Canada Inc.
46.	Bowater LaHave Corporation
47.	Bowater Maritimes Inc.

AFFIDAVIT

I, the undersigned, William Harvey , having my principal place of business at Suite 800, 1155 René Lévesque Blvd. West, Montréal, Quebec, H3B 3H5 solemnly declare the following:

1.         I am the Senior Vice President and Chief Financial Officer of AbitibiBowater Inc. and Abitibi-Consolidated Inc.;

2.         All the facts alleged in the Petition for an Initial Order pursuant to sections 4, 5 and 11 of the Companies' Creditors Arrangement Act (the "CCAA") and Petition for the Issuance of a Recognition Order pursuant to Section 18.6 of the CCAA are true.

AND I HAVE SIGNED

William Harvey

Solemnly declared before me at Wilmington, Delaware,
on the 17th day of April, 2009

Notary Public

EXHIBIT E

FORM OF

GUARANTY SUPPLEMENT

_________ __, 200_

Fairfax Financial Holdings Ltd., as Administrative Agent
[Address]

Attention:  _________

Re :  Senior Secured Superpriority Debtor-In-Possession Credit Agreement dated as of April 21, 2009 among
AbitibiBowater Inc., a Delaware corporation, Bowater Incorporated, a Delaware corporation, Bowater Canadian Forest Products Inc., a Nova Scotia company, each a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (collectively, the "Borrowers"), the Guarantors party thereto, each a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, Fairfax Financial Holdings Ltd., as Administrative Agent and Collateral Agent,
and the Lenders party thereto

Ladies and Gentlemen:

Reference is made to the above-captioned Senior Secured Superpriority Debtor-in-Possession Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement").  The capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

                        Section 1.  Guaranty; Limitation of Liability (a)  The undersigned hereby irrevocably guarantees the punctual payment when due, whether at scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise, of all of the Obligations of each of the Borrowers now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnification payments, contract causes of action, costs, expenses or otherwise (such Obligations being the " Guaranteed Obligations "), and agrees to pay any and all expenses (including, without limitation, reasonable and actual fees and expenses of counsel) incurred by the Administrative Agent or any of the other Secured Parties solely in enforcing any rights under this Guaranty Supplement or any other Loan Document.  Without limiting the generality of the foregoing, the undersigned's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any of the Borrowers to the Administrative Agent or any of the other Secured Parties under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Credit Party.

                        (b)        The undersigned, and by its acceptance of this Guaranty Supplement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement and the Obligations of the undersigned hereunder and thereunder.  To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the undersigned hereby irrevocably agree, by their acceptance of this Guaranty Supplement, that the Obligations of the undersigned under this Guaranty Supplement at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement not constituting a fraudulent transfer or conveyance.

                        (c)        The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guaranty Supplement or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agents and the Lenders under or in respect of the Loan Documents.

                        Section 2.  Obligations Under the Guaranty Supplement. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty Supplement and the Credit Agreement to the same extent as each of the other Guarantors under the Credit Agreement.  The undersigned further agrees, as of the date first above written, that each reference in the Guaranty Supplement to an "Additional Guarantor" or a "Guarantor" shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a "Subsidiary Guarantor" or a "Credit Party" shall also mean and be a reference to the undersigned.

                        Section 3.  Representations and Warranties . The undersigned hereby makes each representation and warranty set forth in Section 4 of the Credit Agreement, as of the date hereof, to the same extent as each other Guarantor.

                        Section 4.  Delivery by Telecopier . Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

                        Section 5.  Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a)  This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York and, to the extent applicable, the Bankruptcy Code.

(b)               The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  The undersigned hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(c)               The undersigned hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)               The undersigned hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

[Remainder of page intentionally left blank]

                                                                                                                                         Very truly yours,

                                                                                                                                        [NAME OF ADDITIONAL GUARANTOR,

                                                                                                                                        a debtor and debtor-in-possession]

                                                                                                                                       By _____________________________

                                                                                                                                             Name:
                                                                                                                                             Title:

EXHIBIT F

FORM OF NOTE

$__________

Dated:  __________, 200_

                        FOR VALUE RECEIVED, the undersigned, ___________, a ________ [corporation][limited liability company] and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the "Borrower"), HEREBY PROMISES TO PAY __________ or its registered assigns (the "Lender") for the account of its Lending Office (as defined in the Credit Agreement referred to below) the outstanding principal amount of the [Term][Incremental Facility] Advance (as defined below) owing to the Lender by the Borrower pursuant to the Senior Secured Superpriority Debtor-In-Possession Credit Agreement dated as of April 21, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the other Borrowers identified therein and the Guarantors party thereto, each a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, Fairfax Financial Holdings Ltd., as Administrative Agent, Collateral Agent and Initial Lender, Avenue Investments, L.P. as Initial Lender and certain other lenders from time to time party thereto in the amounts specified in the Credit Agreement.

                        The Borrower promises to pay interest on the unpaid principal amount of the [Term Advance][Incremental Facility] from the date of such [Term Advance][Incremental Facility] until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

                        Both principal and interest are payable in lawful money of the United States of America to Fairfax Financial Ltd., as Administrative Agent, at 85 Wellington Street West Suite 800,Toronto, Ontario M5J 2N7, Canada, in same day funds.  The [Term Advance][Incremental Facility] owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this [Term][Incremental Facility] Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this [Term][Incremental Facility] Note.

                        This [Term][Incremental Facility] Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things, (i) provides for the making of a single advance (the "Term Advance") by the Lender to the Borrower in an amount not to exceed the U.S. dollar amount first above mentioned, [the indebtedness of the Borrower resulting from such Term Advance being evidenced by this Term Note], (ii) provides for the making of advances under the Incremental Facility (the "Incremental Facility Advance"), [the indebtedness of the Borrower resulting from such Incremental Facility Advance being evidenced by this Incremental Facility Note], and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.  The obligations of the Borrower under this [Term][Incremental Facility] Note and the other Loan Documents, and the obligations of the other Credit Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

                        This [Term][Incremental Facility] Note shall be governed by, and construed in accordance with, the laws of the State of New York and, to the extent applicable, the Bankruptcy Code.

[ABITIBIBOWATER INC.]

[BOWATER INCORPORATED]

[BOWATER CANADIAN FOREST PRODUCTS INC.] ,

a debtor and debtor-in-possession

                                                                                                                  By   ______________________________
                                                                                                                          Name:
                                                                                                                          Title:

PAYMENTS OF PRINCIPAL

Date	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By